As filed with the Securities and Exchange Commission on April 26, 2018

Registration No. 333-224172

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Spirit of Texas Bancshares, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Texas	6022	90-0499552
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification No.)	(I.R.S. Employer Identification No.)

1836 Spirit of Texas Way

Conroe, Texas 77301

(936) 521-1836

(Address, Including Zip Code, of Registrant’s Principal Executive Offices)

Dean O. Bass

Chairman and Chief Executive Officer

Spirit of Texas Bancshares, Inc.

1836 Spirit of Texas Way

Conroe, Texas 77301

(936) 521-1836

(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

Alex Frutos Michael F. Meskill James L. Pledger Jackson Walker L.L.P 100 Congress, Suite 1100 Austin, Texas 78701 (512) 236-2000 (512) 236-2002 (facsimile)	William S. Anderson Jason M. Jean Joshua T. McNulty Bracewell LLP 711 Louisiana, Suite 2300 Houston, Texas 77002 (713) 223-2300 (713) 437-5370 (facsimile)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 under the Exchange Act. (check one)

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, no par value	2,190,750	$22.00	$48,196,500	$6,001(3)

(1)	Includes 285,750 shares of common stock that the underwriters have the option to purchase from the registrant in this offering.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.
(3)	Of this amount, $5,727 has been previously paid by the registrant.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 26, 2018

PRELIMINARY PROSPECTUS

1,905,000 Shares

Spirit of Texas Bancshares, Inc.

COMMON STOCK

This is the initial public offering of shares of common stock of Spirit of Texas Bancshares, Inc., the holding company for Spirit of Texas Bank SSB, a Texas state savings bank headquartered in Conroe, Texas. We are offering 1,905,000 shares of our common stock.

Prior to this offering, there has been no established public market for our common stock. We currently estimate the public offering price per share of our common stock will be between $20.00 and $22.00. We have applied to list our common stock on the NASDAQ Global Market under the symbol “STXB.”

Investing in our common stock involves risks. See “Risk Factors” beginning on page 16 of this prospectus to read about factors you should consider before investing in our common stock.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, and are subject to reduced public company disclosure standards.

	Per share	Total
Initial public offering price	$	$
Underwriting discounts and commissions(1)
Proceeds, before expenses, to us

(1)	See “Underwriting” for additional information regarding the underwriting discounts and commissions and certain expenses payable to the underwriters by us.

We have granted the underwriters the option to purchase up to an additional 285,750 shares of our common stock from us within 30 days of the date of this prospectus on the same terms and conditions set forth above, to cover over allotments, if any. See “Underwriting.”

The shares of our common stock that you purchase in this offering will not be savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency and are subject to investment risks, including the possible loss of the entire amount you invest.

None of the Securities and Exchange Commission, any state securities commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, the Texas Department of Savings and Mortgage Lending or any other regulatory authority has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares to purchasers on or about                 , 2018, subject to customary closing conditions.

Stephens Inc.	Keefe, Bruyette & Woods

A Stifel Company

Piper Jaffray	Sandler O’Neill + Partners, L.P.

The date of this prospectus is                 , 2018

SPIRIT OF TEXAS
BANK
Dallas / Fort Worth
College Station
Austin
Houston
San Antonio

Houston - The Woodlands MSA

Conroe
The Woodlands
Houston

Dallas - Fort Worth MSA

Fort Worth
Dallas

About this Prospectus

You should rely only on the information contained in this prospectus and any free writing prospectus we may authorize to be delivered to you. We and the underwriters have not authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. We are not making an offer of these securities in any state, country or other jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any free writing prospectus is accurate as of any date other than the date of the applicable document regardless of its time of delivery or the time of any sales of our common stock. Our business, financial condition, results of operations and cash flows may have changed since the date of the applicable document. Information contained on or accessible through our website is not a part of this prospectus.

i

Unless we state otherwise or the context otherwise requires, references in this prospectus to “we,” “our,” “us” and “our company” refer to Spirit of Texas Bancshares, Inc., a Texas corporation, and our wholly-owned banking subsidiary, Spirit of Texas Bank SSB, a Texas state savings bank. References in this prospectus to “Bank” refer to Spirit of Texas Bank SSB.

Note Regarding Reverse Stock Split and Preferred Stock Conversion and Restatement

On February 23, 2017, we issued 170,236 shares of common stock to our holders of Series A preferred stock in connection with the conversion of 170,236 shares of our issued and outstanding Series A preferred stock into common stock. Our Series A preferred stock was economically equivalent to our common stock. On March 16, 2017, we effected a one-for-two reverse stock split. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Charter Amendments.” This prospectus reflects the impact of the foregoing preferred stock conversion and reverse stock split at the dates and for the periods presented unless otherwise noted.

As further discussed in Note 20, Correction of Errors and Restatement, in the notes to our consolidated financial statements included elsewhere in this prospectus, we identified prior period accounting errors which resulted in a restatement of certain prior period amounts within our consolidated financial statements as of and for the year ended December 31, 2017. All financial information as of and for the years ended December 31, 2016 and 2015 presented in this prospectus has been restated to reflect these changes.

Market Data

This prospectus includes industry and trade association data, forecasts and information that we have prepared based, in part, upon data, forecasts and information obtained from independent trade associations, industry publications and surveys, government agencies and other information available to us, which information may be specific to particular markets or geographic locations. Some data is also based on our good faith estimates, which are derived from management’s knowledge of the industry and independent sources. Industry publications and surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable. Although we believe these sources are reliable, we have not independently verified the information. Statements as to our market position are based on market data currently available to us. While we are not aware of any misstatements regarding our industry data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus. Similarly, we believe our internal research is reliable, even though such research has not been verified by any independent sources.

Implications of Being an Emerging Growth Company

As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. We will continue to be an emerging growth company until the earliest to occur of: (1) the last day of the fiscal year following the fifth anniversary of this offering; (2) the last day of the fiscal year in which we have more than $1.07 billion in annual revenues; (3) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended, or the Exchange Act; or (4) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities. Until we cease to be an emerging growth company, we may take advantage of specified reduced reporting and other regulatory requirements generally unavailable to other public companies. Those provisions allow us to present only two years of audited financial statements, discuss only our results of operations for two years in related Management’s Discussions and Analyses and provide less than five years of selected financial data in an initial public offering registration statement; not to provide an auditor attestation of our internal control over financial reporting; to choose not to comply with any new requirements adopted by the Public Company Accounting Oversight Board, or the PCAOB, requiring mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and our audited financial statements; to provide reduced disclosure regarding our executive compensation arrangements pursuant to the rules applicable to smaller reporting companies, which means we do not have to include a compensation discussion and analysis and certain other disclosure regarding our executive compensation; and not to seek a non-binding advisory vote on executive compensation or golden parachute arrangements. We may choose to take advantage of some or all of these reduced reporting and other regulatory requirements. We have elected in this prospectus to take advantage of scaled disclosure related to the presentation of financial information and the reduced disclosure requirements relating to executive compensation arrangements.

The JOBS Act also permits an “emerging growth company” to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Information set forth in this prospectus may contain various “forward-looking statements.” These forward-looking statements describe our future plans, results, strategies and expectations and are subject to business, economic, and other risks and uncertainties, both known and unknown, that could cause our actual operating results and financial position to differ materially from the forward-looking statements. Such forward-looking statements can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “could,” “would,” “goal,” “plan,” “potential,” “expect,” “anticipate,” “estimate,” “project,” “target,” “aim,” “believe,” or “continue,” or the negative thereof or other variations thereof or comparable terminology.

We have made the forward-looking statements in this prospectus based on assumptions and estimates that we believe to be reasonable in light of the information available to us at this time. However, these forward-looking statements are subject to significant risks and uncertainties, and could be affected by many factors. These factors include, but are not limited to, the following:

•	risks related to the concentration of our business in Texas, and in the Houston and Dallas/Fort Worth metropolitan areas in particular, including risks associated with any downturn in the real estate sector and risks associated with a decline in the values of single family homes in our Texas markets;

•	general market conditions and economic trends nationally, regionally and particularly in our Texas markets, including a decrease in or the volatility of oil and gas prices;

•	risks related to our concentration in our primary markets, which are susceptible to severe weather events that could negatively impact the economies of our markets, our operations or our customers, any of which could have a material adverse effect on our business, financial condition and results of operations;

•	our ability to implement our growth strategy, including identifying and consummating suitable acquisitions;

•	risks related to the integration of any acquired businesses, including exposure to potential asset quality and credit quality risks and unknown or contingent liabilities, the time and costs associated with integrating systems, technology platforms, procedures and personnel, the need for additional capital to finance such transactions, and possible failures in realizing the anticipated benefits from acquisitions;

•	changes in Small Business Administration, or SBA, loan products, including specifically the Section 7(a) program and Section 504 loans, or changes in SBA standard operating procedures;

•	risks associated with our loans to and deposit accounts from foreign nationals;

•	our ability to develop, recruit and retain successful bankers that meet our expectations in terms of customer relationships and profitability;

•	our dependence on our management team, including our ability to retain executive officers and key employees and their customer and community relationships;

•	risks associated with the relatively unseasoned nature of a significant portion of our loan portfolio;

•	risks related to our strategic focus on lending to small to medium-sized businesses;

•	the accuracy and sufficiency of the assumptions and estimates we make in establishing reserves for potential loan losses and other estimates;

•	the risk of deteriorating asset quality and higher loan charge-offs;

•	the time and effort necessary to resolve nonperforming assets;

•	risks associated with our commercial loan portfolio, including the risk for deterioration in value of the general business assets that generally secure such loans;

•	risks associated with our nonfarm nonresidential and construction loan portfolios, including the risks inherent in the valuation of the collateral securing such loans;

•	potential changes in the prices, values and sales volumes of commercial and residential real estate securing our real estate loans;

•	risks related to the significant amount of credit that we have extended to a limited number of borrowers and in a limited geographic area;

•	our ability to maintain adequate liquidity and to raise necessary capital to fund our acquisition strategy and operations or to meet increased minimum regulatory capital levels;

•	material decreases in the amount of deposits we hold, or a failure to grow our deposit base as necessary to help fund our growth and operations;

•	changes in market interest rates that affect the pricing of our loans and deposits and our net interest income;

•	potential fluctuations in the market value and liquidity of our investment securities;

•	the effects of competition from a wide variety of local, regional, national and other providers of financial, investment and insurance services;

•	our ability to maintain an effective system of disclosure controls and procedures and internal controls over financial reporting;

•	risks associated with fraudulent, negligent, or other acts by our customers, employees or vendors;

•	our ability to keep pace with technological change or difficulties when implementing new technologies;

•	risks associated with system failures or failures to protect against cybersecurity threats, such as breaches of our network security;

•	risks associated with data processing system failures and errors;

•	potential impairment on the goodwill we have recorded or may record in connection with business acquisitions;

•	the initiation and outcome of litigation and other legal proceedings against us or to which we become subject;

•	our ability to comply with various governmental and regulatory requirements applicable to financial institutions, including regulatory requirements to maintain minimum capital levels;

•	the impact of recent and future legislative and regulatory changes, including changes in banking, securities and tax laws and regulations and their application by our regulators, such as further implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act;

•	governmental monetary and fiscal policies, including the policies of the Board of Governors of the Federal Reserve System, or the Federal Reserve, as well as legislative and regulatory changes, including as a result of initiatives of the administration of President Donald J. Trump;

•	our ability to comply with supervisory actions by federal and state banking agencies;

•	changes in the scope and cost of Federal Deposit Insurance Corporation, or the FDIC, insurance and other coverage; and

•	systemic risks associated with the soundness of other financial institutions.

v

Other factors not identified above, including those described under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” may also cause our results to differ materially from the anticipated or estimated results described in our forward-looking statements. Most of these factors are difficult to anticipate and are generally beyond our control. You should consider these factors in connection with considering any forward-looking statements that may be made by us. You should not rely on any forward-looking statements, which represent our beliefs, assumptions and estimates only as of the dates on which they were made, as predictions of future events. We undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless we are required to do so by law. We qualify all of our forward-looking statements by these cautionary statements.

SUMMARY

This summary provides an overview of selected information contained elsewhere in this prospectus and does not contain all the information that may be important to you. Before making an investment decision to purchase shares of our common stock, you should carefully read this prospectus and the registration statement of which this prospectus is a part in their entirety, including the information discussed under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” along with our consolidated financial statements and notes thereto that are included herein. Unless we state otherwise or the context otherwise requires, references in this prospectus to “we,” “our,” “us” and “our company” refer to Spirit of Texas Bancshares, Inc., a Texas corporation, and our wholly-owned banking subsidiary, Spirit of Texas Bank SSB, a Texas state savings bank. References in this prospectus to “Bank” refer to Spirit of Texas Bank SSB. References in this prospectus to “Houston metropolitan area,” “Dallas/Fort Worth metropolitan area” and “Bryan/College Station metropolitan area” refer to the Houston-The Woodlands-Sugar Land Metropolitan Statistical Area, the Dallas-Fort Worth- Arlington Metropolitan Statistical Area and the College Station-Bryan Metropolitan Statistical Area, respectively.

Our Company

We are a Texas corporation and a registered bank holding company located in the Houston metropolitan area with headquarters in Conroe, Texas. We offer a broad range of commercial and retail banking services through our wholly-owned bank subsidiary, Spirit of Texas Bank SSB. We operate through 15 full-service branches located primarily in the Houston and Dallas/Fort Worth metropolitan areas. As of December 31, 2017, we had total assets of $1.03 billion, loans held for investment of $869.1 million, total deposits of $835.4 million and total stockholders’ equity of $99.1 million.

We are a business-focused bank that delivers relationship-driven financial services to small and medium-sized businesses and individuals in our market areas. Our philosophy is to target commercial customers whose businesses generate between $3 – $30 million of annual revenue. Our product offerings consist of a wide range of commercial products, including term loans and operating lines of credit to commercial and industrial companies; commercial real estate loans; construction and development loans; SBA loans; commercial deposit accounts; and treasury management services. In addition, our retail offerings include consumer loans, 1-4 single family residential real estate loans and retail deposit products.

We pride ourselves on our strong credit culture and responsiveness to our customers’ banking needs. We are guided by an experienced and proven executive management team, led by founder Dean O. Bass, our Chairman and Chief Executive Officer, and David M. McGuire, our President and the Bank’s President and Chief Lending Officer. Since our inception in 2008, we have implemented a growth strategy that includes organic loan and deposit generation through the establishment of de novo branches, as well as strategic acquisitions that have either strengthened our presence in existing markets or expanded our operations into new markets with attractive business prospects.

We operate in one reportable segment of business, Community Banking, which includes Spirit of Texas Bank SSB, our sole banking subsidiary.

Our History and Growth

Dean O. Bass founded our company after successfully establishing, operating and selling, Royal Oaks Bank, a high growth de novo institution in the Central Houston area. We began operations in November 2008 with the acquisition of First Bank of Snook, a community bank with two branches, one in the Bryan/College Station metropolitan area and one in Snook, Texas. Immediately following this initial acquisition, we opened a business banking office with an established commercial lending team and SBA team with whom our management group worked at Royal Oaks Bank. We quickly expanded into the Central Houston and North Houston markets through de novo branching and branch acquisitions. Early in our development, we identified the Dallas/Fort Worth metropolitan area as a strategic opportunity for expansion and an area with strong growth potential based on attractive demographics and market characteristics. In 2012, we expanded into Dallas with a team of bankers with whom our management team had previously worked, by establishing two loan production offices, or LPOs. We further expanded our presence in the Dallas/Fort Worth metropolitan area in 2013 through a whole-bank acquisition and subsequently converted the LPOs into two full-service de novo branches. At the end of 2013, we acquired a bank in The Woodlands, which is located in North Houston, in a FDIC-assisted transaction. Most recently, in 2016, we acquired an additional branch in a strategic location in The Woodlands.

Today, we have 15 full-service branches located in three Texas markets—the Houston, Dallas/Fort Worth and Bryan/College Station metropolitan areas. We believe our exposure to these dynamic and complementary markets provides us with economic diversification and the opportunity for expansion across Texas. We have experienced significant growth since our formation while maintaining strong credit metrics, as demonstrated by:

•	Our balance sheet growth, with a compound annual growth rate, or CAGR, of 10.5% in assets, 12.3% in loans held for investment and 12.4% in deposits from December 31, 2015 to December 31, 2017;

•	Our noninterest bearing deposit growth, with a CAGR of 24.1% from December 31, 2015 to December 31, 2017; and

•	Our earnings growth, with a CAGR of 9.8% in net income and 10.1% in diluted earnings per common share for the twelve months ended December 31, 2015 to the twelve months ended December 31, 2017. The decrease in net income and diluted earnings per common share for the twelve months ended December 31, 2016 compared to the twelve months ended December 31, 2015 was partially as a result of expenditures for additional personnel and infrastructure as part of and to support our growth efforts.

We have supplemented our strong organic growth through strategic bank acquisitions. Since our formation, we have completed three whole-bank acquisitions, three branch acquisitions consisting of six branches, and one FDIC-assisted acquisition. These transactions result in us being the most active acquirer among private Texas-based banks and third most active acquirer among Texas-based banks (in each case, based on number of transactions) since 2008, according to data obtained through S&P Global. These acquisitions demonstrate our ability to identify acquisition targets, negotiate and execute definitive agreements, and integrate different systems and cultures into our own. In addition, we have proven our ability to leverage the new capabilities obtained through these acquisitions as evidenced by strong organic growth in acquired markets and continuously enhanced product offerings for our customers. We evaluate acquisitions based on a defined set of criteria, including earnings per share accretion, reasonable tangible book value per share earn back periods and enhanced shareholder value.

The following table summarizes the acquisitions that we have completed since our inception and excludes cash received and paid and other acquired liabilities:

Target Company / Seller	Acquisition Type	Market Area	Completion Date	Acquired Assets	Acquired Deposits
				(Dollars in Millions)
Snook Bancshares	Whole-Bank	College Station	11/17/2008	$38.6	$35.9
Third Coast Bank, SSB	2 Branches	Houston	10/23/2009	9.2	18.6
Texas Community Bank, N.A.	3 Branches	Houston	10/29/2011	42.9	58.9
Oasis Bank, SSB	Whole-Bank	Houston	11/30/2012	79.3	69.0
Peoples Bank	Whole-Bank	Dallas/Fort Worth	7/13/2013	70.8	60.8
Texas Community Bank, N.A.	FDIC-Assisted	Houston	12/13/2013	134.1	118.7
PlainsCapital Bank	1 Branch	Houston	6/24/2016	4.4	36.7

Our Banking Strategy

We are a business-focused bank that delivers relationship-driven financial services to small and medium-sized businesses as well as individuals in our market areas. The following further articulates our banking strategy:

•

Diverse Lending Platform. Our strategy is to provide a broad array of financial services, which results in a diverse loan portfolio that consists primarily of: commercial and industrial loans; 1-4 single family residential real estate loans; construction, land and development loans; and commercial real estate loans. We focus on delivering superior customer service, responsive decision-making and personal customer relationships. We believe our target customer base is underserved by larger financial institutions, and our ability to execute our relationship banking model and respond quickly to customers gives us an advantage over our competition. Our approach is to equip commercial lenders with the tools and support necessary to serve their clients, including advanced training, treasury management support, quick access to lending management and timely credit decisions. Our lenders are evaluated on their ability not only to originate loans but also to gather deposits and maintain a portfolio with sound credit quality.

•	Small Business Administration (SBA) Lending. During the SBA’s fiscal year ended September 30, 2017, the Bank was the leading SBA lender among community banks in Texas, based on the number of loans closed. We primarily lend through the SBA 7(a) program and we have a dedicated team focused on origination, documentation and closing of SBA loans. SBA lending has been a core competency since our inception, and our SBA leadership team has an average of 15 years of experience dedicated to the program. Our strategy is to sell the government-guaranteed portion of the loan (generally 75% to 85% of the principal balance), on which we generate an up-front premium. In addition to selling the guaranteed portion of the loan, we retain the servicing rights to the loans that we sell, and we collect the associated servicing fees, which are typically 1% of the principal balance of the loan. For the years ended December 31, 2015 through 2017, we originated 243, 202 and 270 SBA loans totaling $53.9 million, $46.7 million and $71.2 million, respectively. During these periods, we generated gains on sales of SBA loans of $4.4 million, $4.4 million and $5.7 million, respectively. As of December 31, 2017, we had SBA loans on our balance sheet of $67.1 million, and we serviced $275.2 million of SBA loans. We maintain strict underwriting guidelines in our SBA program, which has contributed to our success. More than 75% of our SBA customers are national franchisees, which we believe leads to fewer losses because we are able to mitigate risk by analyzing loss histories of similar businesses and the national franchise provides greater support to our borrowers. Additionally, our SBA loans are subject to the same credit review process as our conventional lending customers. We believe these factors have contributed to our SBA portfolio performing better than the national SBA three year average loss rate.

We are a Preferred Lenders Program participant with the SBA, which allows us to accelerate the SBA documentation process. To date, we have not been notified of any denial or repair of the SBA guaranty on any loan submitted for liquidation. An annual review by an independent third party validates the performance of the portfolio and the integrity of the documentation. This lending channel provides us with a competitive advantage and opportunity to earn a borrower’s banking relationship early in the business’s life cycle. Once we have originated an SBA loan, we believe we are optimally positioned to continue to service the customer as the customer’s business matures.

•	Deposit Gathering Focus. We are focused on generating core deposits from our business customers. We improved our treasury management services by hiring additional personnel and offering more products to enable us to more effectively attract and service the operating accounts of larger, more sophisticated businesses. These efforts have produced desirable results, as evidenced by our growth in non-interest bearing deposits from $114.8 million at December 31, 2015 to $176.7 million at December 31, 2017, a 53.9% increase. We believe that over time we will continue to successfully grow our core deposit base through commercial customers as well as our strategically located retail branches. In addition to our organic deposit efforts, we will continue to place an emphasis on the acquisition of banks with high-quality funding profiles to enhance our core deposit base.

•	Scalable Infrastructure. Throughout our history, we have been strategic in the hiring of key personnel and implementation of systems and processes that we believe are advanced for a bank of our size, which we expect will allow us to scale our business model without significant additional noninterest expense going forward. This includes a sophisticated loan review process, dedicated senior credit and compliance officers, and robust internal and external loan review programs. As we are able to leverage our current expense base as a larger company, we expect to experience enhanced shareholder returns through operational efficiencies.

Our Growth Strategy

We believe we have managed our growth successfully since inception, and plan to continue our strategy of organic and acquisitive growth, as outlined below:

•	Organic Growth. Our organic growth strategy involves building upon the relationships of our 41 commercial lenders and SBA lenders as of December 31, 2017, who we believe have additional capacity to grow the loan portfolio. We have designed our incentive plans to emphasize strong credit quality, loan growth and deposit growth. From December 31, 2015 to December 31, 2017, we have grown loans held for investment and deposits by $180.3 million and $174.0 million, or 26.2% and 26.3%, respectively. With the exception of the acquisition of one branch in June 2016 with $36.7 million in deposits and no loans, we achieved our loan and deposit growth since January 2014 organically. We intend to further penetrate our current market areas by leveraging our lending relationships and continuing to hire additional junior and senior lenders. Our senior lenders typically have 15 – 30 years of experience and are supported by our junior lenders. We hire junior lenders, initially in a credit analyst support capacity, so that we may conduct training in-house and in accordance with our lending methodologies. We incentivize our senior lenders to incorporate our junior lenders into their book of business by compensating our senior lenders, in part, based on region-wide performance, as opposed to compensation based entirely on the senior lender’s individual portfolio. This program is an integral part of our lending and credit culture.

During 2018, to expand our lending capacities, we hired six senior lenders in the Houston and Dallas/Fort Worth metropolitan areas. Collectively, they have 132 years of banking experience in their respective markets. Additionally, we hired a deposit sourcing specialist in the Bryan/College Station market. We expect these professionals will generate and maintain meaningful portfolios, while also continuing our focus on increasing core deposits to fund loan growth. We intend to continue to seek out talented bankers that are a good cultural fit and have long standing business relationships in our markets. In addition to leveraging our current platform and hiring key personnel to drive organic growth, we also look for opportunities to open de novo branches in existing and new markets. Before entering a new market, we have historically identified a lending team that is experienced and seasoned in that market and opened an LPO, with the ultimate goal of establishing a full-service branch.

•	Growth Through Acquisitions. Throughout our history, we have supplemented our organic growth through both whole-bank and branch acquisitions, as well as an FDIC-assisted acquisition, and we intend to continue our strategy of opportunistically acquiring Texas-based community banks and branches within and outside our current footprint. We believe having a publicly traded stock and enhanced access to the capital markets will improve our ability to compete for quality acquisitions. We seek acquisitions that provide meaningful financial and strategic benefits, long-term organic growth opportunities and expense reductions, without compromising our risk profile. When evaluating acquisition targets, we focus our efforts on banks with successful operating histories, stable core deposits, sound asset quality, and strong banking talent. We seek banking markets with attractive demographics, favorable competitive dynamics and potential consolidation opportunities. We are currently focused on acquisitions in and surrounding the four major Texas metropolitan areas of Houston, Dallas/Fort Worth, San Antonio and Austin. In an effort to source future potential acquisitions, our management team maintains an active calling effort with banks that fit our acquisition criteria. With approximately 370 banks headquartered in Texas with total assets less than $1 billion, we believe we will have opportunities for acquisitions both within and outside our current footprint.

Our Competitive Strengths

We believe the following competitive strengths support our banking and growth strategies:

•	Management Depth and Experience. Our executive management team has more than 39 years of banking experience on average with proven track records, experience and deep customer relationships in our markets. Our Chairman and Chief Executive Officer, Dean O. Bass, and our President and the Bank’s President and Chief Lending Officer, David M. McGuire, worked together previously to successfully build a de novo banking franchise, Royal Oaks Bank, through organic growth and strategic acquisitions. Royal Oaks Bank was sold for over three times tangible book value in 2007, just six years after its formation. Eight of our senior officers are former presidents of Texas banks, offering decades of market knowledge and relationships. Our management team has significant depth of leadership in areas such as lending, credit administration, finance, operations, compliance, internal audit and information technology. Key executives of our company include:

•	Dean O. Bass—Chairman, Founder and Chief Executive Officer of our Company and of the Bank. Our senior management team is led by Dean O. Bass, a 44-year banking veteran. In 2001, he founded Royal Oaks Bank and served as the President and Chief Executive Officer. Following the 2007 sale of Royal Oaks Bank, Mr. Bass led the formation of the Bank in 2008. Prior to co-founding Royal Oaks Bank, Mr. Bass served as a Senior Vice President at Horizon Capital Bank and was a National Bank Examiner for the Office of the Comptroller of the Currency. Mr. Bass has been involved in the formation of several de novo banking offices and branches.

•	David M. McGuire—President and Director of our Company and President and Chief Lending Officer of the Bank. Mr. McGuire has 37 years of banking experience and was previously the Co-Founder, President and Chief Lending Officer of Royal Oaks Bank. Prior to Royal Oaks Bank, Mr. McGuire served as the Office Chief Executive Officer-Fort Bend for Sterling Bank.

•	Jerry D. Golemon—Executive Vice President and Chief Operating Officer of our Company and the Bank. Mr. Golemon is a 37-year banker and a Certified Public Accountant. Mr. Golemon’s prior experience includes serving as the Chief Financial Officer and a founding director at Texas National Bank, which was sold in 2006 to First Community Bank. Additionally, Mr. Golemon has previously worked for a Houston-based certified public accounting firm focused on bank audits as well as served in a chief financial officer or similar capacity for other banks.

•	Jeffrey A. Powell—Executive Vice President and Chief Financial Officer of our Company and the Bank. Mr. Powell has worked in the banking industry for 38 years and has served as chief financial officer or chief accounting officer for multiple commercial banks and their respective holding corporations, both public and private, since 2005, including Hamilton State Bancshares, Inc., IBERIABANK Corporation and Citizen Republic Bancorp, Inc.

For additional information regarding our executive management and board of directors, see “Management—Executive Officers and Directors.”

•	Acquisition Experience. We believe we have a talent for identifying, acquiring and integrating acquisition targets which are accretive to our earnings per share, as evidenced by the successful execution and integration of three whole-bank acquisitions, three branch acquisitions and one FDIC-assisted acquisition. These transactions result in our being the most active acquirer among private Texas-based banks and third most active acquirer among Texas-based banks (in each case, based on number of transactions) since 2008, according to data obtained through S&P Global. We believe that we have a disciplined approach to acquisitions and continue to seek companies and branches that will be additive to our franchise and accretive to our earnings per share.

•

Strong Credit Culture. Credit culture has always been a core tenet of the Bank and, as a result, our loss history has been minimal. No lender has sole authority for any loan originated, regardless of credit size or relationship depth. Our credit review process is led by our Chief Credit Officer and two Deputy Chief Credit Officers, each having over 30 years of experience in credit analysis. Every credit in the Bank must be reviewed and approved by one of these officers. Additionally, every borrowing relationship that exceeds $1.5 million must be approved by the Directors Loan Committee. We strive to balance our focus on credit quality with our customer’s interest in having a rapid credit response. We have developed compensation packages for our lenders which include incentives based on the credit quality of their portfolios. We have averaged 0.09% net charge-offs as a percent of average loans in the years 2015 through 2017 and, as of December 31, 2017, our non-performing assets to assets ratio was 0.35%.

•	Limited Oil and Gas Exposure. We are not an active lender to oil and gas exploration and production companies. We have no direct oil and gas exploration or production loan exposure with respect to our outstanding loans as of December 31, 2017. However, we have a small amount of direct and indirect lending exposure to the oil and gas industry, which we monitor closely. We define direct exposure as companies that derive more than 50% of their respective gross revenue from providing services or products to the oil and gas industry. Based on this criteria, as of December 31, 2017, we had 25 direct oil and gas loans totaling $15.4 million, or 1.8% of outstanding loans. We define indirect exposure as individuals whose primary source of earnings are from the oil and gas industry, or companies that derive less than 50% of their revenues from providing services or products to the oil and gas industry. Based on this criteria, as of December 31, 2017, we had 68 indirect oil and gas loans totaling $22.2 million, or 2.6% of outstanding loans.

Our Markets

Our primary markets are the Houston, Dallas/Fort Worth and Bryan/College Station metropolitan areas. We expect to continue to grow within our current markets, as well as expand into new markets. We believe the markets that we serve are a key factor in our growth and success, and offer stability and steady growth as well as economic diversification.

We believe that our three markets are economically insulated from one another, and economic hardships in one market may have little or no impact on the other markets. For example, during the period from 2015 through the end of 2016, the Houston metropolitan area experienced a slowdown in economic activity, in part, due to a prolonged period of lower crude oil and natural gas prices. While we did not experience heightened losses on our loan portfolio in the Houston metropolitan area, we observed a slowdown in lending opportunities in that market. Conversely, in the Dallas/Fort Worth metropolitan area and the Bryan/College Station metropolitan area, we exceeded our loan growth expectations over the same time period, leading to overall robust loan growth. We expect that the diversification of our markets will continue to benefit us in the future.

We have demonstrated our ability to operate successfully in the event of a natural disaster. In August 2017, Hurricane Harvey produced between 36 and 48 inches of rainfall, causing widespread damage to the Houston metropolitan area and surrounding markets. While the flooding was devastating to much of the areas we serve, there was minimal immediate impact to our business, and none of our branches flooded. Our Houston area branches were fully operational on August 30, just three days after the storm made landfall. Our Houston area branches were closed for two work days, with the exception of one Houston branch which was closed for three days, while our operations center in College Station remained open for business throughout the disaster. Our lenders promptly reached out to customers to determine any damages or disruptions to their households or businesses. We offered payment extensions to customers impacted by the disaster and followed up with them to determine their progress. Although the Houston metropolitan area continues to recover from Hurricane Harvey, as of the date of this prospectus, we have identified no significant losses or deterioration in our loan portfolio. We are unable to predict with certainty the long-term impact that Hurricane Harvey may have on the markets in which we operate. We will continue to monitor the residual effects of Hurricane Harvey on our business and customers.

According to S&P Global, Texas is the second most populous state in the country with a population of 28.5 million as of January 2018. Over 50% of the Texas population lives in the three markets in which we operate. Additionally, the five-year population growth from 2018 to 2023 is projected to be 7.1% compared to 3.5% for the nation as a whole over the same period.

				Market Demographics
				January 2018 Population(3)	2018 – 2023 Projected
	Spirit of Texas Bancshares, Inc.(1)				Population Growth(3)	Household Income Growth(3)
Market	Branches	Loans(2)	Deposits(2)
		(Dollars in thousands)
Houston MSA	10	$369,013	$505,226	6,980,780	8.3%	7.7%
Dallas/Fort Worth MSA	4	171,342	124,149	7,418,556	7.7%	9.8%
Bryan/College Station MSA	1	119,120	112,799	263,260	7.8%	13.6%
Texas	15			28,531,603	7.1%	9.5%
United States				326,533,070	3.5%	8.9%

(1)	Amounts as of December 31, 2017
(2)	Excludes SBA loans, loans to foreign nationals, and mortgage loans (as well as associated deposits)
(3)	According to S&P Global

•	Houston. According to the U.S. Bureau of Economic Analysis, the Houston metropolitan area had the sixth largest gross domestic product in the U.S. in 2016. The Houston metropolitan area is the corporate headquarters for 20 Fortune 500 companies, ranking fourth among metro areas according to the Greater Houston Partnership. Notable corporate headquarters include ConocoPhillips, Sysco, Waste Management and Phillips 66. Over the past several years, the Houston metropolitan area has grown to be a diverse economy. While Houston is known as the “Energy Capital of the World,” Houston also boasts the largest medical complex in the world, has the second busiest port in the United States in 2017, and is a leader in international business. Houston’s economic success is projected to continue, with employment growth of 1.74% annually through the year 2040, according to the Perryman Group.

The northern portion of our Houston franchise includes our branches in The Woodlands, Conroe, Magnolia and Tomball. According to S&P Global, these four cities have experienced a combined population growth of over 65% over the past six years. Additionally, Conroe, Texas was named the fastest growing city in the country in 2016, according to the U.S. Census Bureau. This robust population expansion over the last several years is largely a result of the companies headquartered in the area, such as Anadarko Petroleum, Aon Hewitt, Waste Connections, Inc. and Baker Hughes, among others, according to The Houston Chronicle. Additionally, The Woodlands area is expected to continue to see increased economic activity due to the opening of ExxonMobil’s new corporate campus in 2015, which is designed to accommodate over 9,000 employees.

•

Dallas/Fort Worth. We have four branches located in the Dallas/Fort Worth metropolitan area, including in Central Dallas, Grapevine, Colleyville, and Fort Worth. Home to a major international airport and many large corporations, the diverse and sprawling Dallas/Fort Worth metropolitan area is the largest metropolitan statistical area in Texas and fourth largest in the nation as of 2018, according to S&P Global. Out of the top twenty metropolitan statistical areas in the nation in 2017, the Dallas/Fort Worth metropolitan area saw the second highest population growth from 2010 – 2018 and third highest employment growth from 2015 – 2018, according to S&P Global. According to the Dallas Regional Chamber of Commerce, the area also serves as the corporate headquarters for 22 Fortune 500 companies including Southwest Airlines, AT&T, Exxon Mobil and Kimberly-Clark, ranking the Dallas/Fort Worth metropolitan area third in the nation for Fortune 500 corporate headquarters. According to Forbes, the Dallas/Fort Worth metropolitan area was named the best city for jobs in 2017. Additionally, Toyota relocated its North American headquarters to the area, adding 4,000 jobs, according to a statement by Toyota’s North America CEO, while a State Farm expansion is expected to contribute approximately 10,000 jobs to the Dallas/Fort Worth area, according to the Dallas Business Journal. According to the U.S. Bureau of Economic Analysis, the Dallas/Fort Worth metropolitan area is responsible for producing nearly 32% of the state’s total gross domestic product in 2016 and, according to the Dallas Economic Development, the Dallas/Fort Worth metropolitan area is home to over 65,000 businesses, adding over 300 jobs per day on average over the 12 months ended February 2017, according to Transwestern. The Dallas/Fort Worth metropolitan area is also home to six professional sports teams and several major universities as well as multiple community college districts, with total student enrollment of over 370,000.

•	Bryan/College Station. According to Forbes, the Bryan/College Station metropolitan area ranked first in Texas and third nationwide for Best Small Places for Business and Careers in 2017 with job growth of 10.3% from 2015 to 2018. In 2016, total construction project valuation in Bryan/College Station was over $750 million. The Bryan/College Station metropolitan area is also home to Texas A&M University, which enrolls over 68,000 students and is the largest university in the state. Notable ongoing projects include the Texas A&M RELLIS Campus, a $250 million, 2,000 acre campus dedicated to technology development, as well as the continued development of ATLAS, a master planned community and business complex specifically constructed for companies engaged in medical technology and pharmaceuticals.

Recent Developments

Recent Hires and Branch Relocations

During 2018, to expand our lending capacities, we hired six senior lenders in the Houston and Dallas/Fort Worth metropolitan areas. Collectively, they have 132 years of banking experience in their respective markets. Additionally, we hired a deposit sourcing specialist in the Bryan/College Station market. We expect these professionals will generate and maintain meaningful portfolios, while also continuing our focus on increasing core deposits to fund loan growth. We intend to continue to seek out talented bankers that are a good cultural fit and have long standing business relationships in our markets.

In February 2018, we relocated one location in The Woodlands to a newly acquired office location in The Woodlands located at 30350 F.M. 2978, Magnolia, Texas 77354. In addition, in April of 2018, we relocated our Dallas and Fort Worth branches. Our new Dallas branch is located at 5301 Spring Valley Road, Dallas, Texas 75254. Our new Fort Worth branch is located at 1120 Summit Avenue, Fort Worth, Texas 76102. We believe these relocations will allow us to better serve our customers in the Houston metropolitan area and the Dallas/Fort Worth metropolitan area, while also enhancing the visibility of our franchise.

Financial Results as of and for the Three Months Ended March 31, 2018

For the three months ended March 31, 2018, we reported net income of $2.0 million and diluted earnings per common share of $0.27. The net income resulted in a return on average assets of 0.79% and a return on average stockholders’ equity of 8.09%. Results for the quarter include a one-time executive bonus expense of $475 thousand on a pre-tax basis.

As of March 31, 2018, total assets were $1.0 billion, net loans were $876 million, total deposits were $841 million, and noninterest-bearing deposits were $178 million.

As of March 31, 2018, total stockholders’ equity was $103 million, book value per share was $13.76, and tangible book value per share was $12.71. We calculate tangible book value per share as total stockholders’ equity less goodwill and other intangible assets, net of accumulated amortization at the end of the relevant period, divided by the outstanding number of shares of our common stock at the end of the relevant period. Tangible book value per share is a non-GAAP financial measure. The most directly comparable GAAP financial measure for tangible book value per share is book value per share. See our reconciliation of non-GAAP financial measures to their most directly comparable GAAP financial measures under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Financial Measures.”

Our Corporate Information

Our principal executive offices are located at 1836 Spirit of Texas Way, Conroe, Texas 77301, and our telephone number is (936) 521-1836. We changed our name from ST Financial Group, Inc. to Spirit of Texas Bancshares, Inc. on February 24, 2017. Through the Bank, we maintain an Internet website at www.sotb.com. The information contained on or accessible from our website does not constitute a part of this prospectus and is not incorporated by reference herein.

THE OFFERING

Common stock we are offering	1,905,000 shares (2,190,750 shares if the underwriters exercise their option to purchase additional shares in full)

Common stock to be outstanding after this offering	9,391,611 shares (9,677,361 shares if the underwriters exercise their option to purchase additional shares in full)

Use of proceeds

We estimate that the net proceeds to us from the sale of common stock in this offering will be approximately $34.9 million (or approximately $40.5 million if the underwriters exercise their option to purchase additional shares in full), after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from this offering to fund organic growth in new and existing markets, potential future merger and acquisition activity, and general corporate purposes. We may use a portion of the net proceeds from this offering to repay outstanding indebtedness under our line of credit, plus accrued and unpaid interest, which was $7.8 million as of December 31, 2017. We have no current agreements or understandings with respect to any acquisitions. See “Use of Proceeds.”

Dividend policy	We have not historically declared or paid any dividends on our common stock, and we currently intend to retain all future retained earnings, if any, in our business to fund growth. We do not anticipate paying any dividends on our common stock in the foreseeable future. See “Dividend Policy.”

Rank	Our common stock is subordinate to balances outstanding under our revolving credit facilities and any debt that we may issue in the future and may be subordinate to any series of preferred stock that we may issue in the future.

Directed share program	At our request, the underwriters have reserved up to 95,250 shares of the common stock that we are offering in this prospectus, for sale, at the initial public offering price, to our directors, officers, employees, and certain other persons who have expressed interest in purchasing our common stock in this offering. The number of shares available for sale to the general public in this offering will be reduced to the extent these persons purchase the reserved shares. Any reserved shares that are not purchased will be offered by the underwriters to the general public on the same terms as the other shares.

Risk factors	Investing in our common stock involves risks. See “Risk Factors” for a discussion of factors you should carefully consider before deciding to invest in our common stock.

Listing	We have applied to list our common stock on the NASDAQ Global Market under the symbol “STXB.”

Except as otherwise indicated, all of the information in this prospectus:

•	gives effect to the preferred stock conversion and reverse stock split described under the heading “Note Regarding Reverse Stock Split and Preferred Stock Conversion and Restatement,” unless otherwise noted;

•	assumes no exercise of the underwriters’ option to purchase up to 285,750 additional shares of common stock from us;

•	excludes 1,415,350 shares of common stock issuable upon the exercise of outstanding options at a weighted average exercise price of $12.59 per share (1,070,475 shares of which were exercisable), under our 2008 Stock Plan as of December 31, 2017;

•	excludes 127,927 shares of common stock issuable upon the exercise of outstanding options at a weighted average exercise price of $15.00 per share (65,000 shares of which were exercisable), under our 2017 Stock Plan as of December 31, 2017;

•	excludes 281,625 shares of common stock reserved for issuance in connection with stock options available for issuance under our 2008 Stock Plan as of December 31, 2017 (we do not intend to grant any further awards under the 2008 Stock Plan);

•	excludes 872,073 shares of common stock reserved for issuance in connection with stock options available for issuance under our 2017 Stock Plan as of December 31, 2017;

•	excludes 105,000 shares of common stock issuable upon the exercise of outstanding warrants at an exercise price of $10.00 per share (all of which were exercisable), as of December 31, 2017;

•	excludes 12,072 shares of common stock issuable upon the exercise of outstanding warrants at an exercise price of $10.50 per share (all of which were exercisable), as of December 31, 2017;

•	excludes 19,140 shares of common stock issuable upon the exercise of outstanding warrants at an exercise price of $12.84 per share (all of which were exercisable), as of December 31, 2017;

•	does not attribute to any director, executive officer or principal shareholder any purchase of shares of our common stock in this offering, including through the directed share program described in “Underwriting—Directed Share Program;” and

•	assumes an initial offering price of $21.00 per share, which is the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following selected historical consolidated financial data as of and for the years ended December 31, 2017 and 2016 have been derived from our audited consolidated financial statements appearing elsewhere in this prospectus, and the selected historical consolidated financial data as of and for the year ended December 31, 2015 have been derived from our audited consolidated financial statements not appearing in this prospectus.

You should read the selected historical consolidated financial data set forth below in conjunction with the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus.

	As of and for the Years Ended December 31,
	2017	2016 Restated	2015 Restated(8)
	(Dollars in thousands, except per share data)
Selected Balance Sheet Data:
Total assets	$1,030,298	$980,489	$843,768
Loans held for sale	3,814	4,003	6,320
Loans held for investment	869,119	772,861	688,850
Allowance for loan and lease losses	(5,652)	(4,357)	(3,076)
Loans, net	863,467	768,504	685,774
Total deposits	835,368	814,438	661,391
Short-term borrowings	15,000	5,000	40,000
Long-term borrowings	76,411	66,016	51,850
Total stockholders’ equity	99,139	92,896	87,927

Selected Income Statement Data:
Total interest income	$46,907	$40,210	$38,767
Total interest expense	8,328	6,730	5,526

Net interest income	$38,579	$33,480	$33,241

Provision for loan losses	2,475	1,617	1,580

Net interest income after provision for loan losses	$36,104	$31,863	$31,661

Total noninterest income	9,638	8,342	7,871
Total noninterest expense	37,402	34,881	33,496
Income before income tax expense	8,340	5,324	6,036
Income tax expense	3,587	1,609	2,094

Net income	$4,753	$3,715	$3,942

Adjusted net income(1)	$5,587	N/A	N/A

Selected Share and Per Share Data:(2)
Earnings per common share - Basic	$0.65	$0.51	$0.55
Adjusted earnings per common share - Basic(1)	$0.77	N/A	N/A
Earnings per common share - Diluted	$0.63	$0.50	$0.52
Adjusted earnings per common share - Diluted(1)	$0.74	N/A	N/A
Book value per share(3)	$13.62	$12.83	$12.15
Tangible book value per share(4)	$12.52	$11.63	$10.95
Weighted average common shares outstanding - Basic	7,268,297	7,235,479	7,230,023
Weighted average common shares outstanding - Diluted	7,554,458	7,375,945	7,578,755
Shares outstanding at end of period	7,280,183	7,239,763	7,234,738

	As of and for the Years Ended December 31,
	2017	2016 Restated	2015 Restated(8)
	(Dollars in thousands, except per share data)

Selected Performance Ratios:
Return on average assets	0.47%	0.41%	0.49%
Adjusted return on average assets(1)	0.55	N/A	N/A
Return on average stockholders’ equity	4.88	4.09	4.49
Adjusted return on average stockholders’ equity(1)	5.74	N/A	N/A
Net interest margin(5)	4.19	4.09	4.54
Noninterest expense to average assets	3.71	3.86	4.15
Efficiency ratio(6)	76.04	81.98	80.77
Average interest-earning assets to average interest-bearing liabilities	126.42	125.04	125.69
Loans to deposits	104.04	94.90	104.15
Yield on interest-earning assets	4.97	4.79	5.18
Cost of interest-bearing liabilities	1.12	1.00	0.93
Interest rate spread	3.85	3.79	4.25
Asset and Credit Quality Ratios:
Nonperforming loans to loans held for investment	0.41	0.49	0.35
Nonperforming assets to loans plus OREO	0.42	0.50	0.39
Nonperforming assets to total assets	0.35	0.39	0.32
Net charge-offs to average loans	0.14	0.05	0.08
Allowance for loan losses to nonperforming loans	157.22	114.45	128.49
Allowance for loan losses to loans held for investment	0.65	0.56	0.45
Capital Ratios:
Average equity to average total assets	9.66	10.04	10.88
Tangible equity to tangible assets(7)	8.92	8.67	9.49
Tier 1 leverage ratio	8.71	8.75	9.32
Common equity tier 1 capital ratio	10.07	10.83	11.21
Tier 1 risk-based capital ratio	10.07	10.83	11.21
Total risk-based capital ratio	10.72	11.41	11.65

(1)	Amounts are non-GAAP financial measures that exclude the 2017 impact of remeasurement of our deferred tax assets following the passage of H.R.1, originally known as the Tax Cuts and Jobs Act, which was enacted on December 22, 2017, or the Tax Reform. See our reconciliation of non-GAAP financial measures to their most directly comparable GAAP financial measures under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures.”
(2)	All share and per share information reflects the conversion of 170,236 shares of our issued and outstanding Series A preferred stock into common stock on February 23, 2017 and the one-for-two reverse stock split that occurred on March 16, 2017 as if they had occurred on January 1, 2015.
(3)	We calculate book value per share as total stockholders’ equity at the end of the relevant period divided by the outstanding number of shares of our common stock at the end of the relevant period.
(4)	We calculate tangible book value per share as total stockholders’ equity less goodwill and other intangible assets, net of accumulated amortization at the end of the relevant period, divided by the outstanding number of shares of our common stock at the end of the relevant period. Tangible book value per share is a non-GAAP financial measure. The most directly comparable GAAP financial measure is book value per share. See our reconciliation of non-GAAP financial measures to their most directly comparable GAAP financial measures under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures.”

(5)	Net interest margin is shown on a fully taxable equivalent basis, which is a non-GAAP financial measure. We calculate the GAAP-based net interest margin as interest income divided by average interest-earning assets. See our reconciliation of non-GAAP financial measures to their most directly comparable GAAP financial measures under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations— Non-GAAP Financial Measures.”
(6)	Efficiency ratio, as we calculate it, is a non-GAAP financial measure. We calculate efficiency ratio as noninterest expense, less the amortization of intangible assets, divided by the net interest income plus noninterest income, less gains on sales of premises and equipment and gains on sales of securities. The GAAP-based efficiency ratio is calculated as noninterest expense divided by net income plus noninterest income. See our reconciliation of non-GAAP financial measures to their most directly comparable GAAP financial measures under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures.”
(7)	We calculate tangible equity as total stockholders’ equity less goodwill and other intangible assets, net of accumulated amortization, and we calculate tangible assets as total assets less goodwill and other intangible assets, net of accumulated amortization. Tangible equity to tangible assets is a non-GAAP financial measure. The most directly comparable GAAP financial measure is total stockholders’ equity to total assets. See our reconciliation of non-GAAP financial measures to their most directly comparable GAAP financial measures under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures.” Tangible equity reflects the conversion of 170,236 shares of our issued and outstanding Series A preferred stock into common stock on February 23, 2017 and the one-for-two reverse stock split that occurred on March 16, 2017.
(8)	December 31, 2015 reflects the correction of errors as further discussed in Note 20, Correction of Errors and Restatements, in the notes to our consolidated financial statements for the years ended December 31, 2017 and 2016. For the year ended December 31, 2015, total assets, loans held for investment and total stockholders’ equity increased by $633 thousand, $783 thousand, and $613 thousand, respectively. Additionally, total interest income increased by $413 thousand, and total noninterest income and noninterest expense decreased by $457 thousand and $704 thousand, respectively. Income tax expense and net income increased by $215 thousand and $445 thousand, respectively.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before you decide to invest in our common stock, you should carefully consider the risks described below, together with all other information included in this prospectus, including our consolidated financial statements and the related notes included elsewhere in this prospectus. We believe the risks described below are the risks that are material to us as of the date of this prospectus. If any of the following risks actually occur, our business, financial condition, results of operations and growth prospects could be materially and adversely affected. In that case, you could experience a partial or complete loss of your investment. This prospectus also contains forward-looking statements, estimates and projections that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements, estimates and projections as a result of specific factors, including the risk factors described below.

Risks Related to Our Business

We conduct our operations almost exclusively in Texas, specifically in the Houston and Dallas/Fort Worth metropolitan areas, which imposes risks and may magnify the consequences of any regional or local economic downturn affecting our Texas markets, including any downturn in the energy, technology or real estate sectors.

We conduct our operations almost exclusively in Texas, specifically in the Houston and Dallas/Fort Worth metropolitan areas, and, as of December 31, 2017, the substantial majority of the loans in our loan portfolio were made to borrowers who live and/or conduct business in our Texas markets. Likewise, as of such date, the substantial majority of our secured loans were secured by collateral located in Texas. Accordingly, we are exposed to risks associated with a lack of geographic diversification. The economic conditions in Texas significantly affect our business, financial condition, results of operations and future prospects, and any adverse economic developments, among other things, could negatively affect the volume of loan originations, increase the level of non-performing assets, increase the rate of foreclosure losses on loans and reduce the value of our loans and loan servicing portfolio. Any regional or local economic downturn that affects our Texas markets, our existing or prospective borrowers or property values in our market areas may affect us and our profitability more significantly and more adversely than our competitors whose operations are less geographically focused.

The economies in our Texas markets are also highly dependent on the energy sector as well as the technology and real estate sectors. In particular, a decline in or volatility of the prices of crude oil or natural gas could adversely affect many of our customers. Any downturn or adverse development in our Texas markets, including as a result of a downturn in the energy, technology or real estate sectors could have a material adverse impact on results of operations and financial condition.

We may not be able to implement aspects of our growth strategy, which may affect our ability to maintain our historical earnings trends.

Our strategy focuses on organic growth, supplemented by acquisitions. We may not be able to execute on aspects of our growth strategy to sustain our historical rate of growth or may not be able to grow at all. More specifically, we may not be able to generate sufficient new loans and deposits within acceptable risk and expense tolerances, obtain the personnel or funding necessary for additional growth or find suitable acquisition candidates. Various factors, such as economic conditions and competition, may impede or prohibit the growth of our operations, the opening of new branches and the consummation of acquisitions. Further, we may be unable to attract and retain experienced bankers, which could adversely affect our growth. The success of our strategy also depends on our ability to effectively manage growth, which is dependent upon a number of factors, including our ability to adapt our existing credit, operational, technology and governance infrastructure to accommodate expanded operations. If we fail to implement one or more aspects of our strategy, we may be unable to maintain our historical earnings trends, which could have an adverse effect on our business.

Difficult market conditions and economic trends have adversely affected the banking industry and could adversely affect our business, financial condition and results of operations.

We are operating in a challenging and uncertain economic environment, including generally uncertain conditions nationally and locally in our industry and markets. Although economic conditions have improved in recent years, financial institutions continue to be affected by volatility in the real estate market in some parts of the country, prolonged period of lower crude oil and natural gas prices and uncertain regulatory and interest rate conditions. We retain direct exposure to the residential and commercial real estate markets in Texas, particularly in the Houston and Dallas/Fort Worth metropolitan areas, and are affected by these conditions. In addition, financial institutions in Texas have been affected by a prolonged period of lower crude oil and natural gas prices. Our markets have also recently been affected by Hurricane Harvey, which could have a materially adverse impact on our business, financial condition and operations. See “—Our primary markets are susceptible to severe weather events that could negatively impact the economies of our markets, our operations or our customers, any of which impacts could have a material adverse effect on our business, financial condition and results of operations.”

Our ability to assess the creditworthiness of customers and to estimate the losses inherent in our loan portfolio is made more complex by uncertain market and economic conditions, including a prolonged period of lower crude oil and natural gas prices and market and economic conditions resulting from severe weather events. Another national economic recession or deterioration of conditions in our markets could drive losses beyond that which is provided for in our allowance for loan and lease losses and result in the following consequences:

•	increases in loan delinquencies;

•	increases in non-performing assets and foreclosures;

•	decreases in demand for our products and services, which could adversely affect our liquidity position; and

•	decreases in the value of the collateral securing our loans, especially real estate, which could reduce customers’ borrowing power and repayment ability.

Although real estate markets have stabilized in portions of the U.S., a resumption of declines in real estate values, home sales volumes and financial stress on borrowers as a result of the uncertain economic environment, including job losses, including a prolonged period of lower crude oil and natural gas and market and economic conditions resulting from severe weather events, could have an adverse effect on our borrowers or their customers, which could adversely affect our business, financial condition and results of operations.

Our primary markets are susceptible to severe weather events that could negatively impact the economies of our markets, our operations or our customers, any of which impacts could have a material adverse effect on our business, financial condition and results of operations.

Tornadoes, droughts, wildfires, flooding, hurricanes, hailstorms, damaging winds, tropical storms, and other natural disasters and severe weather events can have an adverse impact on our business, financial condition and operations, cause widespread property damage and have the potential to significantly depress the local economies in which we operate. We operate banking locations in the Houston, Dallas/Fort Worth and Bryan/College Station metropolitan areas, which are susceptible to hurricanes, tropical storms and other natural disasters and severe weather conditions. For example, in late August 2017, Hurricane Harvey, a Category 4 hurricane when it made landfall on the Texas gulf coast, caused extensive and costly damage across Southeast Texas. The Houston area received between 36 and 48 inches of rainfall, which resulted in catastrophic flooding and unprecedented damage to residences and businesses. As of the date of this prospectus, we are unable to predict with certainty the full impact of the storm on the markets in which we operate, including any adverse impact on our customers and our loan and deposit activities and credit exposures.

Future severe weather events in our market could potentially result in extensive and costly property damage to businesses and residences, force the relocation of residents and significantly disrupt economic activity in our market. We cannot predict the extent of damage that may result from such severe weather events, which will depend on a variety of factors that are beyond our control, including, but not limited to, the severity and duration of the event, the timing and level of government responsiveness and the pace of economic recovery. If the economies in our primary markets experience an overall decline as a result of a catastrophic event, demand for loans and our other products and services could decline. In addition, the rates of delinquencies, foreclosures, bankruptcies and losses on our loan portfolios may increase substantially after events such as hurricanes, as uninsured property losses, interruptions of our customers’ operations or sustained job interruption or loss may materially impair the ability of borrowers to repay their loans. Moreover, the value of real estate or other collateral that secures our loans could be materially and adversely affected by a catastrophic event. A severe weather event, therefore, could have a materially adverse impact on our financial condition, results of operations and business, as well as potentially increase our exposure to credit and liquidity risks.

Our strategy of pursuing acquisitions exposes us to financial, execution and operational risks that could have a material adverse effect on our business, financial condition, results of operations and growth prospects.

We intend to continue pursuing a strategy that includes acquisitions. An acquisition strategy involves significant risks, including the following:

•	finding suitable candidates for acquisition;

•	attracting funding to support additional growth within acceptable risk tolerances;

•	maintaining asset quality;

•	retaining customers and key personnel;

•	obtaining necessary regulatory approvals, which we may have difficulty obtaining or be unable to obtain;

•	conducting adequate due diligence and managing known and unknown risks and uncertainties;

•	integrating acquired businesses; and

•	maintaining adequate regulatory capital.

The market for acquisition targets is highly competitive, which may adversely affect our ability to find acquisition candidates that fit our strategy and standards. We face significant competition in pursuing acquisition targets from other banks and financial institutions, many of which possess greater financial, human, technical and other resources than we do. Our ability to compete in acquiring target institutions will depend on our available financial resources to fund the acquisitions, including the amount of cash and cash equivalents we have and the liquidity and market price of our common stock. In addition, increased competition may also drive up the acquisition consideration that we will be required to pay in order to successfully capitalize on attractive acquisition opportunities. To the extent that we are unable to find suitable acquisition targets, an important component of our growth strategy may not be realized.

Acquisitions of financial institutions also involve operational risks and uncertainties, such as unknown or contingent liabilities with no available manner of recourse, exposure to unexpected problems such as asset quality, the retention of key employees and customers, and other issues that could negatively affect our business. We may not be able to complete future acquisitions or, if completed, we may not be able to successfully integrate the operations, technology platforms, management, products and services of the entities that we acquire or successfully eliminate redundancies. The integration process may also require significant time and attention from our management that would otherwise be directed toward servicing existing business and developing new business. Failure to successfully integrate the entities we acquire into our existing operations in a timely manner may increase our operating costs significantly and adversely affect our business, financial condition and results of operations. Further, acquisitions in Texas typically involve the payment of a premium over book and market values. Therefore, some dilution of our tangible book value and earnings per share may occur in connection with any future acquisition, and the carrying amount of any goodwill that we currently maintain or may acquire may be subject to impairment in future periods.

SBA lending is an important part of our business. Our SBA lending program is dependent upon the federal government and our status as a participant in the SBA’s Preferred Lenders Program, and we face specific risks associated with originating SBA loans and selling the guaranteed portion thereof.

We have been approved by the SBA to participate in the SBA’s Preferred Lenders Program. As an SBA Preferred Lender, we enable our clients to obtain SBA loans without being subject to the potentially lengthy SBA approval process necessary for lenders that are not SBA Preferred Lenders. The SBA periodically reviews the lending operations of participating lenders to assess, among other things, whether the lender exhibits prudent risk management. When weaknesses are identified, the SBA may request corrective actions or impose enforcement actions, including revocation of the lender’s Preferred Lender status. If we lose our status as a Preferred Lender, we may lose some or all of our customers to lenders who are SBA Preferred Lenders, which could adversely affect our business, financial condition and results of operations.

We generally sell the guaranteed portion of our SBA 7(a) loans in the secondary market. These sales have resulted in both premium income for us at the time of sale, and created a stream of future servicing income. There can be no assurance that we will be able to continue originating these loans, that a secondary market for these loans will continue to exist or that we will continue to realize premiums upon the sale of the guaranteed portion of these loans. When we sell the guaranteed portion of our SBA 7(a) loans, we incur credit risk on the non-guaranteed portion of the loans, and if a customer defaults on the non-guaranteed portion of a loan, we share any loss and recovery related to the loan pro-rata with the SBA.

The laws, regulations and standard operating procedures that are applicable to SBA loan products may change in the future. We cannot predict the effects of these changes on our business and profitability. Because government regulation greatly affects the business and financial results of all commercial banks and bank holding companies and especially our organization, changes in the laws, regulations and procedures applicable to SBA loans could adversely affect our ability to operate profitably. In addition, the aggregate amount of SBA 7(a) and 504 loan guarantees by the SBA must be approved each fiscal year by the federal government. We cannot predict the amount of SBA 7(a) loan guarantees in any given fiscal year. If the federal government were to reduce the amount of SBA loan guarantees, such reduction could adversely impact our SBA lending program, including making and selling the guaranteed portion of fewer SBA 7(a) and 504 loans.

The SBA may not honor its guarantees if we do not originate loans in compliance with SBA guidelines.

As of December 31, 2017, SBA 7(a) and 504 program loans of $67.1 million comprised 7.7% of our loan portfolio and we intend to grow this segment of our portfolio in the future. SBA lending programs typically guarantee 75% of the principal on an underlying loan. If the SBA establishes that a loss on an SBA guaranteed loan is attributable to significant technical deficiencies in the manner in which the loan was originated, funded or serviced by us, the SBA may seek recovery of the principal loss related to the deficiency from us notwithstanding that a portion of the loan was guaranteed by the SBA, which could adversely affect our business, financial condition and results of operations. While we follow the SBA’s underwriting guidelines, our ability to do so depends on the knowledge and diligence of our employees and the effectiveness of controls we have established. If our employees do not follow the SBA guidelines in originating loans and if our loan review and audit programs fail to identify and rectify such failures, the SBA may reduce or, in some cases, refuse to honor its guarantee obligations and we may incur losses as a result.

Loans to and deposits from foreign nationals are an important part of our business and we face specific risks associated with foreign nationals.

As of December 31, 2017, loans to foreign nationals of $107.6 million comprised 12.4% of our loan portfolio and deposits from foreign nationals of $11.3 million comprised 1.4% of our total deposits. We define foreign nationals as those who derive more than 50% of their personal income from non-U.S. sources. We intend to grow this segment of our loan and deposit portfolio in the future. These borrowers typically lack a U.S. credit history and have a potential to leave the U.S. without fulfilling their mortgage obligation and leaving us with little recourse to them personally. Additionally, transactions with foreign nationals place additional pressure on our policies, procedures and systems for complying with the Bank Secrecy Act and other anti-money laundering statutes and regulations.

Our ability to develop bankers, retain bankers and recruit additional successful bankers is critical to the success of our business strategy, and any failure to do so could adversely affect our business, financial condition, results of operations and growth prospects.

Our ability to retain and grow our loans, deposits and fee income depends upon the business generation capabilities, reputation and relationship management skills of our bankers, many of whom we develop internally. If we were to lose the services of any of our bankers, including successful bankers employed by financial institutions that we may acquire, to a new or existing competitor or otherwise, or fail to successfully develop bankers internally, we may not be able to retain valuable relationships and some of our customers could choose to use the services of a competitor instead of our services. Our growth strategy also relies on our ability to attract and retain additional profitable bankers. We may face difficulties in recruiting and retaining bankers of our desired caliber due to competition from other financial institutions. In particular, many of our competitors are significantly larger with greater financial resources, and may be able to offer more attractive compensation packages and broader career opportunities. Additionally, we may incur significant expenses and expend significant time and resources on training, integration and business development before we are able to determine whether a new banker will be profitable or effective. If we are unable to develop, attract or retain successful bankers, or if our bankers fail to meet our expectations in terms of customer relationships and profitability, we may be unable to execute our business strategy and our business, financial condition, results of operations and growth prospects may be adversely affected.

Loss of our executive officers or other key employees could impair our relationships with our customers and adversely affect our business.

Our success is dependent upon the continued service and skills of our executive management team. Our goals, strategies and marketing efforts are closely tied to the banking philosophy and strengths of our executive management, including our Chairman and Chief Executive Officer, Dean O. Bass, and our President, David M. McGuire. Our success is also dependent in part on the continued service of our market presidents and relationship managers. The loss of services of any of these key personnel could adversely affect our business because of their skills, years of industry experience, relationships with customers and the difficulty of promptly finding qualified replacement personnel. Although we have employment agreements with many of our executive officers and key employees, we cannot guarantee that these executive officers or key employees will continue to be employed with us in the future.

Greater seasoning of our loan portfolio could expose us to increased credit risks.

The business of lending is inherently risky, including risks that the principal of or interest on any loan will not be repaid timely or at all or that the value of any collateral supporting the loan will be insufficient to cover our outstanding exposure. Our loan portfolio has grown to $869.1 million as of December 31, 2017, from $772.9 million as of December 31, 2016, and $688.9 million as of December 31, 2015. It is difficult to assess the future performance of acquired or recently originated loans because our relatively limited experience with such loans does not provide us with a significant payment history from which to judge future collectability. These loans may experience higher delinquency or charge-off levels than our historical loan portfolio experience, which could adversely affect our business, financial condition and results of operations.

The small- to medium-sized businesses that we lend to may have fewer resources to weather adverse business developments, which may impair a borrower’s ability to repay a loan, and such impairment could adversely affect our results of operations and financial condition.

We focus our business development and marketing strategy primarily on small- to medium-sized businesses, which we define as commercial borrowing relationships with customers with revenues of $3 million to $30 million. Small- to medium-sized businesses frequently have smaller market shares than their competition, may be more vulnerable to economic downturns, often need substantial additional capital to expand or compete and may experience substantial volatility in operating results, any of which may impair a borrower’s ability to repay a loan. In addition, the success of a small and medium-sized business often depends on the management skills, talents and efforts of one or two people or a small group of people, and the death, disability or resignation of one or more of these people could have a material adverse impact on the business and its ability to repay its loan. If general economic conditions negatively impact our primary service areas specifically or Texas generally and small- to medium-sized businesses are adversely affected or our borrowers are otherwise affected by adverse business developments, our business, financial condition and results of operations could be adversely affected.

If our allowance for loan and lease losses is not sufficient to cover actual loan losses, our earnings may be affected.

We establish our allowance for loan and lease losses and maintain it at a level considered adequate by management to absorb probable loan losses based on our analysis of our loan portfolio and market environment. Management maintains an allowance for loan and lease losses based upon, among other things, (1) historical experience, (2) an evaluation of local, regional and national economic conditions, (3) regular reviews of delinquencies and loan portfolio quality, (4) current trends regarding the volume and severity of past due and problem loans, (5) the existence and effect of concentrations of credit, and (6) results of regulatory examinations. Based on such factors, management makes various assumptions and judgments about the ultimate collectability of the respective loan portfolios. Although we believe that the allowance for loan and lease losses is adequate, there can be no assurance that the allowance will prove sufficient to cover future losses. Future adjustments may be necessary if economic conditions differ or adverse developments arise with respect to nonperforming or performing loans. Material additions to the allowances for loan losses would result in a decrease in our net income and our capital balance. The amount of future loan losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates, that may be beyond our control and these losses may exceed current estimates.

As of December 31, 2017, our allowance for loan and lease losses was $5.7 million, which represents 0.65% of our loans held for investment and 157.22% of our total nonperforming loans. Loans acquired are initially recorded at fair value, which includes an estimate of credit losses expected to be realized over the remaining lives of the loans, and therefore no corresponding allowance for loan and lease losses is recorded for these loans at acquisition. Additional loan losses will likely occur in the future and may occur at a rate greater than we have previously experienced. We may be required to take additional provisions for loan losses in the future to further supplement the allowance for loan and lease losses, either due to management’s decision to do so or requirements by our banking regulators. In addition, bank regulatory agencies will periodically review our allowance for loan and lease losses and the value attributed to nonaccrual loans or to real estate acquired through foreclosure. Such regulatory agencies may require us to recognize future charge-offs. These adjustments could adversely affect our business, financial condition and results of operations.

A large portion of our loan portfolio is comprised of commercial loans secured by receivables, promissory notes, inventory, equipment or other commercial collateral, the deterioration in value of which could increase the potential for future losses.

As of December 31, 2017, $135.0 million, or 15.5% of our loans held for investment, was comprised of commercial loans to businesses. In general, these loans are collateralized by general business assets including, among other things, accounts receivable, promissory notes, inventory and equipment and most are backed by a personal guaranty of the borrower or principal. These commercial loans are typically larger in amount than loans to individuals and, therefore, have the potential for larger losses on a single loan basis. Additionally, the repayment of commercial loans is subject to the ongoing business operations of the borrower. The collateral securing such loans generally includes moveable property such as equipment and inventory, which may decline in value more rapidly than we anticipate exposing us to increased credit risk. A portion of our commercial loans are secured by promissory notes that evidence loans made by us to borrowers that in turn make loans to others that are secured by real estate. Accordingly, negative changes in the economy affecting real estate values and liquidity could impair the value of the collateral securing these loans. Significant adverse changes in the economy or local market conditions in which our commercial lending customers operate could cause rapid declines in loan collectability and the values associated with general business assets resulting in inadequate collateral coverage that may expose us to credit losses and could adversely affect our business, financial condition and results of operations.

Because a portion of our loan portfolio is comprised of 1-4 single family residential real estate loans, negative changes in the economy affecting real estate values and liquidity could impair the value of collateral securing our real estate loans and result in loan and other losses.

As of December 31, 2017, $232.5 million, or 26.8% of our loans held for investment, was comprised of loans with 1-4 single family residential real estate as a primary component of collateral. As a result, adverse developments affecting real estate values in Texas, particularly in the Houston and Dallas/Fort Worth metropolitan areas, could increase the credit risk associated with our real estate loan portfolio. Real estate values in many Texas markets have experienced periods of fluctuation over the last five years. The market value of real estate can fluctuate significantly in a short period of time. Adverse changes affecting real estate values and the liquidity of real estate in one or more of our markets could increase the credit risk associated with our loan portfolio, and could result in losses that adversely affect credit quality, financial condition, and results of operations. Negative changes in the economy affecting real estate values and liquidity in our market areas could significantly impair the value of property pledged as collateral on loans and affect our ability to sell the collateral upon foreclosure without a loss or additional losses. Collateral may have to be sold for less than the outstanding balance of the loan, which could result in losses on such loans. Such declines and losses could have a material adverse impact on our business, results of operations and growth prospects. If real estate values decline, it is also more likely that we would be required to increase our allowance for loan and lease losses, which could adversely affect our business, financial condition and results of operations.

Our commercial real estate and construction, land and development loan portfolios expose us to credit risks that could be greater than the risks related to other types of loans.

As of December 31, 2017, $285.7 million, or 32.9% of our loans held for investment, was comprised of commercial real estate loans (including owner-occupied commercial real estate loans and multifamily loans) and $139.5 million, or 16.0% of our loans held for investment, was comprised of construction, land and development loans. These loans typically involve repayment dependent upon income generated, or expected to be generated, by the property securing the loan in amounts sufficient to cover operating expenses and debt service. The availability of such income for repayment may be adversely affected by changes in the economy or local market conditions. These loans expose a lender to greater credit risk than loans secured by other types of collateral because the collateral securing these loans is typically more difficult to liquidate due to the fluctuation of real estate values. Additionally, nonowner-occupied commercial real estate loans generally involve relatively large balances to single borrowers or related groups of borrowers. Unexpected deterioration in the credit quality of our nonowner-occupied commercial real estate loan portfolio could require us to increase our allowance for loan and lease losses, which would reduce our profitability and could have a material adverse effect on our business, financial condition and results of operations.

Construction, land and development loans also involve risks attributable to the fact that loan funds are secured by a project under construction, and the project is of uncertain value prior to its completion. It can be difficult to accurately evaluate the total funds required to complete a project, and this type of lending often involves the disbursement of substantial funds with repayment dependent, in part, on the success of the ultimate project rather than the ability of a borrower or guarantor to repay the loan. If we are forced to foreclose on a project prior to completion, we may be unable to recover the entire unpaid portion of the loan. In addition, we may be required to fund additional amounts to complete a project and may have to hold the property for an indeterminate period of time, any of which could adversely affect our business, financial condition and results of operations.

A failure in or breach of our operational or security systems, or those of our third party service providers, including as a result of cyber-attacks, could disrupt our business, result in unintentional disclosure or misuse of confidential or proprietary information, damage our reputation, increase our costs and cause losses.

As a financial institution, our operations rely heavily on the secure data processing, storage and transmission of confidential and other information on our computer systems and networks. Any failure, interruption or breach in security or operational integrity of these systems could result in failures or disruptions in our online banking system, customer relationship management, general ledger, deposit and loan servicing and other systems. The security and integrity of our systems could be threatened by a variety of interruptions or information security breaches, including those caused by computer hacking, cyber-attacks, electronic fraudulent activity or attempted theft of financial assets. We cannot assure you that any such failures, interruptions or security breaches will not occur, or if they do occur, that they will be adequately addressed. While we have certain protective policies and procedures in place, the nature and sophistication of the threats continue to evolve. We may be required to expend significant additional resources in the future to modify and enhance our protective measures.

Additionally, we face the risk of operational disruption, failure, termination or capacity constraints of any of the third parties that facilitate our business activities, including exchanges, clearing agents, clearing houses or other financial intermediaries. Such parties could also be the source of an attack on, or breach of, our operational systems. Any failures, interruptions or security breaches in our information systems could damage our reputation, result in a loss of customer business, result in a violation of privacy or other laws, or expose us to civil litigation, regulatory fines or losses not covered by insurance.

Our business is dependent on the successful and uninterrupted functioning of our information technology and telecommunications systems and third party providers. The failure of these systems, or the termination of a third party software license or service agreement on which any of these systems is based, could interrupt our operations. Because our information technology and telecommunications systems interface with and depend on third party systems, we could experience service denials if demand for such services exceeds capacity or such third party systems fail or experience interruptions. If significant, sustained or repeated, a system failure or service denial could compromise our ability to operate effectively, damage our reputation, result in a loss of customer business, and/or subject us to additional regulatory scrutiny and possible financial liability, any of which could materially adversely affect our business, financial condition, results of operations and prospects.

We may be subject to additional credit risk with respect to loans that we make to other lenders.

As a part of our commercial lending activities, we may make loans to customers that, in turn, make commercial and residential real estate loans to other borrowers. When we make a loan of this nature, we take as collateral the promissory notes issued by the end borrowers to our customer, which are themselves secured by the underlying real estate. Although the loans to our customers are subject to the risks inherent in commercial lending generally, we are also exposed to additional risks, including those related to commercial and residential real estate lending, as the ability of our customer to repay the loan from us can be affected by the risks associated with the value and liquidity of the real estate underlying our customer’s loans to the end borrowers. Moreover, because we are not lending directly to the end borrower, and because our collateral is a promissory note rather than the underlying real estate, we may be subject to risks that are different from those we are exposed to when we make a loan directly that is secured by commercial or residential real estate. Because the ability of the end borrower to repay its loan from our customer could affect the ability of our customer to repay its loan from us, our inability to exercise control over the relationship with the end borrower and the collateral, except under limited circumstances, could expose us to credit losses that adversely affect our business, financial condition and results of operations.

We have a concentration of loans outstanding to a limited number of borrowers, which may increase our risk of loss.

We have extended significant amounts of credit to a limited number of borrowers, and as of December 31, 2017, the aggregate amount of loans to our 10 and 20 largest borrowers (including related entities) amounted to $78.8 million, or 9.1% of loans held for investment, and $126.4 million, or 14.5% of loans held for investment, respectively. In the event that one or more of these borrowers is not able to make payments of interest and principal in respect of such loans, the potential loss to us is more likely to have a material adverse effect on our business, financial condition and results of operations.

Our municipal loan portfolio may be impacted by the effects of economic stress on municipalities and political subdivisions.

As of December 31, 2017, $53.3 million, or 6.1% of our loans held for investment, was comprised of loans outstanding to municipalities and political subdivisions. Widespread concern currently exists regarding the stress on local governments emanating from declining revenues, large unfunded liabilities to government workers, and entrenched cost structures. Debt-to-gross domestic product ratios for many municipalities and political subdivisions have been deteriorating due to, among other factors, declines in federal monetary assistance provided as the United States is currently experiencing the largest deficit in its history and lower levels of sales and property tax revenue. We may not be able to mitigate the exposure in our municipal loan portfolio if municipalities and political subdivisions are unable to fulfill their obligations. The risk of widespread borrower defaults may also increase if there are changes in legislation that permit municipalities and political subdivisions to file for bankruptcy protection or if there are judicial interpretations that, in a bankruptcy or other proceeding, lessen the value of any structural protections.

A lack of liquidity could impair our ability to fund operations and adversely affect our operations and jeopardize our business, financial condition, and results of operations.

Liquidity is essential to our business. We rely on our ability to generate deposits and effectively manage the repayment and maturity schedules of our loans and investment securities, respectively, to ensure that we have adequate liquidity to fund our operations. An inability to raise funds through deposits, borrowings, the sale of our investment securities, the sale of loans, and other sources could have a substantial negative effect on our liquidity. Our most important source of funds is deposits. Deposit balances can decrease when customers perceive alternative investments as providing a better risk/return tradeoff. If customers move money out of bank deposits and into other investments such as money market funds, we would lose a relatively low-cost source of funds, increasing our funding costs and reducing our net interest income and net income.

Other primary sources of funds consist of cash flows from operations, maturities and sales of investment securities, and proceeds from the issuance and sale of our equity and debt securities to investors. Additional liquidity is provided by the ability to borrow from the Federal Reserve Bank of Dallas and the Federal Home Loan Bank of Dallas, or the FHLB. We also may borrow funds from third party lenders, such as other financial institutions. Our access to funding sources in amounts adequate to finance or capitalize our activities, or on terms that are acceptable to us, could be impaired by factors that affect us specifically or the financial services industry or economy generally, such as disruptions in the financial markets or negative views and expectations about the prospects for the financial services industry. Our access to funding sources could also be affected by a decrease in the level of our business activity as a result of a downturn in the Texas economy, particularly the local economies in the Houston or Dallas/Fort Worth metropolitan areas, or by one or more adverse regulatory actions against us.

Any decline in available funding could adversely impact our ability to originate loans, invest in securities, meet our expenses, or fulfill obligations such as repaying our borrowings or meeting deposit withdrawal demands, any of which could have a material adverse impact on our liquidity and could, in turn, adversely affect our business, financial condition and results of operations.

We may need to raise additional capital in the future, and if we fail to maintain sufficient capital, whether due to losses, an inability to raise additional capital or otherwise, our financial condition, liquidity and results of operations, as well as our ability to maintain regulatory compliance, could be adversely affected.

We face significant capital and other regulatory requirements as a financial institution. We may need to raise additional capital in the future to provide us with sufficient capital resources and liquidity to meet our commitments and business needs, which could include the possibility of financing acquisitions. In addition, we, on a consolidated basis, and the Bank, on a stand-alone basis, must meet certain regulatory capital requirements and maintain sufficient liquidity. Importantly, regulatory capital requirements could increase from current levels, which could require us to raise additional capital or reduce our operations. Our ability to raise additional capital depends on conditions in the capital markets, economic conditions and a number of other factors, including investor perceptions regarding the banking industry, market conditions and governmental activities, and on our financial condition and performance. Accordingly, we cannot assure you that we will be able to raise additional capital if needed or on terms acceptable to us. If we fail to maintain capital to meet regulatory requirements, our liquidity, business, financial condition and results of operations could be adversely affected.

Fluctuations in interest rates could reduce net interest income and otherwise negatively impact our financial condition and results of operations.

The majority of our banking assets are monetary in nature and subject to risk from changes in interest rates. Our profitability depends to a great extent upon the level of our net interest income, or the difference between the interest income we earn on loans, investments and other interest-earning assets, and the interest we pay on interest-bearing liabilities, such as deposits and borrowings. Changes in interest rates can increase or decrease our net interest income, because different types of assets and liabilities may react differently, and at different times, to market interest rate changes. When interest-bearing liabilities mature or reprice more quickly, or to a greater degree than interest-earning assets in a period, an increase in interest rates could reduce net interest income. Similarly, when interest-earning assets mature or reprice more quickly, or to a greater degree than interest-bearing liabilities, falling interest rates could reduce net interest income. Our interest sensitivity profile was asset sensitive as of December 31, 2017, meaning that we estimate our net interest income would increase more from rising interest rates than from falling interest rates.

Additionally, an increase in interest rates may, among other things, reduce the demand for loans and our ability to originate loans and decrease loan repayment rates. A decrease in the general level of interest rates may affect us through, among other things, increased prepayments on our loan portfolio and increased competition for deposits. Accordingly, changes in the level of market interest rates affect our net yield on interest-earning assets, loan origination volume, loan portfolio and our overall results. Although our asset-liability management strategy is designed to control and mitigate exposure to the risks related to changes in market interest rates, those rates are affected by many factors outside of our control, including governmental monetary policies, inflation, deflation, recession, changes in unemployment, the money supply, international disorder and instability in domestic and foreign financial markets.

We face strong competition from financial services companies and other companies that offer banking services, which could adversely affect our business, financial condition, and results of operations.

We conduct our operations almost exclusively in Texas, particularly the Houston and Dallas/Fort Worth metropolitan areas. Many of our competitors offer the same, or a wider variety of, banking services within our market area. These competitors include banks with nationwide operations, regional banks and other community banks. We also face competition from many other types of financial institutions, including savings banks, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking firms, asset-based non-bank lenders and certain other non-financial entities, such as retail stores which may maintain their own credit programs and certain governmental organizations which may offer more favorable financing or deposit terms than we can. In addition, a number of out-of-state financial intermediaries have production offices or otherwise solicit loan and deposit products in our market areas. Increased competition in our markets may result in reduced loans and deposits, as well as reduced net interest margin, fee income and profitability. Ultimately, we may not be able to compete successfully against current and future competitors. If we are unable to attract and retain banking customers, we may be unable to continue to grow our loan and deposit portfolios, and our business, financial condition and results of operations could be adversely affected.

Our ability to compete successfully depends on a number of factors, including, among other things:

•	the ability to develop, maintain and build long-term customer relationships based on top quality service, high ethical standards and safe, sound assets;

•	the scope, relevance and pricing of products and services offered to meet customer needs and demands;

•	the rate at which we introduce new products and services relative to our competitors;

•	customer satisfaction with our level of service;

•	the ability to expand our market position; and

•	industry and general economic trends.

Failure to perform in any of these areas could significantly weaken our competitive position, which could adversely affect our growth and profitability, which, in turn, could adversely affect on our business, financial condition and results of operations.

We may not be able to compete with larger competitors for larger customers because our lending limits are lower than our competitors.

Our legal lending limit is significantly less than the limits for many of our competitors, and this may hinder our ability to establish relationships with larger businesses in our primary service area. Based on the capitalization of the Bank, our legal lending limit was approximately $23.6 million as of December 31, 2017. This legal lending limit will increase or decrease as the Bank’s capital increases or decreases, respectively, as a result of its earnings or losses, among other reasons. Based on our current legal lending limit, we may need to sell participations in our loans to other financial institutions in order to meet the lending needs of our customers requiring extensions of credit above these limits. However, our ability to accommodate larger loans by selling participations in those loans to other financial institutions may not be successful.

Negative public opinion regarding our company or failure to maintain our reputation in the communities we serve could adversely affect our business and prevent us from growing our business.

As a community bank, our reputation within the communities we serve is critical to our success. We believe we have set ourselves apart from our competitors by building strong personal and professional relationships with our customers and being active members of the communities we serve. As such, we strive to enhance our reputation by recruiting, hiring and retaining employees who we believe share our core values of being an integral part of the communities we serve and delivering superior service to our customers. If our reputation is negatively affected by the actions of our employees or otherwise, we may be less successful in attracting new customers, and our business, financial condition, results of operations and prospects could be materially and adversely affected. Further, negative public opinion can expose us to litigation and regulatory action or delay in acting as we seek to implement our growth strategy.

If we fail to maintain an effective system of disclosure controls and procedures and internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud.

Ensuring that we have adequate disclosure controls and procedures, including internal control over financial reporting, in place so that we can produce accurate financial statements on a timely basis is costly and time-consuming and needs to be reevaluated frequently. We are in the process of documenting, reviewing and, if appropriate, improving our internal controls and procedures in anticipation of being a public company and being subject to the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, and having total assets of $1 billion or more and being subject to the requirements of The Federal Deposit Insurance Corporation Improvement Act of 1991 (the “FDICIA”), which, among other things, will require annual management assessments of the effectiveness of our internal control over financial reporting and, in the case of the Sarbanes-Oxley Act, when we cease to be an emerging growth company under the JOBS Act, a report by our independent auditors addressing these assessments. Our management may conclude that our internal control over financial reporting is not effective due to our failure to cure any identified material weakness or otherwise. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm may not conclude that our internal control over financial reporting is effective. In the future, our independent registered public accounting firm may not be satisfied with our internal control over financial reporting or the level at which our controls are documented, designed, operated or reviewed, or it may interpret the relevant requirements differently from us. In addition, during the course of the evaluation, documentation and testing of our internal control over financial reporting, we may identify deficiencies that we may not be able to remediate in time to meet the deadline imposed by the Securities and Exchange Commission, or the SEC, for compliance with the requirements of Section 404 of the Sarbanes-Oxley Act or the FDIC for compliance with the requirement of FDICIA. Any such deficiencies may also subject us to adverse regulatory consequences. If we fail to achieve and maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may be unable to report our financial information on a timely basis, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with the Sarbanes-Oxley Act or FDICIA, and we may suffer adverse regulatory consequences or violations of listing standards. There could also be a negative reaction in the financial markets due to a loss of investor confidence in the reliability of our financial statements.

We could be subject to losses, regulatory action or reputational harm due to fraudulent, negligent or other acts on the part of our loan customers, employees or vendors.

Employee errors or employee or customer misconduct could subject us to financial losses or regulatory sanctions and seriously harm our reputation. Misconduct by our employees could include hiding unauthorized activities from us, improper or unauthorized activities on behalf of our customers or improper use of confidential information. It is not always possible to prevent employee errors or employee or customer misconduct, and the precautions we take to prevent and detect this activity may not be effective in all cases. Employee errors could also subject us to financial claims for negligence.

We maintain a system of internal controls to help mitigate against operational risks, including data processing system failures and errors and fraud, as well as insurance coverage designed to protect us from material losses associated with these risks including losses resulting from any associated business interruption. If our internal controls fail to prevent or detect an occurrence, or if any resulting loss is not insured or exceeds applicable insurance limits, it could adversely affect our business, financial condition and results of operations.

In addition, in deciding whether to extend credit or enter into other transactions with customers and counterparties, we may rely on information furnished by or on behalf of customers and counterparties, including financial statements, property appraisals, title information, employment and income documentation, account information and other financial information. We may also rely on representations of customers and counterparties as to the accuracy and completeness of such information and, with respect to financial statements, on reports of independent auditors. Any such misrepresentation or incorrect or incomplete information may not be detected prior to funding a loan or during our ongoing monitoring of outstanding loans. In addition, one or more of our employees or vendors could cause a significant operational breakdown or failure, either as a result of human error or where an individual purposefully sabotages or fraudulently manipulates our loan documentation, operations or systems. Any of these developments could have a material adverse effect on our business, financial condition, results of operations and future prospects.

We have a continuing need for technological change, and we may not have the resources to effectively implement new technology, or we may experience operational challenges when implementing new technology.

The financial services industry is undergoing rapid technological changes with frequent introductions of new technology-driven products and services. In addition to better serving customers, the effective use of technology increases efficiency and enables financial institutions to reduce costs. Our future success will depend, at least in part, upon our ability to respond to future technological changes and our ability to address the needs of our customers by using technology to provide products and services that will satisfy customer demands for convenience as well as to create additional efficiencies in our operations as we continue to grow and expand our product and service offerings. We may experience operational challenges as we implement these new technology enhancements or products, which could result in us not fully realizing the anticipated benefits from such new technology or require us to incur significant costs to remedy any such challenges in a timely manner.

These changes may be more difficult or expensive than we anticipate. Many of our larger competitors have substantially greater resources to invest in technological improvements. As a result, they may be able to offer additional or superior products compared to those that we will be able to provide, which would put us at a competitive disadvantage. Accordingly, we may lose customers seeking new technology-driven products and services to the extent we are unable to provide such products and services.

Our operations could be interrupted if our third party service providers experience difficulty, terminate their services or fail to comply with banking regulations.

We depend on a number of relationships with third party service providers. Specifically, we receive certain third party services including, but not limited to, core systems processing, essential web hosting and other Internet systems, online banking services, deposit processing and other processing services. If these third party service providers experience difficulties, or terminate their services, and we are unable to replace them with other service providers, particularly on a timely basis, our operations could be interrupted. If an interruption were to continue for a significant period of time, our business, financial condition and results of operations could be adversely affected, perhaps materially. Even if we are able to replace third party service providers, it may be at a higher cost to us, which could adversely affect our business, financial condition and results of operations.

We are subject to environmental liability risk associated with lending activities.

A significant portion of our loan portfolio is secured by real property. During the ordinary course of business, we may foreclose on and take title to properties securing certain loans. In doing so, there is a risk that hazardous or toxic substances could be found on these properties. If hazardous or toxic substances are found, we may be liable for remediation costs, as well as for personal injury and property damage. Environmental laws may require us to incur substantial expenses and may materially reduce the affected property’s value or limit our ability to use or sell the affected property. In addition, future laws or more stringent interpretations or enforcement policies with respect to existing laws may increase our exposure to environmental liability. The remediation costs and any other financial liabilities associated with an environmental hazard could adversely affect our business, financial condition and results of operations.

Risks Related to Our Industry and Regulation

We operate in a highly regulated environment and the laws and regulations that govern our operations, corporate governance, executive compensation and accounting principles, or changes in them, or our failure to comply with them, could adversely affect us.

We are subject to extensive regulation, supervision and legal requirements that govern almost all aspects of our operations. These laws and regulations are not intended to protect our shareholders. Rather, these laws and regulations are intended to protect customers, depositors, the Deposit Insurance Fund, and the overall financial stability of the banking system in the United States. These laws and regulations, among other matters, prescribe minimum capital requirements, impose limitations on the business activities in which we can engage, limit the dividend or distributions that the Bank can pay to us, restrict the ability of institutions to guarantee any debt we may issue, and impose certain specific accounting requirements on us that may be more restrictive and may result in greater or earlier charges to earnings or reductions in our capital than generally accepted accounting principles would require. Compliance with laws and regulations can be difficult and costly, and changes to laws and regulations often impose additional compliance costs. Our failure to comply with these laws and regulations, even if the failure follows good faith effort or reflects a difference in interpretation, could subject us to restrictions on our business activities, fines and other penalties, any of which could adversely affect our results of operations, capital base and the price of our securities. Further, any new laws, rules and regulations could make compliance more difficult or expensive or otherwise adversely affect our business, financial condition and results of operations. The banking industry remains heavily regulated. Compliance with such regulations may increase our costs and limit our ability to pursue business opportunities.

The ongoing implementation of the Dodd-Frank Act could adversely affect our business, financial condition, and results of operations.

On July 21, 2010, the Dodd-Frank Act was signed into law, and the process of implementation is ongoing. The Dodd-Frank Act imposes significant regulatory and compliance changes on many industries, including ours. There remains significant uncertainty surrounding the manner in which several of the provisions of the Dodd-Frank Act will ultimately be implemented by the various regulatory agencies, and the full extent of the impact of the requirements on our operations is unclear. However, the legal and regulatory changes that have resulted from the Dodd-Frank Act impacted the profitability of our business activities, required changes to certain of our business practices, required the development of new compliance infrastructure, imposed upon us more stringent capital, liquidity and leverage requirements and adversely affected our business. These changes may also require us to invest significant management attention and resources to evaluate and make any changes necessary to comply with new statutory and regulatory requirements. Failure to comply with the resulting new requirements or with any future changes in laws or regulations may negatively impact our business, financial condition and results of operations.

Compliance with new increased minimum capital thresholds established by our regulators as part of their implementation of Basel III may require us to raise additional capital in the future, which could be dilutive to our existing shareholders and failure to comply with such requirements may result in regulatory actions against us.

The Dodd-Frank Act requires the federal banking agencies to establish stricter risk-based capital requirements and leverage limits to apply to banks and bank and savings and loan holding companies. In July 2013, the federal banking agencies published final capital rules in connection with the implementation of Basel III that revised their risk-based and leverage capital requirements and their method for calculating risk-weighted assets. The Basel III capital rules will apply to all bank holding companies with $1 billion or more in consolidated assets and all banks regardless of size.

As a result of the enactment of the Basel III capital rules, we are and will continue to be subject to increased required capital levels. The Basel III capital rules became effective as applied to us on January 1, 2015, with a phase-in period that generally extends from January 1, 2015 through January 1, 2019. In addition, the application of more stringent capital requirements on us could, among other things, result in lower returns on equity, limit dividends, require the raising of additional capital at an inopportune time, which could be dilutive to our shareholders, and result in regulatory actions such as the inability to pay dividends or repurchase shares if we were to be unable to comply with such requirements.

State and federal banking agencies periodically conduct examinations of our business, including compliance with laws and regulations, and our failure to comply with any supervisory actions to which we become subject as a result of such examinations could adversely affect us.

Texas and federal banking agencies, including the Texas Department of Savings and Mortgage Lending, the FDIC and the Federal Reserve, periodically conduct examinations of our business, including compliance with laws and regulations. If, as a result of an examination, a Texas or federal banking agency were to determine that the financial condition, capital resources, asset quality, earnings prospects, management, liquidity or other aspects of any of our operations had become unsatisfactory, or that our company, the Bank or their respective management were in violation of any law or regulation, it may take a number of different remedial actions as it deems appropriate. These actions include the power to enjoin “unsafe or unsound” practices, to require affirmative actions to correct any conditions resulting from any violation or practice, to issue an administrative order that can be judicially enforced, to direct an increase in our capital levels, to restrict our growth, to assess civil monetary penalties against us, the Bank or our respective officers or directors, to remove officers and directors and, if it is concluded that such conditions cannot be corrected or there is an imminent risk of loss to depositors, to terminate the Bank’s deposit insurance, with the result that the Bank would be closed. If we become subject to such regulatory actions, our business, financial condition, results of operations and reputation could be adversely affected.

Many of our new activities and expansion plans require regulatory approvals, and failure to obtain them may restrict our growth.

We intend to complement and expand our business by pursuing strategic acquisitions of financial institutions and other complementary businesses. Generally, we must receive state and federal regulatory approval before we can acquire an FDIC-insured depository institution or related business. In determining whether to approve a proposed acquisition, federal banking regulators will consider, among other factors, the effect of the acquisition on competition, our financial condition, our future prospects, and the impact of the proposal on U.S. financial stability. The regulators also review current and projected capital ratios and levels, the competence, experience and integrity of management and its record of compliance with laws and regulations, the convenience and needs of the communities to be served (including our record of compliance with the Community Reinvestment Act, or the CRA) and our effectiveness in combating money laundering activities. Such regulatory approvals may not be granted on terms that are acceptable to us, or at all. We may also be required to sell branches or other business lines as a condition to receiving regulatory approval, which condition may not be acceptable to us or, if acceptable to us, may reduce the benefit of any acquisition.

Financial institutions, such as the Bank, face a risk of noncompliance with the Bank Secrecy Act and other anti-money laundering statutes and regulations, and associated enforcement actions.

The Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, or the USA PATRIOT Act, and other laws and regulations require financial institutions, among other duties, to institute and maintain an effective anti-money laundering program and file suspicious activity and currency transaction reports as appropriate. The Financial Crimes Enforcement Network, established by the U.S. Department of the Treasury, or the Treasury Department, to administer the Bank Secrecy Act, is authorized to impose significant civil money penalties for violations of those requirements, and has recently engaged in coordinated enforcement efforts with the individual federal banking regulators, as well as the U.S. Department of Justice, Drug Enforcement Administration, and Internal Revenue Service. There is also increased scrutiny of compliance with the sanctions programs and rules administered and enforced by the Treasury Department’s Office of Foreign Assets Control.

In order to comply with regulations, guidelines and examination procedures in this area, the dedication of significant resources to an anti-money laundering program is required. Additionally, our business relationships with foreign nationals may expose us to greater risk of noncompliance with the Bank Secrecy Act and other anti-money laundering statutes and regulations than other financial institutions who have less expansive business relationships with foreign nationals than us. If our policies, procedures and systems are deemed deficient, we could be subject to liability, including fines and regulatory actions such as restrictions on our ability to pay dividends and on expansion opportunities, including acquisitions.

We are subject to numerous lending laws designed to protect consumers, including the CRA and fair lending laws, and failure to comply with these laws could lead to material sanctions and penalties and restrictions on our expansion opportunities.

The CRA, the Equal Credit Opportunity Act, the Fair Housing Act and other fair lending laws and regulations impose nondiscriminatory lending requirements on financial institutions. The Consumer Financial Protection Bureau, or the CFPB, the FDIC, the Justice Department and other federal agencies are responsible for enforcing these laws and regulations. A successful challenge to an institution’s performance under the CRA or fair lending laws and regulations could result in a wide variety of sanctions, including the required payment of damages and civil money penalties, injunctive relief, imposition of restrictions on mergers and acquisitions activity, and restrictions on expansion activity. Private parties may also have the ability to challenge an institution’s performance under fair lending laws in private class action litigation.

The FDIC’s restoration plan and the related increased assessment rate could adversely affect our earnings and results of operations.

As a result of economic conditions and the enactment of the Dodd-Frank Act, the FDIC has increased deposit insurance assessment rates, which in turn raised deposit premiums for many insured depository institutions. If these increases are insufficient for the Deposit Insurance Fund to meet its funding requirements, further special assessments or increases in deposit insurance premiums may be required. We are generally unable to control the amount of premiums that we are required to pay for FDIC insurance. If there are additional financial institution failures that affect the Deposit Insurance Fund, we may be required to pay FDIC premiums higher than current levels. Our FDIC insurance related costs were $764 thousand, $547 thousand and $431 thousand for the years ended December 31, 2017, 2016 and 2015, respectively. Any future additional assessments, increases or required prepayments in FDIC insurance premiums could adversely affect our earnings and results of operations.

The Federal Reserve may require us to commit capital resources to support the Bank.

The Dodd-Frank Act and Federal Reserve require a bank holding company to act as a source of financial and managerial strength to its subsidiary banks and to commit resources to support its subsidiary banks. Under the “source of strength” doctrine, a bank holding company may be required to make capital injections into a troubled subsidiary bank at times when the bank holding company may not be inclined to do so and may charge the bank holding company with engaging in unsafe and unsound practices for failure to commit resources to such a subsidiary bank. Accordingly, we could be required to provide financial assistance to the Bank if it experiences financial distress.

Such a capital injection may be required at a time when our resources are limited and we may be required to raise capital or borrow the funds to make the required capital injection. In the event of a bank holding company’s bankruptcy, the bankruptcy trustee will assume any commitment by the holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank. Moreover, bankruptcy law provides that claims based on any such commitment will be entitled to a priority of payment over the claims of the holding company’s general unsecured creditors, including the holders of any note obligations. Thus, any borrowing that must be done by the holding company in order to make the required capital injection becomes more difficult and expensive and will adversely impact the holding company’s business, financial condition and results of operations.

We could be adversely affected by the soundness of other financial institutions.

Financial services institutions are interrelated as a result of trading, clearing, counterparty or other relationships. We have exposure to many different industries and counterparties, and routinely execute transactions with counterparties in the financial services industry, including commercial banks, brokers and dealers, investment banks and other institutional clients. Many of these transactions expose us to credit risk in the event of a default by a counterparty or client. In addition, our credit risk may be exacerbated when our collateral cannot be foreclosed upon or is liquidated at prices not sufficient to recover the full amount of the credit or derivative exposure due. Any such losses could adversely affect our business, financial condition and results of operations.

Monetary policies and regulations of the Federal Reserve could adversely affect our business, financial condition and results of operations.

In addition to being affected by general economic conditions, our earnings and growth are affected by the policies of the Federal Reserve. An important function of the Federal Reserve is to regulate the U.S. money supply and credit conditions. Among the instruments used by the Federal Reserve to implement these objectives are open market operations in U.S. government securities, adjustments of both the discount rate and the federal funds rate and changes in reserve requirements against bank deposits. These instruments are used in varying combinations to influence overall economic growth and the distribution of credit, bank loans, investments and deposits. Their use also affects interest rates charged on loans or paid on deposits.

The monetary policies and regulations of the Federal Reserve have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future. Although we cannot determine the effects of such policies on us at this time, such policies could adversely affect our business, financial condition and results of operations.

Risks Related to this Offering and an Investment in our Common Stock

An active trading market for our common stock may not develop, and you may not be able to sell your common stock at or above the initial public offering price.

Prior to this offering there has been no public market for our common stock. An active trading market for shares of our common stock may never develop or be sustained following this offering. If an active trading market does not develop, you may have difficulty selling your shares of common stock at an attractive price, or at all. The initial public offering price for our common stock will be determined by negotiations between us and the representative of the underwriters and may not be indicative of prices that will prevail in the open market following this offering. Consequently, you may not be able to sell your common stock at or above the initial public offering price or at any other price or at the time that you would like to sell. An inactive market may also impair our ability to raise capital by selling our common stock and may impair our ability to expand our business by using our common stock as consideration in an acquisition.

The market price of our common stock may fluctuate significantly.

The market price of our common stock could fluctuate significantly due to a number of factors, including, but not limited to:

•	our quarterly or annual earnings, or those of other companies in our industry;

•	actual or anticipated fluctuations in our operating results;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	the perception that investment in Texas is unattractive or less attractive during periods of low oil or gas prices;

•	the public reaction to our press releases, our other public announcements or our filings with the SEC;

•	announcements by us or our competitors of significant acquisitions, dispositions, innovations or new programs and services;

•	threatened or actual litigation;

•	any major change in our board of directors or management;

•	changes in financial estimates and recommendations by securities analysts following our stock, or the failure of securities analysts to cover our common stock after this offering;

•	changes in earnings estimates by securities analysts or our ability to meet those estimates;

•	the operating and stock price performance of other comparable companies;

•	general economic conditions and overall market fluctuations;

•	the trading volume of our common stock;

•	changes in business, legal or regulatory conditions, or other developments affecting participants in our industry, or publicity regarding our business or any of our significant customers or competitors;

•	changes in governmental monetary policies, including the policies of the Federal Reserve;

•	future sales of our common stock by us, directors, executives and significant shareholders; and

•	changes in economic conditions in and political conditions affecting our target markets.

In particular, the realization of any of the risks described in this “Risk Factors” section could have a material adverse effect on the market price of our common stock and cause the value of your investment to decline. In addition, the stock market in general, and the market for banks and financial services companies in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. These fluctuations might be even more pronounced in the trading market for our stock shortly following this offering. Securities class action litigation has often been instituted against companies following periods of volatility in the overall market and in the market price of a company’s securities. This litigation, if instituted against us, could result in substantial costs, divert our management’s attention and resources, and harm our business, operating results, and financial condition.

The obligations associated with being a public company will require significant resources and management attention.

As a public company, we will face increased legal, accounting, administrative and other costs and expenses that we have not incurred as a private company, particularly after we are no longer an emerging growth company. We expect to incur significant incremental costs related to operating as a public company, particularly when we no longer qualify as an emerging growth company. After the completion of this offering, we will be subject to the reporting requirements of the Exchange Act, which require that we file annual, quarterly and current reports with respect to our business and financial condition and proxy and other information statements, and the rules and regulations implemented by the SEC, the Sarbanes-Oxley Act, the Dodd-Frank Act, the PCAOB and the NASDAQ Stock Market, each of which imposes additional reporting and other obligations on public companies. As a public company, we will be required to:

•	prepare and distribute periodic reports, proxy statements and other shareholder communications in compliance with the federal securities laws and rules;

•	expand the roles and duties of our board of directors and committees thereof;

•	maintain an internal audit function;

•	institute more comprehensive financial reporting and disclosure compliance procedures;

•	involve and retain to a greater degree outside counsel and accountants in the activities listed above;

•	enhance our investor relations function;

•	establish new internal policies, including those relating to trading in our securities and disclosure controls and procedures;

•	retain additional personnel;

•	comply with NASDAQ Stock Market listing standards; and

•	comply with the Sarbanes-Oxley Act.

We expect these rules and regulations and changes in laws, regulations and standards relating to corporate governance and public disclosure, which have created uncertainty for public companies, to increase legal and financial compliance costs and make some activities more time consuming and costly. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. Our investment in compliance with existing and evolving regulatory requirements will result in increased administrative expenses and a diversion of management’s time and attention from revenue- generating activities to compliance activities, which could have a material adverse effect on our business, financial condition and results of operations. These increased costs could require us to divert a significant amount of money that we could otherwise use to expand our business and achieve our strategic objectives.

In connection with the audit of our 2016 financial statements, a material weakness in our internal control over financial reporting was identified.

In connection with the audit of our 2016 financial statements, control deficiencies were identified in our financial reporting process that constituted a material weakness for the years ended December 31, 2015 and 2016. The material weakness related to the lack of appropriate level of knowledge, experience and training in Generally Accepted Accounting Principles, or GAAP, and SEC reporting requirements with respect to equity transactions and our SBA servicing asset, resulting in several adjustments to our financial statements and also a restatement of our previously issued financial statements as of and for the years ended December 31, 2016 and 2015.

We have since initiated certain measures to remediate this material weakness. For example, we hired a new Chief Financial Officer, a new Chief Accounting Officer and a new Controller, each with what we believe are the necessary skills and expertise to facilitate our compliance with FDICIA, the requirements of GAAP, SEC reporting requirements, the Sarbanes-Oxley Act and other regulatory requirements for a publicly-traded financial institution. We believe that we have fully remediated this material weakness and no additional material weaknesses have been identified. However, there can be no assurance that our remedial actions will prevent this weakness from re-occurring in the future.

Further, there can be no assurance that we will not suffer from other material weaknesses or significant deficiencies in the future. If we fail to maintain effective internal controls over financial reporting in the future, such failure could result in a material misstatement of our annual or quarterly financial statements that would not be prevented or detected on a timely basis and that could cause investors and other users of our financial statements to lose confidence in our financial statements, limit our ability to raise capital or make acquisitions and have a negative effect on the trading price of our common stock. Additionally, failure to maintain effective internal controls over financial reporting may also negatively impact our operating results and financial condition, impair our ability to timely file our periodic and other reports with the SEC, subject us to additional litigation and regulatory actions and cause us to incur substantial additional costs in future periods relating to the implementation of remedial measures.

You will incur immediate dilution as a result of this offering.

If you purchase our common stock in this offering, you will pay more for your shares than the tangible book value per share immediately prior to consummation of this offering. As a result, you will incur immediate dilution of $7.27 per share representing the difference between the offering price of $21.00, the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus, and our tangible book value per share as of December 31, 2017 of $12.52. Accordingly, if we are liquidated at our tangible book value, you would not receive the full amount of your investment.

If securities or industry analysts change their recommendations regarding our stock or if our operating results do not meet their expectations, our stock price could decline.

The trading market for our common stock could be influenced by the research and reports that industry or securities analysts may publish about us or our business. We cannot predict whether any research analysts will cover us and our common stock nor do we have any control over these analysts. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline and our common stock to be less liquid. Moreover, if one or more of the analysts who cover us downgrade our stock or if our operating results do not meet their expectations, either absolutely or relative to our competitors, our stock price could decline significantly.

Future sales or the possibility of future sales of a substantial amount of our common stock may depress the price of shares of our common stock.

We may seek to raise additional funds, finance acquisitions, or develop strategic relationships by issuing additional shares of common stock. Future sales or the availability for sale of substantial amounts of our common stock in the public market could adversely affect the prevailing market price of our common stock and could impair our ability to raise capital through future sales of equity securities.

Our second amended and restated certificate of formation authorizes us to issue up to 5,000,000 shares of preferred stock, none of which is outstanding, and 50,000,000 shares of common stock, 9,391,611 of which will be outstanding upon consummation of this offering (or 9,677,361 shares if the underwriters exercise their option to purchase additional shares in full). This number includes 1,905,000 shares that we are selling in this offering (or 2,190,750 shares if the underwriters exercise their option to purchase additional shares in full), which will be freely transferable without restriction or further registration under the Securities Act of 1933, as amended, or the Securities Act. Holders of approximately 18.4% of the shares of our common stock outstanding prior to this offering, including certain shareholders and all of our executive officers and directors, have agreed not to sell any shares of our common stock for a period of at least 180 days from the date of this prospectus, subject to certain exceptions. Following the expiration of the applicable lock-up period, all of these shares will be eligible for resale under Rule 144 of the Securities Act, subject to any remaining holding period requirements and, if applicable, volume limitations. The remaining shares of common stock outstanding prior to this offering are not subject to lock-up agreements and substantially all of such shares have been held by our non-affiliates for at least one year and therefor may be freely sold by such persons upon the completion of this offering.

We may issue shares of our common stock or other securities from time to time as consideration for future acquisitions and investments and pursuant to compensation and incentive plans. If any such acquisition or investment is significant, the number of shares of our common stock, or the number or aggregate principal amount, as the case may be, of other securities that we may issue may in turn be substantial. We may also grant registration rights covering those shares of our common stock or other securities in connection with any such acquisitions and investments.

We cannot predict the size of future issuances of our common stock or the effect, if any, that future issuances and sales of our common stock will have on the market price of our common stock. Sales of substantial amounts of our common stock (including shares of our common stock issued in connection with an acquisition or under a compensation or incentive plan), or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock and could impair our ability to raise capital through future sales of our securities.

We may issue shares of preferred stock in the future, which could make it difficult for another company to acquire us or could otherwise materially adversely affect holders of our common stock, which could depress the price of our common stock.

Our second amended and restated certificate of formation authorizes us to issue up to 5,000,000 shares of one or more series of preferred stock. Our board of directors has the authority to determine the preferences, limitations and relative rights of shares of preferred stock and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by our shareholders. Our preferred stock could be issued with voting, liquidation, dividend and other rights superior to the rights of our common stock. The potential issuance of preferred stock may delay or prevent a change in control of us, discouraging bids for our common stock at a premium over the market price, and materially adversely affect the market price and the voting and other rights of the holders of our common stock.

We currently have no plans to pay dividends on our common stock, so you may not receive funds without selling your common stock.

We do not anticipate paying any dividends on our common stock in the foreseeable future. Our ability to pay dividends on our common stock is dependent on the Bank’s ability to pay dividends to us, which is limited by applicable laws and banking regulations, and may in the future be restricted by the terms of any debt or preferred securities we may incur or issue. Payments of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our business, operating results and financial condition, current and anticipated cash needs, plans for expansion and any legal or contractual limitations on our ability to pay dividends. In addition, our current line of credit restricts our ability to pay dividends and in the future we may enter into other borrowing or other contractual arrangements that restrict our ability to pay dividends. Accordingly, shares of common stock should not be purchased by persons who need or desire dividend income from their investment.

We are an “emerging growth company,” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These exemptions allow us, among other things, to present only two years of audited financial statements and discuss our results of operations for only two years in related Management’s Discussions and Analyses; not to provide an auditor attestation of our internal control over financial reporting; to choose not to comply with any new requirements adopted by the PCAOB requiring mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and our audited financial statements; to provide reduced disclosure regarding our executive compensation arrangements pursuant to the rules applicable to smaller reporting companies, which means we do not have to include a compensation discussion and analysis and certain other disclosure regarding our executive compensation; and not to seek a non-binding advisory vote on executive compensation or golden parachute arrangements. In addition, even if we comply with the greater disclosure obligations of public companies that are not emerging growth companies immediately after this offering, we may avail ourselves of these reduced requirements applicable to emerging growth companies from time to time in the future, so long as we are an emerging growth company. We will remain an emerging growth company for up to five years, though we may cease to be an emerging growth company earlier under certain circumstances, including if, before the end of such five years, we are deemed to be a large accelerated filer under the rules of the SEC (which depends on, among other things, having a market value of common stock held by non-affiliates in excess of $700.0 million). Investors and securities analysts may find it more difficult to evaluate our common stock because we may rely on one or more of these exemptions, and, as a result, investor confidence and the market price of our common stock may be materially and adversely affected.

We are dependent upon the Bank for cash flow, and the Bank’s ability to make cash distributions is restricted, which could impact our ability to satisfy our obligations.

Our primary asset is the Bank. As such, we depend upon the Bank for cash distributions through dividends on the Bank’s stock to pay our operating expenses and satisfy our obligations, including debt obligations. There are numerous laws and banking regulations that limit the Bank’s ability to pay dividends to us. If the Bank is unable to pay dividends to us, we will not be able to satisfy our obligations. Federal and state statutes and regulations restrict the Bank’s ability to make cash distributions to us. These statutes and regulations require, among other things, that the Bank maintain certain levels of capital in order to pay a dividend. Further, federal and state banking authorities have the ability to restrict the Bank’s payment of dividends through supervisory action.

We have broad discretion in the use of the net proceeds from this offering, and our use of those proceeds may not yield a favorable return on your investment.

We expect to use the net proceeds of this offering to support our continued growth, including organic growth and potential future acquisitions, and for general corporate purposes. From time to time, we evaluate and conduct due diligence with respect to potential acquisition candidates and may enter into letters of intent, although we do not have any current arrangements or understandings to make a material acquisition. There can be no assurance that we will enter into any definitive agreements in respect of any such transaction. Our management has broad discretion over how the proceeds of this offering are used and could spend the proceeds in ways with which you may not agree. In addition, we may not use the proceeds of this offering effectively or in a manner that increases our market value or enhances our profitability. We have not established a timetable for the effective deployment of the proceeds, and we cannot predict how long it will take to deploy the proceeds. Investing the offering proceeds in securities until we are able to deploy the proceeds will provide lower margins than we generally earn on loans, potentially adversely affecting shareholder returns, including earnings per share, return on assets and return on equity.

Shareholders may be deemed to be acting in concert or otherwise in control of us, which could impose notice, approval and ongoing regulatory requirements and result in adverse regulatory consequences for such holders.

We are subject to the Bank Holding Company Act of 1956, as amended, or BHC Act, and federal and state banking regulation, that will impact the rights and obligations of owners of our common stock, including, for example, our ability to declare and pay dividends on our common stock. Shares of our common stock are voting securities for purposes of the BHC Act and any bank holding company or foreign bank that is subject to the BHC Act may need approval to acquire or retain 5% or more of the then outstanding shares of our common stock, and any holder (or group of holders deemed to be acting in concert) may need regulatory approval to acquire or retain 10% or more of the shares of our common stock. A holder or group of holders may also be deemed to control us if they own 25% or more of our total equity. Under certain limited circumstances, a holder or group of holders acting in concert may exceed the 25% threshold and not be deemed to control us until they own 33% or more of our total equity. The amount of total equity owned by a holder or group of holders acting in concert is calculated by aggregating all shares held by the holder or group, whether as a combination of voting or non-voting shares or through other positions treated as equity for regulatory or accounting purposes and meeting certain other conditions. Holders of our common stock should consult their own counsel with regard to regulatory implications.

Our directors and executive officers could have the ability to influence shareholder actions in a manner that may be adverse to your personal investment objectives.

Immediately following the offering, we expect that our directors and executive officers collectively will own approximately 1,401,463 shares of common stock, which represents 14.19% of shares of total shares outstanding. Additionally, we have issued warrants to our organizers and stock options to our executive officers and directors. Due to their significant ownership interests, our organizers, directors and executive officers are able to exercise significant influence over our management and affairs. For example, our organizers, directors and executive officers may be able to influence the outcome of director elections or block significant transactions, such as a merger or acquisition, or any other matter that might otherwise be approved by the shareholders.

An investment in our common stock is not an insured deposit and is not guaranteed by the FDIC, so you could lose some or all of your investment.

An investment in our common stock is not a bank deposit and, therefore, is not insured against loss or guaranteed by the FDIC, any other deposit insurance fund or by any other public or private entity. An investment in our common stock is inherently risky for the reasons described herein. As a result, if you acquire our common stock, you could lose some or all of your investment.

Our corporate organizational documents and certain corporate and banking provisions of Texas law to which we are subject contain certain provisions that could have an anti-takeover effect and may delay, make more difficult or prevent an attempted acquisition of us that you may favor.

Our second amended and restated certificate of formation and amended and restated bylaws contain certain provisions that may have an anti-takeover effect and may delay, discourage or prevent an attempted acquisition or change of control of our company. These provisions include:

•	staggered terms for directors, who may only be removed for cause;

•	authorization for our board of directors to issue shares of one or more series of preferred stock without shareholder approval and upon such terms as the board of directors may determine;

•	a prohibition of shareholder action by less than unanimous written consent;

•	a prohibition of cumulative voting in the election of directors;

•	a provision establishing certain advance notice procedures for nomination of candidates for election of directors and for shareholder proposals; and

•	a limitation on the ability of shareholders to call special meetings to those shareholders or groups of shareholders owning at least 50% of our shares of common stock that are issued, outstanding and entitled to vote.

These provisions could discourage potential acquisition proposals and could delay or prevent a change in control of our company, even in the case where our shareholders may consider such proposals, if effective, desirable.

Our second amended and restated certificate of formation does not provide for cumulative voting for directors and authorizes our board of directors to issue shares of preferred stock without shareholder approval and upon such terms as the board of directors may determine. The issuance of our preferred stock, while providing desirable flexibility in connection with possible acquisitions, financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a controlling interest in us. In addition, certain provisions of Texas law, including a provision which restricts certain business combinations between a Texas corporation and certain affiliated shareholders, may delay, discourage or prevent an attempted acquisition or change in control.

In addition, banking laws impose notice, approval, and ongoing regulatory requirements on any shareholder or other party that seeks to acquire direct or indirect “control” of an FDIC-insured depository institution. These laws include the BHC Act and the Change in Bank Control Act. These laws could delay or prevent an acquisition.

Our corporate charter contains an exclusive forum provision that limits the judicial forums where our shareholders may initiate derivative actions and certain other legal proceedings against us and our directors and officers.

Our second amended and restated certificate of formation provides that the state and federal courts located in Montgomery County, Texas will, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any actual or purported derivative action or proceeding brought on our behalf, (b) any action asserting a claim of breach of a fiduciary duty, (c) any action asserting a claim against us or any of our directors or officers arising pursuant to the Texas Business Organizations Code, our second amended and restated certificate of formation, or our amended and restated bylaws, (d) any action to interpret, apply, enforce or determine the validity of our second amended and restated certificate of formation or amended and restated bylaws, or (e) any action asserting a claim against us or any of our directors or officers that is governed by the internal affairs doctrine. The choice of forum provision in our second amended and restated certificate of formation may limit our shareholders’ ability to obtain a favorable judicial forum for disputes with us. Alternatively, if a court were to find the choice of forum provision contained in our second amended and restated certificate of formation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results, and financial condition.

USE OF PROCEEDS

Assuming an initial public offering price of $21.00 per share, which is the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus, we estimate that the net proceeds to us from the sale of our common stock in this offering will be $34.9 million (or $40.5 million if the underwriters exercise in full their option to purchase additional shares of common stock from us), after deducting estimated underwriting discounts and commissions and estimated offering expenses payable to us.

We intend to initially retain the net proceeds from this offering at our holding company and to use such proceeds as needed to support our continued growth, including organic growth and potential future acquisitions, and for general corporate purposes. We may use a portion of net proceeds from this offering to repay outstanding indebtedness under our line of credit described below, plus accrued and unpaid interest, which was $7.8 million as of December 31, 2017. At any given time, we may be evaluating and conducting due diligence with respect to potential acquisition candidates. We cannot assure you that we will enter into any definitive agreements in respect of any such potential transactions. Our management will retain broad discretion to allocate the net proceeds of this offering. Although we intend to initially retain the net proceeds of this offering at our holding company, we may elect to contribute a portion of the net proceeds to the Bank as regulatory capital. The precise amounts and timing of our use of the proceeds will depend upon market conditions and other factors and will be in the discretion of our management.

We entered into our line of credit with a third party lender in May 2017. It allows for borrowing of up to $20 million. The interest rate on this line of credit is based upon 90-day LIBOR plus 4.00% per annum, and unpaid principal and interest is due at the stated maturity on May 12, 2022. This line of credit is secured by a pledge of all of the common stock of the Bank. This line of credit may be prepaid at any time without penalty, so long as such prepayment includes the payment of all interest accrued through the date of the repayments, and, in the case of prepayment of the entire loan, the amount of attorneys’ fees and disbursements of the lender. We are subject to various financial covenants under this line of credit, and as of December 31, 2017 we were in compliance with all covenants. As of December 31, 2017, total borrowing capacity of $12.2 million was available under this line of credit and $7.8 million was drawn, with an average interest rate of 5.24%.

Each $1.00 increase (decrease) in the assumed initial public offering price would increase (decrease) the net proceeds to us from this offering by $1.8 million (or $2.0 million if the underwriters elect to exercise in full their purchase option), assuming the number of shares we sell, as set forth on the cover of this prospectus, remains the same, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

A 100,000 share increase (decrease) in the number of shares of common stock offered by us, would increase (decrease) the net proceeds from the sale of the shares of common stock by us by approximately $2.0 million, assuming an initial public offering price of $21.00 per share, which is the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2017:

•	on an actual basis; and

•	on an as adjusted basis to give effect to the sale of 1,905,000 shares of common stock by us in this offering (assuming the underwriters do not exercise their purchase option), at an assumed initial public offering price of $21.00 per share, which is the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

This table should be read in conjunction with “Use of Proceeds,” “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus.

	As of December 31, 2017
	Actual	As Adjusted
	(Dollars in thousands, except share and per share data)
Long-term borrowings	$76,411	$76,411

Stockholders’ equity:
Common stock (no par value; 50,000,000 shares authorized; 7,280,183 issued and outstanding (actual); 9,185,183 issued and outstanding (as adjusted))	82,615	117,520
Preferred stock ($1.00 par value; 5,000,000 shares authorized; no shares of Series A preferred stock issued and outstanding)	—	—
Additional paid-in capital	—	—
Retained earnings	17,025	17,025
Accumulated other comprehensive income (loss)	(501)	(501)
Total stockholders’ equity	99,139	134,044

Total capitalization	$175,550	$210,455

Per Share Data:
Book value per share(2)	$13.62	$14.59
Tangible book value per share(3)	$12.52	$13.73

Capital Ratios:
Tangible equity to tangible assets(4)	8.92%	11.92%
Common equity tier 1 capital ratio	10.07%	13.93%
Tier 1 leverage ratio(5)	8.71%	11.74%
Tier 1 capital to risk-weighted assets(5)	10.07%	13.93%
Total capital to risk-weighted assets(5)	10.72%	14.57%

(1)	We calculate book value per share as stockholders’ equity divided by the outstanding number of shares of our common stock at the end of the relevant period.
(2)

We calculate tangible book value per share as total stockholders’ equity less goodwill and other intangible assets, net of accumulated amortization at the end of the relevant period, divided by the outstanding number of shares of our common stock at the end of the relevant period. Tangible book value per share is a non-GAAP financial measure. The most directly comparable GAAP financial measure is book value per share. See our reconciliation of non-GAAP financial measures to their most directly comparable GAAP financial measures under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures.”

(3)	We calculate tangible equity as total stockholders’ equity less goodwill and other intangible assets, net of accumulated amortization at the end of the relevant period, and we calculate tangible assets as total assets less goodwill and other intangible assets, net of accumulated amortization. Tangible equity to tangible assets is a non-GAAP financial measure. The most directly comparable GAAP financial measure is total stockholders’ equity to total assets. See our reconciliation of non-GAAP financial measures to their most directly comparable GAAP financial measures under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures.”
(4)	We calculate our risk-weighted assets using the standardized method of the Basel III Framework, as implemented by the Federal Reserve and the FDIC.

DILUTION

If you invest in our common stock, your ownership interest will be diluted to the extent that the initial public offering price per share of our common stock in this offering exceeds the tangible book value per share of common stock upon completion of this offering. Tangible book value per share is a non-GAAP financial measure. The most directly comparable GAAP financial measure is book value per share. See our reconciliation of non-GAAP financial measures to their most directly comparable GAAP financial measures under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures.”

Tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding. Our tangible book value as of December 31, 2017 was $91.2 million, or $12.52 per share of common stock.

Investors participating in this offering will incur immediate, substantial dilution. After giving effect to the sale of 1,905,000 shares of our common stock by us at the initial public offering price of $21.00 per share, the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our tangible book value as of December 31, 2017 would have been approximately $126.1 million, or approximately $13.73 per share of common stock. This represents an immediate increase in tangible book value of $1.21 per share to existing common shareholders, and an immediate dilution of $7.27 per share to investors participating in this offering. If the initial public offering price is higher or lower, the dilution to new shareholders will be greater or less, respectively.

The following table illustrates the calculation of the amount of dilution per share that a purchaser of our common stock in this offering will incur given the assumptions above:

Assumed initial public offering price per share of common stock		$21.00
Tangible book value per share as of December 31, 2017	$12.52
Increase in tangible book value per share attributable to this offering	1.21

As adjusted tangible book value per share after this offering		13.73

Dilution in tangible book value per share to new investors(1)		$7.27

(1)	Dilution is determined by subtracting tangible book value per share after giving effect to this offering from the initial public offering price paid by a new investor.

A $1.00 increase (or decrease) in the assumed initial public offering price of $21.00 per share, which is the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus, would increase (or decrease) the as adjusted tangible book value per share after this offering by approximately $0.19, and dilution in tangible book value per share to new investors by approximately $0.81, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise in full their option to purchase additional shares of our common stock in this offering, the as adjusted tangible book value per share after this offering would be $13.90 per share, the increase in tangible book value to existing shareholders would be $1.38 per share and the dilution to new investors would be $7.10 per share, in each case assuming an initial public offering price of $21.00 per share, which is the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus.

The following table summarizes, as of December 31, 2017, the differences between our existing shareholders and new investors with respect to the number of shares of our common stock purchased from us, the total consideration paid to us and the average price per share paid by existing shareholders and investors purchasing common stock in this offering. The calculations with respect to shares purchased by new investors in this offering assume an initial public offering price of $21.00 per share, which is the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus, before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us:

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percentage	Amount	Percentage
	(Dollars in thousands except per share amounts)
Existing shareholders	7,280,183	79.3%	$76,732	65.7%	$10.54
New investors	1,905,000	20.7%	40,005	34.3%	21.00

Total	9,185,183	100%	$116,737	100%	$12.71

The discussion and tables above assume no exercise of the underwriters’ option to purchase additional shares. In addition, if the underwriters’ option to purchase additional shares is exercised in full, the number of shares of common stock held by existing shareholders will be further reduced to 76.9% of the total number of shares of common stock to be outstanding upon the completion of this offering, and the number of shares of common stock held by investors participating in this offering will be further increased to 2,190,750 shares or 23.1% of the total number of shares of common stock to be outstanding upon the completion of this offering.

The discussion and tables above exclude 1,543,277 shares of common stock issuable upon the exercise of outstanding options at a weighted average exercise price of $12.79 per share (1,135,475 shares of which were exercisable), as of December 31, 2017. The discussion and tables above also exclude 136,212 shares of common stock issuable upon the exercise of outstanding warrants. As of December 31, 2017, we had outstanding warrants to purchase 136,212 shares of common stock at exercise prices ranging from $10.00 per share to $12.84 per share. To the extent any of these options or warrants are exercised, investors purchasing common stock in this offering will experience further dilution.

DIVIDEND POLICY

We have not declared or paid any dividends on our common stock. We currently intend to retain all of our future earnings, if any, for use in our business and do not anticipate paying cash dividends on our common stock in the foreseeable future. Payments of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our business, operating results and financial condition, current and anticipated cash needs, plans for expansion and any legal or contractual limitations on our ability to pay dividends.

As a bank holding company, our ability to pay dividends is affected by the policies and enforcement powers of the Federal Reserve. In addition, because we are a holding company, we are dependent upon the payment of dividends by the Bank to us as our principal source of funds to pay dividends in the future, if any, and to make other payments. The Bank is also subject to various legal, regulatory and other restrictions on its ability to pay dividends and make other distributions and payments to us. See “Regulation and Supervision—Holding Company Regulation—Restrictions on Bank Holding Company Dividends” and “—Bank Regulation—Bank Dividends.” In addition, our current line of credit restricts our ability to pay dividends and in the future we may enter into other borrowing or other contractual arrangements that restrict our ability to pay dividends.

BUSINESS

Our Company

We are a Texas corporation and a registered bank holding company located in the Houston metropolitan area with headquarters in Conroe, Texas. We offer a broad range of commercial and retail banking services through our wholly-owned bank subsidiary, Spirit of Texas Bank SSB. We operate through 15 full-service branches located primarily in the Houston and Dallas/Fort Worth metropolitan areas. As of December 31, 2017, we had total assets of $1.03 billion, loans held for investment of $869.1 million, total deposits of $835.4 million and total stockholders’ equity of $99.1 million.

We are a business-focused bank that delivers relationship-driven financial services to small and medium-sized businesses and individuals in our market areas. Our philosophy is to target commercial customers whose businesses generate between $3 – $30 million of annual revenue. Our product offerings consist of a wide range of commercial products, including term loans and operating lines of credit to commercial and industrial companies; commercial real estate loans; construction and development loans; SBA loans; commercial deposit accounts; and treasury management services. In addition, our retail offerings include consumer loans, 1-4 single family residential real estate loans and retail deposit products.

We pride ourselves on our strong credit culture and responsiveness to our customers’ banking needs. We are guided by an experienced and proven executive management team, led by founder Dean O. Bass, our Chairman and Chief Executive Officer, and David M. McGuire, our President and the Bank’s President and Chief Lending Officer. Since our inception in 2008, we have implemented a growth strategy that includes organic loan and deposit generation through the establishment of de novo branches, as well as strategic acquisitions that have either strengthened our presence in existing markets or expanded our operations into new markets with attractive business prospects.

We operate in one reportable segment of business, Community Banking, which includes Spirit of Texas Bank SSB, our sole banking subsidiary.

Our History and Growth

Dean O. Bass founded our company after successfully establishing, operating and selling, Royal Oaks Bank, a high growth de novo institution in the Central Houston area. We began operations in November 2008 with the acquisition of First Bank of Snook, a community bank with two branches, one in the Bryan/College Station metropolitan area and one in Snook, Texas. Immediately following this initial acquisition, we opened a business banking office with an established commercial lending team and SBA team with whom our management group worked at Royal Oaks Bank. We quickly expanded into the Central Houston and North Houston markets through de novo branching and branch acquisitions. Early in our development, we identified the Dallas/Fort Worth metropolitan area as a strategic opportunity for expansion and an area with strong growth potential based on attractive demographics and market characteristics. In 2012, we expanded into Dallas with a team of bankers with whom our management team had previously worked, by establishing two loan production offices, or LPOs. We further expanded our presence in the Dallas/Fort Worth metropolitan area in 2013 through a whole-bank acquisition and subsequently converted the LPOs into two full-service de novo branches. At the end of 2013, we acquired a bank in The Woodlands, which is located in North Houston, in a FDIC-assisted transaction. Most recently, in 2016, we acquired an additional branch in a strategic location in The Woodlands.

Today, we have 15 full-service branches located in three Texas markets—the Houston, Dallas/Fort Worth and Bryan/College Station metropolitan areas. We believe our exposure to these dynamic and complementary markets provides us with economic diversification and the opportunity for expansion across Texas. We have experienced significant growth since our formation while maintaining strong credit metrics, as demonstrated by:

•	Our balance sheet growth, with a compound annual growth rate, or CAGR, of 10.5% in assets, 12.3% in loans held for investment and 12.4% in deposits from December 31, 2015 to December 31, 2017;

•	Our noninterest bearing deposit growth, with a CAGR of 24.1% from December 31, 2015 to December 31, 2017; and

•	Our earnings growth, with a CAGR of 9.8% in net income and 10.1% in diluted earnings per common share for the twelve months ended December 31, 2015 to the twelve months ended December 31, 2017. The decrease in net income and diluted earnings per common share for the twelve months ended December 31, 2016 compared to the twelve months ended December 31, 2015 was partially as a result of expenditures for additional personnel and infrastructure as part of and to support our growth efforts.

We have supplemented our strong organic growth through strategic bank acquisitions. Since our formation, we have completed three whole-bank acquisitions, three branch acquisitions consisting of six branches, and one FDIC-assisted acquisition. These transactions result in us being the most active acquirer among private Texas-based banks and third most active acquirer among Texas-based banks (in each case, based on number of transactions) since 2008, according to data obtained through S&P Global. These acquisitions demonstrate our ability to identify acquisition targets, negotiate and execute definitive agreements, and integrate different systems and cultures into our own. In addition, we have proven our ability to leverage the new capabilities obtained through these acquisitions as evidenced by strong organic growth in acquired markets and continuously enhanced product offerings for our customers. We evaluate acquisitions based on a defined set of criteria, including earnings per share accretion, reasonable tangible book value per share earn back periods and enhanced shareholder value.

The following table summarizes the acquisitions that we have completed since our inception and excludes cash received and paid and other acquired liabilities:

Target Company / Seller	Acquisition Type	Market Area	Completion Date	Acquired Assets	Acquired Deposits
				(Dollars in Millions)
Snook Bancshares	Whole-Bank	College Station	11/17/2008	$38.6	$35.9
Third Coast Bank, SSB	2 Branches	Houston	10/23/2009	9.2	18.6
Texas Community Bank, N.A.	3 Branches	Houston	10/29/2011	42.9	58.9
Oasis Bank, SSB	Whole-Bank	Houston	11/30/2012	79.3	69.0
Peoples Bank	Whole-Bank	Dallas/Fort Worth	7/13/2013	70.8	60.8
Texas Community Bank, N.A.	FDIC-Assisted	Houston	12/13/2013	134.1	118.7
PlainsCapital Bank	1 Branch	Houston	6/24/2016	4.4	36.7

Our Banking Strategy

We are a business-focused bank that delivers relationship-driven financial services to small and medium-sized businesses as well as individuals in our market areas. The following further articulates our banking strategy:

•	Diverse Lending Platform. Our strategy is to provide a broad array of financial services, which results in a diverse loan portfolio that consists primarily of: commercial and industrial loans; 1-4 single family residential real estate loans; construction, land and development loans; and commercial real estate loans. We focus on delivering superior customer service, responsive decision-making and personal customer relationships. We believe our target customer base is underserved by larger financial institutions, and our ability to execute our relationship banking model and respond quickly to customers gives us an advantage over our competition. Our approach is to equip commercial lenders with the tools and support necessary to serve their clients, including advanced training, treasury management support, quick access to lending management and timely credit decisions. Our lenders are evaluated on their ability not only to originate loans but also to gather deposits and maintain a portfolio with sound credit quality.

•

Small Business Administration (SBA) Lending. During the SBA’s fiscal year ended September 30, 2017, the Bank was the leading SBA lender among community banks in Texas, based on the number of loans closed. We primarily lend through the SBA 7(a) program and we have a dedicated team focused on origination, documentation and closing of SBA loans. SBA lending has been a core competency since our inception, and our SBA leadership team has an average of 15 years of experience dedicated to the program. Our strategy is to sell the government-guaranteed portion of the loan (generally 75% to 85% of the principal balance), on which we generate an up-front premium. In addition to selling the guaranteed portion of the loan, we retain the servicing rights to the loans that we sell, and we collect the associated servicing fees, which are typically 1% of the principal balance of the loan. For the years ended December 31, 2015 through 2017, we originated 243, 202 and 270 SBA loans totaling $53.9 million, $46.7 million and $71.2 million, respectively. During these periods, we generated gains on sales of SBA loans of $4.4 million, $4.4 million and $5.7 million, respectively.

As of December 31, 2017, we had SBA loans on our balance sheet of $67.1 million, and we serviced $275.2 million of SBA loans. We maintain strict underwriting guidelines in our SBA program, which has contributed to our success. More than 75% of our SBA customers are national franchisees, which we believe leads to fewer losses because we are able to mitigate risk by analyzing loss histories of similar businesses and the national franchise provides greater support to our borrowers. Additionally, our SBA loans are subject to the same credit review process as our conventional lending customers. We believe these factors have contributed to our SBA portfolio performing better than the national SBA three year average loss rate.

We are a Preferred Lenders Program participant with the SBA, which allows us to accelerate the SBA documentation process. To date, we have not been notified of any denial or repair of the SBA guaranty on any loan submitted for liquidation. An annual review by an independent third party validates the performance of the portfolio and the integrity of the documentation. This lending channel provides us with a competitive advantage and opportunity to earn a borrower’s banking relationship early in the business’s life cycle. Once we have originated an SBA loan, we believe we are optimally positioned to continue to service the customer as the customer’s business matures.

•	Deposit Gathering Focus. We are focused on generating core deposits from our business customers. We improved our treasury management services by hiring additional personnel and offering more products to enable us to more effectively attract and service the operating accounts of larger, more sophisticated businesses. These efforts have produced desirable results, as evidenced by our growth in non-interest bearing deposits from $114.8 million at December 31, 2015 to $176.7 million at December 31, 2017, a 53.9% increase. We believe that over time we will continue to successfully grow our core deposit base through commercial customers as well as our strategically located retail branches. In addition to our organic deposit efforts, we will continue to place an emphasis on the acquisition of banks with high quality funding profiles to enhance our core deposit base.

•	Scalable Infrastructure. Throughout our history, we have been strategic in the hiring of key personnel and implementation of systems and processes that we believe are advanced for a bank of our size, which we expect will allow us to scale our business model without significant additional noninterest expense going forward. This includes a sophisticated loan review process, dedicated senior credit and compliance officers, and robust internal and external loan review programs. As we are able to leverage our current expense base as a larger company, we expect to experience enhanced shareholder returns through operational efficiencies.

Our Growth Strategy

We believe we have managed our growth successfully since inception, and plan to continue our strategy of organic and acquisitive growth, as outlined below:

•	Organic Growth. Our organic growth strategy involves building upon the relationships of our 41 commercial lenders and SBA lenders as of December 31, 2017, who we believe have additional capacity to grow the loan portfolio. We have designed our incentive plans to emphasize strong credit quality, loan growth and deposit growth. From December 31, 2015 to December 31, 2017, we have grown loans held for investment and deposits by $180.3 million and $174.0 million, or 26.2% and 26.3%, respectively. With the exception of the acquisition of one branch in June 2016 with $36.7 million in deposits and no loans, we achieved our loan and deposit growth since January 2014 organically. We intend to further penetrate our current market areas by leveraging our lending relationships and continuing to hire additional junior and senior lenders. Our senior lenders typically have 15 – 30 years of experience and are supported by our junior lenders. We hire junior lenders, initially in a credit analyst support capacity, so that we may conduct training in-house and in accordance with our lending methodologies. We incentivize our senior lenders to incorporate our junior lenders into their book of business by compensating our senior lenders, in part, based on region-wide performance, as opposed to compensation based entirely on the senior lender’s individual portfolio. This program is an integral part of our lending and credit culture.

During 2018, to expand our lending capacities, we hired six senior lenders in the Houston and Dallas/Fort Worth metropolitan areas. Collectively, they have 132 years of banking experience in their respective markets. Additionally, we hired a deposit sourcing specialist in the Bryan/College Station market. We expect these professionals will generate and maintain meaningful portfolios, while also continuing our focus on increasing core deposits to fund loan growth. We intend to continue to seek out talented bankers that are a good cultural fit and have long standing business relationships in our markets. In addition to leveraging our current platform and hiring key personnel to drive organic growth, we also look for opportunities to open de novo branches in existing and new markets. Before entering a new market, we have historically identified a lending team that is experienced and seasoned in that market and opened an LPO, with the ultimate goal of establishing a full-service branch.

•	Growth Through Acquisitions. Throughout our history, we have supplemented our organic growth through both whole-bank and branch acquisitions, as well as an FDIC-assisted acquisition, and we intend to continue our strategy of opportunistically acquiring Texas-based community banks and branches within and outside our current footprint. We believe having a publicly traded stock and enhanced access to the capital markets will improve our ability to compete for quality acquisitions. We seek acquisitions that provide meaningful financial and strategic benefits, long-term organic growth opportunities and expense reductions, without compromising our risk profile. When evaluating acquisition targets, we focus our efforts on banks with successful operating histories, stable core deposits, sound asset quality, and strong banking talent. We seek banking markets with attractive demographics, favorable competitive dynamics and potential consolidation opportunities. We are currently focused on acquisitions in and surrounding the four major Texas metropolitan areas of Houston, Dallas/Fort Worth, San Antonio and Austin. In an effort to source future potential acquisitions, our management team maintains an active calling effort with banks that fit our acquisition criteria. With approximately 370 banks headquartered in Texas with total assets less than $1 billion, we believe we will have opportunities for acquisitions both within and outside our current footprint.

Our Competitive Strengths

We believe the following competitive strengths support our banking and growth strategies:

•	Management Depth and Experience. Our executive management team has more than 39 years of banking experience on average with proven track records, experience and deep customer relationships in our markets. Our Chairman and Chief Executive Officer, Dean O. Bass, and our President and the Bank’s President and Chief Lending Officer, David M. McGuire, worked together previously to successfully build a de novo banking franchise, Royal Oaks Bank, through organic growth and strategic acquisitions. Royal Oaks Bank was sold for over three times tangible book value in 2007, just six years after its formation. Eight of our senior officers are former presidents of Texas banks, offering decades of market knowledge and relationships. Our management team has significant depth of leadership in areas such as lending, credit administration, finance, operations, compliance, internal audit and information technology. Key executives of our company include:

•	Dean O. Bass—Chairman, Founder and Chief Executive Officer of our Company and of the Bank. Our senior management team is led by Dean O. Bass, a 44-year banking veteran. In 2001, he founded Royal Oaks Bank and served as the President and Chief Executive Officer. Following the 2007 sale of Royal Oaks Bank, Mr. Bass led the formation of the Bank in 2008. Prior to co-founding Royal Oaks Bank, Mr. Bass served as a Senior Vice President at Horizon Capital Bank and was a National Bank Examiner for the Office of the Comptroller of the Currency. Mr. Bass has been involved in the formation of several de novo banking offices and branches.

•	David M. McGuire—President and Director of our Company and President and Chief Lending Officer of the Bank. Mr. McGuire has 37 years of banking experience and was previously the Co-Founder, President and Chief Lending Officer of Royal Oaks Bank. Prior to Royal Oaks Bank, Mr. McGuire served as the Office Chief Executive Officer-Fort Bend for Sterling Bank.

•	Jerry D. Golemon—Executive Vice President and Chief Operating Officer of our Company and the Bank. Mr. Golemon is a 37-year banker and a Certified Public Accountant. Mr. Golemon’s prior experience includes serving as the Chief Financial Officer and a founding director at Texas National Bank, which was sold in 2006 to First Community Bank. Additionally, Mr. Golemon has previously worked for a Houston-based certified public accounting firm focused on bank audits as well as served in a chief financial officer or similar capacity for other banks.

•	Jeffrey A. Powell—Executive Vice President and Chief Financial Officer of our Company and the Bank. Mr. Powell has worked in the banking industry for 38 years and has served as chief financial officer or chief accounting officer for multiple commercial banks and their respective holding corporations, both public and private, since 2005, including Hamilton State Bancshares, Inc., IBERIABANK Corporation and Citizen Republic Bancorp, Inc.

For additional information regarding our executive management and board of directors, see “Management—Executive Officers and Directors.”

•	Acquisition Experience. We believe we have a talent for identifying, acquiring and integrating acquisition targets which are accretive to our earnings per share, as evidenced by the successful execution and integration of three whole-bank acquisitions, three branch acquisitions and one FDIC-assisted acquisition. These transactions result in our being the most active acquirer among private Texas-based banks and third most active acquirer among Texas-based banks (in each case, based on number of transactions) since 2008, according to data obtained through S&P Global. We believe that we have a disciplined approach to acquisitions and continue to seek companies and branches that will be additive to our franchise and accretive to our earnings per share.

•	Strong Credit Culture. Credit culture has always been a core tenet of the Bank and, as a result, our loss history has been minimal. No lender has sole authority for any loan originated, regardless of credit size or relationship depth. Our credit review process is led by our Chief Credit Officer and two Deputy Chief Credit Officers, each having over 30 years of experience in credit analysis. Every credit in the Bank must be reviewed and approved by one of these officers. Additionally, every borrowing relationship that exceeds $1.5 million must be approved by the Directors Loan Committee. We strive to balance our focus on credit quality with our customer’s interest in having a rapid credit response. We have developed compensation packages for our lenders which include incentives based on the credit quality of their portfolios. We have averaged 0.09% net charge-offs as a percent of average loans in the years 2015 through 2017 and as of December 31, 2017, our non-performing assets to assets ratio was 0.35%.

•	Limited Oil and Gas Exposure. We are not an active lender to oil and gas exploration and production companies. We have no direct oil and gas exploration or production loan exposure with respect to our outstanding loans as of December 31, 2017. However, we have a small amount of direct and indirect lending exposure to the oil and gas industry, which we monitor closely. We define direct exposure as companies that derive more than 50% of their respective gross revenue from providing services or products to the oil and gas industry. Based on this criteria, as of December 31, 2017, we had 25 direct oil and gas loans totaling $15.4 million, or 1.8% of outstanding loans. We define indirect exposure as individuals whose primary source of earnings are from the oil and gas industry, or companies that derive less than 50% of their revenues from providing services or products to the oil and gas industry. Based on this criteria, as of December 31, 2017, we had 68 indirect oil and gas loans totaling $22.2 million, or 2.6% of outstanding loans.

Our Banking Services

We offer quality products and personalized services while providing our customers with the financial sophistication and array of products typically offered by a larger bank. Our lending services include commercial loans to small- to medium-sized businesses and professional practices, real estate-related loans, and consumer loans to individuals. Our current working capital and our ability to generate, maintain and increase our deposits continues to be our primary source of funding for such loans. We offer a broad range of competitively-priced deposit services including demand deposits, regular savings accounts, money market deposits, certificates of deposit and individual retirement accounts. To complement our lending and deposit services, we also offer direct deposit, wire transfers, night depository, treasury management services, safe-deposit boxes, debit cards and automatic drafts.

Lending Activities

We offer a variety of loans, including commercial and industrial loans, SBA loans, 1-4 single family residential real estate loans, construction, land and development real estate loans, commercial real estate loans (including multifamily) and municipal loans. We also offer various loans and leases to individuals and professionals including residential real estate loans, home equity loans, installment loans, personal lines of credit, and standby letters of credit.

We support the small- to medium-sized business community throughout our market areas and lend money to creditworthy borrowers within those markets. Our ability to attract deposits serves as our primary source of working capital to fund loans. To provide additional sources of working capital, we maintain a federal funds borrowing line of credit with one or more correspondent banks and we are a member of the Federal Home Loan Bank of Dallas which permits us to borrow against our loan portfolio at preferred rates.

Our SBA loan program is a key element of our ability to serve the small- to medium-sized business community in our markets. We also provide SBA loans nationwide to well-known national franchises. Generally, these loans have a more flexible structure than conventional loans and we use our Preferred Lender status with the SBA to expedite the loan approval process for our customers. During the SBA’s fiscal year ended September 30, 2017, the Bank was the leading SBA lender among community banks in Texas, based on the number of loans closed.

In addition to traditional 1-4 single family residential real estate loans, we have a team dedicated to making 1-4 single family residential real estate loans to foreign nationals residing in Texas. Generally, these loans are made to borrowers who derive more than 50% of their personal income from foreign sources and do not qualify for traditional conforming mortgage products readily available to most home buyers in Texas.

As of December 31, 2017, we had loans held for investment of $869.1 million, representing 84.4% of our total assets. As of December 31, 2016, we had loans held for investment of $772.9 million, representing 78.8% of our total assets. Our loan portfolio consisted of the following loan categories as of the dates indicated:

	As of December 31,
	2017		2016 as Restated
	Amount	% of Total	Amount	% of Total
	(Dollars in thousands)
Commercial and industrial loans(1)	$135,040	15.5%	$117,762	15.2%
Real estate:
1-4 single family residential loans	232,510	26.8%	206,641	26.7%
Construction, land and development loans	139,470	16.0%	113,316	14.7%
Commercial real estate loans (including multifamily)	285,731	32.9%	251,870	32.6%
Consumer loans and leases	22,736	2.6%	26,676	3.5%
Municipal and other loans	53,632	6.2%	56,596	7.3%

Total loans held for investment	$869,119	100.0%	$772,861	100.0%

(1)	Balance includes $67.1 million and $58.7 million of the unguaranteed portion of SBA loans as of December 31, 2017 and December 31, 2016, respectively.

Loan Types. The following is a description of the types of loans we offer to our customers.

•	Commercial and Industrial Loans. A primary component of our loan portfolio is loans for commercial purposes. Our commercial loan portfolio consists of loans principally to retail trade, service, and manufacturing firms located in our market areas. The terms of these loans vary by purpose and by type of underlying collateral, if any. We typically make equipment loans for a term of five years or less at fixed or variable rates, with the loan fully amortized over the term. Equipment loans are generally secured by the financed equipment, and the ratio of the loan principal to the value of the financed equipment or other collateral is generally 80% or less. Loans to support working capital typically have terms not exceeding one year and are usually secured by accounts receivable, inventory, or other collateral, as well as personal guarantees of the principals of the business. For loans secured by accounts receivable or inventory, principal will typically be repaid as the assets securing the loan are converted into cash, and for loans secured with other types of collateral, principal will typically be due at maturity. The primary risk for commercial loans is the failure of the business due to economic and financial factors. As a result, the quality of the commercial borrower’s management and its ability both to properly evaluate changes in the supply and demand characteristics affecting its markets for products and services and to effectively respond to such changes are significant factors in a commercial borrower’s creditworthiness and our decision to make a commercial loan. Commercial and industrial loans totaled $135.0 million as of December 31, 2017, or 15.5% of our loans held for investment.

SBA Loans

We originate loans to customers in Texas and, in some instances, nationwide in support of some well-known national franchises under an SBA program that generally provides for SBA guarantees of between 75% and 85% of each loan. We routinely sell the guaranteed portion of SBA loans to a third party and retain the servicing rights, holding the nonguaranteed portion in our portfolio. When the guaranteed portion of an SBA loan is sold, the premium received on the sale is recognized in noninterest income, and the revenue associated with the servicing rights is recognized as service is performed. SBA servicing assets are recognized separately when rights are acquired through the sale of the SBA guaranteed portion. These servicing rights are initially measured at fair value at the date of sale and included in the gain on sale. Updated fair values are obtained from an independent third party on a quarterly basis and adjustments are presented as SBA servicing fees on the consolidated statements of income. To determine the fair value of SBA servicing rights, we use market prices for comparable servicing contracts, when available, or alternatively, we use a valuation model that calculates the present value of estimated future net servicing income.

During the SBA’s fiscal year ended September 30, 2017, the Bank was the leading SBA lender among community banks in Texas, based on the number of loans closed. We are also the 27th largest provider of SBA loans nationally, among all banks, based upon number of loans originated in 2017. We focus our primary SBA lending efforts on financing well-known national franchises in Texas and nationwide. Our deep relationship with each of these franchises allows us the privilege of being the preferred lender for their respective franchises, providing us a steady pipeline of new SBA loan opportunities both in Texas and nationwide. The unguaranteed portion of SBA loans on our balance sheet totaled $67.1 million as of December 31, 2017, or 49.7% of total commercial and industrial loans.

•	1-4 Single Family Residential Real Estate Loans

Traditional 1-4 Single Family Loans

We provide mortgages for the financing of 1-4 single family residential homes for primary occupancy, vacation, or rental purpose. Generally these loans are 30 year adjustable rate mortgages. All borrowers are underwritten with standard policy guidelines to provide a homogenous and predictable portfolio of performing loans. As of December 31, 2017, 1-4 single family residential real estate loans totaled $232.5 million, or 26.8% of our loans held for investment.

We are located near five major Texas public and private universities where on-campus housing is not sufficient to house their current and growing student populations. This is an ideal opportunity for us to provide financing for homes near each of the universities to be used for borrower-related student housing and/or rental to other students. In addition, we cater to borrowers who specialize in renting homes to students, with the financing of multiple 1-4 single family residential properties for their business. These loans are underwritten to standard policy guidelines with amortizations typically shorter than homes used for primary occupancy.

Foreign National Loans

In addition to traditional 1-4 single family residential loans, we have a team dedicated to making 1-4 single family residential real estate loans to foreign nationals in Texas. We provide mortgages to foreign nationals in Texas for the purpose of primary occupancy or as secondary homes while travelling to the U.S. Generally we define foreign nationals as those who derive more than 50% of their personal income from non-U.S. sources. All of our markets have experienced an influx of foreign nationals from outside the U.S. as they move their families to Texas for business, education, personal safety, or employment reasons. We have developed relationships with other traditional mortgage companies and local real estate agents who refer foreign national home buyers to us for financing. Because more than 50% of their personal income sources are derived from outside of the U.S., these foreign nationals do not qualify for traditional market financing; therefore they must seek financing from banks that specialize in this type of non-standard product.

We believe we are one of the most active providers of loans to foreign nationals in Texas. We have developed an enhanced due diligence process designed to meet or exceed any regulatory guidelines. Typical loan terms include larger down payments than would normally be required, minimum reserves equal to an amount of mortgage payments over a specified period held in our Bank, and monthly escrows for taxes and insurance. Foreign national loans totaled $107.6 million as of December 31, 2017, or 46.3% of our total 1-4 single family residential real estate loans.

•	Construction, Land and Development Loans. Our construction and development loans are made both on a pre-sold and speculative basis. If the borrower has entered into an agreement to sell the property prior to beginning construction, then the loan is considered to be on a pre-sold basis. If the borrower has not entered into an agreement to sell the property prior to beginning construction, then the loan is considered to be on a speculative basis. Construction and development loans are generally made with a term of twelve months and interest is paid periodically. The ratio of the loan principal to the value of the collateral, as established by independent appraisal, does not generally exceed 80%. Additionally, speculative loans are based on the borrower’s financial strength and cash flow position. Loan proceeds are disbursed based on the percentage of completion and only after the project has been inspected by an experienced construction lender or appraiser.

Construction and development loans generally carry a higher degree of risk than long-term financing of existing properties. We attempt to reduce risk by generally requiring personal guarantees and by keeping the loan-to-value ratio of the completed project below specified percentages. We also require additional borrower reserves if the project will have an extended marketing period. We may also reduce risk by selling participations in larger loans to other institutions when possible. As of December 31, 2017, construction loans totaled $139.5 million, or 16.0% of our loans held for investment.

•

Commercial Real Estate Loans (Including Multifamily). Our commercial real estate loan terms are generally limited to seven years or less, although payments may be structured on a longer amortization basis. Interest rates may be fixed or adjustable, with an origination fee generally being charged on each loan funded. We attempt to reduce credit risk on our commercial real estate loans by emphasizing loans on owner-occupied office and retail buildings where the ratio of the loan principal to the value of the collateral as established by independent appraisal does not exceed 80%. We also project minimum levels of net projected cash flow available for debt service based on the type of loan. In addition, we generally require personal guarantees from the principal owners of the property supported by a review by our management of the principal owners’ personal financial statements. As of December 31, 2017, commercial real estate loans (including multifamily) totaled $285.7 million, or 32.9% of our loans held for investment.

Owner-occupied Commercial Real Estate Loans

Owner-occupied commercial real estate is a key component of the Bank’s lending strategy to owner- operated businesses, representing a large percentage of its total commercial real estate loans. The Bank’s philosophy is that owner-occupied property loans are desirable since they are our borrower’s business “home” representing a safer investment of the Bank’s funds, as we are usually able to monitor the borrower’s business financial results on a regular basis. These loans are competitively sought after by the other community banks in our markets. Owner-occupied commercial real estate loans totaled $100.6 million, or 35.2% of total commercial real estate loans as of December 31, 2017.

Other Commercial Real Estate Loans

The Bank possesses the experience, expertise and on-going monitoring capabilities to originate loans for income producing properties. Generally these loans are for retail strip centers, hotels, office buildings, self-storage facilities, and multi and single tenant office warehouses, all within our markets. Generally, our income producing property loans require experienced and deep management, premium locations, proven debt service ability, strong equity positions, alternative repayment sources, and the personal guarantee of the principals. We monitor our exposures to these loan types to maintain adequate concentration levels in relation to our capital position, our market geographies and as a percentage of the entire loan portfolio. Nonowner-occupied commercial real estate loans totaled $164.3 million, or 57.5% of total commercial real estate loans as of December 31, 2017.

Multifamily Loans and Farmland

Multifamily loans are generally not a focus of the Bank’s lending strategy as evidenced by its current low level of multifamily loan exposures outstanding and we do not expect this portion of our loan portfolio to represent a large portion of the growth going forward. Given the large dollar requirements for most multifamily projects exceed the Bank’s legal lending limit, either as construction or as completed, the Bank has elected not to pursue multifamily lending as a part of its core business strategy. The Bank’s current multifamily loans are to seasoned and successful multifamily operators who possess quality alternative repayment sources. Multifamily loans totaled $18.3 million, or 6.4% of total commercial real estate loans as of December 31, 2017. Farmland loans totaled $2.7 million as of December 31, 2017, or 0.9% of total commercial real estate loans as of December 31, 2017.

•	Consumer Loans and Leases. We make a variety of loans to individuals for personal, family and household purposes, including secured and unsecured installment and term loans. Consumer loans are generally made at a fixed rate of interest. While we believe our policies help minimize losses in the consumer loan category, because of the nature of the collateral, if any, it may be more difficult to recover any loan losses.

The majority of our consumer loans are related to the financing of vehicle leases to individuals, originated by a well-known third party leasing company and subsequently purchased by us after our final credit review. We limit our exposure to individuals living in Texas, within our defined local markets. Underwriting for each lease is performed by our credit department, within our policies and is approved by a senior credit officer of the Bank. Consumer loans and leases totaled $22.7 million, or 2.6% of our loans held for investment as of December 31, 2017. Leases totaled $18.0 million, or 79.2% of total consumer loans as of December 31, 2017.

•

Municipal and Other Loans. We provide financing for municipalities, emergency service districts, hospital districts, school districts and some counties in Texas. Generally the financing opportunities are for equipment and facilities, such as fire engines, fire stations, hospitals, municipal water treatment facilities, or other public needs. The loans are typically secured by a lien on the tax revenues of the borrower. These loans earn a tax-exempt rate to the Bank. Total loans to municipalities, emergency service, hospital and school districts totaled $53.3 million, or 6.1% of loans held for investment as of December 31, 2017.

The Bank provides loans for agricultural purposes resulting from relationships in our first several years of operation. As the focus of our business has shifted to the major metropolitan areas of Texas, the focus on agricultural lending has declined; therefore, while we do not actively pursue this line of business, we continue to service our existing active agriculture customers.

Credit Administration, Lending Limits, Credit Department and Loan Review

Certain credit risks are inherent in making loans and managing these risks is a company-wide process. These include repayment risks, risks resulting from uncertainties in the future value of collateral, risks resulting from changes in economic and industry conditions and risks inherent in dealing with individual borrowers. We attempt to mitigate repayment risks by adhering to strong internal credit policies and procedures.

We have several procedures in place to assist us in maintaining the overall quality of our loan portfolio. Our strategy for credit risk management includes a conservative underwriting process. Our board of directors has established underwriting guidelines to be followed by our officers, and we monitor delinquency levels for any negative or adverse trends.

We implement our underwriting policy through a tiered system of combined loan authority for our loan officers with the Chief Credit Officer and a loan committee approval structure. Generally, our loan officers do not have single signature loan authority and must have the additional approval of their immediate lending supervisor and the Chief or Deputy Chief Credit Officer. Approval of loans with relationships over the lending authority of the Chief Credit Officer must be approved by a structured concurrence approval process including executive management or, based on the loan relationship size, by the Bank’s Director Loan Committee, comprised of executive management and two outside directors of the Bank. The Bank’s Director Loan Committee meets weekly, or more frequently if required, to evaluate applications for new and renewed loans, or modifications to loans, in which the loan relationship total exposure exceeds predefined limits. Our strategy in considering a loan is to follow conservative and consistent underwriting practices, which include:

•	knowing our customers to ensure a complete understanding of their financial condition and ability to repay the loan;

•	verifying that primary and secondary sources of repayment are adequate in relation to the amount of the loan;

•	developing and maintaining targeted levels of diversification for our loan portfolio as a whole and for loans within each category; and

•	ensuring that each loan is properly documented with perfected liens on collateral, and that any insurance coverage requirements are satisfied.

As part of the underwriting process, we seek to minimize risk in a variety of ways, including the following:

•	analyzing the borrower’s financial condition, cash flow, liquidity, and leverage;

•	assessing the borrower’s operating history, operating projections, location and condition;

•	reviewing appraisals, title commitment and environmental reports;

•	considering the management experience and financial strength of the principals of the borrower; and

•	evaluating economic trends and industry conditions.

Lending Limits

Our lending activities are subject to a variety of lending limits imposed by state and federal law. In general, we are subject to a legal limit on loans to a single borrower equal to 25% of the Bank’s tier 1 capital. This limit increases or decreases as the Bank’s capital increases or decreases. As of December 31, 2017, our legal lending limit was $23.6 million, and our largest relationship was $15.1 million. In order to ensure compliance with legal lending limits and in accordance with our strong risk management culture, we maintain internal lending limits that are significantly less than the legal lending limits. We are able to sell participations in our larger loans to other financial institutions, which allows us to manage the risk involved in these loans and to meet the lending needs of our customers requiring extensions of credit in excess of these limits.

Credit Department

The Bank maintains a large credit department under the direction of the Bank’s Chief Credit Officer. The credit department prepares and provides in-depth credit administration reporting to the Bank’s Asset Quality Committee on a quarterly basis to aid the committee in monitoring and adjusting the Bank’s loan focus as it grows. In addition, the credit department provides analytical and underwriting services in support of the loan officers developing their respective loan portfolios. The credit department also serves as a training ground for the Bank’s newest credit analysts who will be used to support our most senior loan officers as they are further trained to be our future lending officers.

Loan Review

The Bank has developed an internal loan review system called the Relationship Review Process. Generally, all loan relationships greater than $500 thousand are reviewed by the loan officer at least annually. The loan officer will prepare a Relationship Review Memo that updates the credit file with new financials, review of the collateral status, and provide any meaningful commentary that documents changes in the borrower’s overall condition. For loan relationships greater than $2 million, the Relationship Review Process is done semi-annually. Upon completion of the Relationship Review Memo, the loan officer must present the memo to the Chief or Deputy Chief Credit Officer for final review, appropriate grade change if needed and then approval to place in the credit file for future reference. We believe this process gives the Chief Credit Officer and executive management strong insight into the underlying performance of the Bank’s loan portfolio allowing for accurate and proper real-time grading of the loan portfolio.

Additionally, we employ an external third party loan review team to review up to a 70% penetration of the Bank’s entire loan portfolio on an annual basis. This review will include all large loan relationships, insider loans, all criticized loans and the Bank’s allowance for loan and lease losses calculations.

Nonperforming Loans

We stringently monitor loans that are classified as nonperforming. Nonperforming loans include nonaccrual loans, loans past due 90 days or more, and loans renegotiated or restructured because of a debtor’s financial difficulties. Loans are generally placed on nonaccrual status if any of the following events occur: (a) the classification of a loan as nonaccrual internally or by regulatory examiners; (b) delinquency on principal for 90 days or more unless we are is in the process of collection; (c) a balance remains after repossession of collateral; (d) notification of bankruptcy; or (e) we determine that nonaccrual status is appropriate.

	As of December 31,
	2017	2016
	(Dollars in thousands)
Loans accounted for on a nonaccrual basis	$3,562	$3,807
Accruing loans past due 90 days or more	33	—

Allowance for Loan and Lease Losses

The allowance for loan and lease losses is maintained at a level that we believe is adequate to absorb all probable losses on loans then present in the loan portfolio. The amount of the allowance is affected by: (1) loan charge-offs, which decrease the allowance; (2) recoveries on loans previously charged-off, which increase the allowance; and (3) the provision of possible loan losses charged to income, which increases the allowance. In determining the provision for possible loan losses, we monitor fluctuations in the allowance resulting from actual charge-offs and recoveries, and we periodically review the size and composition of the loan portfolio in light of current and anticipated economic conditions in an effort to evaluate portfolio risks. The amount of the provision is based on our judgment of those risks.

Deposits

Our core deposits include checking accounts, money market accounts, savings accounts, a variety of certificates of deposit and IRA accounts. To attract deposits, we employ an aggressive marketing plan in our primary service areas and feature a broad product line and competitive offerings. The primary sources of deposits are residents and businesses located in the markets we serve. We obtain these deposits through personal solicitation by our lenders, officers and directors, direct mail solicitations and advertisements in the local media.

The following table sets forth the amount of our total deposits and percentage of total deposits based on balances as of the dates indicated.

	As of December 31,
	2017		2016
	Amount	% of Total	Amount	% of Total
	(Dollars in thousands)
Noninterest-bearing demand deposits	$176,726	21.2%	$171,475	21.1%
Interest-bearing NOW accounts	7,318	0.9%	8,302	1.0%
Savings and money market accounts	243,173	29.1%	215,432	26.4%
Time deposits	408,151	48.8%	419,229	51.5%

Total deposits	$835,368	100.0%	$814,438	100.0%

Other Banking Services

We offer banking products and services that we believe are attractively priced and easily understood by our customers. In addition to traditional bank accounts such as checking, savings, money markets, and CDs, we offer a full range of ancillary banking services, including a full suite of treasury management services, consumer and commercial online banking services, mobile applications, safe deposit boxes, wire transfer services, debit cards and ATM access. Merchant services (credit card processing) and co-branded credit card services are offered through a correspondent bank relationship. We do not exercise trust powers.

Investments

We maintain a portfolio of investments, primarily in obligations of the United States or obligations guaranteed as to principal and interest by the United States and other taxable securities, to provide liquidity and an additional source of income, to manage interest rate risk, to meet pledging requirements and to meet regulatory capital requirements.

We invest in U.S. Treasury bills and notes, as well as in securities of federally sponsored agencies, such as Federal Home Loan Bank bonds. We may invest in federal funds, negotiable certificates of deposit, banker’s acceptances, mortgage-backed securities, corporate bonds and municipal or other tax-free bonds. No investment in any of those instruments will exceed any applicable limitation imposed by law or regulation. Our asset/liability/investment committee reviews the investment portfolio on an ongoing basis in order to ensure that the investments conform to our internal policy set by our board.

Our Markets

Our primary markets are the Houston, Dallas/Fort Worth and Bryan/College Station metropolitan areas. We expect to continue to grow within our current markets, as well as expand into new markets. We believe the markets that we serve are a key factor in our growth and success, and offer stability and steady growth as well as economic diversification.

We believe that our three markets are economically insulated from one another, and economic hardships in one market may have little or no impact on the other markets. For example, during the period from 2015 through the end of 2016, the Houston metropolitan area experienced a slowdown in economic activity, in part, due to a prolonged period of lower crude oil and natural gas prices. While we did not experience heightened losses on our loan portfolio in the Houston metropolitan area, we observed a slowdown in lending opportunities in that market. Conversely, in the Dallas/Fort Worth metropolitan area and the Bryan/College Station metropolitan area, we exceeded our loan growth expectations over the same time period, leading to overall robust loan growth. We expect that the diversification of our markets will continue to benefit us in the future.

According to S&P Global, Texas is the second most populous state in the country with a population of 28.5 million as of January 2018. Over 50% of the Texas population lives in the three markets in which we operate. Additionally, the five-year population growth from 2018 to 2023 is projected to be 7.1% compared to 3.5% for the nation as a whole over the same period.

				Market Demographics
					2018 – 2023 Projected
	Spirit of Texas Bancshares, Inc. (1)			January 2018 Population(3)	Population Growth(3)	Household Income Growth(3)
Market	Branches	Loans(2)	Deposits(2)
		(Dollars in thousands)
Houston MSA	10	$369,013	$505,226	6,980,780	8.3%	7.7%
Dallas/Fort Worth MSA	4	171,342	124,149	7,418,556	7.7%	9.8%
Bryan/College Station MSA	1	119,120	112,799	263,260	7.8%	13.6%
Texas	15			28,531,603	7.1%	9.5%
United States				326,533,070	3.5%	8.9%

(1)	Amounts as of December 31, 2017
(2)	Excludes SBA loans, loans to foreign nationals, and mortgage loans (as well as associated deposits)
(3)	According to S&P Global

•	Houston. According to the U.S. Bureau of Economic Analysis, the Houston metropolitan area had the sixth largest gross domestic product in the U.S. in 2016. The Houston metropolitan area is the corporate headquarters for 20 Fortune 500 companies, ranking fourth among metro areas according to the Greater Houston Partnership. Notable corporate headquarters include ConocoPhillips, Sysco, Waste Management and Phillips 66. Over the past several years, the Houston metropolitan area has grown to be a diverse economy. While Houston is known as the “Energy Capital of the World,” Houston also boasts the largest medical complex in the world, has the second busiest port in the United States in 2017, and is a leader in international business. Houston’s economic success is projected to continue, with employment growth of 1.74% annually through the year 2040, according to the Perryman Group.

The northern portion of our Houston franchise includes our branches in The Woodlands, Conroe, Magnolia and Tomball. According to S&P Global, these four cities have experienced a combined population growth of over 65% over the past six years. Additionally, Conroe, Texas was named the fastest growing city in the country in 2016, according to the U.S. Census Bureau. This robust population expansion over the last several years is largely a result of the companies headquartered in the area, such as Anadarko Petroleum, Aon Hewitt, Waste Connections, Inc. and Baker Hughes, among others, according to The Houston Chronicle. Additionally, The Woodlands area is expected to continue to see increased economic activity due to the opening of ExxonMobil’s new corporate campus in 2015, which is designed to accommodate over 9,000 employees.

•	Dallas/Fort Worth. We have four branches located in the Dallas/Fort Worth metropolitan area, including in Central Dallas, Grapevine, Colleyville, and Fort Worth. Home to a major international airport and many large corporations, the diverse and sprawling Dallas/Fort Worth metropolitan area is the largest metropolitan statistical area in Texas and fourth largest in the nation as of 2018, according to S&P Global. Out of the top twenty metropolitan statistical areas in the nation in 2017, the Dallas/Fort Worth metropolitan area saw the second highest population growth from 2010 – 2018 and third highest employment growth from 2015 – 2018, according to S&P Global. According to Forbes, the Dallas/Fort Worth metropolitan area was named the best city for jobs in 2017. According to the Dallas Regional Chamber of Commerce, the area also serves as the corporate headquarters for 22 Fortune 500 companies including Southwest Airlines, AT&T, Exxon Mobil and Kimberly-Clark, ranking the Dallas/Fort Worth metropolitan area third in the nation for Fortune 500 corporate headquarters. Additionally, Toyota relocated its North American headquarters to the area, adding 4,000 jobs, according to a statement by Toyota’s North America CEO, while a State Farm expansion is expected to contribute approximately 10,000 jobs to the Dallas/Fort Worth area, according to the Dallas Business Journal. According to the U.S. Bureau of Economic Analysis, the Dallas/Fort Worth metropolitan area is responsible for producing nearly 32% of the state’s total gross domestic product in 2016 and, according to the Dallas Economic Development, the Dallas/Fort Worth metropolitan area is home to over 65,000 businesses, adding over 300 jobs per day on average over the 12 months ended February 2017, according to Transwestern. The Dallas/Fort Worth metropolitan area is also home to six professional sports teams and several major universities as well as multiple community college districts, with total student enrollment of over 370,000.

•	Bryan/College Station. According to Forbes, the Bryan/College Station metropolitan area ranked first in Texas and third nationwide for Best Small Places for Business and Careers in 2017 with job growth of 10.3% from 2015 to 2018. In 2016, total construction project valuation in Bryan/College Station was over $750 million. The Bryan/College Station metropolitan area is also home to Texas A&M University, which enrolls over 68,000 students and is the largest university in the state. Notable ongoing projects include the Texas A&M RELLIS Campus, a $250 million, 2,000 acre campus dedicated to technology development, as well as the continued development of ATLAS, a master planned community and business complex specifically constructed for companies engaged in medical technology and pharmaceuticals.

Information Technology Systems

We continue to make significant investments in our information technology systems for our banking and lending operations and treasury management activities. We believe this is a necessary investment in order to enhance our capabilities to offer new products and overall customer experience, to provide scale for future growth and acquisitions, and to increase controls and efficiencies in our back office operations. We outsource our core data processing services to a nationally recognized bank software vendor providing us with capabilities to support the continued growth of the Bank. Our internal network and e-mail systems are maintained in-house. We leverage the capabilities of a third party service provider to provide the technical expertise around network design and architecture that is required for us to operate as an effective and efficient organization. We actively manage our business continuity plan, and we follow recommendations outlined by the Federal Financial Institutions Examination Council to ensure that we have effectively identified our risks and documented contingency plans for key functions and systems including providing for back up sites for all critical applications. We also perform tests to ensure the adequacy of these contingency plans.

The majority of our other systems, including our electronic funds transfer, transaction processing and online banking services, are also hosted by the vendor to whom we outsource our core data processing services. The scalability of this infrastructure is designed to support our growth strategy. These critical business applications and processes are included in the business continuity plans referenced above.

Competition

The banking business is highly competitive, and our profitability will depend principally upon our ability to compete with other banks and non-bank financial institutions located in each of our banking center locations for lending opportunities, deposit funds, bankers and acquisition candidates. Our banking competitors in our target markets include various community banks and national and regional banks. There were over 300 FDIC-insured depository institutions that operate in our combined markets as of December 31, 2017. We compete with other commercial banks, savings associations, credit unions, finance companies and money market mutual funds operating in our markets.

We are subject to vigorous competition in all aspects of our business from banks, savings banks, savings and loan associations, finance companies, credit unions and other providers of financial services, such as money market mutual funds, brokerage firms, consumer finance companies, asset-based non-bank lenders, insurance companies and certain other non-financial entities, including retail stores which may maintain their own credit programs and certain governmental organizations which may offer more favorable financing than we can. Many of the banks and other financial institutions with which we compete have significantly greater financial resources, marketing capability and name recognition than us and operate on a local, statewide, regional or nationwide basis.

Our strategy to compete effectively in our markets is to emphasize our identity as a community-oriented bank in contrast to large, national and regional banks. As a community bank, we can respond to loan requests quickly and flexibly through decisions made locally. Our marketing strategy is relationship and referral-based. We rely heavily on our bankers and the efforts of our officers and directors for building and strengthening those relationships. Additionally, our bankers, directors and officers are actively involved in our primary markets and are a strong source of introductions and referrals.

Employees

As of December 31, 2017, we had 195 employees of which 187 were full-time employees. None of our employees are represented by a union. Management believes that our relationship with employees is good.

Properties

Our principal offices and headquarters are located at 1836 Spirit of Texas Way, Conroe, Texas 77301. All of our branches are located in Texas. We own six of our branch locations and lease the remaining nine locations and we own one building that is currently held for sale. We moved from one owned location in The Woodlands to a newly acquired office location in The Woodlands in February 2018, we moved from one leased office location to a newly acquired office location in Fort Worth during April 2018, and we moved from another leased office location to a newly acquired office location in Dallas during April 2018. The terms of our leases range from five to 10 years and generally give us the option to renew for subsequent terms of equal duration or otherwise extend the lease term subject to price adjustment based on market conditions at the time of renewal. The following table sets forth a list of our locations as of the date of this prospectus.

Houston-The Woodlands-Sugar Land MSA
Location	Own or Lease	Sq. Ft. (1)
Houston
Post Oak Banking Center	Lease	10,853
720 N. Post Oak Road, Suites 101, 620 and 650, Houston, Texas 77024
Stafford Banking Center	Lease	6,372
12840 Southwest Freeway, Stafford, Texas 77477
Richmond Banking Center	Lease	5,890
3100 Richmond Avenue, Suite 100, Houston, Texas 77098
Clear Lake Banking Center	Lease	2,592
1010 Bay Area Boulevard, Unit 1010, Houston, Texas 77058

The Woodlands
Woodlands North Banking Center	Own	24,000	(2)
16610 IH-45 North, The Woodlands, Texas 77384

Houston-The Woodlands-Sugar Land MSA
Location	Own or Lease	Sq. Ft. (1)
Woodlands Central Center	Own	14,925	(2)
1525 Lake Front Circle, The Woodlands, Texas 77380
Woodlands West Banking Center	Own	6,700	(3)
30350 F.M. 2978, Magnolia, Texas 77354

Conroe
Conroe Banking Center	Own	24,000	(2)
1836 Spirit of Texas Way (815 W. Davis St.), Conroe, Texas 77301

Tomball
Tomball Banking Center	Own	12,798	(2)
1100 West Main, Tomball, Texas 77375

Magnolia
Magnolia Banking Center	Lease	3,600
6910 FM 1488, Suites 1, 2, 3 & 4, Magnolia, Texas 77354

Dallas-Fort Worth-Arlington MSA
Location	Own or Lease	Sq. Ft.
Dallas
Dallas Branch	Lease	23,602	(4)
5301 Spring Valley Rd., Dallas, Texas 75254

Fort Worth
Fort Worth Branch	Lease	7,483	(5)
1120 Summit Avenue, Fort Worth, Texas 76102

Colleyville
Colleyville Banking Center	Lease	4,100
5712 Colleyville Boulevard, Suite 100, Colleyville, Texas 76034

Grapevine
Grapevine Banking Center	Lease	3,327
601 W. Northwest Hwy, Suite 100, Grapevine, Texas 76051

College Station-Bryan MSA
Location	Own or Lease	Sq. Ft.
College Station
College Station Banking and Operations Center	Own	12,358
625 University Drive East, College Station, Texas 77840

(1)	Square footage does not include drive thru.
(2)	We lease a portion of this owned space to third party tenants.
(3)	In April 2017, we completed the purchase of a building at 30350 F.M. 2978, The Woodlands, Texas 77354 consisting of approximately 6,700 square feet. We moved from The Woodlands location at 6886 Woodlands Parkway to this new building in February 2018. We intend to lease approximately 3,000 square feet of this new building to third party tenants, but no leases have been signed for this space. We intend to sell The Woodlands building at 6886 Woodlands Parkway, which consists of 6,322 square feet, and began actively marketing the building in March 2018. We currently do not have a definitive agreement to sell the building. We currently lease a portion of the old Woodlands location to third party tenants.
(4)	In November 2017, we completed the purchase of this building. We currently lease approximately 16,000 square feet of this owned space to a third party tenant and intend to lease another 4,000 square feet to other third party tenants, but no leases have been signed for this space. We moved the Dallas branch from its prior leased location at 3100 Monticello Avenue, Suites 125 and 980, Dallas, Texas 75205 to the new owned location during April 2018.

(5)	In September 2017, we completed the purchase of this building. We intend to lease approximately 4,040 square feet of this owned space to third party tenants but no leases have been signed for this space. We moved the Fort Worth branch from its prior leased location at 2718 S. Hulen St., Fort Worth, Texas 76109 to the new owned location during April 2018.

Legal Proceedings

We, from time to time, are involved as plaintiff or defendant in various legal actions arising in the normal course of business. While the ultimate outcome of any such proceedings cannot be predicted with certainty, it is the opinion of management, based upon advice of legal counsel, that no proceedings exist, either individually or in the aggregate, which, if determined adversely to us, would have a material effect on our consolidated balance sheet, results of operations or cash flows.

Effects of Hurricane Harvey

We have demonstrated our ability to operate successfully in the event of a natural disaster. In August 2017, Hurricane Harvey produced between 36 and 48 inches of rainfall, causing widespread damage to the Houston metropolitan area and surrounding markets. While the flooding was devastating to much of the areas we serve, there was minimal immediate impact to our business, and none of our branches flooded. Our Houston area branches were fully operational on August 30, just three days after the storm made landfall. Our Houston area branches were closed for two work days, with the exception of one Houston branch which was closed for three days, while our operations center in College Station remained open for business throughout the disaster. Our lenders promptly reached out to customers to determine any damages or disruptions to their households or businesses. We offered payment extensions to customers impacted by the disaster and followed up with them to determine their progress.

Although the Houston metropolitan area continues to recover from Hurricane Harvey, as of the date of this prospectus, we have identified no significant losses or deterioration in our loan portfolio. As of the date of this prospectus, the Bank has not identified any loan relationships with significant loss related to the disaster. Additionally, as of December 31, 2017, we had granted temporary payment deferrals on loans with an aggregate principal amount of approximately $39.8 million, largely to temporarily assist customers who were impacted by Hurricane Harvey. The majority of the payment deferrals were 90-day principal or principal and interest deferrals. As of February 28, 2018, the aggregate principal amount of loan subject to payment deferrals fell to $6.8 million. We are unable to predict with certainty the long-term impact that Hurricane Harvey may have on the markets in which we operate. We will continue to monitor the residual effects of Hurricane Harvey on our business and customers.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with “Selected Historical Consolidated Financial Data” and our consolidated financial statements and the accompanying notes included elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that are subject to certain risks and uncertainties and are based on certain assumptions that we believe are reasonable but may prove to be inaccurate. Certain risks, uncertainties and other factors, including those set forth under “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and elsewhere in this prospectus, may cause actual results to differ materially from those projected results discussed in the forward-looking statements appearing in this discussion and analysis. We assume no obligation to update any of these forward-looking statements.

Overview

We are a Texas corporation and a registered bank holding company located in the Houston metropolitan area with headquarters in Conroe, Texas. We offer a broad range of commercial and retail banking services through our wholly-owned bank subsidiary, Spirit of Texas Bank SSB. We operate through 15 full-service branches located primarily in the Houston and Dallas/Fort Worth metropolitan areas. As of December 31, 2017, we had total assets of $1.03 billion, loans held for investment of $869.1 million, total deposits of $835.4 million and total stockholders’ equity of $99.1 million.

As a bank holding company, we generate most of our revenues from interest income on loans, gains on sale of the guaranteed portion of SBA loans, customer service and loan fees, brokerage fees derived from secondary mortgage originations and interest income from investments in securities. We incur interest expense on deposits and other borrowed funds and noninterest expenses, such as salaries and employee benefits and occupancy expenses. Our goal is to maximize income generated from interest earning assets, while also minimizing interest expense associated with our funding base to widen net interest spread and drive net interest margin expansion. Net interest margin is a ratio calculated as net interest income divided by average interest-earning assets. Net interest income is the difference between interest income on interest-earning assets, such as loans and securities, and interest expense on interest-bearing liabilities, such as deposits and borrowings that are used to fund those assets. Net interest spread is the difference between rates earned on interest-earning assets and rates paid on interest-bearing liabilities.

Changes in market interest rates and the interest rates we earn on interest-earning assets or pay on interest-bearing liabilities, as well as the volume and types of interest-earning assets, interest-bearing and noninterest-bearing liabilities and stockholders’ equity, are usually the largest drivers of periodic changes in net interest spread, net interest margin and net interest income. Fluctuations in market interest rates are driven by many factors, including governmental monetary policies, inflation, deflation, macroeconomic developments, changes in unemployment, the money supply, political and international conditions and conditions in domestic and foreign financial markets. Periodic changes in the volume and types of loans in our loan portfolio are affected by, among other factors, economic and competitive conditions in Texas, as well as developments affecting the real estate, technology, financial services, insurance, transportation, manufacturing and energy sectors within our target markets and throughout Texas.

Charter Amendments

On February 23, 2017, we reclassified our 170,236 shares of Series A preferred stock into common stock on a one-for-one basis. We issued shares of Series A preferred stock in August 2011 as a reclassification of each share of common stock held by a record holder of fewer than 5,000 shares of common stock into one share of Series A preferred stock. The non-voting Series A preferred stock was economically equivalent to our common stock. Furthermore, on February 23, 2017, our shareholders approved an amendment to our Amended and

Restated Certificate of Formation to effect a reverse stock split at a one-for-two ratio. On February 24, 2017, we changed our name from ST Financial Group, Inc. to Spirit of Texas Bancshares, Inc., and we increased the number of authorized shares of capital stock from 25,000,000 shares to 55,000,000 shares and increased the number of authorized shares of common stock from 20,000,000 shares to 50,000,000 shares. We effected the reverse stock split on March 16, 2017. Shareholders that would have otherwise received fractional shares as a result of the reverse stock split received cash payments in lieu of fractional shares of $7.50. Except for adjustments that resulted from the treatment of fractional shares, each shareholder held the same percentage of common stock outstanding after such reverse stock split as that shareholder held immediately prior to such reverse stock split.

Restatement

As further discussed in Note 20, Correction of Errors and Restatement, in the notes to our consolidated financial statements included elsewhere in this prospectus, we identified prior period accounting errors which resulted in a restatement of certain prior period amounts within our consolidated financial statements as of and for the year ended December 31, 2017. All financial information as of and for the years ended December 31, 2016 and 2015 presented in this prospectus has been restated to reflect these changes.

Results of Operations

Our results of operations depend substantially on net interest income and noninterest income. Other factors contributing to our results of operations include our level of our noninterest expenses, such as salaries and employee benefits, occupancy and equipment and other miscellaneous operating expenses.

Net Interest Income

Net interest income represents interest income less interest expense. We generate interest income from interest, dividends and fees received on interest-earning assets, including loans and investment securities we own. We incur interest expense from interest paid on interest-bearing liabilities, including interest-bearing deposits and borrowings. To evaluate net interest income, we measure and monitor (1) yields on our loans and other interest-earning assets, (2) the costs of our deposits and other funding sources, (3) our net interest spread, (4) our net interest margin and (5) our provisions for loan losses. Net interest spread is the difference between rates earned on interest-earning assets and rates paid on interest-bearing liabilities. Net interest margin is calculated as the annualized net interest income divided by average interest-earning assets. Because noninterest-bearing sources of funds, such as noninterest-bearing deposits and stockholders’ equity, also fund interest-earning assets, net interest margin includes the benefit of these noninterest-bearing sources.

Changes in market interest rates and the interest rates we earn on interest-earning assets or pay on interest-bearing liabilities, as well as the volume and types of interest-earning assets, interest-bearing and noninterest-bearing deposits and stockholders’ equity, are usually the largest drivers of periodic changes in net interest spread, net interest margin and net interest income. We measure net interest income before and after provision for loan losses required to maintain our allowance for loan and lease losses at acceptable levels.

Noninterest Income

Our noninterest income includes the following: (1) service charges and fees; (2) SBA loan servicing fees; (3) mortgage referral fees; (4) gain on the sales of loans, net; (5) gain (loss) on sales of premises and equipment; (6) gain (loss) on sales of investment securities; and (7) other.

Noninterest Expense

Our noninterest expense includes the following: (1) salaries and employee benefits; (2) occupancy and equipment expenses; (3) loan and other real estate related expenses; (4) professional services; (5) data processing and network; (6) regulatory assessments and insurance; (7) amortization of core deposit intangibles; (8) advertising; (9) marketing; (10) telephone expenses; and (11) other.

Financial Condition

The primary factors we use to evaluate and manage our financial condition include liquidity, asset quality and capital.

Liquidity

We manage liquidity based upon factors that include the amount of core deposits as a percentage of total deposits, the level of diversification of our funding sources, the allocation and amount of our deposits among deposit types, the short-term funding sources used to fund assets, the amount of non-deposit funding used to fund assets, the availability of unused funding sources, off-balance sheet obligations, the availability of assets to be readily converted into cash without undue loss, the amount of cash and liquid securities we hold, and the repricing characteristics and maturities of our assets when compared to the repricing characteristics of our liabilities, the ability to securitize and sell certain pools of assets and other factors.

Asset Quality

We manage the diversification and quality of our assets based upon factors that include the level, distribution, severity and trend of problem, classified, delinquent, nonaccrual, nonperforming and restructured assets, the adequacy of our allowance for loan and lease losses, discounts and reserves for unfunded loan commitments, the diversification and quality of loan and investment portfolios and credit risk concentrations.

Capital

We manage capital based upon factors that include the level and quality of capital and our overall financial condition, the trend and volume of problem assets, the adequacy of discounts and reserves, the level and quality of earnings, the risk exposures in our balance sheet, the levels of Tier 1 (core), risk-based and tangible equity capital, the ratios of tier 1 (core), risk-based and tangible equity capital to total assets and risk-weighted assets and other factors.

Analysis of Results of Operations

Net income for the year ended December 31, 2017 totaled $4.8 million, which generated diluted earnings per common share of $0.63 for the year ended December 31, 2017. Net income for the year ended December 31, 2016 totaled $3.7 million, which generated diluted earnings per common share of $0.50 for the year ended December 31, 2016. The increase in net income was driven by an increase in interest income of $6.7 million that was primarily attributable to loan growth, partially offset by an increase in interest expense of $1.6 million, which was mainly the result of increased interest expense on deposits and increased rates on FHLB advances and other borrowings. Our results of operations for the year ended December 31, 2017 produced a return on average assets of 0.47% and an adjusted return on average assets of 0.55% compared to a return on average assets of 0.41% for the year ended December 31, 2016. We had a return on average stockholders’ equity of 4.88% and an adjusted return on average stockholders’ equity of 5.74% compared to a return on average stockholders’ equity of 4.09% for the year ended December 31, 2016.

Net Interest Income and Net Interest Margin

The following table presents, for the periods indicated, information about (1) average balances, the total dollar amount of interest income from interest-earning assets and the resultant average yields; (2) average balances, the total dollar amount of interest expense on interest-bearing liabilities and the resultant average rates; (3) the interest rate spread; (4) net interest income and margin; and (5) net interest income and margin (tax equivalent). Interest earned on loans that are classified as nonaccrual is not recognized in income, however the balances are reflected in average outstanding balances for that period. Any nonaccrual loans have been included in the table as loans carrying a zero yield.

	Years Ended December 31,
	2017			2016
	Average Balance(1)	Interest/ Expense	Yield/ Rate	Average Balance(1)	Interest/ Expense	Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Interest-earning deposits in other banks	$82,630	$847	1.03%	$104,763	$508	0.49%
Loans, including loans held for sale(2)	830,664	45,411	5.47%	718,291	39,455	5.49%
Investment securities and other	29,731	649	2.18%	16,055	247	1.54%

Total interest-earning assets	943,025	46,907	4.97%	839,109	40,210	4.79%

Noninterest-earning assets	65,539			64,833

Total assets	$1,008,564			$903,942

Interest-bearing liabilities:
Interest-bearing NOW accounts	$8,419	$13	0.15%	$9,668	$14	0.15%
Savings and money market accounts	233,574	1,348	0.58%	189,516	972	0.51%
Time deposits	426,787	5,241	1.23%	388,386	4,496	1.16%
FHLB advances and other borrowings	77,153	1,726	2.24%	83,527	1,248	1.49%

Total interest-bearing liabilities	745,933	8,328	1.12%	671,097	6,730	1.00%

Noninterest-bearing liabilities and shareholders’ equity:
Noninterest-bearing demand deposits	162,722			132,801
Other liabilities	2,503			9,273
Stockholders’ equity	97,406			90,771

Total liabilities and stockholders’ equity	$1,008,564			$903,942

Net interest rate spread			3.85%			3.79%

Net interest income and margin		$38,579	4.09%		$33,480	3.99%

Net interest income and margin (tax equivalent)(3)		$39,514	4.19%		$34,291	4.09%

(1)	Average balances presented are derived from daily average balances.
(2)	Includes loans on nonaccrual status.
(3)	In order to make pretax income and resultant yields on tax-exempt loans comparable to those on taxable loans, a tax-equivalent adjustment has been computed using a federal tax rate of 34% for the years ended December 31, 2017 and 2016, which is a non-GAAP financial measure. See our reconciliation of non-GAAP financial measures to their most directly comparable GAAP financial measures under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures.”

Increases and decreases in interest income and interest expense result from changes in average balances (volume) of interest-earning assets and liabilities, as well as changes in average interest rates. The following table shows the effect that these factors had on the interest earned on our interest-earning assets and the interest incurred on our interest-bearing liabilities for the periods indicated. The effect of changes in volume is determined by multiplying the change in volume by the prior period’s average rate. Similarly, the effect of rate changes is calculated by multiplying the change in average rate by the previous period’s volume.

A summary of increases and decreases in interest income and interest expense resulting from changes in average balances (volume) and average interest rates follows:

	Years Ended December 31, 2017 compared to 2016
	Increase (Decrease) Due to
	Volume(1)	Rate(1)	Total
	(Dollars in thousands)
Interest-earning assets:
Interest-earning deposits in other banks	$(127)	$466	$339
Loans, including loans held for sale(2)	6,102	(146)	5,956
Investment securities and other	270	132	402

Total change in interest income	$6,245	$452	$6,697

Interest-bearing liabilities:
Interest-bearing NOW accounts	(1)	—	(1)
Savings and money market accounts	236	140	376
Time deposits	462	283	745
FHLB advances and other borrowings	(102)	580	478

Total change in interest expenses	595	1,003	1,598

Total change in net interest income	$5,650	$(551)	$5,099

(1)	Variances attributable to both volume and rate are allocated on a consistent basis between rate and volume based on the absolute value of the variances in each category.
(2)	Includes loans on nonaccrual status.

Year ended December 31, 2017 compared to year ended December 31, 2016

Net interest income was $38.6 million for the year ended December 31, 2017 compared to $33.5 million for the year ended December 31, 2016, representing an increase of $5.1 million, or 15.2%. The increase in net interest income was primarily due to an increase in interest income of $6.7 million partially offset by an increase in interest expense of $1.6 million. Interest income on loans increased by $6.0 million for the year ended December 31, 2017. The growth in average loans of $112.4 million, including loans held for sale, for the year ended December 31, 2017, was the primary driver of the increase in interest income on loans, partially offset by a decrease in average rate on loans of 2 basis points over the same period.

Interest expense was $8.3 million for the year ended December 31, 2017 compared to $6.7 million for the year ended December 31, 2016, representing an increase of $1.6 million, or 23.7%. This increase was mainly due to an increase in interest expense on deposits and FHLB borrowings. Interest expense on deposits totaled $6.6 million for the year ended December 31, 2017 compared to $5.5 million for the year ended December 31, 2016, representing an increase of $1.1 million, resulting primarily from an increase in the average volume of deposits of $81.2 million. Cost of funds, which we define as the average interest rate paid on deposits, increased 4 basis points for the year ended December 31, 2017 compared to the year ended December 31, 2016.

The average cost of deposits for the year ended December 31, 2017 was 0.80%. This represents an increase of 4 basis points compared to the average cost of deposits of 0.76% for the year ended December 31, 2016. The increase in cost of deposits was primarily attributable to the increase in interest rates by the Federal Open Market

Committee during 2017. For the year ended December 31, 2017, the average rate paid on time deposits was

1.23% compared to 1.16% for the year ended December 31, 2016.

Interest expense on FHLB advances and other borrowings increased by $478 thousand for the year ended December 31, 2017 compared to the year ended December 31, 2016. The increase was primarily attributable to an increase in the average rate paid on FHLB advances and other borrowings of 75 basis points for the year ended December 31, 2017. The increase in the average rate on borrowings was primarily attributable to rising interest rates during 2017 as well as an increase in the average maturity of our FHLB advances and other borrowings.

The net interest margin was 4.09% for the year ended December 31, 2017 compared to 3.99% for the year ended December 31, 2016, representing an increase of 10 basis points. The tax equivalent net interest margin was 4.19% for the year ended December 31, 2017 compared to 4.09% for the year ended December 31, 2016, representing an increase of 10 basis points. The average yield on interest-earning assets increased by 18 basis points for the year ended December 31, 2017 compared to the year ended December 31, 2016 while the average rate paid on interest-bearing liabilities increased by 12 basis points, resulting in a 6 basis point increase in the interest rate spread. The increase in both net interest margin and interest rate spread primarily resulted from the increased average loan balance of $112.4 million for the year ended December 31, 2017, combined with flat loan yields for the years ended December 31, 2017 and 2016.

Provision for Loan Losses

The provision for loan losses represents the amount determined by management to be necessary to maintain the allowance for loan and lease losses at a level capable of absorbing inherent losses in the loan portfolio. See the discussion under “—Critical Accounting Policies—Allowance for Loan and Lease Losses.” Our management and board of directors review the adequacy of the allowance for loan and lease losses on a quarterly basis. The allowance for loan and lease losses calculation is segregated by call report code and then further segregated into various segments that include classified loans, loans with specific allocations and pass rated loans. A pass rated loan is generally characterized by a very low to average risk of default and in which management perceives there is a minimal risk of loss. Loans are rated using a nine-point risk grade scale by loan officers that are subject to validation by a third party loan review or our internal credit committee. Risk ratings are categorized as pass, watch, special mention, substandard, doubtful and loss, with some general allocation of reserves based on these grades. Impaired loans are reviewed specifically and separately under the Financial Accounting Standards Board (“FASB”)’s Accounting Standards Codification (“ASC”) 310, “Receivables”, to determine the appropriate reserve allocation. Management compares the investment in an impaired loan with the present value of expected future cash flow discounted at the loan’s effective interest rate, the loan’s observable market price or the fair value of the collateral, if the loan is collateral-dependent, to determine the specific reserve allowance. Reserve percentages assigned to non-impaired loans are based on historical charge-off experience adjusted for other risk factors. To evaluate the overall adequacy of the allowance to absorb losses inherent in our loan portfolio, our management considers historical loss experience based on volume and types of loans, trends in classifications, volume and trends in delinquencies and nonaccruals, economic conditions and other pertinent information. Based on future evaluations, additional provisions for loan losses may be necessary to maintain the allowance for loan and lease losses at an appropriate level.

Year ended December 31, 2017 compared to Year ended December 31, 2016

The provision for loan losses was $2.5 million for the year ended December 31, 2017 and $1.6 million for the year ended December 31, 2016. The increase of the provision for the year ended December 31, 2017 was primarily due to organic loan growth and total net charge-offs of $1.2 million during 2017 primarily in our SBA loan portfolio. These losses were anticipated and provided for as the SBA loan portfolio matures. Additionally, our management performed a loan level assessment of the effects of Hurricane Harvey and determined that no increases in our reserves were necessary. We will continue to actively monitor these credits.

Our management maintains a proactive approach in managing nonperforming loans, which were $3.6 million, or 0.41% of loans held for investment, at December 31, 2017, and $3.8 million, or 0.49% of loans held for investment, at December 31, 2016. During 2017, we had net charged-off loans totaling $1.2 million, compared to net charged-off loans of $336 thousand for the year ended December 31, 2016. The ratio of net charged-off loans to average loans was 0.14% for 2017 compared to 0.05% for 2016. The allowance for loan and lease losses totaled $5.7 million, or 0.65% of loans held for investment, at December 31, 2017, compared to $4.4 million, or 0.56% of loans held for investment, at December 31, 2016. The ratio of allowance for loan and lease losses to nonperforming loans was 157.22% at December 31, 2017, compared to 114.45% at December 31, 2016.

Noninterest Income

Our noninterest income includes the following: (1) service charges and fees; (2) SBA loan servicing fees; (3) mortgage referral fees; (4) gain on the sales of loans, net; (5) gain (loss) on sales of premises and equipment; (6) gain (loss) on sales of investment securities; and (7) other.

The following table presents a summary of noninterest income by category, including the percentage change in each category, for the periods indicated:

	Years Ended December 31,
	2017	2016 Restated	Change from the Prior Year
	(Dollars in thousands)
Noninterest income:
Service charges and fees	$1,501	$1,216	23.4%
SBA loan servicing fees	1,794	1,831	(2.0%)
Mortgage referral fees	634	751	(15.6%)
Gain on sales of loans, net	5,684	4,437	28.1%
Gain (loss) on sales of premises and equipment	(45)	21	(314.3%)
Gain (loss) on sales of investment securities	—	69	(100.0%)
Other noninterest income	70	17	311.8%

Total noninterest income	$9,638	$8,342	15.5%

Year ended December 31, 2017 compared to Year ended December 31, 2016

For the year ended December 31, 2017, noninterest income totaled $9.6 million, a $1.3 million, or 15.5%, increase from $8.3 million for the prior year. This increase was primarily due to an increase in gain on sales of loans, net of $1.2 million and an increase of $285 thousand in service charges and fees.

Gain on sales of loans, net, was $5.7 million for the year ended December 31, 2017 compared to $4.4 million for the year ended December 31, 2016, primarily due to increased volume of SBA loan originations.

Service charges and fees were $1.5 million for the year ended December 31, 2017 compared to $1.2 million for the year ended December 31, 2016. The $285 thousand increase was due to improved treasury management services through more product offerings.

Noninterest Expense

Noninterest expenses have increased at a nominal rate of 7.2% from 2016, as we have managed the growth of our infrastructure in anticipation of further growth.

The following table presents a summary of noninterest expenses by category, including the percentage change in each category, for the periods indicated:

	Years Ended December 31,
	2017	2016 Restated	Change from the Prior Year
	(Dollars in thousands)
Noninterest expense:
Salaries and employee benefits	$23,338	$21,094	10.6%
Occupancy and equipment expenses	5,123	4,736	8.2%
Loan and other real estate related expenses	254	30	746.7%
Professional services	1,845	1,745	5.7%
Data processing and network	1,266	1,518	(16.6%)
Regulatory assessments and insurance	924	742	24.5%
Amortization of intangibles	703	671	4.8%
Advertising	551	303	81.8%
Marketing	579	634	(8.7%)
Telephone expense	409	606	(32.5%)
Other operating expenses	2,410	2,802	(14.0%)

Total noninterest expense	$37,402	$34,881	7.2%

Year ended December 31, 2017 compared to Year ended December 31, 2016

For the year ended December 31, 2017, noninterest expenses totaled $37.4 million, a $2.5 million, or 7.2%, increase from $34.9 million for the prior year. This increase was primarily due to increases in salaries and employee benefits of $2.2 million, occupancy and equipment expenses of $387 thousand, advertising expenses of $248 thousand and increases in loan and other real estate related expenses of $224 thousand. These expenses were partially offset by decreases in other operating expenses of $392 thousand and data processing and network expenses of $252 thousand.

Salaries and employee benefits totaled $23.3 million for the year ended December 31, 2017, which included $1.5 million of stock-based compensation expense. By comparison, salaries and employee benefits totaled $21.1 million for the year ended December 31, 2016, which included $1.1 million of stock-based compensation expense. During 2017, we incurred a one-time expense of $757 thousand in connection with the accelerated vesting of all stock options held by our board of directors and the board of directors of the Bank approved by our board of directors in February 2017. Additionally, we hired several key employees during 2017.

Occupancy and equipment expenses increased $387 thousand for the year ended December 31, 2017 compared to the year ended December 31, 2016, primarily due to the increased depreciation taken on two additional buildings purchased in September and November of 2017 in the Dallas and Fort Worth area. We expect that occupancy and equipment expenses will decrease after we move from our leased office locations to our new owned office locations during the first half of 2018.

Advertising expense increased $248 thousand for the year ended December 31, 2017 compared to the year ended December 31, 2016 primarily due to additional marketing efforts to drive loan growth within the SBA portfolio. Loan and other real estate related expenses increased $224 thousand for the year ended December 31, 2017 compared to the year ended December 31, 2016 due to increased loan growth.

Other operating expense decreased $392 thousand for the year ended December 31, 2017 compared to the year ended December 31, 2016, primarily due to our efforts to reduce operating expenses.

Data processing and network expense decreased $252 thousand for the year ended December 31, 2017 compared to the year ended December 31, 2016, primarily due to improved contract terms with our outsourced IT provider.

Income Tax Expense

The provision for income taxes includes both federal and state taxes. Fluctuations in effective tax rates reflect the differences in the inclusion or deductibility of certain income and expenses for income tax purposes. Our future effective income tax rate will fluctuate based on the mix of taxable and tax-free investments we make, periodic increases in surrender value of bank-owned life insurance policies for certain former executive officers and our overall taxable income.

Year ended December 31, 2017 compared to Year ended December 31, 2016

Income tax expense was $3.6 million, an increase of $2.0 million for the year ended December 31, 2017 compared income tax expense of $1.6 million for to the year ended December 31, 2016. Our effective tax rates for the years ended December 31, 2017 and 2016 were 43.0% and 30.2%, respectively, primarily due to the impact of changes in the United States tax law during the year ended December 31, 2017. On December 22, 2017, the United States enacted the Tax Cuts and Jobs Act (“Tax Reform”) resulting in significant modifications to existing law. We completed the accounting for the effects of the Tax Reform during the quarter ended December 31, 2017. Our financial statements for the year ended December 31, 2017 reflect certain effects of the Tax Reform, which include a reduction in the corporate tax rate from 34.0% to 21.0%. As a result of the changes to tax laws and tax rates under the Tax Reform, we incurred incremental income tax expense of $834 thousand during the year ended December 31, 2017, which consisted primarily of the remeasurement of deferred tax assets and liabilities based on the change in the tax rate from 34.0% to 21.0%. The remaining portion of the increase in income tax expense is primarily related to increased net income during the year ended December 31, 2017.

Financial Condition

Our total assets increased $49.8 million, or 5.1%, from $980.5 million as of December 31, 2016 to $1.03 billion as of December 31, 2017. Our asset growth was mainly due to the execution of our growth strategy resulting in new customer accounts and growth in balances from existing loan and deposit customers.

Investment Securities

We use our securities portfolio to provide a source of liquidity, provide an appropriate return on funds invested, manage interest rate risk, meet collateral requirements and meet regulatory capital requirements. The balance in our securities portfolio as of December 31, 2016 was $5 thousand following the liquidation of our securities portfolio to generate funds to finance our increased loan demand. We used cash on hand and funds from operations to increase our securities portfolio in 2017. The balance in our securities portfolio as of December 31, 2017 was $37.2 million. In accordance with regulatory and accounting requirements, we are prohibited from classifying security purchases as held-to-maturity for a period of two years. The average balance of the securities portfolio including FHLB and The Independent Bankers Bank, or TIB, stock for the years ended December 31, 2017 and 2016 was $29.7 million and $16.1 million, respectively, with a pre-tax yield of 2.18% and 1.54%, respectively. We held 50 securities classified as available for sale with an amortized cost of $37.9 million as of December 31, 2017.

Management evaluates securities for other-than-temporary impairment, or OTTI, at least on a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation. No securities were determined to be OTTI as of December 31, 2017 and 2016.

The following table summarizes our available for sale securities portfolio as of the dates presented.

	As of December 31,
	2017		2016
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(Dollars in thousands)
Available for sale:
U.S. Government agencies	$2,010	$1,949	$—	$—
Residential mortgage-backed securities	30,156	29,629	5	5
Corporate bonds and other debt securities	5,711	5,665	—	—

Total available for sale	$37,877	$37,243	$5	$5

The following tables show contractual maturities and the weighted average yields on our investment securities as of the dates presented. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. Weighted average yields are not presented on a taxable equivalent basis:

	Maturity as of December 31, 2017
	One Year or Less		One to Five Years		Five to Ten Years		After Ten Years
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield
	(Dollars in thousands)
Available for sale:
U.S. Government agencies	$—	—%	$—	—%	$1,535	2.18%	$475	2.99%
Residential mortgage-backed securities	—	—%	2	2.75%	—	—%	30,154	2.01%
Corporate bonds and other debt securities	—	—%	4,142	2.45%	1,569	2.72%	—	—%

Total available for sale	$—	—%	$4,144	2.45%	$3,104	2.45%	$30,629	2.03%

	Maturity as of December 31, 2016
	One Year or Less		One to Five Years		Five to Ten Years		After Ten Years
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield
	(Dollars in thousands)
Available for sale:
U.S. Government agencies	$—	—%	$—	—%	$—	—%	$—	—%
Residential mortgage-backed securities	—	—%	—	—%	3	2.22%	2	4.52%
Corporate bonds and other debt securities	—	—%	—	—%	—	—%	—	—%

Total available for sale	$—	—%	$—	—%	$3	2.22%	$2	4.52%

As a member institution of the FHLB and TIB, the Bank is required to own capital stock in the FHLB and TIB. As of December 31, 2017 and 2016, the Bank held approximately $4.8 million and $4.7 million, respectively, in FHLB and TIB bank stock. No market exists for this stock, and the Bank’s investment can be liquidated only through repurchase by the FHLB or TIB. Such repurchases have historically been at par value. We monitor our investment in FHLB and TIB stock for impairment through review of recent financial results, dividend payment history and information from credit agencies. As of December 31, 2017 and 2016, management did not identify any indicators of impairment of FHLB and TIB stock.

Except for securities issued by U.S. government agencies, we did not have any concentrations where the total outstanding balances issued by a single issuer exceed 10% of our stockholders’ equity as of December 31, 2017 or 2016.

Our securities portfolio had a weighted average life of 5.00 years and an effective duration of 5.03 years as of December 31, 2017 and a weighted average life of 2.34 years and an effective duration of 1.51 years as of December 31, 2016.

Loans Held for Sale

Loans held for sale consist of the guaranteed portion of SBA loans that we intend to sell after origination. Our loans held for sale were $3.8 million as of December 31, 2017 and $4.0 million as of December 31, 2016.

Loan Concentrations

Our primary source of income is interest on loans to individuals, professionals, small and medium-sized businesses and commercial companies located in the Houston and Dallas/Fort Worth metropolitan areas. Our loan portfolio consists primarily of commercial and industrial loans, 1-4 single family residential real estate loans and loans secured by commercial real estate properties located in our primary market areas. Our loan portfolio represents the highest yielding component of our earning asset base.

Our loans of $869.1 million as of December 31, 2017 represented an increase of $96.3 million, or 12.5%, compared to $772.9 million as of December 31, 2016. This increase was primarily due to the execution of our growth strategy and our continued penetration in our primary market areas.

Our loans as a percentage of assets were 84.4% and 78.8% as of December 31, 2017 and 2016, respectively.

The current concentrations in our loan portfolio may not be indicative of concentrations in our loan portfolio in the future. We plan to maintain a relatively diversified loan portfolio to help reduce the risk inherent in concentration in certain types of collateral. The following table summarizes the allocation of loans by type as of the dates presented.

	As of December 31,
	2017		2016 Restated
	Amount	% of Total	Amount	% of Total
	(Dollars in thousands)
Commercial and industrial loans(1)	$135,040	15.5%	$117,762	15.2%
Real estate:
1-4 single family residential loans	232,510	26.8%	206,641	26.7%
Construction, land and development loans	139,470	16.0%	113,316	14.7%
Commercial real estate loans (including multifamily)	285,731	32.9%	251,870	32.6%
Consumer loans and leases	22,736	2.6%	26,676	3.5%
Municipal and other loans	53,632	6.2%	56,596	7.3%

Total loans held in portfolio	$869,119	100.0%	$772,861	100.0%

(1) Balance	includes $67.1 million and 58.7 million of the unguaranteed portion of SBA loans as of December 31, 2017 and 2016, respectively.

Commercial and Industrial Loans (including SBA loans)

Commercial and industrial loans, including SBA loans, are underwritten after evaluating and understanding the borrower’s ability to repay the loan through operating profitably and effectively growing its business. Our management examines current and projected cash flows to determine the ability of the borrower to repay their obligations as agreed. Commercial loans are primarily made based on the credit quality and cash flows of the borrower and secondarily on the underlying collateral provided by the borrower. The cash flows of borrowers, however, may not be as expected and the collateral securing these loans may fluctuate in value. Most commercial loans are secured by the assets being financed or other business assets such as accounts receivable or inventory and may incorporate a personal guarantee to add strength to the credit and reduce the risk on a transaction to an acceptable level; however, some short-term loans may be made on an unsecured basis to the most credit worthy borrowers.

In the case of loans secured by accounts receivable, the availability of funds for the repayment of these loans may be substantially dependent on the ability of the borrower to collect amounts due from its customers. Due to the nature of accounts receivable and inventory secured loans, we closely monitor credit availability and collateral through the use of various tools, including but not limited to borrowing-base formulas, periodic accounts receivable agings, periodic inventory audits, and/or collateral inspections.

Commercial and industrial loans, including SBA loans, totaled $135.0 million as of December 31, 2017 and represented an increase of $17.3 million, or 14.7%, from $117.8 million as of December 31, 2016. This increase was primarily due to organic growth.

SBA Loans

The primary focus of our SBA lending program is financing well-known national franchises for which the United States generally will guarantee between 75% and 85% of the loan. We are a SBA preferred lender, and originate SBA loans to national franchises in Texas and nationwide. We routinely sell the guaranteed portion of SBA loans to third parties for a premium and retain the servicing rights, for which we earn a 1% fee, and maintain the nonguaranteed portion in our loan portfolio.

SBA loans held in our loan portfolio totaled $67.1 million and $58.7 million at December 31, 2017 and 2016, respectively. We intend to continue to expand our SBA lending program in the future.

Real estate loans

1-4 single family residential real estate loans (including loans to foreign nationals)

1-4 single family residential real estate loans, including foreign national loans, are subject to underwriting standards and processes similar to commercial and industrial loans. We provide mortgages for the financing of 1-4 single family residential homes for primary occupancy, vacation or rental purposes. The borrowers on these loans generally qualify for traditional market financing. We also specialize in 1-4 single family residential real estate loans to foreign national customers, in which the borrower does not qualify for traditional market financing.

We define our foreign national loans as loans to borrowers who derive more than 50% of their personal income from outside the U.S. We provide mortgages for these foreign nationals in Texas for primary occupancy or secondary homes while travelling to the U.S. Because more than 50 percent of the borrower’s income is derived from outside of the U.S., they do not qualify for traditional market financing. We have developed an enhanced due diligence process for foreign national loans that includes larger down payments than a traditional mortgage, as well as minimum reserves equal to an amount of mortgage payments over a specified period held in the Bank and monthly escrows for taxes and insurance.

1-4 single family residential real estate loans totaled $232.5 million as of December 31, 2017 and represented an increase of $25.9 million, or 12.5%, from $206.6 million as of December 31, 2016. Foreign national loans comprised $107.6 million, or 46.3%, of 1-4 single family residential real estate loans as of December 31, 2017, compared to $85.3 million, or 41.3%, of 1-4 single family residential real estate loans as of December 31, 2016. The increase was primarily due to increased productivity and portfolio size of existing lenders in response to an increase in market demand.

Construction, land and development loans

With respect to loans to developers and builders, we generally require the borrower to have a proven record of success and expertise in the building industry. Construction loans are underwritten utilizing feasibility studies, independent appraisal reviews, sensitivity analysis of absorption and lease rates and financial analysis of the developers and property owners. Construction loans are generally based upon estimates of costs and value associated with the complete project. These estimates may be inaccurate. Construction loans often involve the disbursement of substantial funds with repayment primarily dependent on the success of the ultimate project.

Sources of repayment for these types of loans may be pre-committed permanent loans from approved long-term lenders, sales of developed property or an interim loan commitment from us until permanent financing is obtained. These loans are closely monitored by on-site inspections and are considered to have higher risks than other real estate loans due to their ultimate repayment being sensitive to interest rate changes, governmental regulation of real property, general economic conditions and the availability of long-term financing. Due to the nature of the real estate industry, we evaluate the borrower’s ability to service the interest of the debt from other sources other than the sale of the constructed property.

Construction loans totaled $139.5 million as of December 31, 2017 and represented an increase of $26.2 million, or 23.1%, from $113.3 million as of December 31, 2016. The increase was primarily due to an increase in market demand in our Dallas/Fort Worth metropolitan area market as well as increased demand in our Houston metropolitan area market as a result of the stabilization of that market area.

Commercial real estate loans

Commercial real estate loans are subject to underwriting standards and processes similar to commercial loans. Commercial real estate lending typically involves higher loan principal amounts and the repayment of these loans is generally largely dependent on the successful operation of the property securing the loan or the business conducted on the property securing the loan.

Commercial real estate loans may be more adversely affected by conditions in the real estate markets or in the general economy. Management monitors and evaluates commercial real estate loans based on collateral and risk grade criteria. As a general rule, we avoid financing special use projects unless strong secondary support is present to help mitigate risk.

Commercial real estate loans consist of owner and nonowner-occupied commercial real estate loans, multifamily loans and farmland. Total commercial real estate loans of $285.7 million as of December 31, 2017 represented an increase of $33.9 million, or 13.4%, from $251.9 million as of December 31, 2016. The increase was primarily due to increased productivity and portfolio size of existing lenders in response to an increase in market demand.

Owner and nonowner-occupied commercial real estate loans

Owner-occupied commercial real estate loans totaled $100.6 million as of December 31, 2017, compared to $102.3 million as of December 31, 2016. Owner-occupied real estate loans comprised 35.2% and 40.6% of total commercial real estate loans as of December 31, 2017 and December 31, 2016, respectively.

Nonowner-occupied commercial real estate loans totaled $164.3 million as of December 31, 2017 compared to $136.6 million as of December 31, 2016. Nonowner-occupied commercial real estate loans comprised 57.5% and 54.2% of total commercial real estate loans as of December 31, 2017 and December 31, 2016, respectively.

Multifamily loans and Farmland

Multifamily loans totaled $18.3 million at December 31, 2017 compared to $10.3 million at December 31, 2016. Multifamily loans comprised 6.4% and 4.1% of total commercial real estate loans as of December 31, 2017 and 2016, respectively.

Multifamily loans are not a focus of the Bank, and we do not expect this portion of the portfolio to represent a large portion of our growth going forward. Farmland loans totaled $2.7 million at both December 31, 2017 and 2016.

Consumer loans and leases

Our non-real estate consumer loans are based on the borrower’s proven earning capacity over the term of the loan. We monitor payment performance periodically for consumer loans to identify any deterioration in the borrower’s financial strength. To monitor and manage consumer loan risk, management develops and adjusts policies and procedures as needed. This activity, coupled with a relatively small volume of consumer loans, minimizes risk.

All of our leases are related to the financing of vehicle leases to individuals. These loans are originated by a well-known third party leasing company and subsequently purchased by us after our final credit review. We limit our exposure to individuals living in Texas, within our defined local markets.

Consumer loans and leases totaled $22.7 million as of December 31, 2017 and represented a decrease of $3.9 million, or 14.8%, from $26.7 million as of December 31, 2016. Leases comprised $18.0 million and $21.5 million of total consumer loans and leases at December 31, 2017 and 2016, respectively. We have not actively grown our consumer portfolio because we believe current pricing on these loans do not adequately cover the inherent risk.

Municipal and other loans

Municipal and other loans consist primarily of loans made to municipalities and emergency service, hospital and school districts as well as agricultural loans.

We make loans to municipalities and emergency service, hospital and school districts primarily throughout Texas. The majority of these loans have tax or revenue pledges and in some cases are additionally supported by collateral. Municipal loans made without a direct pledge of taxes or revenues are usually made based on some type of collateral that represents an essential service. Lending money directly to these municipalities allows us to earn a higher yield for similar durations than we could if we purchased municipal securities. Total loans to municipalities and emergency service, hospital and school districts and others were $53.6 million and $56.6 million as of December 31, 2017 and 2016, respectively. We have not actively grown our municipal loan portfolio as we were awaiting the outcome of the tax reform and the impact that it would have on pricing.

For a more detailed discussion of the type of loans in our loan portfolio, see “Business—Our Banking Services—Lending Activities.”

Direct and indirect oil and gas exploration and production (E&P) and oil field service company loans

We are not an active lender to oil and gas exploration and production companies. As of December 31, 2017, we had no loan commitments directly to E&P companies. However, we have a small amount of direct and indirect lending exposure to the oil and gas industry, which we monitor closely. We monitor certain loans in the following two categories we established:

Direct oil and gas related exposure:

We define direct exposure as companies that derive more than 50% of their respective gross revenue from providing services or products to the oil and gas industry. Based on that criteria, we had 25 direct oil and gas loans as of December 31, 2017 totaling $15.4 million, or 1.8% of outstanding loans. As of December 31, 2017, all but one such loan were performing as agreed. Additionally, based on that criteria, we had 21 direct oil and gas loans as of December 31, 2016 totaling $10.7 million, or 1.4% of outstanding loans. As of December 31, 2016, all such loans were performing as agreed.

Indirect oil and gas related exposure:

We consider indirect oil and gas exposure to be exposure to individuals that derive less than 50% of their income from the oil and gas industry, or companies which derive less than 50% of their revenues from providing services or products to the oil and gas industry. Based on that criteria, we had 68 indirect oil and gas loans as of December 31, 2017 totaling $22.2 million, or 2.6% of outstanding loans. As of December 31, 2017, all such loans were performing as agreed. Additionally, based on that criteria, we had 75 indirect oil and gas loans as of December 31, 2016 totaling $25.0 million, or 3.2% of outstanding loans. As of December 31, 2016, all such loans were performing as agreed.

The following table summarizes the loan contractual maturity distribution by type and by related interest rate characteristics as of the date indicated:

	As of December 31, 2017
	One Year or Less	After One but Within Five Years	After Five Years	Total
	(Dollars in thousands)
Commercial and industrial loans	$28,062	$36,218	$70,760	$135,040
Real estate:
1-4 single family residential loans	20,446	87,342	124,722	232,510
Construction, land and development loans	67,427	58,086	13,957	139,470
Commercial real estate loans (including multifamily)	32,285	188,063	65,383	285,731
Consumer loans and leases	2,585	20,087	64	22,736
Municipal and other loans	531	6,791	46,310	53,632

Total loans held in portfolio	$151,336	$396,587	$321,196	$869,119

Predetermined (fixed) interest rates		$288,926	$100,126
Floating interest rates		107,661	221,070

Total		$396,587	$321,196

The information in the table above is limited to contractual maturities of the underlying loans. The expected life of our loan portfolio will differ from contractual maturities because borrowers may have the right to curtail or prepay their loans with or without prepayment penalties.

Asset Quality

The following table sets forth the composition of our nonperforming assets, including nonaccrual loans, accruing loans 90 days or more days past due, other real estate owned and repossessed assets and restructured loans as of the dates indicated:

	As of December 31,
	2017	2016
	(Dollars in thousands)
Nonperforming assets
Nonaccrual loans:
Commercial and industrial loans	$1,927	$1,638
Real estate:
1-4 single family residential loans	1,135	1,296
Construction, land and development loans	—	—
Commercial real estate loans (including multifamily)	447	778
Consumer loans and leases	53	95
Municipal and other loans	—	—

Total nonaccrual loans	3,562	3,807
Accruing loans 90 days or more past due	33	—

Total nonperforming loans	3,595	3,807

Other real estate owned and repossessed assets	21	23

Total nonperforming assets	$3,616	$3,830

Restructured loans(1)	$270	$261

(1)	Performing troubled debt restructurings represent the balance at the end of the respective period for those performing loans modified in a troubled debt restructuring that are not already presented as a nonperforming loan.

Nonperforming loans totaled $3.6 million at December 31, 2017, a decrease of $212 thousand, or 5.6%, from $3.8 million at December 31, 2016. Nonperforming assets totaled $3.6 million at December 31, 2017, a decrease of $214 thousand, or 5.6%, from $3.8 million at December 31, 2016.

We classify loans as past due when the payment of principal or interest is greater than 30 days delinquent based on the contractual next payment due date. Our policies related to when loans are placed on nonaccrual status conform to guidelines prescribed by bank regulatory authorities. Loans are placed on nonaccrual status when it is probable that principal or interest is not fully collectible, or when principal or interest becomes 90 days past due, whichever occurs first. Loans are removed from nonaccrual status when they become current as to both principal and interest and concern no longer exists as to the collectability of principal and interest.

Loans are identified for restructuring based on their delinquency status, risk rating downgrade, or at the request of the borrower. Borrowers that are 90 days delinquent and/or have a history of being delinquent, or experience a risk rating downgrade, are contacted to discuss options to bring the loan current, cure credit risk deficiencies, or other potential restructuring options that will reduce the inherent risk and improve collectability of the loan. In some instances, a borrower will initiate a request for loan restructure. We require borrowers to provide current financial information to establish the need for financial assistance and satisfy applicable prerequisite conditions required by us. We may also require the borrower to enter into a forbearance agreement.

Modification of loan terms may include the following: reduction of the stated interest rate; extension of maturity date or other payment dates; reduction of the face amount or maturity amount of the loan; reduction in accrued interest; forgiveness of past-due interest; or a combination of the foregoing.

We engage an external consulting firm to complete an independent loan review and validate our credit risk program on a periodic basis. Results of these reviews are presented to management. The loan review process complements and reinforces the risk ratings and credit quality assessment decisions made by lenders and credit personnel, as well as our policies and procedures.

The following table sets forth our asset and credit quality ratios for the periods presented:

	Years Ended December 31,
	2017	2016
Asset and Credit Quality Ratios
Nonperforming loans to loans held for investment(1)	0.41%	0.49%
Nonperforming assets to loans plus OREO	0.42%	0.50%
Nonperforming assets to total assets(2)	0.35%	0.39%
Net charge-offs to average loans	0.14%	0.05%
Allowance for loan losses to nonperforming loans	157.22%	114.45%
Allowance for loan losses to loans held for investment	0.65%	0.56%

(1)	Nonperforming loans include loans on nonaccrual status and accruing loans 90 or more days past due.
(2)	Nonperforming assets include loans on nonaccrual status, accruing loans 90 days or more past due and other real estate owned and repossessed assets.

For a more detailed discussion of nonperforming loans, see “Business—Our Banking Services—Lending Activities—Nonperforming Loans.”

Analysis of the Allowance for Loan and Lease Losses

Allowance for loan and lease losses reflects management’s estimate of probable credit losses inherent in the loan portfolio. The computation of the allowance for loan and lease losses includes elements of judgment and high levels of subjectivity.

The following tables summarize the allocation of allowance for loan and lease losses related to our loans as of the dates and for the periods presented. This allocation is calculated on an approximate basis and is not necessarily indicative of future losses or allocations. The entire amount of the allowance is available to absorb losses occurring in any category of loans:

	Allowance Rollforward
Year Ended December 31, 2017	Beginning Balance	Charge- offs	Recoveries	Provision	Ending Balance
	(Dollars in thousands)
Commercial and industrial loans	$2,347	$(974)	$7	$1,666	$3,046
Real estate:
1-4 single family residential loans	647	(23)	—	278	902
Construction, land and development loans	364	—	—	77	441
Commercial real estate loans (including multifamily)	667	(34)	—	265	898
Consumer loans and leases	186	(156)	—	168	198
Municipal and other loans	146	—	—	21	167

Ending Allowance Balance	$4,357	$(1,187)	$7	$2,475	$5,652

	Allowance Rollforward
Year Ended December 31, 2016	Beginning Balance	Charge- offs	Recoveries	Provision	Ending Balance
	(Dollars in thousands)
Commercial and industrial loans	$1,119	$(282)	$58	$1,452	$2,347
Real estate:
1-4 single family residential loans	623	(3)	—	27	647
Construction, land and development loans	398	(32)	30	(32)	364
Commercial real estate loans (including multifamily)	670	—	—	(3)	667
Consumer loans and leases	89	(113)	6	204	186
Municipal and other loans	177	—	—	(31)	146

Ending Allowance Balance	$3,076	$(430)	$94	$1,617	$4,357

In determining the allowance for loan and lease losses, we estimate losses on specific loans, or groups of loans, where the probable loss can be identified and reasonably determined. The balance of the allowance for loan and lease losses is based on internally assigned risk classifications of loans, historical loan loss rates, changes in the nature of the loan portfolio, overall portfolio quality, industry concentrations, delinquency trends, current economic factors and the estimated impact of current economic conditions on certain historical loan loss rates.

During 2017, we refined our allowance for loan loss methodology based upon management judgement and applicable regulatory guidance. The calculation of reserves on loans collectively evaluated for impairment was altered to reflect five years of historical loss experience which more appropriately matches the weighted average life of loans in the portfolio. Additionally, the calculated historical loss experience is now allocated across the portfolio’s risk rates using a probability of default curve constructed from the Bank’s historical default data. We also updated the qualitative component of the reserve on loans collectively evaluated for impairment to allow for a greater sensitivity to current trends.

The allowance for loan and lease losses increased $1.3 million to $5.7 million at December 31, 2017 from $4.4 million at December 31, 2016, primarily due to the increase in loans held for investment of $96.3 million. The allowance for loan and lease losses as a percentage of nonperforming loans and allowance for loan and lease losses as a percentage of loans held for investment was 157.22% and 0.65%, respectively, as of December 31, 2017, compared to 114.45% and 0.56%, respectively, as of December 31, 2016.

Net loan charge-offs for the year ended December 31, 2017 totaled $1.2 million, an increase from $336 thousand of net loan charge-offs for the same period of 2016. The increase in net charge-offs for the year ended December 31, 2017 primarily related to charge-offs in our SBA loan portfolio. These losses were anticipated and provided for as the SBA loan portfolio matures. The ratio of net loan charge-offs to average loans outstanding during the years ended December 31, 2017 and 2016 was 0.14% and 0.05%, respectively.

The following table provides the allocation of the allowance for loan and lease losses as of the dates presented:

	As of December 31,
	2017		2016
	Amount	% Loans in each category	Amount	% Loans in each category
	(Dollars in thousands)
Commercial and industrial loans	$3,046	15.5%	$2,347	15.2%
Real estate:
1-4 single family residential loans	902	26.8%	647	26.7%
Construction, land and development loans	441	16.0%	364	14.7%
Commercial real estate loans (including multifamily)	898	32.9%	667	32.6%
Consumer loans and leases	198	2.6%	186	3.5%
Municipal and other loans	167	6.2%	146	7.3%

Total	$5,652	100.0%	$4,357	100.0%

Deposits

We expect deposits to be our primary funding source in the future as we optimize our deposit mix by continuing to shift our deposit composition from higher cost time deposits to lower cost demand deposits. Non-time deposits include demand deposits, NOW accounts, and savings and money market accounts.

The following table shows the deposit mix as of the dates presented:

	As of December 31,
	2017		2016
	Amount	% of Total	Amount	% of Total
	(Dollars in thousands)
Noninterest-bearing demand deposits	$176,726	21.2%	$171,475	21.1%
Interest-bearing NOW accounts	7,318	0.9%	8,302	1.0%
Savings and money market accounts	243,173	29.1%	215,432	26.4%
Time deposits	408,151	48.8%	419,229	51.5%

Total deposits	$835,368	100.0%	$814,438	100.0%

Total deposits at December 31, 2017 were $835.4 million, an increase of $20.9 million, or 2.57%, from total deposits at December 31, 2016 of $814.4 million.

The average cost of deposits for the year ended December 31, 2017 was 0.80%. This represents an increase of 4 basis points compared to the average cost of deposits of 0.76% for the year ended December 31, 2016. The increase in cost of deposits was primarily attributable to the increase in interest rates by the Federal Open Market Committee during 2017. For the year ended December 31, 2017, the average rate paid on time deposits was 1.23% compared to 1.16% for the year ended December 31, 2016.

The following table shows the remaining maturity of time deposits of $100,000 and greater as of the date indicated:

As of December 31, 2017
(Dollars in thousands)
Time deposits $100,000 or greater with remaining maturity of:
Three months or less	$56,650
After three months through six months	52,629
After six months through twelve months	106,296
After twelve months	98,527

Total	$314,102

Borrowings

In addition to deposits, we utilize advances from the FHLB and other borrowings as a supplementary funding source to finance our operations.

FHLB borrowings: The FHLB allows us to borrow, both short and long-term, on a blanket floating lien status collateralized by certain securities and loans. As of December 31, 2017 and 2016, total remaining borrowing capacity of $274.0 million and $263.2 million, respectively, was available under this arrangement. As of December 31, 2017, we had $15.0 million of short-term FHLB borrowings, with an average interest rate of 1.69%. We had no short-term FHLB borrowings as of December 31, 2016. We had long-term FHLB borrowings of $68.6 million and $66.0 million as of December 31, 2017 and 2016, respectively, with an average interest rate of 2.31% and 2.04%, respectively. Our current FHLB borrowings mature within fourteen years.

Line of credit: We entered into a line of credit with a third party lender in May 2017 that allows us to borrow up to $20 million. The interest rate on this line of credit is based upon 90-day LIBOR plus 4.0%, and unpaid principal and interest is due at the stated maturity of May 12, 2022. This line of credit is secured by a pledge of all of the common stock of the Bank. This line of credit may be prepaid at any time without penalty, so long as such prepayment includes the payment of all interest accrued through the date of the repayments, and, in the case of prepayment of the entire loan, the amount of attorneys’ fees and disbursements of the lender. At December 31, 2017, total borrowing capacity of $12.2 million was available under this line of credit and $7.8 million was drawn.

Total borrowings consisted of the following as of the dates presented:

	As of December 31,
	2017	2016
	(Dollars in thousands)
Short-term FHLB borrowings	$15,000	$—
Long-term FHLB borrowings	68,623	66,016
Third party lender line of credit	7,788	5,000

Total borrowings	$91,411	$71,016

At December 31, 2017, total borrowings were $91.4 million, an increase of $20.4 million, or 28.7%, from $71.0 million at December 31, 2016. The increase in total borrowings was primarily driven by the $15.0 million increase in short-term FHLB borrowings used to fund new loan originations.

Short-term borrowings consist of debt with maturities of one year or less. Our short-term borrowings consist of FHLB borrowings and a third party line of credit. The following table is a summary of short-term borrowings as of and for the periods presented:

	As of and for the Years Ended December 31,
	2017	2016
	(Dollars in thousands)
Short-term borrowings:
Maximum outstanding at any month-end during the period	$15,000	$40,000
Balance outstanding at end of period	15,000	5,000
Average outstanding during the period	6,247	27,240
Average interest rate during the period	2.17%	1.56%
Average interest rate at the end of the period	1.69%	4.00%

We maintained four, unsecured Federal Funds lines of credit with commercial banks which provide for extensions of credit with an availability to borrow up to an aggregate $35.0 million as of December 31, 2017 and as of December 31, 2016. There were no advances under these lines of credit outstanding as of December 31, 2017 or 2016.

Stockholders’ Equity

The following table summarizes the changes in our stockholders’ equity for the periods indicated:

	Years Ended December 31,
	2017	2016 Restated
	(Dollars in thousands)
Balance at beginning of period	$92,896	$87,927
Net income	4,753	3,715
Exercise of stock options	471	59
Stock-based compensation	1,520	1,069
Other comprehensive income	(501)	126

Balance at end of period	$99,139	$92,896

Net income totaled $4.8 million for the year ended December 31, 2017, an increase of $1.0 million, compared to $3.7 million for the year ended December 31, 2016. Our results of operations for the year ended December 31, 2017 produced a return on average assets of 0.47% compared to 0.41% for the prior year. Our results of operations for the year ended December 31, 2017 produced a return on average stockholders’ equity of 4.88% compared to 4.09% for the prior year.

Stockholders’ equity was $99.1 million as of December 31, 2017, an increase of $6.2 million from $92.9 million as of December 31, 2016. The increase was primarily driven by net income of $4.8 million.

Contractual Obligations

The following table presents information regarding our outstanding contractual obligations and other commitments to make future payments as of December 31, 2017, which consist of our future cash payments associated with our time deposits, operating lease obligations and contractual obligations pursuant to our FHLB advances and other borrowings. Payments related to our leases are based on actual payments specified in the underlying contracts.

As of December 31, 2017	Total Amounts Committed	One Year or Less	Over One Year Through Three Years	Over Three Years Through Five Years	Over Five Years
	(Dollars in thousand)
Contractual obligations:
Time deposits	$408,151	$276,401	$112,677	$19,073	$—
Operating lease obligations	4,985	1,497	2,038	1,276	174
FHLB advances and other borrowings	91,411	16,713	22,439	26,194	26,065
Construction in process	1,858	1,858	—	—	—

Total	$506,405	$296,469	$137,154	$46,543	$26,239

Off-Balance Sheet Arrangements

In the normal course of business, we enter into various transactions, which, in accordance with Generally Accepted Accounting Principles (“GAAP”), are not included on our consolidated balance sheets. We enter into these transactions to meet the financing needs of our customers. These transactions include commitments to extend credit and commercial and standby letters of credit, which involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amounts recognized on our consolidated balance sheets.

We enter into contractual loan commitments to extend credit, normally with fixed expiration dates or termination clauses, at specified rates and for specific purposes. Since a portion of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent our future cash requirements. Substantially all of our commitments to extend credit are contingent upon customers maintaining specific credit standards until the time of loan funding. We seek to minimize our exposure to loss under these commitments by subjecting them to prior credit approval and ongoing monitoring procedures. We assess the credit risk associated with certain commitments to extend credit and establish a liability for probable credit losses. As of December 31, 2017 and 2016, our reserve for unfunded commitments totaled $40 thousand and $33 thousand, respectively.

Commercial and standby letters of credit are written conditional commitments issued by us to guarantee the performance of a customer to a third party. In the event the customer does not perform in accordance with the terms of the agreement with the third party, we would be required to fund the commitment. The maximum potential amount of future payments we could be required to make is represented by the contractual amount of the commitment. If the commitment is funded, we would be entitled to seek recovery from the customer. Our policies generally require that standby letter of credit arrangements contain security and debt covenants similar to those contained in loan agreements.

The following table summarizes our commitments as of the dates presented:

	As of December 31,
	2017	2016
	(Dollars in thousands)
Unfunded loan commitments	$134,536	$107,443
Commercial and standby letters of credit	91	1,156

Total	$134,627	$108,599

Management believes that we have adequate liquidity to meet all known contractual obligations and unfunded commitments, including loan commitments over the next twelve months. Additionally, management believes that our off-balance sheet arrangements have not had or are not reasonably likely to have a current or future material effect on our financial condition, revenues, expenses, results of operations, liquidity, capital expenditures or capital resources.

Capital Resources

We are required to comply with certain “risk-based” capital adequacy guidelines issued by the FRB and the FDIC. The risk-based capital guidelines assign varying risk weights to the individual assets held by a bank. The guidelines also assign weights to the “credit-equivalent” amounts of certain off-balance sheet items, such as letters of credit and interest rate and currency swap contracts.

In July 2013, the federal bank regulatory agencies adopted revisions to the agencies’ capital adequacy guidelines and prompt corrective action rules, which were designed to enhance such requirements and implement the revised standards of the Basel Committee on Banking Supervision, commonly referred to as Basel III. The final rules generally implemented higher minimum capital requirements, added a new common equity tier 1 capital requirement, and established criteria that instruments must meet to be considered common equity tier 1 capital, additional tier 1 capital or tier 2 capital. The new minimum capital to risk-adjusted assets requirements were a common equity tier 1 capital ratio of 4.5% (6.5% to be considered “well capitalized”) and a tier 1 capital ratio of 6.0%, increased from 4.0% (and increased from 6.0% to 8.0% to be considered “well capitalized”), and the total capital ratio remained at 8.0% under the new rules (10.0% to be considered “well capitalized”). Under the final capital rules that became effective on January 1, 2015, there was a requirement for a common phased-in equity tier 1 capital conservation buffer of 2.5% of risk-weighted assets which is in addition to the other minimum risk-based capital standards in the rule. Institutions that do not maintain this required capital buffer will become subject to progressively more stringent limitations on the percentage of earnings that can be paid out in dividends or used for stock repurchases and on the payment of discretionary bonuses to senior executive management. The capital buffer requirement is being phased in over three years beginning in 2016. We have included the 0.625% increase for 2016 and 2017 in our minimum capital adequacy ratios in the table below. The capital buffer requirement effectively raises the minimum required common equity tier 1 capital ratio to 7.0%, the tier 1 capital ratio to 8.5%, and the total capital ratio to 10.5% on a fully phased-in basis on January 1, 2019.

The risk-based capital ratios measure the adequacy of a bank’s capital against the riskiness of its assets and off-balance sheet activities. Failure to maintain adequate capital is a basis for “prompt corrective action” or other regulatory enforcement action. In assessing a bank’s capital adequacy, regulators also consider other factors such as interest rate risk exposure; liquidity, funding and market risks; quality and level of earnings; concentrations of credit, quality of loans and investments; risks of any nontraditional activities; effectiveness of bank policies; and management’s overall ability to monitor and control risks.

The following table sets forth the regulatory capital ratios, excluding the impact of the capital conservation buffer, as of the dates indicated:

	Minimum Capital Requirement	Minimum Capital Requirement with Capital Buffer	Minimum To Be Well Capitalized	December 31,
				2017	2016 Restated
Capital ratios (Company):
Tier 1 leverage ratio	4.0%	4.00%	N/A	8.71%	8.75%
Common equity tier 1 capital ratio	4.5%	5.75%	N/A	10.07%	10.83%
Tier 1 risk-based capital ratio	6.0%	7.25%	N/A	10.07%	10.83%
Total risk-based capital ratio	8.0%	9.25%	N/A	10.72%	11.41%
Capital ratios (Bank):
Tier 1 leverage ratio	4.0%	4.00%	5.0%	9.29%	9.16%
Common equity tier 1 capital ratio	4.5%	5.75%	6.5%	10.74%	11.34%
Tier 1 risk-based capital ratio	6.0%	7.25%	8.0%	10.74%	11.34%
Total risk-based capital ratio	8.0%	9.25%	10.0%	11.39%	11.92%

At December 31, 2017, both we and the Bank met all the capital adequacy requirements to which we and the Bank were subject. At December 31, 2017, we and the Bank were “well capitalized” under the regulatory framework for prompt corrective action. Management believes that no conditions or events have occurred since December 31, 2017 that would materially adversely change such capital classifications. From time to time, we may need to raise additional capital to support our and the Bank’s further growth and to maintain our “well capitalized” status.

As of December 31, 2017, we had a tier 1 leverage ratio of 8.71%. As of December 31, 2017, the Bank had a tier 1 leverage ratio of 9.29%, which provided $43.4 million of excess capital relative to the minimum requirements to be considered well capitalized.

For a discussion of the changes in our total stockholders’ equity at December 31, 2017 as compared with December 31, 2016, please see the discussion under “—Stockholders’ Equity” above.

Liquidity

Liquidity involves our ability to raise funds to support asset growth and acquisitions or reduce assets to meet deposit withdrawals and other payment obligations, to maintain reserve requirements and otherwise to operate on an ongoing basis and manage unexpected events. For the years ended December 31, 2017 and 2016, our liquidity needs were primarily met by core deposits, security and loan maturities and amortizing investment and loan portfolios. Although access to brokered deposits, purchased funds from correspondent banks and overnight advances from the FHLB are available and have been utilized on occasion to take advantage of investment opportunities, we do not generally rely on these external funding sources. The Bank maintained four Federal Funds lines of credit with commercial banks which provide for extensions of credit with an availability to borrow up to an aggregate $35.0 million as of December 31, 2017 and 2016. There were no advances under these lines of credit outstanding as of December 31, 2017 or 2016.

The following table illustrates, during the periods presented, the mix of our funding sources and the average assets in which those funds are invested as a percentage of our average total assets for the periods indicated. Average assets were $1.01 billion for the year ended December 31, 2017 and $903.9 million for the year ended December 31, 2016.

	As of and for the Year Ended December 31,
	2017	2016
Sources of funds:
Deposits:
Noninterest-bearing	16.1%	14.7%
Interest-bearing	66.3%	65.0%
Advances from FHLB and other borrowings	7.6%	9.3%
Other liabilities	0.2%	1.0%
Stockholders’ equity	9.8%	10.0%

Total	100.0%	100.0%

Uses of funds:
Loans	82.4%	79.4%
Investment securities and other	2.9%	1.8%
Interest-bearing deposits in other banks	8.2%	11.6%
Other noninterest-earning assets	6.5%	7.2%

Total	100.0%	100.0%

Average noninterest-bearing deposits to average deposits	19.6%	18.4%
Average loans to average deposits	99.9%	99.7%

Our primary source of funds is deposits, and our primary use of funds is loans. We do not expect a change in the primary source or use of our funds in the foreseeable future. Our average loans, including loans held for sale, increased 15.6% for the year ended December 31, 2017 compared to the year ended December 31, 2016. We predominantly invest excess deposits in overnight deposits with the Federal Reserve, securities, interest-bearing deposits at other banks or other short-term liquid investments until needed to fund loan growth. Our securities portfolio had a weighted average life of 5.00 years and an effective duration of 5.03 years as of December 31, 2017.

As of December 31, 2017, we had outstanding $134.5 million in commitments to extend credit and $91 thousand in commitments associated with outstanding commercial and standby letters of credit. Since commitments associated with letters of credit and commitments to extend credit may expire unused, the total outstanding may not necessarily reflect the actual future cash funding requirements.

As of December 31, 2017, we believe we had no exposure to future cash requirements associated with known uncertainties. Capital expenditures, including buildings and construction in process, for the years ended December 31, 2017 and 2016 were $11.4 million and $3.7 million, respectively. In 2017, we completed the purchase of a building at 5301 Spring Valley, Dallas, Texas consisting of 23,602 square feet for approximately $4.9 million and the purchase of a building at 1120 Summit Avenue, Fort Worth, Texas consisting of 7,483 square feet for approximately $3.0 million. Total capital expenditures related to the renovation of both locations as well as the construction of a new building at our principal executive offices at 1836 Spirit of Texas Way was $336 thousand for the year ended December 31, 2017, and we estimate the remaining capital expenditures to complete these projects will be approximately $1.9 million. We moved the Fort Worth branch location from our prior leased location to the newly acquired location during April 2018 and we expect to move the Dallas branch location from our current leased location to the newly acquired location during the first half of 2018. We plan to fund capital expenditures for these properties with cash flow from operations.

As of December 31, 2017, we had cash and cash equivalents of $57.9 million compared to $152.2 million as of December 31, 2016. The decrease was primarily due to an increase in our investment portfolio and funding new loan originations.

Interest Rate Sensitivity and Market Risk

As a financial institution, our primary component of market risk is interest rate volatility. Our asset liability and funds management policy provides management with the guidelines for effective funds management, and we have established a measurement system for monitoring our net interest rate sensitivity position. We manage our sensitivity position within our established guidelines.

Fluctuations in interest rates will ultimately impact both the level of income and expense recorded on most of our assets and liabilities, and the market value of all interest-earning assets and interest-bearing liabilities, other than those which have a short term to maturity. Interest rate risk is the potential for economic losses due to future interest rate changes. These economic losses can be reflected as a loss of future net interest income and/or a loss of current fair market values. The objective is to measure the effect on net interest income and to adjust the balance sheet to minimize the inherent risk while at the same time maximizing income.

We manage our exposure to interest rates by structuring our balance sheet in the ordinary course of business. We do not enter into instruments such as leveraged derivatives, interest rate swaps, financial options, financial future contracts or forward delivery contracts for the purpose of reducing interest rate risk. Based upon the nature of our operations, we are not subject to foreign exchange or commodity price risk. We do not own any trading assets.

Our exposure to interest rate risk is managed by the Asset-Liability Management Committee of the Bank in accordance with policies approved by its board of directors. The committee formulates strategies based on appropriate levels of interest rate risk. In determining the appropriate level of interest rate risk, the committee considers the impact on earnings and capital of the current outlook on interest rates, potential changes in interest rates, regional economies, liquidity, business strategies and other factors. The committee meets regularly to review, among other things, the sensitivity of assets and liabilities to interest rate changes, the book and market values of assets and liabilities, unrealized gains and losses, purchase and sale activities, commitments to originate loans and the maturities of investments and borrowings. Additionally, the committee reviews liquidity, cash flow flexibility, maturities of deposits and consumer and commercial deposit activity. Management employs methodologies to manage interest rate risk which include an analysis of relationships between interest-earning assets and interest-bearing liabilities, and an interest rate shock simulation model.

We use interest rate risk simulation models and shock analysis to test the interest rate sensitivity of net interest income and fair value of equity, and the impact of changes in interest rates on other financial metrics. Contractual maturities, prepayment assumptions and repricing opportunities of loans are incorporated in the model as are prepayment assumptions, maturity data and call options within the investment portfolio. Average life of our non-maturity deposit accounts are based on standard regulatory decay assumptions and are incorporated into the model. The assumptions used are inherently uncertain and, as a result, the model cannot precisely measure future net interest income or precisely predict the impact of fluctuations in market interest rates on net interest income. Actual results will differ from the model’s simulated results due to timing, magnitude and frequency of interest rate changes as well as changes in market conditions and the application and timing of various management strategies.

On a quarterly basis, we run two simulation models including a static balance sheet and dynamic growth balance sheet. These models test the impact on net interest income and fair value of equity from changes in market interest rates under various scenarios. Under the static and dynamic growth models, rates are shocked instantaneously and ramped rate changes over a 12-month horizon based upon parallel and non-parallel yield curve shifts. Parallel shock scenarios assume instantaneous parallel movements in the yield curve compared to a flat yield curve scenario. Non-parallel simulation involves analysis of interest income and expense under various changes in the shape of the yield curve. Internal policy regarding internal rate risk simulations currently specifies that for instantaneous parallel shifts of the yield curve, estimated net income at risk for the subsequent one-year period should not decline by more than 5.0% for a 100 basis point shift, 10.0% for a 200 basis point shift, and 15.0% for a 300 basis point shift.

The following table summarizes the simulated change in net interest income over a 12-month horizon:

December 31, 2017
Change in interest rates (basis points)	% Change in Net Interest Income
+300	1.81%
+200	1.10%
+100	2.56%
Base	0.00%
-100	(4.03%)

The following table summarizes an immediate shock in the fair value of equity as of the date indicated:

December 31, 2017
Change in interest rates (basis points)	% Change in Fair Value of Equity
+300	(5.08%)
+200	(3.26%)
+100	(0.74%)
Base	0.00%
-100	1.68%

The results are primarily due to behavior of demand, money market and savings deposits during such rate fluctuations. We have found that, historically, interest rates on these deposits change more slowly than changes in the discount and federal funds rates. This assumption is incorporated into the simulation model and is generally not fully reflected in a gap analysis. The assumptions incorporated into the model are inherently uncertain and, as a result, the model cannot precisely measure future net interest income or precisely predict the impact of fluctuations in market interest rates on net interest income. Actual results will differ from the model’s simulated results due to timing, magnitude and frequency of interest rate changes as well as changes in market conditions and the application and timing of various strategies.

Impact of Inflation

Our consolidated financial statements and related notes included elsewhere in this prospectus have been prepared in accordance with GAAP. These require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative value of money over time due to inflation or recession.

Unlike many industrial companies, substantially all of our assets and liabilities are monetary in nature. As a result, interest rates have a more significant impact on our performance than the effects of general levels of inflation. Interest rates may not necessarily move in the same direction or in the same magnitude as the prices of goods and services. However, other operating expenses do reflect general levels of inflation.

Non-GAAP Financial Measures

Our accounting and reporting policies conform to GAAP, and the prevailing practices in the banking industry. However, we also evaluate our performance based on certain additional financial measures discussed in this prospectus as being non-GAAP financial measures. We classify a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP as in effect from time to time in the United States in our statements of income, balance sheets or statements of cash flows. Non-GAAP financial measures do not include operating and other statistical measures or ratios or statistical measures calculated using exclusively financial measures calculated in accordance with GAAP.

The non-GAAP financial measures that we discuss in this prospectus should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which we calculate the non-GAAP financial measures that we discuss in this prospectus may differ from that of other banking organizations reporting measures with similar names. You should understand how such other banking organizations calculate their financial measures similar or with names similar to the non-GAAP financial measures we have discussed in this prospectus when comparing such non-GAAP financial measures.

Adjusted Earnings per Common Share – Basic and Diluted

Adjusted earnings per common share – basic and diluted is a non-GAAP financial measure that excludes the 2017 impact of the remeasurement of our deferred tax assets following the passage of the Tax Reform enacted on December 22, 2017.

We believe that this measure is important to many investors in the marketplace who are interested in changes from period to period in basic and diluted earnings per common share.

The following table reconciles, as of the date set forth below, basic and diluted earnings per common share and presents our basic and diluted earnings per common share exclusive of the impact of the remeasurement of our deferred tax assets:

As of and for the Year Ended December 31, 2017
(Dollars in thousands, except per share data)
Basic and diluted earnings per common share - GAAP basis:
Net income	$4,753
Less:
Participated securities share of undistributed earnings	23

Net income available to common stockholders	$4,730

Weighted average number of common shares - basic	7,233,783
Weighted average number of common shares - diluted	7,519,944
Basic earnings per common share	$0.65

Diluted earnings per common share	$0.63

Basic and diluted earnings per common share - Non-GAAP basis:
Net income	$4,753
Plus:
Deferred tax asset revaluation expense	834

Adjusted net income	$5,587

Weighted average number of common shares - basic(1)	7,268,297
Weighted average number of common shares - diluted(1)	7,554,458
Basic earnings per common share - Non-GAAP basis	$0.77

Diluted earnings per common share - Non-GAAP basis	$0.74

(1)	All per share information reflects the conversion of 170,236 shares of our issued and outstanding Series A preferred stock into common stock on February 23, 2017 and the one-for-two reverse stock split that occurred on March 16, 2017 as if they occurred on January 1, 2015.

Adjusted Return on Average Assets

Adjusted return on average assets is a non-GAAP financial measure that excludes the 2017 impact of the remeasurement of our deferred tax assets following the passage of the Tax Reform enacted on December 22, 2017.

We believe that this measure is important to many investors in the marketplace who are interested in changes from period to period in the return on average assets.

The following table reconciles, as of the date set forth below, return on average assets and presents our return on average assets exclusive of the impact of the remeasurement of our deferred tax assets:

As of and for the Years Ended December 31, 2017
(Dollars in thousands)
Return on average assets - GAAP basis:
Net income	$4,753

Average assets	1,008,564
Return on average assets	0.47%
Return on average assets - Non-GAAP basis:
Net income	$4,753
Plus:
Deferred tax asset revaluation expense	834

Adjusted net income	$5,587

Average assets	1,008,564
Return on average assets - Non-GAAP basis	0.55%

Adjusted Return on Average Stockholders’ Equity

Adjusted return on average stockholders’ equity is a non-GAAP financial measure that excludes the 2017 impact of the remeasurement of our deferred tax assets following the passage of the Tax Reform enacted on December 22, 2017.

We believe that this measure is important to many investors in the marketplace who are interested in changes from period to period in the return on average stockholders’ equity.

The following table reconciles, as of the date set forth below, return on average stockholders’ equity and presents our return on average stockholders’ equity exclusive of the impact of the remeasurement of our deferred tax assets:

As of and for the Years Ended December 31, 2017
(Dollars in thousands)
Return on average stockholders’ equity - GAAP basis:
Net income	$4,753

Average stockholders’ equity	97,406
Return on average stockholders’ equity	4.88%
Return on average stockholders’ equity - Non-GAAP basis:
Net income	$4,753
Plus:
Deferred tax asset revaluation expense	834

Adjusted net income	$5,587

Average stockholders’ equity	97,406
Return on average stockholders’ equity - Non-GAAP basis:	5.74%

Tangible Book Value Per Share

Tangible book value per share is a non-GAAP financial measure generally used by investors, financial analysts and investment bankers to evaluate financial institutions. We calculate (1) tangible book value per share as tangible equity divided by shares of common stock outstanding at the end of the respective period, and

(2) tangible equity as common stockholders’ equity less goodwill and other intangible assets, net of accumulated amortization. The most directly comparable GAAP financial measure for tangible book value per share is book value per share.

We believe that this measure is important to many investors in the marketplace who are interested in changes from period to period in book value per share exclusive of changes in intangible assets. Goodwill and other intangible assets have the effect of increasing total book value while not increasing our tangible book value.

The following table reconciles, as of the dates set forth below, total stockholders’ equity to tangible equity and presents our tangible book value per share compared to our book value per share:

	As of March 31, 2018	As of December 31,
		2017	2016 Restated	2015 Restated
	(Dollars in thousands, except per share data)
Total stockholders’ equity	$102,979	$99,139	$92,896	$87,927
Less:
Goodwill and other intangible assets	7,796	7,971	8,674	8,703

Tangible stockholders’ equity	$95,183	$91,168	$84,222	$79,224

Shares outstanding(1)	7,486,611	7,280,183	7,239,763	7,234,738
Book value per share(1)(2)	$13.76	$13.62	$12.83	$12.15
Less:
Goodwill and other intangible assets per share(1)(3)	1.05	1.10	1.20	1.20

Tangible book value per share	$12.71	$12.52	$11.63	$10.95

(1)	Reflects the issuance of 170,236 shares of common stock to our holders of Series A preferred stock in connection with the conversion of 170,236 shares of our issued and outstanding Series A preferred stock into common stock on February 23, 2017 and the one-for-two reverse stock split that occurred on March 16, 2017.
(2)	We calculate book value per share as total stockholders’ equity at the end of the relevant period divided by the outstanding number of shares of our common stock at the end of the relevant period.
(3)	We calculate goodwill and other intangible assets per share as total goodwill and other intangible assets at the end of the relevant period divided by the outstanding number of shares of our common stock at the end of the relevant period.

Tangible Equity to Tangible Assets

Tangible equity to tangible assets is a non-GAAP financial measure generally used by investors, financial analysts and investment bankers to evaluate financial institutions. We calculate tangible equity, as described above in “—Tangible Book Value Per Share”, and tangible assets as total assets less goodwill and core deposit intangibles and other intangible assets, net of accumulated amortization. The most directly comparable GAAP financial measure for tangible equity to tangible assets is total common stockholders’ equity to total assets.

We believe that this measure is important to many investors in the marketplace who are interested in the relative changes from period to period in common equity and total assets, each exclusive of changes in intangible assets. Goodwill and other intangible assets have the effect of increasing both total stockholders’ equity and assets while not increasing our tangible equity or tangible assets.

The following table reconciles, as of the dates set forth below, total stockholders’ equity to tangible equity and total assets to tangible assets:

	As of December 31,
	2017	2016 Restated	2015 Restated
	(Dollars in thousands)
Total stockholders’ equity to total assets-GAAP basis(1):
Total stockholders’ equity (numerator)	$99,139	$92,896	$87,927
Total assets (denominator)	1,030,298	980,489	843,768

Total stockholders’ equity to total assets	9.62%	9.47%	10.42%
Tangible equity to tangible assets-Non-GAAP basis(1):
Tangible equity:
Total stockholders’ equity	$99,139	$92,896	$87,927
Less:
Goodwill and other intangible assets	7,971	8,674	8,703

Total tangible equity (numerator)	$91,168	$84,222	$79,224

Tangible assets:
Total assets	1,030,298	980,489	843,768
Less:
Goodwill and other intangible assets	7,971	8,674	8,703

Total tangible assets (denominator)	$1,022,327	$971,815	$835,065

Tangible equity to tangible assets	8.92%	8.67%	9.49%

(1)	Reflects the issuance of 170,236 shares of common stock to our holders of Series A preferred stock in connection with the conversion of 170,236 shares of our issued and outstanding Series A preferred stock into common stock on February 23, 2017 and the one-for-two reverse stock split that occurred on March 16, 2017.

Net Interest Margin

We show net interest margin on a fully taxable equivalent basis, which is a non-GAAP financial measure.

We believe the fully tax equivalent basis is the preferred industry measurement basis for net interest margin and that it enhances comparability of net interest income arising from taxable and tax-exempt sources.

The following table reconciles, as of the dates set forth below, net interest margin on a fully taxable equivalent basis:

	As of and for the Year Ended December 31,
	2017	2016 Restated	2015 Restated
	(Dollars in thousands)
Net interest margin - GAAP basis:
Net interest income	$38,579	$33,480	$33,241
Average interst-earning assets	943,025	839,109	748,499
Net interest margin	4.09%	3.99%	4.44%
Net interest margin - Non-GAAP basis:
Net income	$38,579	$33,480	$33,241
Plus:
Impact of fully taxable equivalent adjustment	935	811	728

Net interest income on a fully taxable equivalent basis	$39,514	$34,291	$33,969

Average interst-earning assets	943,025	839,109	748,499
Net interest margin on a fully taxable equivalent basis - Non-GAAP basis	4.19%	4.09%	4.54%

Efficiency Ratio

Efficiency ratio is a non-GAAP financial measure generally used by investors, financial analysts and investment bankers to evaluate financial institutions. We calculate efficiency ratio by dividing total non-interest expenses by our operating revenue, which is equal to the sum of net interest income plus noninterest income excluding gains and losses on sales of loans and securities.

In our judgment, the adjustments made to operating revenue allow investors and analysts to better assess our operating expenses in relation to our core operating revenue by removing the volatility that is associated with certain non-recurring items and other discrete items that are unrelated to our core business.

The following table reconciles, as of the dates set forth below, efficiency ratio to the nearest GAAP financial measures included in its calculation.

	As of and for the Years Ended December 31,
	2017	2016 Restated	2015 Restated
	(Dollars in thousands)
Efficiency ratio-GAAP basis:
Noninterest expense (numerator)	$37,402	$34,881	$33,496
Net interest income plus noninterest income (denominator)	48,217	41,822	41,112
Efficiency ratio-GAAP basis	77.57%	83.40%	81.47%
Efficiency ratio-Non-GAAP basis:
Noninterest expense	$37,402	$34,881	$33,496
Less:
Amortization of intangibles	703	671	639

Adjusted noninterest expense (numerator)	$36,699	$34,210	$32,857

Net interest income	38,579	33,480	33,241
Noninterest income	9,638	8,342	7,871
Less:
Gains on sales of premises and equipment	(45)	21	387
Gains on sales of securities	—	69	45

Adjusted operating revenue (denominator)	$48,262	$41,732	$40,680

Efficiency Ratio-Non-GAAP basis	76.04%	81.98%	80.77%

Critical Accounting Policies

Our financial reporting and accounting policies conform to GAAP. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Our accounting policies and estimates are described in greater detail in Note 1 Summary of Significant Accounting Policies in the notes to our consolidated financial statements included elsewhere in this prospectus. See “Risk Factors” for a discussion of information that should be considered in connection with an investment in our securities.

We have identified the following accounting policies and estimates that, due to the difficult, subjective or complex judgments and assumptions inherent in those policies and estimates and the potential sensitivity of our financial statements to those judgments and assumptions, are critical to an understanding of our financial condition and results of operations. We believe that the judgments, estimates and assumptions used in the preparation of our financial statements are appropriate. Our accounting policies are integral to understanding our results of operations.

Allowance for Loan and Lease Losses

Management’s ongoing evaluation of the adequacy of the allowance for loan and lease losses is based on our past loan loss experience, the volume and composition of our lending, adverse situations that may affect a borrower’s ability to repay, the estimated value of any underlying collateral, current economic conditions and other factors affecting the known and inherent risk in the portfolio. The allowance for loan and lease losses is increased by charges to income through the provision for loan and lease losses and decreased by charge-offs (net of recoveries). The allowance is maintained at a level that management, based upon its evaluation, considers adequate to absorb losses inherent in the loan portfolio. This evaluation is inherently subjective as it requires material estimates including, among others, the amount and timing of expected future cash flows on impacted loans, exposure at default, value of collateral, and estimated losses on our loan portfolio. All of these estimates may be susceptible to significant change.

The allowance consists of specific allowances for impaired loans and a general allowance on the remainder of the portfolio. Although management determines the amount of each element of the allowance separately, the allowance for loan and lease losses is available for the entire loan portfolio.

Management establishes an allowance on certain impaired loans for the amount by which the discounted cash flows, observable market price, or fair value of collateral if the loan is collateral dependent, is lower than the carrying value of the loan. A loan is considered to be impaired when, based upon current information and events, it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan. A delay or shortfall in amount of payments does not necessarily result in the loan being identified as impaired.

Management also establishes a general allowance on non-impaired loans to recognize the inherent losses associated with lending activities, but which, unlike specific allowances, have not been allocated to particular loans. This general valuation allowance is determined by segregating the loans by loan category and assigning allowance percentages based on our historical loss experience, delinquency trends, and management’s evaluation of the collectability of the loan portfolio.

Management also evaluates classified loans, which are not impaired. We segregate these loans by category and assign qualitative factors to each loan based on inherent losses associated with each type of lending and consideration that these loans, in the aggregate, represent an above-average credit risk and that more of these loans will prove to be uncollectible compared to loans in the general portfolio. Classification of a loan within this category is based on identified weaknesses that increase the credit risk of the loan.

The allowance is adjusted for significant factors that, in management’s judgment, affect the collectability of the portfolio as of the evaluation date. These significant factors may include changes in lending policies and procedures, changes in existing general economic and business conditions affecting its primary lending areas, credit quality trends, collateral value, loan volumes and concentrations, seasoning of the loan portfolio, loss experience in particular segments of the portfolio, duration of the current business cycle, and bank regulatory examination results. The applied loss factors are re-evaluated each reporting period to ensure their relevance in the current economic environment.

While management uses the best information known to it in order to make loan loss allowance valuations, adjustments to the allowance may be necessary based on changes in economic and other conditions, changes in the composition of the loan portfolio, or changes in accounting guidance. In times of economic slowdown, either regional or national, the risk inherent in the loan portfolio could increase resulting in the need for additional provisions to the allowance for loan and lease losses in future periods. An increase could also be necessitated by an increase in the size of the loan portfolio or in any of its components even though the credit quality of the overall portfolio may be improving. Historically, the estimates of the allowance for loan and lease losses have provided adequate coverage against actual losses incurred.

Goodwill and Other Intangible Assets

Goodwill represents the excess of consideration transferred in business combinations over the fair value of tangible and identifiable intangible assets acquired. Goodwill is assessed annually for impairment or more frequently if events or circumstances indicate that impairment may have occurred.

Goodwill acquired in a purchase business combination that is determined to have an indefinite useful life, is not amortized, but tested for impairment as described above. We perform our annual impairment test in the fourth quarter. Goodwill is the only intangible asset with an indefinite life on our balance sheet.

Core deposit intangible (“CDI”) is a measure of the value of checking and savings deposit relationships acquired in a business combination. The fair value of the CDI stemming from any given business combination is based on the present value of the expected cost savings attributable to the core deposit funding relative to an alternative source of funding. CDI is amortized over the estimated useful lives of the existing deposit relationships acquired, but does not exceed 12 years. We evaluate such identifiable intangibles for impairment when events and circumstances indicate that its carrying amount may not be recoverable.

Income Taxes

Management makes estimates and judgments to calculate various tax liabilities and determine the recoverability of various deferred tax assets, which arise from temporary differences between the tax and financial statement recognition of revenues and expenses. Management also estimates a reserve for deferred tax assets if, based on the available evidence, it is more likely than not that some portion or all of the recorded deferred tax assets will not be realized in future periods. These estimates and judgments are inherently subjective. Historically, management’s estimates and judgments to calculate the deferred tax accounts have not required significant revision.

In evaluating our ability to recover deferred tax assets, management considers all available positive and negative evidence, including the past operating results and forecasts of future taxable income. In determining future taxable income, management makes assumptions for the amount of taxable income, the reversal of temporary differences and the implementation of feasible and prudent tax planning strategies. These assumptions require management to make judgments about the future taxable income and are consistent with the plans and estimates used to manage the business. Any reduction in estimated future taxable income may require management to record a valuation allowance against the deferred tax assets. An increase in the valuation allowance would result in additional income tax expense in the period and could have a significant impact on future earnings.

Stock-based Compensation

We sponsor incentive stock option plans under which options may be granted periodically to all of our full-time employees and directors or affiliates at a specific exercise price to acquire shares of our common stock. Shares are issued out of authorized unissued common shares. Compensation cost is measured based on the estimated fair value of the award at the grant date and is recognized in earnings on a straight-line basis over the requisite service period. The fair value of stock options is estimated at the date of grant using the Black-Scholes option pricing model. This model requires assumptions as to the expected stock volatility, dividends, terms and risk-free rates. We use the calculated value method to account for our options. Management determined that the SNL Small Cap U.S. Bank Index is representative of our industry and has used the historical closing return values of that index to estimate volatility. The expected term represents the period of time that options are expected to be outstanding from the grant date. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for the appropriate life of each option.

SBA Servicing Asset

A servicing asset related to SBA loans is initially recorded when these loans are sold and the servicing rights are retained. The servicing asset is recorded on the balance sheet. An updated fair value of the servicing asset is obtained from an independent third party on a quarterly basis and any necessary adjustments are included in SBA loan servicing fees on the consolidated statements of income. The valuation begins with the projection of future cash flows for each asset based on their unique characteristics, market-based assumptions for prepayment speeds and estimated losses and recoveries. The present value of the future cash flows are then calculated utilizing market-based discount ratio assumptions. In all cases, we model expected payments for every loan for each quarterly period in order to create the most detailed cash flow stream possible. We use various assumptions and estimates in determining the impairment of the SBA servicing asset. These assumptions include prepayment speeds and discount rates commensurate with the risks involved and comparable to assumptions used by participants to value and bid serving rights available for sale in the market.

Recently Issued Accounting Pronouncements

See Note 1 Summary of Significant Accounting Policies in the notes to the consolidated financial statements included elsewhere in this prospectus regarding the impact of new accounting pronouncements which we have adopted.

REGULATION AND SUPERVISION

The following is a general summary of the material aspects of certain statutes and regulations applicable to our company and the Bank. These summary descriptions are not complete, and you should refer to the full text of the statutes, regulations, and corresponding guidance for more information. These statutes and regulations are subject to change, and additional statutes, regulations, and corresponding guidance may be adopted. We are unable to predict these future changes or the effects, if any, that these changes could have on our business, revenues, and financial results.

General

As a registered bank holding company, we are subject to regulation, supervision, and examination by the Board of Governors of the Federal Reserve, under the BHC Act. In addition, as a Texas state-chartered savings bank that is not a member of the Federal Reserve System, the Bank is subject to primary regulation, supervision, and examination by the FDIC, and the Bank’s state banking regulator, the TDSML. Supervision, regulation, and examination of our company and the Bank by the bank regulatory agencies are intended primarily for the protection of consumers, bank depositors and the Deposit Insurance Fund of the FDIC, rather than holders of our capital stock.

Changes as a Result of the Dodd-Frank Act

As a result of the Dodd-Frank Act, the regulatory framework under which our company and the Bank operate has changed and will continue to change substantially over the next several years. The Dodd-Frank Act brought about significant changes to many aspects of the regulation of the financial services industry, addressing issues including, among others, systemic risk, capital adequacy, deposit insurance assessments, consumer financial protection, interchange fees, lending limits, mortgage lending practices, registration of investment advisers and changes among the bank regulatory agencies. In particular portions of the Dodd-Frank Act that either are or that we expect will be key to us and the Bank include, but are not limited to:

•	The Dodd-Frank Act created the CFPB, a new federal regulatory body with broad authority to regulate the offering and provision of consumer financial products and services. The authority to examine depository institutions with $10.0 billion or less in assets, such as the Bank, for compliance with federal consumer laws remains largely with the Bank’s primary federal regulator, the FDIC. However, the CFPB may participate in examinations of smaller institutions on a “sampling basis” and may refer potential enforcement actions against such institutions to their primary regulators. While the CFPB does not have direct supervisory authority over our company or the Bank, it nevertheless has important rulemaking, examination and enforcement authority with regard to consumer financial products and services.

•	The Dodd-Frank Act imposed new duties on mortgage lenders, including a duty to determine the borrower’s ability to repay the loan and imposed a requirement on mortgage securitizers to retain a minimum level of economic interest in securitized pools of certain mortgage types and to make certain periodic reports which will be public.

•	The Dodd-Frank Act’s Volcker Rule substantially restricted proprietary trading and investments in hedge funds or private equity funds and requires banking entities to implement compliance programs, as described further under “Other Dodd-Frank Act Reforms—Volcker Rule” below.

•

Other provisions, including but not limited to: new limitations on federal preemption; application of new regulatory capital requirements, including changes to leverage and risk-based capital standards and changes to the components of permissible tiered capital; changes to the assessment base for deposit insurance premiums; permanently raising the FDIC’s standard maximum deposit insurance amount to $250,000 limit for federal deposit insurance; repeal of the prohibition on the payment of interest on demand deposits, permitting depository institutions to pay interest on business transaction and other accounts; restrictions on compensation, including a prohibition on incentive-based compensation arrangements that encourage inappropriate risk-taking by covered financial institutions and are deemed to be excessive, or that may lead to material losses; a requirement that sponsors of asset-backed securities retain a percentage of the credit risk of the assets underlying the securities; a requirement that banking regulators remove references to and requirements of reliance upon credit ratings from their regulations and replace them with appropriate alternatives for evaluating credit worthiness.

The list above is not exhaustive. It reflects our current assessment of the Dodd-Frank Act provisions and implementing rules that are reasonably possible to have a substantial impact on us in the future.

Holding Company Regulation

As a regulated bank holding company, we are subject to various laws and regulations that affect our business. These laws and regulations, among other matters, prescribe minimum capital requirements, limit transactions with affiliates, impose limitations on the transactions and business activities in which we can engage, limit the dividends that we can pay and require us to be a source of strength for the Bank. The Bank is also subject to various requirements and restrictions under federal and state law, including but not limited to requirements to maintain reserves against deposits, lending limits, limitations on branching activities, limitations on the types of investments that may be made, activities that may be engaged in, and types of services that may be offered. Various consumer laws and regulations also affect the operations of the Bank. Also, the Bank and certain of its subsidiaries are prohibited from engaging in certain tying arrangements in connection with extensions of credit, leases or sales of property, or furnishing products or services.

Permitted Activities

Under the BHC Act, a bank holding company that is not a financial holding company, as discussed below, is generally permitted to engage in, or acquire direct or indirect control of more than five percent of any class of the voting shares of any company that is not a bank or bank holding company and that is engaged in, the following activities (in each case, subject to certain conditions and restrictions and prior approval of the Federal Reserve unless otherwise exempt): banking or managing or controlling banks; furnishing services to or performing services for our subsidiaries; and any activity that the Federal Reserve determines by regulation or order to be so closely related to banking as to be a proper incident to the business of banking, including:

•	factoring accounts receivable;

•	making, acquiring, brokering or servicing loans and usual related activities;

•	operating a nonbank depository institution, such as a savings association;

•	performing trust company functions;

•	conducting financial and investment advisory activities;

•	conducting discount securities brokerage activities;

•	underwriting and dealing in government obligations and money market instruments;

•	providing specified management consulting and counseling activities;

•	performing selected data processing services and support services;

•	acting as agent or broker in selling credit life insurance and other types of insurance in connection with credit transactions;

•	performing selected insurance underwriting activities;

•	providing certain community development activities (such as making investments in projects designed primarily to promote community welfare); and

•	issuing and selling money orders and similar consumer-type payment instruments.

While the Federal Reserve has found these activities in the past acceptable for other bank holding companies, the Federal Reserve may not allow us to conduct any or all of these activities, which are reviewed by the Federal Reserve on a case by case basis upon application or notice by a bank holding company.

The Federal Reserve has the authority to order a bank holding company or its subsidiaries to terminate any of these activities or to terminate its ownership or control of any subsidiary when it has reasonable cause to believe that the bank holding company’s continued ownership, activity or control constitutes a serious risk to the financial safety, soundness or stability of it or any of its bank subsidiaries. Under the BHC Act, as amended by the Gramm-Leach-Bliley Act, or GLBA, a bank holding company may also file an election with the Federal Reserve to become a financial holding company and engage in an expanded list of financial activities in addition to those described above, subject to certain eligibility requirements, including the requirement that the bank holding company be both “well capitalized” and “well managed”, as defined in the BHC Act and implementing regulations. Our company has not made an election to become a financial holding company.

Acquisitions Subject to Prior Regulatory Approval

The BHC Act (or, with regard to federal savings associations or savings and loan holding companies, the Home Owners’ Loan Act) requires the prior approval of the Federal Reserve for a bank holding company to acquire substantially all the assets of a bank or to acquire direct or indirect ownership or control of 5% or more of any class of the voting shares of any bank, bank holding company, savings and loan holding company or savings association, or to increase any such non-majority ownership or control of any bank, bank holding company, savings and loan holding company or savings association, or to merge or consolidate with any bank holding company.

Under the BHC Act, if “well capitalized” and “well managed”, as defined under the BHC Act and implementing regulations, we or any other bank holding company located in Texas may purchase a bank located outside of Texas. Conversely, a well-capitalized and well-managed bank holding company located outside of Texas may purchase a bank located inside Texas. In each case, however, restrictions may be placed on the acquisition of a bank that has only been in existence for a limited amount of time or will result in concentrations of deposits exceeding limits specified by statute.

Bank Holding Company Obligations to Bank Subsidiaries

Under current law and Federal Reserve policy, a bank holding company is expected to act as a source of financial and managerial strength to its depository institution subsidiaries and to maintain resources adequate to support such subsidiaries, which could require us to commit resources to support the Bank in situations where additional investments in a bank may not otherwise be warranted. These situations include guaranteeing the compliance of an “undercapitalized” bank with its obligations under a capital restoration plan, as described further under “Bank Regulation—Capitalization Requirements and Prompt Corrective Action” below. As a result of these obligations, a bank holding company may be required to contribute additional capital to its subsidiaries including in the form of capital notes or other instruments that qualify as capital under regulatory rules. Any such loan from a holding company to a subsidiary bank is likely to be unsecured and subordinated to the bank’s depositors and perhaps to other creditors of the bank.

Restrictions on Bank Holding Company Dividends

The Federal Reserve’s policy regarding dividends is that a bank holding company should not declare or pay a cash dividend which would impose undue pressure on the capital of any bank subsidiary or would be funded only through borrowing or other arrangements that might adversely affect a bank holding company’s financial position. As a general matter, the Federal Reserve has indicated that the board of directors of a bank holding company should consult with the Federal Reserve and eliminate, defer or significantly reduce the bank holding company’s dividends if:

•	its net income available to shareholders for the past four quarters, net of dividends previously paid during that period, is not sufficient to fully fund the dividends;

•	its prospective rate of earnings retention is not consistent with its capital needs and overall current and prospective financial condition; or

•	it will not meet, or is in danger of not meeting, its minimum regulatory capital adequacy ratios.

Should an insured depository institution controlled by a bank holding company be “significantly undercapitalized” under the applicable federal bank capital ratios, or if the bank subsidiary is “undercapitalized” and has failed to submit an acceptable capital restoration plan or has materially failed to implement such a plan, federal banking regulators (in the case of the Bank, the FDIC) may choose to require prior Federal Reserve approval for any capital distribution by the bank holding company. Further, the capital conservation buffer may place additional restrictions on the ability of banking institutions to pay dividends. For more information, see “Bank Regulation—Capitalization Requirements and Prompt Corrective Action” below.

In addition, since our legal entity is separate and distinct from the Bank and does not conduct stand-alone operations, our ability to pay dividends depends on the ability of the Bank to pay dividends to us, which is also subject to regulatory restrictions as described below in “Bank Regulation—Bank Dividends.”

Under Texas law, the Bank is permitted to declare and pay a dividend on capital stock only out of current or retained income.

Capital Regulations

The federal banking agencies have adopted risk-based capital adequacy guidelines for banks and bank holding companies. These risk-based capital guidelines are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies, to account for off-balance sheet exposure, to minimize disincentives for holding liquid assets, and to achieve greater consistency in evaluating the capital adequacy of major banks throughout the world.

In July 2013, federal banking regulators, including the Federal Reserve and the FDIC, adopted the U.S. Basel Capital Rules implementing many aspects of the Basel III Capital Standards.

The U.S. Basel III Capital Rules apply to all national and state banks and savings associations and most bank holding companies and savings and loan holding companies, which we collectively refer to herein as “covered” banking organizations. The requirements in the U.S. Basel III Capital Rules started to phase in on January 1, 2015, for many covered banking organizations, including our company and the Bank. The requirements in the U.S. Basel III Capital Rules will be fully phased in by January 1, 2019.

The U.S. Basel III Capital Rules impose higher risk-based capital and leverage requirements than those previously in place. Specifically, the rules impose the following minimum capital requirements:

•	a new common equity tier 1 risk-based capital ratio of 4.5%;

•	a tier 1 risk-based capital ratio of 6%;

•	a total risk-based capital ratio of 8%;

•	a leverage ratio of 4%; and

•	a new supplementary leverage ratio of 3% applicable to advanced approaches banking organizations (generally banking entities with assets greater than $250 billion), resulting in a leverage ratio requirement of 7% for such institutions.

Under the U.S. Basel III Capital Rules, tier 1 capital is defined to include two components: common equity tier 1 capital and additional tier 1 capital. The new and highest form of capital, Common Equity Tier 1 Capital (“CET1 Capital”) consists solely of common stock (plus related surplus), retained earnings, accumulated other comprehensive income, and limited amounts of minority interests that are in the form of common stock. Additional tier 1 capital includes other perpetual instruments historically included in tier 1 capital, such as non-cumulative perpetual preferred stock.

The rules permit bank holding companies with less than $15.0 billion in total consolidated assets, such as us, to continue to include trust-preferred securities and cumulative perpetual preferred stock issued before May 19, 2010 in tier 1 capital, but not in CET1 Capital, subject to certain restrictions. Tier 2 capital consists of instruments that currently qualify in tier 2 capital plus instruments that the rule has disqualified from tier 1 capital treatment. We have no outstanding trust-preferred securities, issued as debt securities.

In addition, in order to avoid restrictions on capital distributions or discretionary bonus payments to executives, a covered banking organization must maintain a capital conservation buffer on top of its minimum risk-based capital requirements. This buffer must consist solely of tier 1 common equity, but the buffer applies to all three measurements (CET 1 Capital, tier 1 capital and total capital). The capital conservation buffer will be phased in incrementally over time, becoming fully effective on January 1, 2019, and will consist of an additional amount of common equity equal to 2.5% of risk-weighted assets.

The capital rules require certain deductions from or adjustments to capital. Deductions from CET1 Capital will be required for goodwill (net of associated deferred tax liabilities); intangible assets such as non-mortgage servicing assets and purchased credit card relationships (net of associated deferred tax liabilities); deferred tax assets that arise from net operating loss and tax credit carryforwards (net of any related valuations allowances and net of deferred tax liabilities); any gain on sale in connection with a securitization exposure; any defined benefit pension fund net asset (net of any associated deferred tax liabilities) held by a bank holding company (this provision does not apply to a bank or savings association); the aggregate amount of outstanding equity investments (including retained earnings) in financial subsidiaries; and identified losses. Other deductions are necessary from different levels of capital. The U.S. Basel III Capital Rules also increased the risk weight for certain assets, meaning that more capital must be held against such assets. For example, commercial real estate loans that do not meet certain new underwriting requirements must be risk-weighted at 150%.

Additionally, the U.S. Basel III Capital Standards provide for the deduction of three categories of assets: (i) deferred tax assets arising from temporary differences that cannot be realized through net operating loss carrybacks (net of related valuation allowances and of deferred tax liabilities), (ii) mortgage servicing assets (net of associated deferred tax liabilities) and (iii) investments in more than 10% of the issued and outstanding common stock of unconsolidated financial institutions (net of associated deferred tax liabilities). The amount in each category that exceeds 10% of CET1 Capital must be deducted from CET1 Capital. The remaining, non-deducted amounts are then aggregated, and the amount by which this total amount exceeds 15% of CET1 Capital must be deducted from CET1 Capital. Amounts of minority investments in consolidated subsidiaries that exceed certain limits and investments in unconsolidated financial institutions may also have to be deducted from the category of capital to which such instruments belong.

Accumulated other comprehensive income (“AOCI”) is presumptively included in CET1 Capital and often would operate to reduce this category of capital. The U.S. Basel III Capital Rules provided a one-time opportunity at the end of the first quarter of 2015 for covered banking organizations to opt out of much of this treatment of AOCI and we determined to opt out.

When fully phased in on January 1, 2019, the U.S. Basel III Capital Rules will require our company and the Bank to maintain (i) a minimum ratio of CET1 Capital to risk-weighted assets of at least 4.5%, plus the 2.5% capital conservation buffer, effectively resulting in a minimum ratio of CET1 Capital to risk-weighted assets of at least 7%, (ii) a minimum ratio of tier 1 capital to risk-weighted assets of at least 6.0%, plus the capital conservation buffer, effectively resulting in a minimum tier 1 capital ratio of 8.5%, (iii) a minimum ratio of total risk-based capital to risk-weighted assets of at least 8.0%, plus the capital conservation buffer, effectively resulting in a minimum total capital ratio of 10.5% and (iv) a minimum leverage ratio of 4%, calculated as the ratio of tier 1 capital to average assets. Management believes that our company and the Bank would meet all capital adequacy requirements under the U.S. Basel III Capital Rules on a fully phased-in basis if such requirements were currently effective.

Restrictions on Affiliate Transactions

See “Bank Regulation—Restrictions on Transactions with Affiliates” below.

Compensation and Risk Management

In 2010, the federal banking agencies issued guidance to regulated banks and holding companies intended to ensure that incentive compensation arrangements at financial organizations take into account risk and are consistent with safe and sound practices. The guidance is based on three “key principles” calling for incentive compensation plans to: appropriately balance risks and rewards; be compatible with effective controls and risk management; and be backed up by strong corporate governance. Further, in 2016 the federal banking regulators re-proposed rules that would prohibit incentive compensation arrangements that would encourage inappropriate risks by providing excessive compensation or that could lead to a material financial loss, and include certain prescribed standards for governance and risk management for incentive compensation for institutions, such as us, that have over $1 billion in consolidated assets.

Bank Regulation

The Bank is a state savings bank that is chartered by and headquartered in Texas. The Bank is subject to supervision and regulation by the TDSML and the FDIC. The TDSML supervises and regulates all areas of the Bank’s operations including, without limitation, the making of loans, the issuance of securities, the conduct of the Bank’s corporate affairs, the satisfaction of capital adequacy requirements, the payment of dividends, and the establishment or closing of banking offices. The FDIC is the Bank’s primary federal regulatory agency, which periodically examines the Bank’s operations and financial condition and compliance with federal consumer protection laws. In addition, the Bank’s deposit accounts are insured by the FDIC to the maximum extent permitted by law, and the FDIC has certain enforcement powers over the Bank.

As a state savings bank in Texas, the Bank is empowered by statute, subject to the limitations contained in those statutes, to take and pay interest on savings and time deposits, to accept demand deposits, to make loans on residential and other real estate, to make consumer and commercial loans, to invest, with certain limitations, in equity securities and in debt obligations of banks and corporations and to provide various other banking services for the benefit of the Bank’s clients. Various state consumer laws and regulations also affect the operations of the Bank, including state usury laws and consumer credit laws.

The Texas Finance Code further provides that, subject to the limitations established by rule of the Texas Finance Commission, a Texas savings bank may make any loan or investment or engage in any activity permitted under state law for a bank or savings and loan association or under federal law for a federal savings and loan association, savings bank or national bank if such institution’s principal office is located in Texas. This provision is commonly referred to as the Expansion of Powers provision of the Texas Finance Code applicable to state savings banks.

Under federal law, a Texas state savings bank is a state bank. The FDICIA provides that no state bank or subsidiary thereof may engage as a principal in any activity not permitted for national banks, unless the institution complies with applicable capital requirements and the FDIC determines that the activity poses no significant risk to the Deposit Insurance Fund.

Texas state-chartered savings bank are required to maintain at least 50 percent of their portfolio assets in qualified thrift investments as defined by 12 U.S.C. Section 1467a(m)(4)(C) and other assets determined by the commissioner of the TDSML under rules adopted by the Finance Commission, to be substantially equivalent to qualified thrift investments or which further residential lending or community development.

Capital Adequacy

See “Holding Company Regulation—Capital Regulations” above.

Capitalization Requirements and Prompt Corrective Action

Federal law and regulations establish a capital-based regulatory framework designed to promote early intervention for troubled banks and require the FDIC to choose the least expensive resolution of bank failures. The capital-based regulatory framework contains five categories of regulatory capital requirements, including “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized,” and “critically undercapitalized.” To qualify as a “well capitalized” institution for these purposes, a bank must have a leverage ratio of no less than 5%, a tier 1 capital ratio of no less than 8%, a CETI capital ratio of no less than 6.5% and a total risk-based capital ratio of no less than 10%, and a bank must not be under any order or directive from the appropriate regulatory agency to meet and maintain a specific capital level. Generally, a financial institution must be “well capitalized” before the Federal Reserve will approve an application by a bank holding company to acquire a bank or merge with a bank holding company. The FDIC applies the same requirement in approving bank merger applications.

Immediately upon becoming undercapitalized, a depository institution becomes subject to the provisions of Section 38 of the Federal Deposit Insurance Act, or FDIA, which: (i) restrict payment of capital distributions and management fees; (ii) require that the appropriate federal banking agency monitor the condition of the institution and its efforts to restore its capital; (iii) require submission of a capital restoration plan; (iv) restrict the growth of the institution’s assets; and (v) require prior approval of certain expansion proposals. Bank holding companies controlling financial institutions can be called upon to boost the institutions’ capital and to partially guarantee the institutions’ performance under their capital restoration plans. The appropriate federal banking agency for an undercapitalized institution also may take any number of discretionary supervisory actions if the agency determines that any of these actions are necessary to resolve the problems of the institution at the least possible long-term cost to the deposit insurance fund, subject in certain cases to specified procedures. These discretionary supervisory actions include: (i) requiring the institution to raise additional capital; (ii) restricting transactions with affiliates; (iii) requiring divestiture of the institution or the sale of the institution to a willing purchaser; (iv) requiring the institution to change and improve its management; (iv) prohibiting the acceptance of deposits from correspondent banks; (v) requiring prior Federal Reserve approval for any capital distribution by a bank holding company controlling the institution; and (vi) any other supervisory action that the agency deems appropriate. These and additional mandatory and permissive supervisory actions may be taken with respect to significantly undercapitalized and critically undercapitalized institutions.

As of December 31, 2017, the Bank had sufficient capital to qualify as “well capitalized” under the requirements contained in the applicable regulations, policies and directives pertaining to capital adequacy, and it is unaware of any material violation or alleged material violation of these regulations, policies or directives. Rapid growth, poor loan portfolio performance, or poor earnings performance, or a combination of these factors, could change the Bank’s capital position in a relatively short period of time, making additional capital infusions necessary.

It should be noted that the minimum ratios referred to above in this section are merely guidelines, and the bank regulators possess the discretionary authority to require higher capital ratios.

Bank Dividends

The FDIC prohibits any distribution that would result in the Bank being “undercapitalized” (<4% leverage, <4.5% CET1 Risk-Based, <6% Tier 1 Risk-Based, or <8% Total Risk-Based). Under Texas law, the Bank is permitted to declare and pay a dividend on capital stock only out of current or retained income.

Insurance of Accounts and Other Assessments

The Bank pays deposit insurance assessments to the Deposit Insurance Fund, which is determined through a risk-based assessment system. The Bank’s deposit accounts are currently insured by the Deposit Insurance Fund, generally up to a maximum of $250,000 per separately insured depositor. The Bank pays assessments to the FDIC for such deposit insurance. Under the current assessment system, the FDIC assigns an institution to a risk category based on the institution’s most recent supervisory and capital evaluations, which are designed to measure risk. Under the FDI Act, the FDIC may terminate a bank’s deposit insurance upon a finding that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order, agreement or condition imposed by the FDIC.

In addition, all FDIC-insured institutions are required to pay assessments to the FDIC to fund interest payments on bonds issued by the Financing Corporation, or FICO, a federal government corporation established to recapitalize the predecessor to the Savings Association Insurance Fund. FICO assessments are set quarterly and the assessment rate was .460 (annual) basis points for the first quarter of 2018. These assessments will continue until the FICO bonds mature in 2017 through 2019.

The Bank is also required to pay quarterly assessments to the TDSML to support the activities and operations of the agency.

Restrictions on Transactions with Affiliates

The Bank is subject to sections 23A and 23B of the Federal Reserve Act (“FRA”), and the Federal Reserve’s Regulation W, as made applicable to state nonmember banks by section 18(j) of the FDIA. An affiliate of a bank is any company or entity that controls, is controlled by or is under common control with the Bank. Accordingly, transactions between the Bank, on the one hand, and our company or any affiliates, on the other hand, will be subject to a number of restrictions. Sections 23A and 23B of the FRA impose restrictions and limitations on the Bank from engaging in certain types of transactions between the Bank, on the one hand, and our company or any affiliates, on the other hand, including making extensions of credit to, or the issuance of a guarantee or letter of credit on behalf of, our company or other affiliates, the purchase of, or investment in, stock or other securities thereof, the taking of such securities as collateral for loans, and the purchase of assets of our company or other non-bank affiliates. Such restrictions and limitations prevent our company or other affiliates from borrowing from the Bank unless the loans are secured by marketable obligations of designated amounts. Furthermore, such “covered transactions” are limited, individually, to ten percent (10%) of the Bank’s capital and surplus and in the aggregate to twenty percent (20%) of the Bank’s capital and surplus.

All such transactions must be on terms that are no less favorable to the Bank than those that would be available from nonaffiliated third parties. Federal Reserve policies also forbid the payment by bank subsidiaries of management fees which are unreasonable in amount or exceed the fair market value of the services rendered or, if no market exists, actual costs plus a reasonable profit.

Financial Subsidiaries

Under the GLBA, subject to certain conditions imposed by their respective banking regulators, national and state-chartered banks are permitted to form “financial subsidiaries” that may conduct financial activities or activities incidental thereto, thereby permitting bank subsidiaries to engage in certain activities that previously were impermissible. The GLBA imposes several safeguards and restrictions on financial subsidiaries, including that the parent bank’s equity investment in the financial subsidiary be deducted from the bank’s assets and tangible equity for purposes of calculating the bank’s capital adequacy. In addition, the GLBA imposed new restrictions on transactions between a bank and its financial subsidiaries similar to restrictions applicable to transactions between banks and non-bank affiliates. As of December 31, 2017, the Bank did not have any financial subsidiaries.

Loans to Insiders

Loans to executive officers, directors or to any person who directly or indirectly, or acting through or in concert with one or more persons, owns, controls or has the power to vote more than 10% of any class of voting securities of a bank, which the Bank refers to as “10% Shareholders,” or to any political or campaign committee the funds or services of which will benefit those executive officers, directors, or 10% Shareholders or which is controlled by those executive officers, directors or 10% Shareholders, are subject to Sections 22(g) and 22(h) of the FRA and their corresponding regulations, which is referred to as Regulation O. Among other things, these loans must be made on terms substantially the same as those prevailing on transactions made to unaffiliated individuals and certain extensions of credit to those persons must first be approved in advance by a disinterested majority of the entire board of directors. Regulation O prohibits loans to any of those individuals where the aggregate amount exceeds an amount equal to 15% of an institution’s unimpaired capital and surplus plus an additional 10% of unimpaired capital and surplus in the case of loans that are fully secured by readily marketable collateral, or when the aggregate amount on all of the extensions of credit outstanding to all of these persons would exceed the Bank’s unimpaired capital and unimpaired surplus. Section 22(g) identifies limited circumstances in which the Bank is permitted to extend credit to executive officers.

Change in Control

Subject to certain exceptions, the Change in Bank Control Act (the “CIBCA”) and its implementing regulations require that any individual or company acquiring “control” of a bank or bank holding company, either directly or indirectly, give the Federal Reserve 60 days’ prior written notice of the proposed acquisition. If within that time period the Federal Reserve has not issued a notice disapproving the proposed acquisition, extended the period for additional periods not exceeding 120 days in the aggregate or requested additional information, the acquisition may proceed. An acquisition may be made before expiration of the disapproval period if the Federal Reserve issues written notice that it intends not to disapprove the acquisition. Acquisition of 25 percent or more of any class of voting securities constitutes control, and it is generally presumed for purposes of the CIBCA that the acquisition of 10 percent or more of any class of voting securities would constitute the acquisition of control, although such a presumption of control may be rebutted.

Also, under the CIBCA, the shareholdings of individuals and companies that are deemed to be “acting in concert” would be aggregated for purposes of determining whether such holders “control” a bank or bank holding company. “Acting in concert” under the CIBCA generally means knowing participation in a joint activity or parallel action towards the common goal of acquiring control of a bank or a bank holding company, whether or not pursuant to an express agreement. The manner in which this definition is applied in individual circumstances can vary and cannot always be predicted with certainty. Many factors can lead to a rebuttable presumption of acting in concert, including where: (i) the shareholders are commonly controlled or managed; (ii) the shareholders are parties to an oral or written agreement or understanding regarding the acquisition, voting or transfer of control of voting securities of a bank or bank holding company; (iii) the shareholders are immediate family members; or (iv) both a shareholder and a controlling shareholder, partner, trustee or management official of such shareholder own equity in the bank or bank holding company.

Furthermore, under the BHC Act and its implementing regulations, and subject to certain exceptions, any company would be required to obtain Federal Reserve approval prior to obtaining control of a bank or bank holding company. Control under the BHC Act exists where a company acquires 25 percent or more of any class of voting securities, has the ability to elect a majority of a bank holding company’s directors, is found to exercise a “controlling influence” over a bank or bank holding company’s management and policies, and in certain other circumstances. There is a presumption of non-control for any holder of less than 5% of any class of voting securities. In addition, in 2008 the Federal Reserve issued a policy statement on equity investments in banks and bank holding companies, which sets out circumstances under which a minority investor would not be deemed to control a bank or bank holding company for purposes of the BHC Act. Among other things, the 2008 policy statement permits a minority investor to hold up to 24.9% (or 33.3% under certain circumstances) of the total equity (voting and non-voting combined) and have at least one representative on the company’s board of directors (with two directors permitted under certain circumstances).

Branching

The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, or Riegle-Neal Act, provides that adequately capitalized and managed bank holding companies are permitted to acquire banks in any state. Previously, under the Riegle-Neal Act, a bank’s ability to branch into a particular state was largely dependent upon whether the state “opted in” to de novo interstate branching. Many states did not “opt-in,” which resulted in branching restrictions in those states. The Dodd-Frank Act amended the Riegle-Neal legal framework for interstate branching to permit national banks and state banks to establish branches in any state if that state would permit the establishment of the branch by a state bank chartered in that state. Under current Texas law, our Bank can establish a branch in Texas or in any other state. All branch applications of the Bank require prior approval of the TDSML and the FDIC.

Liquidity Requirements

Historically, regulation and monitoring of bank and bank holding company liquidity has been addressed as a supervisory matter, without required formulaic measures. The Basel III liquidity framework requires banks and bank holding companies to measure their liquidity against specific liquidity tests. The federal banking agencies adopted final Liquidity Coverage Ratio rules in September 2014 and proposed Net Stable Funding Ratio rules in May 2016. These rules introduced two liquidity related metrics: Liquidity Coverage Ratio is intended to require financial institutions to maintain sufficient high-quality liquid resources to survive an acute stress scenario that lasts for one month; and Net Stable Funding Ratio is intended to require financial institutions to maintain a minimum amount of stable sources relative to the liquidity profiles of the institution’s assets and contingent liquidity needs over a one-year period.

While the Liquidity Coverage Ratio and the proposed Net Stable Funding Ratio rules apply only to the largest banking organizations in the country, certain elements may filter down and become applicable to or expected of all insured depository institutions and bank holding companies.

Reserve Requirements

In accordance with regulations of the Federal Reserve, all banking organizations are required to maintain average daily reserves at mandated ratios against their transaction accounts. In addition, reserves must be maintained on certain non-personal time deposits. These reserves must be maintained in the form of vault cash or in an account at a Federal Reserve Bank.

Brokered Deposits

The FDIA restricts the use of brokered deposits by depository institutions that are not well capitalized. Under the applicable regulations, (1) a well-capitalized insured depository institution may solicit and accept, renew or roll over any brokered deposit without restriction, (2) an adequately capitalized insured depository institution may not accept, renew or roll over any brokered deposit unless it has applied for and been granted a waiver of this prohibition by the FDIC, and (3) an undercapitalized insured depository institution may not accept, renew or roll over any brokered deposit. The FDIC may, on a case- by-case basis and upon application by an adequately capitalized insured depository institution, waive the restriction on brokered deposits upon a finding that the acceptance of brokered deposits does not constitute an unsafe or unsound practice with respect to such institution.

Lending Limit

Because of the availability of the savings bank expansion of powers language in the Finance Code, savings banks have flexibility in the calculation of their applicable lending limit. The lending limit applicable to state banks in Texas is broader than the limit applicable to national banks. The Texas Finance Code adopts the lending limit applicable to federal savings associations under the Home Owners’ Loan Act for state savings banks, however, Texas savings bank are permitted under the expansion of power authority to adopt the legal lending limit applicable to national banks or state banks. Generally (subject to certain exceptions) the lending limit for loans to one person for national banks and federal savings associations is 15% of unimpaired capital and unimpaired surplus plus an additional 10% of unimpaired capital and unimpaired surplus if the loan is fully secured by readily marketable collateral. The lending limit for state banks in Texas is generally 25% of unimpaired capital and unimpaired surplus plus an additional 15% of unimpaired capital and unimpaired surplus if the loan is fully secured by readily marketable collateral. The adoption of the lending limit for national banks or state banks must incorporate the limitations applicable to the standard adopted.

The Bank has adopted the lending limit applicable to state banks or 25% of unimpaired capital and unimpaired surplus plus an additional 15% of unimpaired capital and unimpaired surplus if the loan is fully secured by readily marketable collateral.

Commercial Real Estate Lending Guidance

The federal banking agencies, including the FDIC, have promulgated guidance governing financial institutions with concentrations in commercial real estate lending. The guidance provides that a bank has a concentration in commercial real estate lending if (1) total reported loans for construction, land development and other land represent 100.0% or more of total capital or (2) total reported loans secured by commercial real estate loans represent 300.0% or more of total capital. If a concentration is present, management must employ heightened risk management practices that address the following key elements: including board and management oversight and strategic planning, portfolio management, development of underwriting standards, risk assessment and monitoring through market analysis and stress testing and maintenance of increased capital levels as needed to support the level of commercial real estate lending. Commercial real estate loans are land development and construction loans (including 1 to 4 family residential and commercial construction loans) and other land and development, commercial real estate loans secured by multifamily property, and certain nonfarm nonresidential property (excluding loans secured by owner-occupied properties) and certain loans to real estate investment trusts and unsecured loans to developers.

Examination and Examination Fees

The FDIC periodically examines and evaluates state savings banks that are not member banks of the Federal Reserve System. Based on such an examination, the Bank, among other things, may be required to revalue its assets and establish specific reserves to compensate for the difference between the Bank’s assessment and that of the FDIC. The TDSML also conducts examinations of state savings banks and generally conducts joint examinations with the FDIC. The TDSML charges assessments and fees which recover the costs of examining state savings banks, processing applications and other filings and covering direct and indirect expenses in regulating state savings banks. The federal banking agencies also have the authority to assess additional supervision fees.

Anti-Money Laundering and OFAC

Under federal law, financial institutions must maintain anti-money laundering programs that include established internal policies, procedures and controls; a designated compliance officer; an ongoing employee training program; and testing of the program by an independent audit function. Financial institutions are also prohibited from entering into specified financial transactions and account relationships and must meet enhanced standards for due diligence and customer identification in their dealings with non-U.S. financial institutions and non-U.S. customers. Financial institutions must take reasonable steps to conduct enhanced scrutiny of account relationships to guard against money laundering and to report any suspicious transactions, and law enforcement authorities have been granted increased access to financial information maintained by financial institutions. Bank regulators routinely examine institutions for compliance with these obligations and they must consider an institution’s compliance with such obligations in connection with the regulatory review of applications, including applications for banking mergers and acquisitions. The U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) is responsible for helping to ensure that U.S. entities do not engage in transactions with certain prohibited parties, as defined by various Executive Orders and Acts of Congress. The regulatory authorities have imposed “cease and desist” orders and civil money penalty sanctions against institutions found to be violating these obligations.

OFAC publishes lists of persons, organizations and countries suspected of aiding, harboring or engaging in terrorist acts, known as Specially Designated Nationals and Blocked Persons. If we or the Bank find a name on any transaction, account or wire transfer that is on an OFAC list, we or the Bank must freeze or block such account or transaction, file a suspicious activity report and notify the appropriate authorities.

Privacy and Data Security

Under the GLBA, federal banking regulators adopted rules limiting the ability of banks and other financial institutions to disclose nonpublic information about consumers to nonaffiliated third parties. The rules require disclosure of privacy policies to consumers and, in some circumstances, allow consumers to prevent disclosure of certain personal information to nonaffiliated third parties. The GLBA also directed federal regulators, including the FDIC, to prescribe standards for the security of consumer information. The Bank is subject to such standards, as well as standards for notifying clients in the event of a security breach.

Consumer Laws and Regulations

Banking organizations are subject to numerous laws and regulations intended to protect consumers. These laws include, among others:

•	Truth in Lending Act;

•	Truth in Savings Act;

•	Electronic Funds Transfer Act;

•	Expedited Funds Availability Act;

•	Equal Credit Opportunity Act;

•	Fair and Accurate Credit Transactions Act;

•	Fair Housing Act;

•	Fair Credit Reporting Act;

•	Fair Debt Collection Act;

•	Gramm-Leach-Bliley Act;

•	Home Mortgage Disclosure Act;

•	Right to Financial Privacy Act;

•	Real Estate Settlement Procedures Act;

•	laws regarding unfair and deceptive acts and practices; and

•	usury laws.

Many states and local jurisdictions have consumer protection laws analogous, and in addition, to those listed above. These federal, state and local laws regulate the manner in which financial institutions deal with customers when taking deposits, making loans, or conducting other types of transactions. Failure to comply with these laws and regulations could give rise to regulatory sanctions, customer rescission rights, action by state and local attorneys general and civil or criminal liability. The creation of the CFPB by the Dodd-Frank Act has led to enhanced enforcement of consumer financial protection laws.

Community Reinvestment Act

The Community Reinvestment Act (“CRA”) and its corresponding regulations is intended to encourage banks to help meet the credit needs of their communities, including low and moderate-income neighborhoods, consistent with safe and sound operations. The federal bank agencies examine and assign each bank a public CRA rating. The CRA then requires the federal banking agencies to take into account the federally-insured bank’s record in meeting the needs of its communities when considering an application by a bank to establish or relocate a branch or the bank or its holding company to conduct certain mergers or acquisitions. In the case of a bank holding company, the CRA performance record of all banks involved in the merger or acquisition are reviewed in connection with the filing of an application to acquire ownership or control of shares or assets of a bank or to merge with any other financial holding company. An unsatisfactory record can substantially delay, block or impose conditions on the transaction. The Bank received a satisfactory rating on its most recent CRA assessment.

Other Dodd-Frank Act Reforms

Volcker Rule

The Volcker Rule generally prohibits a “banking entity” (which includes any insured depository institution, such as the Bank, or any affiliate or subsidiary of such depository institution, such as our company) from (i) engaging in proprietary trading and (ii) acquiring or retaining any ownership interest in, sponsoring, or engaging in certain transactions with, a “covered fund.” Both the proprietary trading and covered fund-related prohibitions are subject to a number of exemptions and exclusions. The Volcker Rule became effective by statute in July 2012, and on December 10, 2013, five federal regulators including the FDIC and the Federal Reserve jointly adopted the final regulations to implement the Volcker Rule. The final regulations contain exemptions for, among others, market making, risk-mitigating hedging, underwriting, and trading in U.S. government and agency obligations and also permit certain ownership interests in certain types of funds to be retained. They also permit the offering and sponsoring of funds under certain conditions. In addition, the final regulations impose significant compliance and reporting obligations on banking entities.

The final regulations became effective on April 1, 2014, and banking entities were required to conform their proprietary trading activities and investments in and relationships with covered funds that were in place after December 31, 2013 by July 21, 2015. For those banking entities whose investments in and relationships with covered funds were in place prior to December 31, 2013 (“legacy covered funds”), the Volcker Rule conformance period was extended by the Federal Reserve to July 21, 2017 for such legacy covered funds. In addition, the Federal Reserve has also indicated its intention to grant two additional one-year extensions of the conformance period to July 21, 2017, for banking entities to conform ownership interests in and sponsorship of activities of collateralized loan obligations, or CLOs, that are backed in part by non-loan assets and that were in place as of December 31, 2013.

Executive Compensation and Corporate Governance

The Dodd-Frank Act requires public companies to include, at least once every three years, a separate non-binding “say-on-pay” vote in their proxy statement by which shareholders may vote on the compensation of the public company’s named executive officers. To allow shareholders to express their preferences on the frequency of the “say-on-pay” vote — whether it should occur every year, every other year, or every third year — the Dodd-Frank Act also requires public companies to conduct a separate shareholder vote on the future frequency of the “say-on-pay” vote. The vote on the frequency of “say-on-pay,” frequently referred to as “say-on-frequency,” must be held every six years. In addition, if such public companies are involved in a merger, acquisition, or consolidation, or if they propose to sell or dispose of all or substantially all of their assets, shareholders have a right to an advisory vote on any golden parachute arrangements in connection with such transaction (frequently referred to as “say-on-golden parachute” vote). As an emerging growth company, we are not required to obtain “say-on-pay,” “say-on-frequency” or “say-on-golden-parachute” votes from our shareholders for so long as we remain an emerging growth company. Other provisions of the act may impact our corporate governance. For instance, the act requires the SEC to adopt rules prohibiting the listing of any equity security of a company that does not have an independent compensation committee; and requiring all exchange-traded companies to adopt clawback policies for incentive compensation paid to executive officers in the event of accounting restatements based on material non-compliance with financial reporting requirements.

Future Legislative Developments

Various legislative acts are from time to time introduced in Congress and the Texas Legislature. This legislation may change banking statutes and the environment in which we operate in substantial and unpredictable ways. With the change in U. S. Presidential administration, numerous regulations have been identified for potential revision, including laws and regulations associated with the Dodd-Frank Act. We cannot determine the ultimate effect that potential legislation, if enacted, or implementing regulations and interpretations with respect thereto, would have on our financial condition or results of operations.

MANAGEMENT

Executive Officers and Directors

The following table sets forth information regarding our directors and executive officers as of the date of this prospectus.

Name	Age	Position	Director Term Expires
Dean O. Bass	67	Chairman of the Board and Chief Executive Officer of our company and the Bank	2020
David M. McGuire	54	President and Director of our company and President and Chief Lending Officer and Director of the Bank	2019
Jerry D. Golemon	62	Executive Vice President and Chief Operating Officer of our company and the Bank and Advisory Board member of the Bank	N/A
Jeffrey A. Powell	60	Executive Vice President and Chief Financial Officer of our company and the Bank	N/A
Robert S. Beall	59	Director of our company and the Bank	2020
Thomas Jones, Jr.	62	Director of our company and the Bank	2019
Leo T. Metcalf, III	70	Director of our company and the Bank	2019
Steven M. Morris	66	Director of our company and the Bank	2020
Akash J. Patel	35	Director of our company and the Bank	2018
H. D. Patel	74	Director of our company and the Bank	2018
Thomas C. Sooy	71	Director of our company and the Bank	2018

The following is a brief discussion of the business and banking background and experience of our directors and executive officers. No director or executive officer has any family relationship, as defined in Item 401 of Regulation S-K, with any other director or with any of our executive officers.

Dean O. Bass is the Chairman and Chief Executive Officer of our company and the Bank and has served in those positions since our inception in 2008. Prior to joining us, Mr. Bass founded and served as President and Chief Executive Officer of Royal Oaks Bank, SSB, from 2001 to 2007. Previously, from 1996 to 2000, Mr. Bass was employed by Horizon Capital Bank where he served as Senior Vice President. Mr. Bass has been involved in the formation of several de novo banking offices and branches and has served in bank officer positions ranging from Executive Vice President to President and Chief Executive Officer/Chairman of the Board. Additionally, Mr. Bass was a National Bank Examiner for the Office of the Comptroller of the Currency from 1975 through 1979. Mr. Bass has served as a director and member of the executive committee of the Texas Bankers Association. He was the 2016 Chairman of the Community Bankers Council. Mr. Bass is an appointed member of The Woodlands Area Economic Development Partnership Board and the Greater Conroe Economic Development Council Board. Mr. Bass received his Bachelor of Business Administration degree from Abilene Christian University in 1973. With over 44 years of banking experience, Mr. Bass’s extensive business and banking experience and his community involvement and leadership skills qualify him to serve as our Chairman and Chief Executive Officer.

David M. McGuire is the President of our company and President and Chief Lending Officer of the Bank and has served in those positions since 2009. From 2001 to 2008, he was the founder of and employed by Royal Oaks Bank, SSB, and its successor First Bank, serving as its President and Chief Lending Officer. From 1995 to 2000 Mr. McGuire was employed by Sterling Bank where he served as Office Chief Executive Officer—Fort Bend. Mr. McGuire has been involved in the formation of several de novo banking offices and branches and has served in executive bank officer positions ranging from Bank Vice President to President. Mr. McGuire received his Bachelor of Business Administration—Finance degree from Texas A&M University in 1987. With over 37 years of banking experience, Mr. McGuire’s extensive business and banking experience and his perspective, knowledge and extensive community relationships qualify him to serve on our Board and as our President and as the President and Chief Lending Officer of the Bank.

Jerry D. Golemon is the Executive Vice President and Chief Operating Officer of our company and the Bank. Mr. Golemon has served in that capacity since January 2017 and served as Chief Financial Officer of our company from January 2017 to July 2017. He has served as Executive Vice President and Chief Operating Officer of the Bank since 2010 and served as Chief Financial Officer of the Bank from April 2017 to July 2017. Mr. Golemon joined the Advisory Board of the Bank in 2010. Mr. Golemon is a Certified Public Accountant, and has been associated with the banking business in the Houston area for more than 37 years. Mr. Golemon also served as Chief Financial Officer for Bank4Texas Holdings from 2008 to 2010. Starting in 1997, he was a founder and served as Chief Financial Officer and on the board of directors of Texas National Bank until it was sold in 2006. He has served in a chief financial officer or similar capacity for various banks since 1982. Prior to that time, he worked in a Houston-based CPA firm for four years, specializing in financial institution audits. He received his Bachelor of Business Administration degree in Accounting from the University of Texas in 1977. Mr. Golemon has served as President of the Tomball Rotary Club and worked in various capacities with the Tomball Chamber of Commerce, the Regional Arts Council, the Cypress Creek YMCA, and the Tomball Independent School District. He is also a graduate of the Southwest Graduate School of Banking.

Jeffrey A. Powell is the Executive Vice President and Chief Financial Officer of our company and the Bank and has served in those positions since July 2017. Mr. Powell served as the Chief Financial Officer at Hamilton State Bancshares, Inc. in Hoschton, Georgia from 2011 to 2017. Additionally, Mr. Powell served as Executive Vice President and Chief Accounting Officer for IBERIABANK Corporation and its subsidiary, IBERIABANK, from 2008 to 2011 in Lafayette, Louisiana. Mr. Powell also served as Senior Vice President, Controller and Chief Accounting Officer of Citizens Republic Bancorp, Inc. and its subsidiary, Citizens Bank, from 2005 to 2008 in Flint, Michigan. Mr. Powell has worked in various capacities in the banking and financial services industry for 38 years. He received his Bachelor of Science in Accounting degree from Ball State University, Muncie, Indiana in 1980.

Robert S. Beall is president and chief executive officer of R.S. Beall Investments, Inc., a company engaged in various private investments related to real estate and financial services. He has served on our Board and the board of directors of the Bank since 2013. Mr. Beall founded R.S. Beall Investments, Inc. in 1995. Prior to starting R.S. Beall Investments, Inc., from 2001 to 2003, Mr. Beall served as regional president of US Concrete, Inc., a publicly traded company. In 1981, he founded Beall Concrete, Inc., a manufacturer of concrete in Dallas and Fort Worth, Texas, which evolved into Beall Industries, Inc. with several different construction product lines and services. In 2000, Mr. Beall sold his company to US Concrete of Houston. He previously served as the Chairman of the Board of Directors for Peoples Bank of Colleyville, Texas. Mr. Beall’s community service includes being the former chairman of the Child Study Center in Fort Worth and the Chairman of the Board of Advisors for the College of Business at the University of Oklahoma. Mr. Beall earned his Bachelor of Business Administration degree in Accounting from the University of Oklahoma in 1979 and his Master of Business Administration degree from Southern Methodist University in 1981. Mr. Beall’s extensive business experience and leadership skills qualify him to serve on our Board.

Thomas Jones, Jr. is a partner with the accounting and consulting firm of McConnell & Jones LLP, which he helped form in 1996. Mr. Jones leads the firm’s small business and tax group and is the practice leader for the firm’s overall business development and marketing efforts. Mr. Jones has served on our Board from November 2008 to February 2017 and since July 2017 and on the board of directors of the Bank from November 2008 to May 2017 and since July 2017. Mr. Jones also served as an independent board member of Princeton Capital Corporation, a publicly-traded business development company, from 2015 to 2016. From 1985 to 1995, Mr. Jones served as a Vice President at Texas Commerce Bank (now Chase Bank) in the bank’s investment management services department. Prior to joining Texas Commerce Bank, Mr. Jones served as Treasurer and Tax Manager of Uncle Ben’s Rice from 1982 to 1985, where he was responsible for managing the company’s cash flows, banking relationships and compliance requirements for all Federal, state and local tax filings.

Mr. Jones began his professional career with the Houston office of the international accounting firm of Ernst & Ernst (now Ernst & Young) as a staff auditor and later as a manager in the firm’s tax department. Mr. Jones is also a partner in HUNTJON, LLC, a real estate development company focusing on the construction and management of multi-family housing units for low and moderate income senior citizens. Mr. Jones also currently serves as Chairman of the Florida A&M University Foundation Board and as Chair of the Advisory Board of the Greater Houston Black Chamber of Commerce. Mr. Jones received his Bachelor of Science degree in Accounting from Florida A&M University in Tallahassee, Florida. Mr. Jones’ business experience and accounting experience qualifies him to serve on our board of directors.

Leo T. Metcalf, III is a private investor in real estate, stocks and master limited partnerships, has served as an outside business consultant to Service Corporation International since 2000, and a former mayor of Conroe, Texas serving a four-year term starting in 2004. He is also the former president of Metcalf Funeral Home, Inc., a Conroe area business. He has served on our Board and the board of directors of the Bank since 2010. He has supported Montgomery County with his involvement in various community activities. He is a past president of the Conroe Rotary Club, the Montgomery County United Way, the Montgomery County Hospital District, the Embassy Club of the Greater Conroe Area Chamber of Commerce, and former district chairman for the Sam Houston Area Council of the Boy Scouts of America. He is a lifetime vice-president of the Montgomery Fair Association, former board member of the Conroe Chapter of the American Red Cross, Montgomery County Community Foundation, Greater Conroe Area Chamber of Commerce, Montgomery County Emergency Assistance, Greater Conroe Economic Development Council, and Lake Conroe Rotary Club. He is also a past president of the Texas Funeral Directors Association. Mr. Metcalf has additionally established four endowments through the Montgomery County Community Foundation, and has reflected his significant support for Sam Houston State University with the establishment of the Tommy Metcalf Scholarship Endowment Fund. Mr. Metcalf serves on the Sam Houston University Foundation as a Trustee and Vice President. Mr. Metcalf received his Bachelors of Business Administration degree from Sam Houston State University in 1971. Mr. Metcalf’s diverse business experience and extensive involvement in the community of one of our primary market areas qualify him to serve on our Board.

Steven M. Morris is a business and financial consultant and certified public accountant, beginning his career with Arthur Young & Company, an international accounting firm. Mr. Morris is the Founder and President of TransTexas Enterprises, Inc., a private investment firm located in Cypress, Texas. Mr. Morris is also the managing director of Barkers Point Properties, LLC, a real estate investment company. He has served on our Board and the board of directors of the Bank since 2008. He is the former chairman of the Twelfth Man Foundation, a private 501(c)(3) corporation located in College Station, Texas. Additionally, Mr. Morris serves on the board of Crossroads Christian Counseling, Inc. and as a director of 127 Pure, a 501(c)(3) corporation located in Cumming, Georgia. In the past, he has served on various public and private boards, including Audit Committee chairman of Quicksilver Resources, Inc. and Bank of Tanglewood of Houston, Texas. Mr. Morris has been an elder in his church for the past 18 years and a Habitat for Humanity volunteer and participates in annual mission trips supporting an orphanage in India. He received his BBA in Accounting from Texas Tech University in 1974. Mr. Morris’ business experience, public accounting experience, and public company experience qualifies him to serve on our board.

Akash J. Patel is an engineer at Energy Flow Systems, Inc. and has served in that position since August 2005. He has served on our Board and the board of directors of the Bank since 2009. He is currently a committee member of the IHG Emerging Leaders Council, an active member of the Houston Minority Supplier Development Council and a 2015 committee member of Asian American Hotel Owners Association—Houston Region. Mr. Patel has created and initiated programs involving Hotel Rooms for Charity and the donation of bedding supplies to battered women shelters. Mr. Patel received his Bachelor of Science degree in computer engineering and math from the University of Houston in 2004. Mr. Patel’s business experience and extensive involvement in the community qualify him to serve on our Board.

H. D. Patel is board certified in Internal Medicine, Gastroenterology and started a private group practice in 1980. He has served on our Board and the board of directors of the Bank from 2008 to July 2015 and was re-appointed to our Board again starting in October 2016. Dr. Patel gained notoriety as the corporate Medical Director and the original founder of Triumph Hospital. From 2007 to 2009, Dr. Patel served as an organizer and director of Third Coast Bank, SSB in Humble, Texas. Furthermore, Dr. Patel was an original founder and director of Royal Oaks Bank. Dr. Patel has been involved as an investor and advisory director at Sterling Bank and United Central Bank, as well as serving on various committees of each. Dr. Patel currently serves as Chairman of Gujarati Samaj of Houston and has been closely involved with political activities in Houston and Gujarat (India). After receiving his Bachelor of Medicine and Surgery from M.S. University Vadodara, India in 1969, Dr. Patel earned his Medical Degree in internal medicine from Queen’s Medical Center in 1975, and completed a fellowship in Gastroenterology in 1978. Mr. Patel’s experience serving on boards of directors of banks qualifies him to serve on our Board.

Thomas C. Sooy is the former owner of Tom Sooy & Co., a commercial real estate and commercial mortgage brokerage company Mr. Sooy ran from 1996 to 2000 and again from 2003 to 2006. From 2000 to 2003, Mr. Sooy was Executive Vice President and Chief Lending Officer of Union Planters Bank—Houston. Since 2006, Mr. Sooy has engaged in private investment and has otherwise retired from the real estate business. He has served on our Board and the board of directors of the Bank since 2010. Prior to starting his real estate companies, Mr. Sooy spent more than 26 years in commercial banking in the greater Houston area, primarily as Executive Vice President of Charter Bancshares, Inc. and its subsidiary banks, serving in the capacity of Chief Credit Officer, and serving on the board of directors from 1978 to 1996. Mr. Sooy served as Chief Executive Officer of Charter National Bank—Colonial from 1978 to 1996. Additionally, Mr. Sooy served with the Office of the Comptroller of the Currency as a national bank examiner from 1970 to 1978. Mr. Sooy holds a Bachelor of Business Administration degree in Finance from Texas A&M University earned in 1970. Mr. Sooy’s business experience and banking experience qualify him to serve on our Board.

Composition of the Board of Directors; Classes of Directors

Our board of directors consists of nine members. As discussed in greater detail below, our board of directors has affirmatively determined that seven of our nine current directors qualify as independent directors based upon the corporate governance standards of the NASDAQ Stock Market.

Our board of directors is divided into three classes, denominated as class I, class II and class III. Members of each class hold office for staggered three-year terms. At each annual meeting of our shareholders, the successors to the directors whose term expires at that meeting will be elected to serve until the third annual meeting after their election or until their successors have been elected and qualified. Akash J. Patel, H.D. Patel and Thomas C. Sooy serve as class II directors whose terms expire at the 2018 annual meeting of shareholders. Thomas Jones, Jr., David M. McGuire and Leo T. Metcalf, III serve as class III directors whose terms expire at the 2019 annual meeting of shareholders. Because Mr. Jones was appointed to fill a newly-created directorship by our board in July 2017, even though he was appointed as a class II director whose term expires in 2019, under the terms of our bylaws, he must be submitted to our shareholders for election as a director at our next annual meeting of shareholders, to be held in 2018. Dean O. Bass, Robert S. Beall and Steven M. Morris serve as class I directors whose terms expire at the 2020 annual meeting of shareholders.

Any vacancy occurring in our board of directors may be filled by vote of a majority of directors then in office. Any director so appointed will hold office for the remainder of the term to which the director was appointed. Individuals appointed to fill additional directorships resulting from an increase in the number of directors will serve until the next meeting of shareholders at which directors are elected, provided that the board may not fill more than two such directorships during the period between any two successive meetings of the shareholders at which directors are elected.

Director Independence

Under the rules of the NASDAQ Stock Market, independent directors must comprise a majority of our board of directors within a specified period of time of this offering. The rules of the NASDAQ Stock Market, as well as those of the SEC, also impose several other requirements with respect to the independence of our directors. Under the rules of the NASDAQ Stock Market, a director will only qualify as an “independent director” if, in the opinion of our board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Under our corporate governance guidelines, the following commercial relationships will not be considered to be a material relationship that would impair a director’s independence: lending relationships, deposit relationships or other banking relationships (such as depository, transfer, registrar, indenture trustee, trusts and estates, private banking, investment management, custodial, securities brokerage, cash management and similar services) between our company and the Bank, on the one hand, and the director, an immediate family member of the director, or a company with which the director or such director’s immediate family member is affiliated by reason of being a director, employee, consultant, executive officer, general partner or an equity holder thereof, on the other, provided that: (i) such relationships are in the ordinary course of our company or the Bank’s business, are on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons and any such loan did not involve more than the normal risk of collectability or present other unfavorable features; and (ii) any such loan has been made in compliance with applicable law, including Regulation O of the Board of Governors of the Federal Reserve Board, the Sarbanes-Oxley Act of 2002 and Section 13(k) of the Securities Exchange Act of 1934.

Our board of directors has undertaken a review of the independence of each director based upon these rules. Applying these standards, our board of directors has affirmatively determined that, with the exception of Mr. Bass and Mr. McGuire, each of our current directors qualifies as an independent director under applicable rules. Mr. Bass and Mr. McGuire do not meet these standards because they are executive officers and employees. In making these determinations, our board of directors considered the current and prior relationships that each director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each director, and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.”

There were no material transactions or relationships between us and any of our independent directors during 2017 and from year-end 2017 until the date of this prospectus. In making its determination that our non-employee directors are independent, in addition to the transactions described in the section titled “Certain Relationships and Related Party Transactions”, our board of directors also considered the following:

•	Mr. Beall currently holds a participation interest in a loan made by us to CCDCW LP. We service the loan and remit interest payments received on the loan to Mr. Beall. In 2017, the amount of remitted interest payouts to Mr. Beall was $25,894.

•	Mr. Jones’ firm, McConnell & Jones LLP, provided tax services to David McGuire for his personal federal tax return. For 2017, Mr. McGuire paid $8,438 to Mr. Jones’ firm for the tax services.

Our board of directors felt that none of these transactions affected any director’s independence because none of the independent directors had a direct or indirect material interest in these transactions.

Risk Management and Oversight

Our board of directors oversees our risk management process, including a company-wide approach to risk management, carried out by our management. Our full board determines the appropriate risk for us generally, assesses the specific risks faced by us, and reviews the steps taken by management to manage those risks. While our full board maintains the ultimate oversight responsibility for the risk management process, its committees oversee risk in certain specified areas. In particular, our compensation committee is responsible for overseeing the management of risks relating to our executive compensation and overall compensation and benefit strategies, plans, arrangements, practices and policies, and compensation of the board of directors. Our audit committee oversees management of financial risks and, effective upon the consummation of this offering, will also be responsible for overseeing potential conflicts of interests. The audit committee is also responsible for overseeing the management of risks relating to the performance of our independent registered public accounting firm, as well as our systems of internal controls and disclosure controls and procedures. Our corporate governance and nominating committee oversees management of risks associated with our overall compliance and corporate governance practices, and the independence and composition of our board of directors. Senior management regularly reports on applicable risks to the relevant committee or the full board, as appropriate, with additional review or reporting on risks conducted as needed or as requested by our board of directors and its committees.

Leadership Structure

Our board of directors does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board, as the board believes that it is in the best interests of our organization to make that determination from time to time based on the position and direction of our organization and the membership of the board. The board has determined that having our Chief Executive Officer serve as Chairman of the Board is in the best interests of our shareholders at this time. This structure makes best use of the Chief Executive Officer’s extensive knowledge of our organization and the banking industry. The board views this arrangement as also providing an efficient nexus between our organization and the board, enabling the board to obtain information pertaining to operational matters expeditiously and enabling our Chairman to bring areas of concern before the board in a timely manner.

Should circumstances change in the future, however, our board of directors is free to choose its chairman in any way it determines is in the best interests of our company and shareholders in accordance with our amended and restated bylaws.

Committees of the Board of Directors

Our board of directors conducts its business through meetings of the full board of directors. During 2017, our board of directors held eight meetings. Our board of directors has established the following committees in connection with this offering: an audit committee, a compensation committee, a corporate governance and nominating committee and an executive committee. The composition and responsibilities of each committee are described below. Members will serve on these committees until their respective successors are duly appointed and qualified or until their earlier resignation or removal.

Audit Committee

Our audit committee consists of Robert S. Beall, Thomas Jones, Jr., Leo T. Metcalf, III, Steven M. Morris, Akash J. Patel, H.D. Patel, and Thomas C. Sooy, with Mr. Morris serving as chair of the audit committee. Our audit committee has responsibility for, among other things:

•	selecting and hiring our independent registered public accounting firm, and pre-approving the audit and non-audit services to be performed by our independent registered public accounting firm;

•	evaluating the qualifications, performance and independence of our independent registered public accounting firm;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	reviewing the adequacy and effectiveness of our internal control policies and procedures;

•	discussing the scope and results of the audit with the independent registered public accounting firm and reviewing with management and the independent registered public accounting firm our interim and year-end operating results; and

•	preparing the audit committee report required by the SEC to be included in our annual proxy statement.

Rule 10A-3 promulgated by the SEC under the Exchange Act and applicable NASDAQ Stock Market rules require our audit committee to be composed entirely of independent directors upon the effective date of our registration statement. Our board of directors has affirmatively determined that each of the members of our audit committee qualifies as independent directors under the independence requirements of Rule 10A-3 of the Exchange Act and rules of the NASDAQ Stock Market. Our board of directors also has determined that each of Mr. Jones and Mr. Morris qualifies as an “audit committee financial expert” as defined in the SEC rules, and each member of the audit committee is able to read and understand fundamental financial statements, including our balance sheet, income statement and cash flow statements.

Our board of directors has adopted a written charter for our audit committee, which will be available on our corporate website upon completion of this offering.

Compensation Committee

Our compensation committee consists of Steven M. Morris, H.D. Patel, and Thomas C. Sooy, with Mr. Sooy serving as chair of the compensation committee. The compensation committee is responsible for, among other things:

•	reviewing and approving compensation of our executive officers including annual base salary, annual incentive bonuses, specific goals, equity compensation, employment agreements, severance and change in control arrangements, and any other benefits, compensation or arrangements;

•	reviewing and recommending the goals and objectives of our company’s general compensation plans and other employee benefit plans for employees;

•	reviewing the compensation of our directors;

•	reviewing and discussing annually with management our executive compensation disclosure required by SEC rules; and

•	preparing the compensation committee report to the extent required by the SEC to be included in our annual proxy statement.

Our board of directors has evaluated the independence of the members of our compensation committee and has determined that each of the members of our compensation committee is independent under NASDAQ Stock Market standards. The members of the compensation committee also qualify as “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act and “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

Our board of directors has adopted a written charter for our compensation committee, which will be available on our corporate website upon completion of this offering.

Corporate Governance and Nominating Committee

Our corporate governance and nominating committee consists of Robert S. Beall, Thomas Jones, Jr., Leo T. Metcalf, III, Steven M. Morris, Akash J. Patel, H.D. Patel, and Thomas C. Sooy, with Mr. Metcalf serving as chair of the corporate governance and nominating committee. The corporate governance and nominating committee is responsible for, among other things:

•	assisting our board of directors in identifying prospective director nominees and recommending nominees for each annual meeting of shareholders to the board of directors;

•	reviewing developments in corporate governance practices and developing and recommending corporate governance principles applicable to our board of directors;

•	overseeing the evaluation of our board of directors and management; and

•	recommending members for each board committee of our board of directors.

Our board of directors has evaluated the independence of the members of our corporate governance and nominating committee and has determined that each of the members of our corporate governance and nominating committee is independent under NASDAQ Stock Market standards.

Our board of directors has adopted a written charter for our corporate governance and nominating committee, which will be available on our corporate website upon completion of this offering.

Executive Committee

Our board of directors also established an executive committee in connection with this offering. Our executive committee consists of Dean O. Bass, David M. McGuire, Leo T. Metcalf, III, Steven M. Morris and Thomas C. Sooy. Our executive committee may exercise the authority of our board of directors in the management of our business and affairs except for certain significant corporate matters that under Texas law may not be delegated to a board committee. Our board of directors has adopted a written charter for our executive committee, which will be available on our corporate website upon completion of this offering.

Compensation Committee Interlocks and Insider Participation

No member of the compensation committee is an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee or other board committee serving equivalent functions of any entity that has one or more executive officers serving on our board of directors.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

Our board of directors has adopted corporate governance guidelines, which set forth a flexible framework within which our board of directors, assisted by board committees, direct the affairs of our company. The guidelines address, among other things, the composition and functions of our board of directors, director independence, compensation of directors, succession planning for our Chief Executive Officer, board committees and selection of new directors.

We adopted a code of business conduct and ethics applicable to our directors, officers and employees including specific standards and guidelines applicable to our principal executive, financial and accounting officers and all persons performing similar functions. A copy of that code and the corporate governance guidelines will be available on our corporate website upon completion of this offering. We expect that any amendments to such code and guidelines, or any waivers of their requirements, will be disclosed on our corporate website and by other means required by the NASDAQ Stock Market rules.

How Director Nominees Are Selected

The corporate governance and nominating committee recommends, and the board of directors nominates, candidates to be submitted to the shareholders for election as directors. Our board of directors considers whether non-employee director nominees are independent as defined in the corporate governance listing standards of the NASDAQ Stock Market and whether they have a prohibited conflict of interest with our business.

Our board of directors considers director candidates recommended by the directors. After reviewing a potential director’s qualifications, a suitable candidate will be invited to meet with our Chairman and full board of directors to determine if the candidate is a good fit with the rest of our board.

Our board of directors considers director candidates recommended by shareholders who are entitled to vote for the election of directors at the annual meeting of shareholders and who comply with the advance notice procedures for director nominations set forth in our amended and restated bylaws. These procedures require that notice of the director nomination be made in writing to our Corporate Secretary. The notice must be received at our executive offices not less than 75 days nor more than 100 days prior to the anniversary date of the immediately preceding annual meeting of shareholders. In the case of an annual meeting called for a date more than 50 days prior to the anniversary date, notice must be received not later than the close of business on the 10th day following the date on which notice of the annual meeting date is first mailed to shareholders or made public, whichever occurs first. Recommendations by shareholders that are made in this manner will be evaluated in the same manner as recommendations for other candidates. Our amended and restated bylaws require the notice of director nomination to include certain specified information regarding the nominating shareholder and the nominee.

Shareholder Communications with our Board of Directors

If a shareholder desires to send a communication to our board of directors, any individual director or the non-management directors as a group, the shareholder should send the communication to:

Spirit of Texas Bancshares, Inc.

1836 Spirit of Texas Way

Conroe, Texas 77301

Attention: Chairman of the Board

The Chairman of our board of directors will forward the communication to the other board members. If a shareholder desires to send a communication to a specific board member, the shareholder should send the communication to the above address to the attention of the specific board member.

Other Corporate Governance Matters

Although we do not have a formal policy regarding director attendance at annual shareholder meetings, our board of directors encourages all board members to attend such meetings. In addition, our board of directors holds its regular annual meeting immediately following the annual shareholders meeting, and all directors are expected to attend board meetings.

We currently do not believe that a fixed retirement age for directors is appropriate.

EXECUTIVE COMPENSATION AND OTHER MATTERS

We are providing compensation disclosure that satisfies the requirements applicable to emerging growth companies, as defined in the JOBS Act. Our named executive officers for 2017, which consist of our principal executive officer, principal financial officer and the two other most highly compensated executive officers, are:

•	Dean O. Bass, Chairman of the Board and Chief Executive Officer of our company and the Bank;

•	David M. McGuire, our President and the President and Chief Lending Officer of the Bank;

•	Jerry D. Golemon, Executive Vice President and Chief Operating Officer of our company and the Bank; and

•	Jeffrey A. Powell, Executive Vice President and Chief Financial Officer of our company and the Bank.

Summary Compensation Table

The following table provides information regarding the compensation of our named executive officers for the years ended December 31, 2017 and 2016. Except as set forth in the notes to the table, all cash compensation for each of our named executive officers was paid by the Bank, where each serves in the same capacity.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards(2) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)(4)	Total ($)
Dean O. Bass	2017	472,941	353,425	(1)	—	61,478	—	—	42,681	930,525
Chairman of the Board and Chief Executive Officer	2016	447,688	234,129		—	88,621	—	—	37,187	807,625

David M. McGuire	2017	457,856	328,364	(1)	—	61,478	—	—	60,870	908,568
President	2016	432,250	226,129		—	88,621	—	—	55,343	802,343

Jerry D. Golemon	2017	257,744	53,456		—	40,985	—	—	33,649	385,834
Executive Vice President and Chief Operating Officer	2016	227,500	124,129		—	17,487	—	—	29,444	398,560

Jeffrey A. Powell	2017	115,415	63,693		—	—	—	—	13,554	192,662
Executive Vice President and Chief Financial Officer

(1)	Bonuses for 2017 paid to Dean Bass and David McGuire were $103,425 and $103,364 respectively. In August, 2017, our compensation committee, acting with the advice of compensation consultants, also approved a one-time grant of payments, subject to acceptance, to Mr. Bass and Mr. McGuire of $250,000 and $225,000 respectively, for services rendered to us and the Bank since inception. The bonus grants were not accepted or paid in 2017 and expired on their own accord on December 31, 2017. New bonus grants in the same amounts were approved by our compensation committee in February 2018 and accepted and paid to Mr. Bass and Mr. McGuire in the same month. See “—Separate Performance Bonuses.”
(2)	Assumptions used in the calculation of the amounts in these columns are included in Note 14 to our audited consolidated financial statements included in this prospectus. The amounts represent the aggregate grant date fair values of equity awards granted during the applicable year, computed in accordance with FASB ASC Topic 718.
(3)	All other compensation for 2017 includes the following:

	401(k) Company Match	Medical Insurance	Club dues and expenses	Automobile expense	Bank Scholarship	Total
Dean O. Bass	$21,250	$4,807	$11,087	$5,537	$—	$42,681
David M. McGuire	23,750	7,932	22,019	6,669	500	60,870
Jerry D. Golemon	15,465	7,932	5,366	4,886	—	33,649
Jeffrey Powell	—	3,215	5,539	4,800	—	13,554

(4)	All other compensation for 2016 includes the following:

	401(k) Company Match	Medical Insurance	Club dues and expenses	Automobile expense	Bank Scholarship	Total
Dean O. Bass	$15,900	$4,851	$10,382	$6,054	$—	$37,187
David M. McGuire	16,600	8,078	22,991	5,674	2,000	55,343
Jerry D. Golemon	13,650	6,175	5,840	3,779	—	29,444

2017 Equity Award Grants

In 2017, we granted stock option awards to our named executive officers as follows:

Name	Grant Date	No. of shares underlying options	Exercise Price
Dean O. Bass	2/23/2017	15,000	$15.00
David M. McGuire	2/23/2017	15,000	$15.00
Jerry D. Golemon	2/23/2017	10,000	$15.00
Jeffrey A. Powell	—	—	—

Each of the above stock option awards vests one-fifth on each of the first five anniversaries of the grant date.

Annual Cash Incentive Plan

Our executive compensation program is designed to attract, retain and motivate key executives to maximize performance and long-term shareholder value. Our bonus program and our overall compensation strategy for executive officers is designed by our compensation committee with a goal of providing competitive compensation and tying a meaningful portion of compensation to financial and operating performance that align executives’ and shareholders’ interests and reward long-term growth and performance.

Historically, the compensation committee has provided discretionary cash bonuses after the end of each fiscal year. The amount of these discretionary awards, if any, has been based on an overall assessment of our performance, while taking into consideration other factors such as market conditions, regulatory changes, accounting changes, tax law changes and other items that may impact our strategic direction.

For 2017 performance, based on the discretionary factors described above, our compensation committee awarded the following cash bonuses to our named executive officers:

Dean O. Bass	$100,000
David M. McGuire	$100,000
Jerry D. Golemon	$50,000
Jeffrey A. Powell	$50,000

We intend to continue to provide annual cash bonuses to reward achievement of financial or operational goals so that total compensation is reflective of actual company and individual performance. Our compensation committee is currently working to provide incentive targets that tie compensation to our performance in 2018. These performance criteria may include a discretionary provision for factors such as successful capital raises, acquisitions, and stock price performance.

Separate Performance Bonuses

In August 2017, our compensation committee awarded one-time bonuses to Mr. Bass and Mr. McGuire of $250,000 and $225,000, respectively, for the historical performance and growth of the company and the Bank while leading us toward an initial public offering. The amounts were determined at the discretion of the compensation committee. The bonus awards were subject to acceptance by Mr. Bass and Mr. McGuire before December 31, 2017. Mr. Bass and Mr. McGuire did not accept the bonus awards by December 31, 2017. In February 2018, our compensation committee again approved the bonus awards, and Mr. Bass and Mr. McGuire accepted the awards then. Because the bonus awards were initially granted in 2017, the bonus amounts were included in the 2017 bonus total in the Summary Compensation Table.

IPO Option Grants

In February 2018, our compensation committee made the following stock option award grants to our named executive officers, the exercise price for which will be the price per share of this offering and which will vest in equal annual installments on each of the first five anniversaries of the grant date:

No. of Shares Underlying options
Dean O. Bass	15,000
David M. McGuire	15,000
Jerry D. Golemon	5,000
Jeffrey A. Powell	5,000

Outstanding Equity Awards at 2017 Fiscal Year-End

The following table sets forth information relating to the unexercised options and outstanding stock awards held by the named executive officers as of December 31, 2017.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)	Vesting Date
Dean O. Bass	100,000	—	—	$10.00	11/17/18	—	—	—	—	Vested
	50,000	—	—	$10.50	8/18/21	—	—	—	—	Vested
	25,000	—	—	$12.00	6/1/22	—	—	—	—	Vested
	20,000	5,000	—	$13.00	3/21/23	—	—	—	—	(1)
	15,000	10,000	—	$13.00	2/20/24	—	—	—	—	(2)
	6,000	9,000	—	$16.00	2/19/25	—	—	—	—	(3)
	5,000	20,000	—	$13.00	5/26/26	—	—	—	—	(4)
	—	15,000	—	$15.00	2/23/27	—	—	—	—	(5)
David M. McGuire	100,000	—	—	$10.00	8/16/19	—	—	—	—	Vested
	50,000	—	—	$10.50	8/18/21	—	—	—	—	Vested
	25,000	—	—	$12.00	6/1/22	—	—	—	—	Vested
	20,000	5,000	—	$13.00	3/21/23	—	—	—	—	(1)
	15,000	10,000	—	$13.00	2/20/24	—	—	—	—	(2)
	6,000	9,000	—	$16.00	2/19/25	—	—	—	—	(3)
	5,000	20,000	—	$13.00	5/26/26	—	—	—	—	(4)
	—	15,000	—	$15.00	2/23/27	—	—	—	—	(5)
Jerry D. Golemon	5,000	—	—	$10.50	8/20/20	—	—	—	—	Vested
	2,500	—	—	$10.50	9/1/21	—	—	—	—	Vested
	5,000	—	—	$12.00	11/1/22	—	—	—	—	Vested
	6,000	1,500	—	$13.00	9/15/23	—	—	—	—	(6)
	4,500	3,000	—	$13.00	10/1/24	—	—	—	—	(7)
	2,000	3,000	—	$16.00	8/15/25	—	—	—	—	(8)
	1,000	4,000	—	$13.00	8/26/26	—	—	—	—	(9)
	—	10,000	—	$15.00	2/23/27	—	—	—	—	(10)
Jeffrey A. Powell	—	—	—	—	—	—	—	—	—	—

(1)	Stock options to acquire 20,000 shares are fully vested and exercisable; stock options to acquire 5,000 shares will vest on March 21, 2018.
(2)	Stock options to acquire 15,000 shares are fully vested and exercisable; stock options to acquire 5,000 shares will vest on each of February 20, 2018 and 2019.
(3)	Stock options to acquire 6,000 shares are fully vested and exercisable; stock options to acquire 3,000 shares will vest on each of February 19, 2018, 2019 and 2020.

(4)	Stock options to acquire 5,000 shares are fully vested and exercisable; stock options to acquire 5,000 shares will vest on each of May 26, 2018, 2019, 2020 and 2021.
(5)	Stock options to acquire 3,000 shares will vest on each of February 23, 2018, 2019, 2020, 2021 and 2022.
(6)	Stock options to acquire 6,000 shares are fully vested and exercisable; stock options to acquire 1,500 shares will vest on September 15, 2018.
(7)	Stock options to acquire 4,500 shares are fully vested and exercisable; stock options to acquire 1,500 shares will vest on each of October 1, 2018 and 2019.
(8)	Stock options to acquire 2,000 shares are fully vested and exercisable; stock options to acquire 1,000 shares will vest on each of August 15, 2018, 2019 and 2020.
(9)	Stock options to acquire 1,000 shares are fully vested and exercisable; stock options to acquire 1,000 shares will vest on each of August 26, 2018, 2019, 2020 and 2021.
(10)	Stock options to acquire 2,000 shares will vest on each of February 23, 2018, 2019, 2020, 2021 and 2022.

Nonqualified Deferred Compensation Plan

Our named executive officers are eligible to participate in the Spirit of Texas Bank Nonqualified Deferred Compensation Plan, or Deferred Compensation Plan, which we adopted in 2016. We maintain the Deferred Compensation Plan for the purposes of providing a competitive benefit and allowing executives and certain other senior employees an opportunity to defer income tax payments on their cash compensation within the restrictions imposed by the Code, and to assist executives in their retirement planning. The Deferred Compensation Plan allows executives to voluntarily defer up to 75% of base salary and/or up to 100% of paid bonus or commissions. We do not provide any matching contributions but in our discretion we may make an annual contribution to an executive’s account based on individual and/or company performance. Any such annual contribution would vest in five equal annual installments beginning on the third anniversary of the contribution date. Earnings on deferrals are credited as a rate of return based on the percentage change in the S&P 500 Index over a one-year period, and such return is credited to the executive’s account at the end of such period. The return is subject to a cap rate of 12% and a floor rate of 0%. All amounts deferred by participants are fully vested, and amounts contributed by us will automatically vest upon normal retirement beginning at age 65, death, disability or a change in control. Participants would forfeit any company contributions upon a termination for cause or engaging in competition with a competitor, as such terms are defined in our employee handbook. Distributions under the Deferred Compensation Plan will be paid out upon a fixed date (to the extent the participant chose the date on which his or her account balances are to be distributed) or following an event of certain financial hardship, termination of employment, death, disability or change in control. Deferred compensation account balances are unsecured and all amounts remain part of our operating assets. In 2017, our named executive officers contributed the following amounts to their Deferred Compensation Plan accounts:

	Contributions	December 31, 2017 Balance
Dean O. Bass	$23,233	$45,313
David M. McGuire	22,881	38,056
Jerry D. Golemon	25,774	38,814
Jeffrey A. Powell	—	—

We did not make any contributions to such accounts in 2017.

Employment Agreements

Dean O. Bass and David M. McGuire

In connection with this offering, we entered into new employment agreements with each of Mr. Bass and Mr. McGuire, effective as of March 1, 2017. These agreements replace our prior employment agreements with Mr. Bass and Mr. McGuire. The material terms of the new employment agreements are summarized below.

Each agreement provides for the payment of base salary, annual incentive bonus, equity (long-term incentive plan) grants, reimbursement of expenses for club dues at a club approved by our board of directors, the use of an automobile and reimbursement for all costs and expenses related to operating the automobile or a vehicle allowance in an amount approved by our board or directors, and other customary benefits. Each executive’s agreement has an initial two-year term that expires on March 1, 2019, but it is subject to automatic renewals at the end of such term and each renewal term for successive one-year terms, unless either we or the executive gives written notice not to extend at least ninety (90) days before the end of the renewal term.

The executive is entitled to receive severance payments if his employment terminates for certain reasons:

•	If the executive’s employment terminates due to death or disability, he or his estate is entitled to his base salary, accrued vacation, and other benefits accrued or payable but not yet paid, through the date of termination, plus a pro rata portion of his target annual incentive bonus for the period in which the termination occurred;

•	If the executive terminates his employment without good reason or if his employment is terminated for cause, he is entitled to his base salary, accrued vacation, and other benefits earned or payable but not yet paid, through the date of termination;

•	If we terminate the executive’s employment without cause or if the executive terminates his employment for good reason not in connection with a change in control or within two years after a change in control, he is entitled to (a) his base salary, accrued vacation, and other benefits earned or payable but not yet paid, through the date of termination, to be paid within six (6) days of the date of termination, (b) a payment equal to two times the sum of the amount of his base salary for the year in which the termination occurs plus all bonus, profit sharing and other annual incentive payments made by us to him with respect to the most recent full year preceding the year in which the termination occurs, to be paid within thirty (30) days of the date of termination, and (c) benefits equal in value to each life, health, accident or disability benefit to which he was entitled immediately before termination for 18 months after the date of termination, plus the option to have assigned to him any assignable insurance policy owned by us or relating specifically to him;

•	If, prior to and in connection with, or within two years after, a change in control, we terminate the executive’s employment for any reason other than death, disability or cause, he is entitled to (a) his base salary, accrued vacation, and other benefits earned or payable but not yet paid, through the date of termination, to be paid within six (6) days of the date of termination (b) an amount equal to three times the aggregate of his base salary for the year in which the termination occurs plus all bonus, profit sharing and other annual incentive payments made by us to him with respect to the most recent full year preceding the year in which the termination occurs, to be paid within thirty (30) days of the date of termination, and (c) benefits equal in value to each life, health, accident or disability benefit to which he was entitled immediately before termination for 18 months after the date of termination, plus the option to have assigned to him any assignable insurance policy owned by us or relating specifically to him.

Under the terms of the agreements, the amount of these severance benefits would be reduced to the extent necessary so that the aggregate amount of benefits would not be subject to excise tax under Sections 280G and 4999 of the Code if and only if (x) such reduction produces a better net after-tax position than the total payment provided for herein and (y) there are no other amounts receivable by the executive from us that may not be reduced such that the aggregate amount of benefits would not be subject to such excise tax.

Each executive’s agreement provides that he is subject to a non-competition and non-solicitation obligation for twelve months following his termination of employment. We may, in our sole discretion, pay each executive his base salary for up to twelve months after the termination date as additional compensation for his compliance with the non-competition and non-solicitation provision of the employment agreement. Each executive is required to execute a release of claims.

Each executive’s agreement also provides that he will be entitled to indemnification to the extent permitted by law.

Under the employment agreements, “cause” means the (a) willful and continued failure by the executive substantially to perform his duties (other than from incapacity due to physical or mental illness) after a demand for substantial performance has been delivered to the executive by our board of directors (which demand must specifically identify the manner in which it is believed the executive has not substantially performed his duties) with a reasonable period of opportunity for such substantial performance to be provided or (b) willful engaging by the executive in illegal misconduct materially and demonstrably injurious to us.

Under the employment agreements, “good reason” means any of the following occurs:

•	Any material diminution of the executive’s authority, duties or responsibilities;

•	A change in the executive’s business location of more than 30 miles;

•	A diminution by us in the executive’s (a) base salary; or (b) prior to and in connection with, or within two years after, a change in control, the target annual bonus amount under any annual incentive plan in a manner inconsistent with other senior management employees; or

•	Any action or inaction that constitutes a material breach of the employment agreement by us.

Jerry D. Golemon and Jeffrey A. Powell

In connection with this offering, we entered into a new employment agreement with Mr. Golemon, effective as of March 1, 2017. This agreement replaces our prior employment agreement with Mr. Golemon. We entered into an employment agreement with Mr. Powell in connection with his joining our company in July 2017. The material terms of the new employment agreements are summarized below.

The agreement provides for the payment of base salary, annual incentive bonus, equity (long-term incentive plan) grants, reimbursement of expenses for club dues at a club approved by our board of directors, the use of an automobile and reimbursement for all costs and expenses related to operating the automobile or a vehicle allowance in an amount approved by our board or directors (up to $1,000 per month for Mr. Powell), and other customary benefits. Pursuant to his agreement, Mr. Powell received a $10,000 signing bonus and an additional $10,000 bonus after the first six months of satisfactory employment. The executive’s agreement has an initial one-year term that expires on March 1, 2018 in the case of Mr. Golemon and July 10, 2018 in the case of Mr. Powell, but it is subject to automatic renewals at the end of such term and each renewal term for successive one-year terms, unless either we or the executive gives written notice not to extend at least ninety (90) days before the end of the renewal term.

The executive is entitled to receive severance payments if his employment terminates for certain reasons:

•	If the executive’s employment terminates due to death or disability, he or his estate is entitled to his base salary, accrued vacation, and other benefits accrued or payable but not yet paid, through the date of termination, and we have the option (but not the obligation) to pay a pro rata portion of his target annual incentive bonus for the period in which the termination occurred;

•	If the executive terminates his employment without good reason or if his employment is terminated for cause, he is entitled to his base salary, accrued vacation, and other benefits earned or payable but not yet paid, through the date of termination;

•	If we terminate the executive’s employment without cause or if the executive terminates his employment for good reason not in connection with a change in control or within two years after a change in control, he is entitled to (a) his base salary, accrued vacation, and other benefits earned or payable but not yet paid, through the date of termination, to be paid within six (6) days of the date of termination, (b) a payment equal to the amount of his base salary for the year in which the termination occurs, which amount can be paid in lump sum within thirty (30) days of the date of termination or, at our election, in twelve equal monthly installments, and (c) benefits equal in value to each life, health, accident or disability benefit to which he was entitled immediately before termination for 12 months after the date of termination;

•	If, prior to and in connection with, or within two years after, a change in control, we terminate the executive’s employment for any reason other than death, disability or cause or the executive terminates his employment for good reason, he is entitled to (a) his base salary, accrued vacation, and other benefits earned or payable but not yet paid, through the date of termination, to be paid within six (6) days of the date of termination, (b) an amount equal to his base salary for the year in which the termination occurs plus all bonus, profit sharing and other annual incentive payments made by us to him with respect to the most recent full year preceding the year in which the termination occurs, to be paid within thirty (30) days of the date of termination, and (c) benefits equal in value to each life, health, accident or disability benefit to which he was entitled immediately before termination for 12 months after the date of termination, plus the option to have assigned to him any assignable insurance policy owned by us or relating specifically to him.

Under the terms of the agreement, the amount of these severance benefits would be reduced to the extent necessary so that the aggregate amount of benefits would not be subject to excise tax under Sections 280G and 4999 of the Code if and only if (x) such reduction produces a better net after-tax position than the total payment provided for herein and (y) there are no other amounts receivable by the executive from us that may not be reduced such that the aggregate amount of benefits would not be subject to such excise tax.

The executive’s agreement provides that he is subject to a non-competition and non-solicitation obligation for twelve months following his termination of employment. The executive is required to execute a release of claims.

The executive’s agreement also provides that he will be entitled to indemnification to the extent permitted by law.

Under the employment agreement, “cause” means:

•	executive’s breach of the employment agreement,

•	failure to satisfactorily perform executive’s duties under the employment agreement, to follow the direction (consistent with duties) of our Board or any other individual to whom executive reports, or to follow our procedures, policies and rules,

•	any willful act or omission which is, or is likely to be, injurious to us or our business reputation,

•	dishonesty, fraud, malfeasance, negligence or misconduct, including the delay of information delivered to our Board or any other individual to whom executive reports, the incompleteness of reporting to our Board or any other individual to whom executive reports, or any effort to mislead or improperly influence our Board or any other individual to whom executive reports,

•	arrest, indictment for, or conviction of, or entry of a plea of guilty or no contest to, a felony or a crime involving moral turpitude, or

•	resignation or failure to perform services under the employment agreement;

provided, that we must provide notice to the executive of the “cause” event in the first four bullet points above and the executive will have the right to cure such event within thirty days.

Under the employment agreement, “good reason” means any of the following occurs:

•	Any material diminution of the executive’s authority, duties or responsibilities;

•	A change in the executive’s business location of more than 30 miles;

•	A diminution by us in the executive’s (a) base salary; or (b) prior to and in connection with, or within two years after, a change of control, the target annual bonus amount under any annual incentive plan in a manner inconsistent with other senior management employees; or

•	Any action or inaction that constitutes a material breach of the employment agreement by us.

Stock Incentive Plans

2008 Stock Plan

In 2008, we adopted the ST Financial Group, Inc. 2008 Stock Plan (the “2008 Stock Plan”) to provide incentive compensation opportunities that are competitive with those of similar companies in order to attract, retain and motivate eligible participants by providing for both the direct award or sale of shares and for the grant of options to purchase shares of our common stock. The 2008 Stock Plan was subsequently amended on May 17, 2012, May 23, 2013 and May 21, 2015 to increase the number of shares of common stock reserved for issuance to 1,750,000 (such amounts after giving effect to our 1-for-2 reverse stock split on March 16, 2017), and on January 19, 2017 to maintain compliance with applicable laws.

The maximum number of shares of our common stock that may be issued pursuant to grants or options under the 2008 Stock Plan is 1,750,000 shares. Shares covered by an award will be counted as used only to the extent that they are actually issued. In addition, shares attributable to the non-vested, unpaid, unexercised, unconverted or otherwise unsettled portion of any award that is forfeited or cancelled or expires or terminates for any reason without becoming vested, paid, exercised, converted or otherwise settled in full will again be available for grant of additional awards under the 2008 Stock Plan within the limits provided by the 2008 Stock Plan. As of March 31, 2018 options to purchase 1,212,047 shares of our common stock under the 2008 Stock Plan were outstanding. We do not intend to make any further grants of awards under the 2008 Stock Plan. Rather, further award grants will be made under our 2017 Stock Plan. A summary of the material terms of the 2008 Stock Plan are described below.

Plan Administration. The 2008 Stock Plan may be administered by our board of directors or one or more committees of our board of directors. The 2008 Stock Plan has historically been administered by our board of directors, but as of February 23, 2017, is now administered by our compensation committee. Our compensation committee has the authority to designate participants, determine the type and number of awards to be granted under the 2008 Stock Plan and determine the terms and conditions of any such award.

Eligibility. The 2008 Stock Plan permits the grant of stock options not described in Sections 422(b) or 423(b) of the Code and the direct award or sale of shares of common stock to our employees, officers, outside directors and consultants. The 2008 Stock Plan also permits the grant of incentive stock options, or ISOs, to employees and officers.

Incentive Awards. The 2008 Stock Plan authorizes stock options and stock awards.

•	Stock Options. A stock option gives the awardee the right to purchase a certain number of shares of common stock of our company at a future date at a specified price per share generally equal to, but not less than, the fair market value of a share on the date of grant. The exercise price of each stock option granted under the 2008 Stock Plan will be determined by the compensation committee. The compensation committee may authorize the grant of either an incentive stock option (“ISO”) or a nonqualified stock option (“NQSO”) that does not constitute an incentive stock option. ISO benefits are taxed differently from NQSOs, as described under “Federal Income Tax Treatment of Awards under the 2008 Stock Plan” below. Stock options are subject to vesting requirements generally over a five-year period of continued service. Full payment for shares purchased on the exercise of any option must be made at the time of such exercise in a manner approved by our compensation committee.

•	Stock Awards. A stock award represents the right to purchase or receive shares of our common stock, typically a fixed number of shares. Our compensation committee specifies the price, if any, the participant must pay for such shares and the restrictions (which may include, for example, continued service and/or performance standards) imposed on such shares. Any right to purchase shares will automatically expire if not exercised within 30 days after the grant of the right was communicated to the participant.

Payment for Shares. The exercise price for stock options and the purchase price (if any) for stock awards may be paid in any of the following forms as determined by our board of directors or compensation committee and set forth in the award agreement: (i) cash, (ii) existing shares of our common stock (unless this would cause us to recognize additional compensation expense with respect to the option for financial reporting purposes), (iii) issuance of a full-recourse promissory note secured by a pledge of the shares purchased, (iv) a broker-assisted cashless exercise or (v) proceeds from a loan from a broker approved by us secured by a pledge of the shares purchased. Notwithstanding the foregoing, no such loans, notes or other exercise arrangements will be permitted to the extent that such arrangement is prohibited by applicable law, including but not limited to Section 13(k) of the Securities Exchange Act of 1934.

Agreements. The terms of each grant or award of shares or stock options, including terms relating to vesting, are set forth in a stock option agreement or stock purchase agreement; provided that no stock option award will have a term that exceeds 10 years from the date of grant or an exercise price of less than 100% of the fair market value of a share of our common stock on the date of grant.

Regulatory Requirements. If our capital falls below minimum regulatory requirements, if directed by federal or state regulators, we may require the option or award holder to exercise (to the extent then exercisable) or forfeit the option or award within such time period as required by the regulators.

Transfer Restrictions. Any shares granted or issued upon exercise of an option are subject to special forfeiture conditions, rights of repurchase, rights of first refusal and other transfer restrictions as the board of directors may determine at the time of grant. Stock options are generally only transferable by beneficiary designation, gift to an immediate family member, a will or other laws of descent and distribution. Stock awards are not transferable.

Termination of Employment. Unless the board of directors provides otherwise in an agreement, upon a termination of a participant’s employment, such participant’s stock options or unvested grant of shares will generally cease to be exercisable and will terminate on the date of such termination.

Change in Control. Unless the board of directors provides otherwise in a stock option agreement, upon a “change in control” (as defined in the 2008 Stock Plan) in which there is an acquiring or surviving entity, all options to the extent not previously terminated or vested will be accelerated and fully exercisable if the stock options do not remain outstanding, the options are not assumed by the surviving corporation or its parent, and the surviving corporation or its parent does not substitute options with substantially the same terms.

Right of Repurchase and Right of First Refusal. We generally have a right to repurchase the shares of stock issued upon the exercise of any stock option granted under the 2008 Stock Plan from the holder upon the termination of the holder’s employment. We do not intend to exercise this right after completion of this offering. In addition, we generally have a right of first refusal in the event a holder proposes to sell, pledge or otherwise transfer any shares of stock issued upon the exercise of any stock option granted under the 2008 Stock Plan. The right of first refusal will terminate upon the completion of this offering.

Amendment and Termination. Our board of directors may, in its discretion, amend or alter the terms of the 2008 Stock Plan at any time, provided that our shareholders must approve any amendment if the amendment increases the number of shares available for issuance under the 2008 Stock Plan, materially changes the class of persons who are eligible for the grant of ISOs or shareholder approval is required under applicable law or regulation. Shareholder approval will not be required for any other amendment to the 2008 Stock Plan. Our board of directors may modify the terms and conditions of any outstanding options; provided, that no amendment may impair the option holder’s rights or increase the option holder’s obligations under such options without the consent of the option holder. Additionally, except in connection with a corporate transaction involving our company (including stock dividend, stock split, reverse stock split, recapitalization, reclassification, merger, consolidation or similar corporate transaction), the terms of outstanding options may not be amended to reduce the exercise price or cancel outstanding options in exchange for cash, other awards of shares of options, or options with an exercise price that is less than the exercise price of the original options without stockholder approval. The 2008 Stock Plan will automatically terminate on May 21, 2025, which is 10 years after the most recent increase in the number of shares reserved under the 2008 Stock Plan that was approved by our shareholders in May 2015.

Federal Income Tax Treatment of Awards under the 2008 Stock Plan. Federal income tax consequences (subject to change) relating to awards under the 2008 Stock Plan are summarized in the following discussion. This summary is not intended to be exhaustive and, among other considerations, does not describe the deferred compensation provisions of Section 409A of the Code to the extent an award is subject to and does not satisfy those rules, nor does it describe state, local, or international tax consequences.

For NQSOs, we generally are entitled to deduct (and the optionee recognizes taxable income in) an amount equal to the difference between the option exercise price and the fair market value of the shares at the time of exercise. For ISOs, we are generally not entitled to a deduction, nor does the participant recognize income at the time of exercise. The current federal income tax consequences of other awards authorized under the 2008 Stock Plan generally follow certain basic patterns: nontransferable stock awards subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid (if any) only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant); bonuses and performance share awards are generally subject to tax at the time of payment. We will generally have a corresponding deduction at the time the participant recognizes income. However, as for those awards subject to ISO treatment, we would generally have no corresponding compensation deduction.

If an award is accelerated under the 2008 Stock Plan in connection with a change in control (as this term is used under the Code), we may not be permitted to deduct the portion of the compensation attributable to the acceleration (“parachute payments”) if it exceeds certain threshold limits under the Code (and certain related excise taxes may be triggered).

2017 Stock Incentive Plan

On January 19, 2017, our Board of Directors approved the adoption of the 2017 Stock Incentive Plan (the “2017 Stock Plan”) and recommended to the shareholders that the 2017 Stock Plan be approved. Our shareholders approved the 2017 Stock Plan on February 23, 2017.

The purpose of the 2017 Stock Plan is to attract and retain officers, employees, directors and other service providers by providing them with additional incentives, and to promote the long-term growth and profitability of our company. The maximum number of shares of common stock that may be issued pursuant to awards under the 2017 Stock Plan equals 1,000,000 (after giving effect to our 1-for-2 reverse stock split on March 16, 2017), all of which may be subject to incentive stock option treatment. The total number of shares that may be issued for awards to any single participant during a calendar year is 250,000 (after giving effect to our 1-for-2 reverse stock split on March 16, 2017). Shares covered by an award will be counted as used only to the extent that they are actually issued. In addition, shares attributable to the non-vested, unpaid, unexercised, unconverted or otherwise unsettled portion of any award that is forfeited or cancelled or expires or terminates for any reason without becoming vested, paid, exercised, converted or otherwise settled in full will again be available for grant of additional awards under the 2017 Stock Plan within the limits provided by the 2017 Stock Plan. As of March 31, 2018 options to purchase 132,777 shares of our common stock under the 2017 Stock Plan were outstanding, all at an exercise price of $15.00 per share, and the Compensation Committee has granted or intends to grant options to purchase 65,933 shares of common stock under the 2017 Stock Plan, to be effective upon completion of this offering and the exercise price for which will be the price per share of this offering. A summary of the material terms of the 2017 Stock Plan is described below.

Administration. Our Board or one or more committees appointed by our Board will administer the 2017 Stock Plan. Our Board may delegate some or all of its authority with respect to the 2017 Stock Plan to a committee of directors and may delegate certain limited award grant authority to one or more officers of our company. (The appropriate acting body, be it our Board of Directors, a committee within its delegated authority, or an officer within his or her delegated authority, is referred to in this summary as the “Administrator.”) The Administrator determines which employees, directors and other individuals shall receive grants of awards, the number of shares that are subject to awards and the terms and conditions of such awards, including the price (if any) to be paid for the shares or the award. Along with other authority granted to the Administrator under the 2017 Stock Plan, the Administrator may (i) determine fair market value, (ii) select recipients of awards, (iii) determine the number of shares subject to awards, (iv) determine the terms and conditions of awards, and (v) amend outstanding awards.

Eligibility. Persons eligible to receive awards under the 2017 Stock Plan include our officers, employees, directors and other service providers. The Administrator determines from time to time the participants to whom awards will be granted.

Adjustments or Changes in Capitalization. In the event of any change in the outstanding shares of common stock by reason of a stock dividend, stock split, reverse stock split, recapitalization, reclassification, merger, consolidation, or similar corporate transaction, the Administrator will provide for a substitution for or an adjustment in the (i) number and class of securities subject to outstanding awards, (ii) the consideration to be received upon exercise or vesting of an award, (iii) the exercise price of options, (iv) the aggregate number and class of securities for which awards may be granted under the 2017 Stock Plan, and/or (v) the maximum number of securities with respect to which an employee may be granted awards during any calendar year.

Performance Goals. The performance goals for awards intended to qualify as “performance-based compensation” will be based on measurable and attainable financial targets selected by our Administrator from the following list with respect to our company: growth in interest income and expense; net income; net interest margin; efficiency ratio; reduction in nonaccrual loans and non-interest expense; growth in non-interest income and ratios to earnings assets; net revenue growth and ratio to earning assets; capital ratios; asset or liability interest rate sensitivity and gap; effective tax rate; deposit growth and composition; liquidity management; securities portfolio (value, yield, spread, maturity, or duration); earning asset growth and composition (loans, securities); non-interest income (e.g., fees, premiums and commissions, loans, wealth management, treasury management, insurance, funds management); overhead ratios, productivity ratios; credit quality measures; return on assets; return on equity; economic value of equity; compliance and regulatory ratings; internal controls; enterprise risk measures (e.g., interest rate, loan concentrations, portfolio composition, credit quality, operational measures, compliance ratings, balance sheet, liquidity, insurance); volume in production or loans; cash flow; cost; revenues; sales; ratio of debt to debt plus equity; net borrowing, credit quality or debt ratings; profit before tax; economic profit; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; gross margin; profit margin; earnings per share; operating earnings; capital expenditures; expenses or expense levels; economic value added; ratio of operating earnings to capital spending or any other operating ratios; free cash flow; net profit; net sales; net asset value per share; the accomplishment of mergers, acquisitions, dispositions, securities offerings or similar extraordinary business transactions; sales growth; price of our company’s common shares; return on investment; return on assets, equity or shareholders’ equity; market share; inventory levels, inventory turn or shrinkage; customer satisfaction; or total return to shareholders. The Administrator may provide in any award intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code that any evaluation of performance may include or exclude the impact, if any, on reported financial results of any of the following events that occurs during a performance period: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) changes in tax laws, accounting principles or other laws or provisions, (d) reorganization or restructuring programs, (e) acquisitions and divestitures, (f) foreign exchange gains or losses, or (g) gains and losses that are treated as unusual in nature or that occur infrequently under Accounting Standards Codification Topic 225. Performance goals may be absolute in their terms or measured against or in relationship to other companies. Performance goals may be particular to an award recipient or the department, branch, affiliate, or division in which the award recipient works, or may be based on the performance of our company, one or more affiliates, or our company and one or more affiliates, and may cover such period(s) as the Administrator may specify.

The performance goals will be established by our Administrator.

Incentive Awards. The 2017 Stock Plan authorizes stock options, stock appreciation rights, restricted stock, restricted stock units, dividend equivalent rights, and performance-based awards. The 2017 Stock Plan retains the flexibility to offer competitive incentives and to tailor benefits to specific needs and circumstances. Certain awards may be paid or settled in cash. An option or stock appreciation right will expire, or other award will vest, in accordance with the schedule set forth in the applicable award agreement.

Stock Options. A stock option is the right to purchase shares of common stock at a future date at a specified price per share generally equal to, but no less than, the fair market value of a share on the date of grant. An option may either be an ISO or a NQSO. ISO benefits are taxed differently from NQSOs, as described under “Federal Income Tax Treatment of Awards under the 2017 Stock Plan” below. ISOs also are subject to more restrictive terms and are limited in amount by the Code and the 2017 Stock Plan. The exercise price for each option granted is determined in accordance with the method as defined in the 2017 Stock Plan, except that the option exercise price may not be less than 100% of the fair market value of a share of our common stock on the date of grant (110% in the case of ISOs granted to an employee who owns stock representing more than 10% of the voting power of our capital stock). All options granted under the 2017 Stock Plan will expire no later than 10 years from the date of grant (5 years in the case of ISOs granted to an employee who owns stock representing more than 10% of the voting power of our capital stock). The method of exercising an option granted under the 2017 Stock Plan will be set forth in the 2017 Stock Plan and the stock option agreement for that particular option. Full payment for shares purchased on the exercise of any option must be made at the time of such exercise in a manner approved by the Administrator.

Stock Appreciation Rights. Stock appreciation rights permit the holder to receive the appreciation in the value of our common stock directly from us in cash or shares of our common stock. The Administrator determines the number of covered shares, the exercise price, the vesting schedule for stock appreciation rights, and whether the stock appreciation rights will be settled in cash or stock. Upon exercise of vested stock appreciation rights, the holder will receive, as determined by the Administrator, either (1) cash in an amount equal to the difference between the fair market value of our common stock at the date of exercise and the exercise price of the stock appreciation right, multiplied by the number of shares with respect to which the stock appreciation rights are exercised or (2) a number of shares of our common stock equal to such amount of cash divided by fair market value of our common stock on the date of exercise. The exercise price for each stock appreciation right granted will not be less than the fair market value of a share of our common stock on the date of grant.

Restricted Stock. A grant of shares of restricted stock represents shares of our common stock that are subject to restrictions on disposition and the obligation of the awardee to forfeit and surrender the shares under certain circumstances (forfeiture restrictions). A restricted stock award is typically for a fixed number of shares of common stock subject to restrictions. The Administrator specifies the price, if any, the participant must pay for such shares and the restrictions (which may include, for example, continued service and/or performance standards) imposed on such shares. Except for these restrictions and any others imposed by the Administrator, upon the grant of restricted stock the recipient will have rights of a shareholder with respect to the restricted stock, including the right to vote the restricted stock and to receive all dividends and other distributions paid or made with respect to the restricted stock.

Dividend Equivalent Rights. Dividend equivalent rights entitle the holder to receive payments from our company in an amount determined by reference to any cash dividends paid on a specified number of shares of our common stock during the period the rights are effective. Payment may be made in cash or shares of our common stock. To the extent a dividend equivalent right is granted in connection with another award that is subject to vesting conditions, such dividend equivalent right generally will vest and be eligible for payment on the same terms and conditions that apply to the vesting of the underlying award.

Performance Awards. The payment of the value of a performance award is conditioned upon the achievement of performance goals set by the compensation committee at the time of granting the performance award and may be paid in cash, shares of our common stock, or a combination thereof.

Restricted Stock Units. Restricted stock units are not shares of our common stock and do not entitle the recipients to the rights of a shareholder, but rather entitle the holder upon their settlement to the value of one share of our common stock. Restricted stock units granted under the 2017 Stock Plan may or may not be subject to performance conditions. Restricted stock units will be settled in shares of our common stock or cash in an amount based on the fair market value of our common stock on the settlement date.

Transfer Restrictions. Subject to certain exceptions, awards under the 2017 Stock Plan are not transferable by the recipient and are generally exercisable, during the recipient’s lifetime, only by him or her.

Termination of or Changes to the 2017 Plan. Our Board may amend or terminate the 2017 Stock Plan at any time, except that no amendment will be effective without shareholder approval if such approval is required by applicable law or regulation, and no amendment or termination may impair the rights of any holder of outstanding awards without his or her consent. Additionally, no award may be amended or otherwise subject to any action that would be treated, for accounting purposes, as a “repricing” of such award without shareholder approval.

Change in Control. Vesting of awards may be accelerated in the event of certain change in control situations.

Federal Income Tax Treatment of Awards under the 2017 Stock Plan. Federal income tax consequences relating to awards under the 2017 Stock Plan are summarized in the following discussion. This summary is not intended to be exhaustive and, among other considerations, does not describe the deferred compensation provisions of Section 409A of the Code to the extent an award is subject to and does not satisfy those rules, nor does it describe state, local, or international tax consequences.

For NQSOs, we are generally entitled to deduct (and the optionee recognizes taxable income in) an amount equal to the difference between the option exercise price and the fair market value of the shares at the time of exercise. For ISOs, we are generally not entitled to a deduction nor does the optionee recognize income at the time of exercise. The current federal income tax consequences of other awards authorized under the 2017 Stock Plan generally follow certain basic patterns: stock appreciation rights are taxed and deductible in substantially the same manner as NQSOs; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid (if any) only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant); bonuses and performance share awards are generally subject to tax at the time of payment; cash-based awards are generally subject to tax at the time of payment; and compensation otherwise effectively deferred is taxed when paid. We will generally have a corresponding deduction at the time the participant recognizes income. However, as for those awards subject to ISO treatment, we would generally have no corresponding compensation deduction.

Tax Reform

H.R.1, originally known as the Tax Cuts and Jobs Act, was enacted on December 22, 2017 (the “Tax Reform”). Prior to the Tax Reform, Section 162(m) of the Code generally limited to $1 million the U.S. federal income tax deductibility of compensation paid in one year to a company’s Chief Executive Officer or any of its three next-highest-paid employees (other than its Chief Financial Officer). Performance-based compensation is not subject to this limit on deductibility so long as such compensation meets certain requirements, including stockholder approval of material terms. The Tax Reform includes a major overhaul to Section 162(m), which takes effect for tax years beginning after December 31, 2017. Under the Tax Reform, all new grants of executive compensation will be subject to the $1 million limit on deductibility, including performance based and non-

performance based compensation. The Tax Reform contains a grandfathering provision that provides that any compensation pursuant to a written binding contract that was in effect on November 2, 2017 and was not materially modified after that date is not subject to this change to the exception to the $1 million limit on deductibility. In 2018, we will be reviewing the Tax Reform and its application and impact, if any, on our compensation programs.

Director Compensation

We currently pay our directors, other than those directors who are employed by the Bank or us, based on the directors’ participation in board and committee meetings, and the Bank currently pays its directors in the same manner. Directors who are also employed by the Bank or us do not receive director remuneration for serving as a director of the Bank or us, but are compensated in their capacity as employees. The following table sets forth the compensation earned, awarded or paid during 2017 to each director who served on our board of directors in 2017, other than Messrs. Bass and McGuire, whose compensation is described in the “Summary Compensation Table” above. The table also includes compensation earned by each director that is attributable to his service as a director of the Bank.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)(2)	All Other Compensation ($)	Total ($)
Robert S. Beall	36,500	—	13,983	—	50,483
Thomas Jones, Jr.	28,200	—	13,983	—	42,183
Leo T. Metcalf, III	62,700	—	13,983	—	76,683
Steven M. Morris	65,000	—	13,983	—	78,983
Akash J. Patel	39,000	—	13,983	—	52,983
H. D. Patel	36,500	—	13,983	—	50,483
Thomas C. Sooy	63,700	—	13,983	—	77,683
Andrew J. Segal*	4,500	—	13,983	—	18,483
Hugo Del Pozzo*	6,900	—	13,983	—	20,883
Steven W. Krablin*	7,900	—	13,983	—	21,883
Guy M. Lewis*	6,000	—	13,983	—	19,983
Dr. Ramachandra Malya*	6,400	—	13,983	—	20,383
Naren R. Patel*	—	—	—	—	—
Nilkanth Patel*	6,400	—	13,983	—	20,383

*	This individual no longer serves on our board as we scaled down our board in anticipation of our initial public offering.
(1)	Assumptions used in the calculation of the amounts in these columns are included in Note 14 to our audited consolidated financial statements included in this prospectus. The amounts represent the aggregate grant date fair values of equity awards granted pursuant to our 2017 Stock Plan and 2008 Stock Plan during the applicable year, computed in accordance with ASC 718.

(2)	During 2017, each non-employee director who served on our board of directors in 2017 (other than Naren R. Patel) was awarded options to purchase 5,000 shares of our common stock under our 2017 Stock Plan. The aggregate number of option awards held by our existing non-employee directors as of December 31, 2017 is as follows:

Name	No. of Options(1)
Robert S. Beall	18,750
Thomas Jones, Jr.	22,750
Leo T. Metcalf, III	21,250
Steven M. Morris	17,750
Akash J. Patel	22,750
H.D. Patel	17,750
Thomas C. Sooy	22,750

(1)	All options are fully vested. In February 2017, our board of directors approved the acceleration of vesting of all options held by our board members and board members of the Bank.

Our director compensation program is designed in recognition of the time commitment and preparations required for directors to fulfill their responsibilities and to assist in recruiting high-caliber directors. Our director fees are as follows:

Annual retainer fee	$16,000 (paid $4,000 per quarter)
Annual committee chair retainer	$4,000 (paid $1,000 per quarter)
Meeting fees	$800 for each Board meeting and $500 for each Board committee meeting

Our compensation committee may, in its discretion, award the directors an annual equity award.

Our compensation committee intends to grant each non-employee director a stock option award to purchase 3,000 shares of our common stock, the exercise price for which will be the price per share of this offering and which will vest in five equal-annual installments on each of the first five anniversaries of the grant date.

All non-employee directors have been and will continue to be reimbursed for their reasonable out-of-pocket travel expenses incurred in attending meetings of our board of directors or any committees of the board of directors. Directors are also entitled to the protection provided by the indemnification provisions in our second amended and restated certificate of formation and amended and restated bylaws, as well as the articles of association and bylaws of the Bank.

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership of our common stock as of March 2, 2018, subject to certain assumptions set forth in the footnotes, and as adjusted to reflect the sale of the shares of our common stock offered in this offering for:

•	each shareholder, or group of affiliated shareholders, who we know beneficially owns more than five percent of the outstanding shares of our common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our executive officers and directors as a group.

We are not aware of any shareholder, or group of affiliated shareholders, who beneficially owns more than five percent of the outstanding shares of our common stock. Beneficial ownership is determined in accordance with rules of the SEC and generally includes any shares over which a person exercises sole or shared voting and/or investment power. Shares of common stock subject to options and warrants currently exercisable or exercisable within 60 days are deemed outstanding for purposes of computing the percentage ownership of the person holding the options or warrants but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except as otherwise indicated, we believe the beneficial owners of the common stock listed below, based on information furnished by them, have sole voting and investment power with respect to the number of shares listed opposite their names.

The number of shares to be sold in this offering and the number of shares and percentages of beneficial ownership after this offering set forth below are based on 7,486,611 shares of our common stock outstanding on March 2, 2018, plus the number of shares of our common stock to be sold in this offering, assuming no exercise of the underwriters’ option to purchase additional shares and assuming no purchase by directors and officers in the directed share program of this offering.

Unless otherwise indicated, the address of each of the individuals named in the table below under “Named Executive Officers and Directors” is c/o Spirit of Texas Bancshares, Inc., 1836 Spirit of Texas Way, Conroe, Texas 77301.

	Shares Beneficially Owned Prior to this Offering		Percentage Beneficially Owned After Giving Effect to this Offering
Name	Number	Percentage	Percentage
Named Executive Officers and Directors:
Dean O. Bass(1)	290,340	3.81%	3.05%
David M. McGuire(2)	261,999	3.43%	2.75%
Jerry D. Golemon(3)	31,842	*	*
Jeffrey A. Powell	—	—	—
Robert S. Beall(4)	121,747	1.62%	1.29%
Thomas Jones, Jr.(5)	57,750	*	*
Leo T. Metcalf, III(6)	185,536	2.47%	1.97%
Steven M. Morris(7)	139,750	1.86%	1.48%
Akash J. Patel(8)	203,584	2.71%	2.16%
H.D. Patel(9)	67,750	*	*
Thomas C. Sooy(10)	41,165	*	*
All Executive Officers and Directors as a group (11 persons)	1,401,463	17.58%	14.19%
Other 5% Shareholders: None

*	Amount represents less than 1.0% of outstanding common stock.

(1)	This number includes 149,292 shares owned directly by Mr. Bass and his spouse jointly, and options to purchase 141,048 shares of common stock that are currently exercisable or will become exercisable within 60 days. The 149,292 shares have been pledged to secure loans from third party lending institutions.
(2)	This number includes 115,476 shares owned directly by Mr. McGuire, 4,999 shares held by Mr. McGuire for the benefit of his children, and options to purchase 141,524 shares of common stock that are currently exercisable or will become exercisable within 60 days. The 120,475 shares have been pledged to secure loans from a third party lending institution.
(3)	This number includes 3,423 shares owned directly by Mr. Golemon, 419 shares of common stock subject to a warrant exercisable prior to August 24, 2020 and options to purchase 28,000 shares of common stock that are currently exercisable or will become exercisable within 60 days.
(4)	This number includes 1,568 shares owned directly by Mr. Beall, 101,429 shares held by an irrevocable trust of which Mr. Beall is the trustee, and options to purchase 18,750 shares of common stock that are currently exercisable. The number of shares does not include 3,660 shares held by two irrevocable trusts established for the benefit of Mr. Beall’s children, with respect to which Mr. Beall is not the trustee and does not control the voting or investment decisions of the trustee. Mr. Beall disclaims beneficial ownership of the 3,660 shares held by these trusts.
(5)	This number includes 20,000 shares owned directly by Mr. Jones, 15,000 shares of common stock subject to a warrant exercisable prior to November 17, 2018, and options to purchase 22,750 shares of common stock that are currently exercisable.
(6)	This number includes 25,000 shares owned directly by Mr. Metcalf, 50,001 shares held by Mr. Metcalf’s IRA, 23,809 shares held by Mr. Metcalf’s spouse, and options to purchase 21,250 shares of common stock that are currently exercisable. This number also includes 65,476 shares held by a family limited partnership that is owned by Mr. Metcalf’s spouse and three adult children. Any decisions to vote or dispose of the shares must be made by at least two of the four partners in the family limited partnership. Mr. Metcalf disclaims beneficial ownership over the shares held by his spouse and the family limited partnership.
(7)	This number includes 107,000 shares owned directly by Mr. Morris and his spouse jointly, 15,000 shares of common stock subject to a warrant exercisable prior to November 17, 2018, and options to purchase 17,750 shares of common stock that are currently exercisable.
(8)	This number includes 180,834 shares owned directly by Mr. Akash J. Patel and options to purchase 22,750 shares of common stock that are currently exercisable.
(9)	This number includes 50,000 shares owned by a family limited partnership that Dr. H. D. Patel controls and options to purchase 17,750 shares of common stock that are currently exercisable.
(10)	This number includes 1,996 shares owned directly by Mr. Sooy, 16,000 shares held by Mr. Sooy’s IRA, 419 shares of common stock subject to a warrant exercisable prior to August 24, 2020, and options to purchase 22,750 shares of common stock that are currently exercisable.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

General

Some of our officers, directors and principal shareholders and their affiliates are customers of the Bank. Such officers, directors and principal shareholders and their affiliates have had transactions in the ordinary course of business with the Bank, including borrowings, all of which were effected on substantially the same terms and conditions, including interest rate and collateral, as those prevailing from time to time for comparable transactions with unaffiliated persons and did not involve more than the normal risk of collectability or other unfavorable features. We expect to continue to have such transactions on similar terms and conditions with such officers, directors and shareholders and their affiliates in the future.

In addition to the above-described relationships and the director and executive officer compensation arrangements discussed in “Executive Compensation and Other Matters,” the following is a description of transactions since January 1, 2015, including currently proposed transactions to which we have been or are to be a party in which the amount involved exceeded or will exceed $120,000, and in which a related party had or will have a direct or indirect material interest. A “related party” is any of our directors, executive officers or beneficial holders of more than 5.0% of our capital stock, or their immediate family members or entities owned or controlled by them.

Directed Share Program

At our request, the underwriters have reserved up to 95,250 shares of our common stock offered by this prospectus for sale, at the initial public offering price, to our directors, executive officers and employees who have expressed an interest in purchasing our common stock in this offering. We will offer these shares to the extent permitted under applicable regulations in the United States through a directed share program. See “Underwriting—Directed Share Program.”

Loans

Our Bank has made in the past and, assuming continued satisfaction of generally applicable credit standards, expects to continue to make loans to directors, executive officers and their associates (i.e., corporations or organizations for which they serve as officers or directors or in which they have beneficial ownership interests of ten percent or more). These loans have all been made in the ordinary course of our Bank’s business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not affiliated with us and do not involve more than the normal risk of collectability or present other unfavorable features.

Other Relationships

We currently lease our branch location (Colleyville Banking Center) at 5712 Colleyville Boulevard, Colleyville, Texas, pursuant to a lease from Beall Legacy Partners L.P., an entity controlled by Robert S. Beall, one of our directors, and his children. The amount incurred by us under the lease for the years ended December 31, 2017, 2016 and 2015 was approximately $151,380, $151,380 and $138,765, respectively. We believe the amounts paid and the terms of the lease are reasonable, customary and market.

Kevin Bass, the son of Dean O. Bass, our Chairman and Chief Executive Officer, is an employee and officer of the Bank. Total compensation, including the fair value of stock option grants, that we paid to Kevin Bass was approximately $218,471 in 2017, $193,222 in 2016 and $183,146 in 2015, which included reimbursement for club dues, chamber of commerce fees and mobile phone, and 401(k) match totalling $16,124, $13,417, and $8,078 for 2017, 2016 and 2015, respectively. Included in Kevin Bass’s compensation are grants of stock options to acquire 2,500 shares of our common stock, with an exercise price of $16.00 per share that vest in equal installments over five years, in 2015 and stock options to acquire 1,250 shares of our common stock, with an exercise price of $13.00 per share that vest in equal installments over five years, in 2016.

Will Metcalf, the son of Leo T. Metcalf, one of our directors, is an employee and officer of the Bank. Total compensation including the fair value of stock option grants, that we paid to Will Metcalf was approximately $141,350 in 2017, $158,816 in 2016 and $119,131 in 2015, which included reimbursement for club dues and mobile phone, and 401(k) match totalling $7,917, $8,365, and $3,446 for 2017, 2016 and 2015, respectively. Included in Will Metcalf’s compensation are grants of stock options to acquire 2,500 shares of our common stock, with an exercise price of $16.00 per share that vest in equal installments over five years, in 2015 and stock options to acquire 1,250 shares of our common stock, with an exercise price of $13.00 per share that vest in equal installments over five years, in 2016.

We currently lease our branch location (Post Oak Banking Center) at 720 N. Post Oak Road, Houston, Texas, pursuant to a lease from 720 Post Oak L.P., an entity in which Andrew J. Segal, a former director, owns the general partner interest and trusts for the benefit of his children own over a majority of the limited partner interest. The amounts incurred by us under the lease were approximately $336,535 in 2017, $292,456 in 2016 and $284,664 in 2015.

Review and Approval of Transactions with Related Persons

Transactions by us with related parties are subject to a formal written policy, as well as regulatory requirements and restrictions. These requirements and restrictions include Sections 23A and 23B of the Federal Reserve Act (which govern certain transactions by the Bank with its affiliates) and the Federal Reserve’s Regulation O (which governs certain loans by the Bank to its executive officers, directors, and principal shareholders). See “Regulation and Supervision—Bank Regulation—Restrictions on Transactions with Affiliates.” We have adopted policies to comply with these regulatory requirements and restrictions.

In connection with this offering, we have supplemented our related party transaction policy in order to comply with all applicable requirements of the SEC and the NASDAQ Stock Market concerning related party transactions. Related party transactions will be referred for approval or ratification to our audit committee. This review will cover any transaction in which we were or are to be a participant, the amount involved exceeds $120,000, and a related person had or will have a direct or indirect material interest. In determining whether to approve a related party transaction, our audit committee will consider, among other factors, the fairness of the proposed transaction, the direct or indirect nature of the related party’s interest in the transaction, the materiality of the transaction to the related party, the customary (or non-customary) nature of the terms of the transaction, the appearance of an improper conflict of interests for any related party, taking into account the size of the transaction and the financial position of the related party, whether the transaction would impair an outside director’s independence, the acceptability of the transaction to our regulators and the potential violations of other corporate policies. A copy of this policy and our audit committee charter will be available on our corporate website upon completion of this offering.

Since January 1, 2015, there have been no transactions that were required to be reported in this section where the related party policy and procedures did not require review, approval or ratification or where the policy and procedures were not followed.

DESCRIPTION OF CAPITAL STOCK

General

The following discussion summarizes some of the important rights of our shareholders as of the date of this prospectus and upon completion of this offering. This discussion does not purport to be a complete description of these rights and may not contain all of the information regarding our capital stock that is important to you. These rights can be determined in full only by reference to federal and state banking laws and regulations, the Texas Business Organizations Code and our second amended and restated certificate of formation and amended and restated bylaws as in effect as of the date of this prospectus.

We are incorporated in Texas. The rights of our shareholders are generally covered by Texas law and our second amended and restated certificate of formation and amended and restated bylaws. The terms of our capital stock are therefore subject to Texas law, including the Texas Business Organizations Code, and the common and constitutional law of Texas. Our second amended and restated certificate of formation and amended and restated bylaws have been filed with the SEC as Exhibit 3.1 and Exhibit 3.2 to the registration statement on Form S-1 of which this prospectus is a part, and we encourage you to read those documents.

As of the date of this prospectus, our second amended and restated certificate of formation authorizes us to issue up to 50,000,000 shares of common stock, having no par value, and 5,000,000 shares of preferred stock, par value $1.00 per share. The authorized but unissued shares of our capital stock are available for future issuance without shareholder approval, unless otherwise required by applicable law or the rules of any applicable securities exchange. As of March 31, 2018, 7,486,611 shares of our common stock were issued and outstanding and held by approximately 856 shareholders of record. All of our shares outstanding at that date were fully paid and non-assessable. Also as of March 31, 2018, options to purchase 1,410,757 shares of our common stock held by our employees, officers and directors under our 2008 Stock Plan and 2017 Stock Plan (including options to purchase 65,933 shares that our compensation committee has granted or intends to grant, to be effective upon completion of this offering and the exercise price for which will be the price per share of this offering) and warrants to purchase 121,212 shares of common stock were outstanding. As of the date of this prospectus, we have no shares of preferred stock issued and outstanding. Immediately following the completion of this offering, we will have 9,391,611 shares of common stock outstanding, not including shares that may be issued to the underwriters upon their exercise of their option to purchase additional shares.

On February 23, 2017, our shareholders approved an amendment to our second amended and restated certificate of formation to effect a one-for-two reverse stock split of our common stock. We effected the one-for-two reverse stock split on March 16, 2017. Every two shares of our issued and outstanding common stock were automatically combined into one issued and outstanding share of common stock, without any change in the par value per share. No fractional shares were issued as a result of the reverse stock split. Any fractional shares that would otherwise have resulted from the reverse stock split will be paid in cash in a proportionate amount equal to the fair market value of such fractional share as determined in good faith by our board of directors. As of March 31, 2017, the reverse stock split reduced the number of shares of our common stock outstanding before giving effect to this offering from 14,479,729 shares to 7,239,758 shares, subject to adjustment for the payment of cash in lieu of fractional shares, reduced the number of shares of common stock underlying outstanding options from 3,355,454 to 1,677,727, and reduced the number of shares of common stock underlying outstanding warrants from 273,282 to 136,631.

Common Stock

Voting Rights. Subject to any special voting rights that may be given to any series of preferred stock that we may issue in the future, holders of our common stock are entitled to one vote per share in the election of directors and on all other matters submitted to a vote of our shareholders. Shareholders are not entitled to cumulate their votes with respect to the election of directors. Directors are elected by a plurality of the votes cast.

Dividend Rights. Holders of our common stock are entitled to dividends when, as and if declared by our board of directors out of funds legally available therefor.

Liquidation Rights. Upon any voluntary or involuntary liquidation, receivership or dissolution, all shares of our common stock will be entitled to share equally in all remaining assets after the holders of shares of preferred stock or other senior securities have received the liquidation preference of their shares, and after all other indebtedness, if any, has been retired.

Other. Our common stock has no preemptive or conversion rights and is not entitled to the benefits of any redemption or sinking fund provision.

Preferred Stock

Our second amended and restated certificate of formation permits us to issue one or more series of preferred stock and authorizes our board of directors to designate the preferences, limitations and relative rights of any such series of preferred stock, in each case, without any further action by our shareholders. Preferred stock may have voting rights, subject to applicable law and the determination at issuance by our board of directors. While the terms of preferred stock may vary from series to series, holders of our common stock should assume that all shares of preferred stock will be senior to our common stock in respect of distributions and on liquidation.

Although the creation and authorization of preferred stock does not, in and of itself, have any effect on the rights of the holders of our common stock, the issuance of one or more series of preferred stock may affect the holders of common stock in a number of respects, including the following:

•	by subordinating our common stock to the preferred stock with respect to dividend rights, liquidation preferences, and other rights, preferences, and privileges;

•	by diluting the voting power of our common stock;

•	by diluting the earnings per share of our common stock; and

•	by issuing common stock, upon the conversion of the preferred stock, at a price below the fair market value or original issue price of the common stock that is outstanding prior to such issuance.

As of the date of this prospectus, we have no shares of preferred stock issued and outstanding.

Warrants

In exchange for providing the original capital for the formation of Spirit of Texas Bank SSB, on November 17, 2008, we issued warrants to the organizers of Spirit of Texas Bank SSB to purchase 105,000 shares of our common stock, at an exercise price of $10.00 per share, exercisable at any time on or prior to November 17, 2018. Of these warrants, warrants to purchase 15,000 shares of our common stock have been exercised and warrants to purchase 90,000 shares of our common stock remain outstanding as of the date of this prospectus.

As part of the transaction with Bank4Texas Holdings, Inc., on August 24, 2010, we issued warrants to purchase 12,491 shares of our common stock, at an exercise price of $10.50 per share, to the Bank4Texas Holdings, Inc. organizers and the subscribers to a previous Bank4Texas offering. Such warrants are exercisable at any time until August 24, 2020. Of these warrants, warrants to purchase 419 shares of our common stock have been exercised as of the date of this prospectus.

As part of the acquisition of Oasis Bank, SSB, on November 30, 2012, we assumed the outstanding warrants to purchase Oasis Bank, SSB common stock and exchanged such warrants for warrants to purchase 19,140 shares of our common stock, at an exercise price of $12.84 per share, exercisable at any time on or prior to November 30, 2022, all of which remain outstanding as of the date of this prospectus.

Business Combinations under Texas Law

A number of provisions of Texas law and our second amended and restated certificate of formation and amended and restated bylaws could have an anti-takeover effect and make any potential acquisition of our organization by means of a tender offer, a proxy contest or otherwise and the removal of incumbent directors more difficult. These provisions are intended to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of our company to negotiate first with our board of directors.

We are subject to the provisions of Title 2, Chapter 21, Subchapter M of the Texas Business Organizations Code, or the Texas Business Combination Law, which provides that a Texas corporation that qualifies as an “issuing public corporation” (as defined in the Texas Business Combination Law) may not engage in specified types of “business combinations” with a person, or an affiliate or associate of that person, who is an “affiliated shareholder.” For purposes of this law, a “business combination” is defined generally to include: mergers or share exchanges; dispositions of assets having an aggregate value equal to 10% or more of the market value of the assets or of the outstanding common stock or representing 10% or more of the earning power or net income of the corporation; certain issuances or transactions by the corporation that would increase the affiliated shareholder’s number of shares of the corporation; certain liquidations or dissolutions; and the receipt of tax, guarantee, loan or other financial benefits by an affiliated shareholder of the corporation. For purposes of this law, an “affiliated shareholder” is, or was, during the prior three years, the beneficial owner of 20% or more of the corporation’s voting shares. The prohibition on certain transactions with such affiliated shareholders extends for a three-year period from the date such shareholder first becomes an affiliated shareholder. These prohibitions do not apply if:

•	the business combination or the acquisition of shares by the affiliated shareholder was approved by the board of directors of the corporation before the affiliated shareholder became an affiliated shareholder; or

•	the business combination was approved by the affirmative vote of the holders of at least two-thirds of the outstanding voting shares of the corporation not beneficially owned by the affiliated shareholder or an affiliate or associate of the affiliated shareholder, at a meeting of shareholders called for that purpose, not less than six months after the affiliated shareholder became an affiliated shareholder.

As we currently have more than 100 shareholders, we are considered an “issuing public corporation” for purposes of this law. The Texas Business Combination Law does not apply to the following:

•	the business combination of an issuing public corporation: where the corporation’s original certificate of formation or bylaws contain a provision expressly electing not to be governed by the Texas Business Combination Law; or that adopts an amendment to its certificate of formation or bylaws, by the affirmative vote of the holders, other than affiliated shareholders or an affiliate or associate of the affiliated shareholder, of at least two-thirds of the outstanding voting shares of the corporation, expressly electing not to be governed by the Texas Business Combination Law and so long as the amendment does not take effect for 18 months following the date of the vote and does not apply to a business combination with an affiliated shareholder who became affiliated on or before the effective date of the amendment;

•	a business combination of an issuing public corporation with an affiliated shareholder that became an affiliated shareholder inadvertently, if the affiliated shareholder divests itself, as soon as practicable, of enough shares to no longer be an affiliated shareholder and would not at any time within the three-year period preceding the announcement of the business combination have been an affiliated shareholder but for the inadvertent acquisition;

•	a business combination with an affiliated shareholder who became an affiliated shareholder through a transfer of shares by will or intestacy and continuously was an affiliated shareholder until the announcement date of the business combination; and

•	a business combination of a corporation with its wholly-owned subsidiary, if the subsidiary is a Texas entity and not an affiliate or associate of the affiliated shareholder other than by reason of the affiliated shareholder’s beneficial ownership of voting shares of the corporation.

Neither our second amended and restated certificate of formation nor our amended and restated bylaws contains any provision expressly providing that we will not be subject to the Texas Business Combination Law. As a result, the Texas Business Combination Law may prevent a non-negotiated merger or other business combination involving us, even if such a merger or combination would be beneficial to our shareholders.

Action by Written Consent

Under Texas law, no action required or permitted to be taken at an annual or special meeting of shareholders may be taken by written consent in lieu of a meeting of shareholders without the unanimous written consent of all shareholders entitled to vote on the action unless the certificate of formation specifically allows action to be taken by a written consent of the shareholders holding at least the minimum number of shares necessary to take the action that is subject to that consent at a meeting of shareholders, even though such consent is not signed by all of the corporation’s shareholders. Our second amended and restated certificate of formation does not provide for shareholder action by less than unanimous written consent.

Certain Certificate of Formation and Bylaw Provisions Potentially Having an Anti-Takeover Effect

Certain provisions of our second amended and restated certificate of formation and amended and restated bylaws as in effect on the date of this prospectus may have an anti-takeover effect and thus discourage potential takeover attempts and make it more difficult for our shareholders to change management or receive a premium for their shares. These provisions include:

•	staggered terms for directors, who may only be removed for cause;

•	authorization for our board of directors to issue shares of one or more series of preferred stock without shareholder approval and upon such terms as the board of directors may determine;

•	a prohibition of shareholder action by less than unanimous written consent;

•	a prohibition of cumulative voting in the election of directors;

•	a provision establishing certain advance notice procedures for nomination of candidates for election of directors and for shareholder proposals; and

•	a limitation on the ability of shareholders to call special meetings to those shareholders or groups of shareholders owning at least 50% of our shares of common stock that are issued, outstanding and entitled to vote.

In addition to these provisions of our second amended and restated certificate of formation and amended and restated bylaws, banking laws impose notice, approval, and ongoing regulatory requirements on any shareholder or other party that seeks to acquire direct or indirect “control” of an FDIC-insured depository institution. These laws include the BHC Act and the Change in Bank Control Act. These laws could delay or prevent an acquisition. See “Regulation and Supervision—Bank Regulation—Change in Control.”

Exclusive Forum

Our second amended and restated certificate of formation provides that the state and federal courts located in Montgomery County, Texas will, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any actual or purported derivative action or proceeding brought on our behalf, (b) any action asserting a claim of breach of a fiduciary duty owed by any of our directors or officers, (c) any action asserting a claim against us or any of our directors or officers arising pursuant to the Texas Business Organizations Code, our second amended and restated certificate of formation, or our amended and restated bylaws, (d) any action to interpret, apply, enforce or determine the validity of our second amended and restated certificate of formation or amended and restated bylaws, or (e) any action asserting a claim against us or any of our directors or officers that is governed by the internal affairs doctrine. The choice of forum provision in our second amended and restated

certificate of formation may limit our shareholders’ ability to obtain a favorable judicial forum for disputes with us. Alternatively, if a court were to find the choice of forum provision contained in our second amended and restated certificate of formation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results, and financial condition.

Limitation of Liability and Indemnification of Officers and Directors

Our second amended and restated certificate of formation provides that our directors and officers will be indemnified by us to the fullest extent permitted by the Texas Business Organizations Code, against all expenses incurred in connection with their service for or on our behalf. In addition, our second amended and restated certificate of formation provides that our directors and officers will not be personally liable for monetary damages to us to the fullest extent permitted by the Texas Business Organizations Code.

We have entered into indemnification agreements with our officers and directors pursuant to which they are indemnified as described above. We also, among other things, have agreed to advance costs and expenses subject to the condition that an indemnitee shall reimburse the indemnitor for all the amounts paid if a final judicial determination is made that the indemnitee is not entitled to be so indemnified under applicable law and regulation.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Listing

We have applied to list our common stock on the NASDAQ Global Market under the symbol “STXB.”

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock, and no predictions can be made about the effect, if any, that market sales of shares of our common stock or the availability of such shares for sale will have on the market price prevailing from time to time. Nevertheless, the actual sale of, or the perceived potential for the sale of, our common stock in the public market may have a material adverse effect on the market price for our common stock and could impair our ability to raise capital through future sales of our securities.

Sale of Restricted Shares

Upon completion of this offering, we will have an aggregate of 9,391,611 shares of our common stock outstanding (or 9,677,361 shares of our common stock if the underwriters exercise their option to purchase additional shares in full). Of these shares, the 1,905,000 shares of our common stock to be sold in this offering (or 2,190,750 shares of our common stock if the underwriters exercise their option to purchase additional shares in full) will be freely tradable without restriction or further registration under the Securities Act, except for any shares which may be acquired by any of our affiliates as that term is defined in Rule 144 under the Securities Act. As of March 31, 2018, the remaining 7,486,611 shares of our common stock outstanding, and the 121,212 shares issuable upon the exercise of our currently outstanding warrants, will be restricted securities, as that term is defined in Rule 144, and such shares and any unrestricted shares acquired by any of our affiliates may in the future be sold under the Securities Act to the extent permitted by Rule 144 or any applicable exemption under the Securities Act.

Equity Incentive Plans

Following the completion of this offering, we intend to file a registration statement on Form S-8 under the Securities Act with the SEC to register 2,212,047 shares of our common stock issued or reserved for issuance under our 2008 Stock Plan and 2017 Stock Plan. The Form S-8 is expected to become effective immediately upon filing. As a result, subject to expiration of any lock-up restrictions as described below and following the completion of any remaining vesting periods and other vesting requirements, shares of our common stock issued under our 2008 Stock Plan and 2017 Stock Plan, and shares of our common stock issuable upon the exercise of options granted or to be granted under our 2008 Stock Plan and 2017 Stock Plan, will be freely tradable without restriction under the Securities Act, unless such shares are held by any of our affiliates.

As of March 31, 2018, options to purchase a total of 1,410,757 shares of common stock under our stock option plans were outstanding (including options to purchase 65,933 shares that our compensation committee has granted or intends to grant, to be effective upon completion of this offering and the exercise price for which will be the price per share of this offering), of which options to purchase 1,011,997 shares were exercisable. See the section titled “Executive Compensation and Other Matters—Stock Incentive Plans” for a description of our 2008 Stock Plan and 2017 Stock Plan.

Warrants

As of March 31, 2018, warrants to purchase a total of 121,212 shares of common stock were outstanding. Shares of common stock issued upon exercise of such warrants will be restricted securities, as that term is defined in Rule 144, and such shares may in the future be sold under the Securities Act to the extent permitted by Rule 144 or any applicable exemption under the Securities Act. See “Description of Capital Stock—Warrants.”

Lock-up Agreements

Holders of approximately 18.4% of the shares of our common stock outstanding prior to this offering, including certain shareholders and all of our executive officers and directors, have agreed not to sell any shares of our common stock for a period of at least 180 days from the date of this prospectus, subject to certain exceptions. See “Underwriting—Lock-Up Agreements” for a description of the terms, including any exceptions to the provisions of these agreements.

Rule 144

In general, under Rule 144 under the Securities Act as currently in effect, beginning 90 days after the date of this offering, a person who is not one of our affiliates who has beneficially owned shares of our common stock for at least six months may sell shares without restriction, provided the current public information requirements of Rule 144 continue to be satisfied. If a person who is not one of our affiliates has beneficially owned the shares of common stock proposed to be sold for at least one year, then that person may sell those shares without complying with any of the requirements of Rule 144, including the 90 day period described above. We estimate that substantially all of the shares of common stock that are not subject to the lock-up restrictions described above have been held by non-affiliates for at least one year and therefore may be freely sold by such persons upon the completion of this offering.

Our affiliates who have beneficially owned shares of our common stock for at least six months may, in reliance on Rule 144, sell within any three-month period a number of shares that does not exceed the greater of:

•	1.0% of the number of shares of our common stock then outstanding, which will equal approximately 93,916 shares immediately after this offering, assuming the underwriters do not exercise their option to purchase additional shares; and

•	the average weekly trading volume of our common stock on the NASDAQ Global Market during the four calendar weeks immediately preceding the filing of a notice on Form 144 with respect to the sale.

Sales of restricted shares by our affiliates under Rule 144 are also subject to requirements regarding the manner of sale, notice, and the availability of current public information about us. Rule 144 also provides that affiliates relying on Rule 144 to sell shares of our common stock that are not restricted shares must nonetheless comply with the same restrictions applicable to restricted shares, other than the holding period requirement.

Rule 701

In general, under Rule 701 of the Securities Act, any of our employees, consultants or advisors who purchased shares from us in connection with a qualified compensatory stock plan or other written agreement, such as our 2008 Stock Plan and our 2017 Stock Plan, before the effective date of the registration statement for this offering that was completed in reliance on Rule 701 and complied with the requirements of Rule 701 will, subject to the lock-up restrictions described in “Underwriting—Lock-Up Agreements”, be eligible to resell such shares 90 days after the date of this prospectus in reliance on Rule 144, but without compliance with certain restrictions, including the holding period, contained in Rule 144.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES FOR NON-U.S. HOLDERS

The following is a general discussion of the material U.S. federal income tax consequences of the ownership and disposition of our common stock by a non-U.S. holder (as defined below) that purchases our common stock pursuant to this offering and holds such common stock as a capital asset (generally, property held for investment). This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended, or the Code, applicable U.S. Treasury regulations promulgated thereunder, judicial decisions, and rulings and pronouncements of the U.S. Internal Revenue Service, or the IRS, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect, or subject to different interpretation.

This discussion does not address all the tax consequences that may be relevant to specific holders in light of their particular circumstances or to holders subject to special treatment under U.S. federal income tax laws (such as financial institutions, insurance companies, tax-exempt organizations, controlled foreign corporations, passive foreign investment companies, retirement plans, partnerships and their partners, dealers in securities, brokers, U.S. expatriates, persons who have acquired our common stock as compensation or otherwise in connection with the performance of services, or persons who have acquired our common stock as part of a straddle, hedge, conversion transaction or other integrated investment). In addition, this discussion does not address any other U.S. federal tax consequences (such as the Medicare contribution tax or U.S. federal estate or gift tax (in the case of estate tax, other than as specifically noted herein)) or any aspects of state, local, or foreign tax laws.

YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

As used in this discussion, the term “non-U.S. holder” refers to a beneficial owner of our common stock that for U.S. federal income tax purposes is neither a partnership (including any entity or arrangement treated as a partnership for such purposes) nor:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States or any state thereof, including the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust (1) if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or (2) that has in effect a valid election under applicable Treasury Regulations to be treated as a U.S. person.

If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partnership that holds our common stock and any partner who owns an interest in such a partnership should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in our common stock.

Dividends and Distributions

In the event that we make a distribution of cash or other property (other than certain distributions of our stock) in respect of our common stock, the distribution generally will be treated as a dividend to the extent of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will first constitute a nontaxable return of capital and will first reduce your basis in our common stock, but not below zero, and then will be treated as gain from the disposition of the common stock, the tax treatment of which is discussed below under “Sale, Exchange or Other Taxable Disposition.”

Any dividend paid to you generally will be subject to U.S. withholding tax either at a rate of 30.0% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. In order to receive a reduced treaty rate, you must provide us with an IRS Form W-8BEN or W-8BEN-E (or successor form) or other appropriate version of IRS Form W-8 (or successor form), including a U.S. taxpayer identification number, certifying qualification for the reduced rate. If you are eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS. If you hold our common stock through a financial institution or other agent acting on your behalf, you will be required to provide appropriate documentation to the agent, who then will be required to provide certification to us or our paying agent, either directly or through other intermediaries.

If you are engaged in a trade or business in the United States and dividends received by you are effectively connected with the conduct of that U.S. trade or business (and, if an income tax treaty applies, that are attributable to a permanent establishment or a fixed base maintained by you in the United States), you will be subject to U.S. federal income tax on the dividend on a net income basis in the same manner as if you were a United States person as defined under the Code. However, you will be exempt from the withholding tax described above. In order to obtain this exemption from withholding, you must provide us with an IRS Form W-8ECI (or successor form) or other applicable IRS Form W-8 (or successor form) properly certifying such exemption. In addition, if you are a corporate non-U.S. holder, dividends you receive that are effectively connected with your conduct of a U.S. trade or business also may be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty.

Sale, Exchange or Other Taxable Disposition

Subject to the discussion below regarding backup withholding and foreign accounts, you generally will not be required to pay U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

•	the gain is effectively connected with your conduct of a U.S. trade or business (and, if an income tax treaty applies, the gain is attributable to a permanent establishment or a fixed base maintained by you in the United States);

•	you are an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs, and certain other conditions are met; or

•	our common stock constitutes a U.S. real property interest by reason of our status as a “United States real property holding corporation,” or USRPHC, for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding your disposition of, or your holding period for, our common stock.

We believe that we are not currently and will not become a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our common stock is regularly traded on an established securities market, such common stock will be treated as U.S. real property interests only if you actually or constructively hold more than 5% of such regularly traded common stock at any time during the shorter of the five-year period preceding your disposition of, or your holding period for, our common stock.

If you are a non-U.S. holder described in the first bullet above, you will be required to pay tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates, and a corporate non-U.S. holder described in the first bullet above also may be subject to the branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. If you are an individual non-U.S. holder described in the second bullet above, you will be required to pay a flat 30% tax on the gain derived from the sale, which tax may be offset by U.S.-source capital losses for the year. You should consult your tax advisor regarding the applicability of these rules to your sale or other disposition of our common stock including the potential effect of any applicable income tax treaties.

Information Reporting and Backup Withholding

Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of our common stock. Information reporting and backup withholding (at the then applicable rate) also may apply to payments made to you on or with respect to our common stock, unless you certify as to your status as a non-U.S. person under penalties of perjury or otherwise establishes an exemption and certain other conditions are satisfied. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to you will be allowed as a refund or a credit against your U.S. federal income tax liability, if any, provided that the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as FATCA), a 30% United States federal withholding tax may apply to any dividends in respect of our common stock, and, for a disposition of our common stock occurring after December 31, 2018, the gross proceeds from such disposition, if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary, unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) and meets certain other specified requirements; (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the withholding agent with a certification identifying its direct and indirect substantial United States owners (generally by providing an IRS Form W-8BEN-E) and meets certain other specified requirements; or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States with respect to these rules may be subject to different rules. Under certain circumstances, a beneficial owner of our common stock might be eligible for refunds or credits of such taxes. You should consult your own tax advisors regarding these rules and whether they may be relevant to your ownership and disposition of our common stock.

U.S. Federal Estate Tax

The estates of nonresident alien individuals generally are subject to U.S. federal estate tax on property with a U.S. situs. Because we are a U.S. corporation, our common stock will be U.S. situs property and therefore will be included in the taxable estate of a nonresident alien decedent, unless an applicable estate tax treaty between the United States and the decedent’s country of residence provides otherwise. You should consult your own tax advisor regarding the potential applicability of U.S. federal estate tax to your ownership of our common stock.

UNDERWRITING

We are offering the shares of our common stock described in this prospectus through a number of underwriters for whom Stephens Inc. and Keefe, Bruyette & Woods, Inc. are acting as representatives of the several underwriters named below. We and the underwriters will enter into an underwriting agreement with respect to the common stock being offered. Subject to the terms and conditions contained in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase, at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the respective number of shares of our common stock set forth opposite their respective names below:

Name	Numbers of Shares
Stephens Inc.
Keefe, Bruyette & Woods, Inc.
Piper Jaffray & Co.
Sandler O’Neill & Partners, L.P.

Total	1,905,000

If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or this offering may be terminated.

Discounts, Commissions and Expenses

The underwriters propose to offer shares of our common stock directly to the public at the initial public offering price set forth on the cover of this prospectus and to dealers at the initial public offering price less a concession not in excess of $                per share. The underwriters may allow, and the dealers may re-allow, a concession not in excess of $                per share on sales to other brokers and dealers. After the public offering of our common stock, the underwriters may change the offering price, concessions and other selling terms.

The following table shows the per share and total underwriting discounts and commissions that we will pay to the underwriters and the proceeds we will receive before expenses. These amounts are shown assuming both no exercise and full exercise of the underwriters’ purchase option.

	Per Share	No Exercise	Full Exercise
Initial public offering price	$	$	$
Underwriting discounts and commissions to be paid by us
Proceeds to us, before expenses

We estimate that the total expenses of this offering, exclusive of the underwriting discounts and commissions, will be approximately $                , which are payable by us. The underwriters will be reimbursed for certain expenses attributable to filings with the Financial Industry Regulatory Authority, or FINRA, including related legal fees and for the registration or qualification of the common stock under blue sky laws, in an amount up to $7,500.

Purchase Option

We have granted the underwriters the option to purchase up to an additional 285,750 shares of our common stock from us at the initial public offering price, less the underwriting discounts and commissions set forth on the cover page of this prospectus, to cover sales of shares by the underwriters that exceed the number of shares specified in the table above. If any shares are purchased with this option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any of the additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the other shares are being offered. The underwriters have 30 days from the date of this prospectus to exercise this option.

We will be obligated to sell these shares of common stock to the underwriters to the extent the purchase option is exercised. The underwriters are not obligated to take or pay for the shares of our common stock covered by the underwriters’ purchase option described below, unless and until that option is exercised.

Lock-Up Agreements

We, our directors and officers, and certain other current shareholders have entered into lock-up agreements with the underwriters. Under these agreements, we and each of these persons may not, without the prior written approval of the representatives, subject to limited exceptions,

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any of our common stock or any securities convertible into or exchangeable or exercisable for our common stock, whether now owned or hereafter acquired or with respect to which such person has or hereafter acquires the power of disposition, or file any registration statement under the Securities Act, with respect to any of the foregoing (other than a registration statement on Form S-4 or Form S-8); or

•	enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of our common stock whether any such swap or transaction is to be settled by delivery of our common stock or other securities, in cash or otherwise.

These restrictions will be in effect for a period of 180 days after the date of the underwriting agreement. The representatives may, in its sole discretion, waive or release all or some of the securities from these lock-up agreements.

At present, the representatives do not intend to waive or release any of these securities prior to the expiration of the 180-day period. In addition, the restrictions described above will not apply to certain transfers of the locked-up shares, so long as the transferee agrees, among other things, to be bound by the terms of the lock-up agreement. Transfers permitted under the lock-up agreement include, but are not limited to, transfers of shares of our common stock:

(a)	acquired in open market transactions after this offering whether such transfers are purchases, sales or pledges;

(b)	as a bona fide gift;

(c)	by will or estate or intestate succession to a shareholder’s family, transfers to a trust or limited partnership, the beneficiaries or limited partners of which are exclusively the shareholder or members of the shareholder’s family, or transfers to a charitable organization;

(d)	if the shareholder is not a natural person, of shares of our common stock or any security convertible into common stock to limited partners, members, subsidiaries, stockholders or affiliates of the shareholder to the extent the shareholder is a partnership, limited liability company or corporation;

(e)	as a bona fide transaction outstanding as of the date hereof to a lender of the transferee;

(f)	involving the exercise of any option or warrants to purchase shares of our common stock or the vesting, award, delivery or settlement of shares of our common stock and the receipt by the shareholder from us of shares of common stock thereunder, in each case pursuant to our existing stock option or equity-based compensation plans;

(g)	to us to satisfy any tax withholding obligations upon the exercise or vesting of equity awards under our existing stock option or equity-based compensation plans;

(h)	pledged to banking institutions in connection with clause (a) or the exercise of any options pursuant to clause (e); or

(i)	to affiliates (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) who remain affiliates during the lock-up period.

These restrictions also apply to any shares of our common stock sold in the directed share program described below under “—Directed Share Program.”

Offering Price Determination

Prior to this offering, there has been no public market for our common stock. The initial public offering price will be negotiated between the representatives and us. In determining the initial public offering price of our common stock, the representatives will consider, among other things, prevailing market conditions, our historical performance, estimates of our business potential and our earnings prospects, our book value, an assessment of our management and the consideration of the foregoing factors in relation to market valuation of comparable companies. We offer no assurances that the initial public offering price will correspond to the price at which our common stock will trade in the public market subsequent to the offering or that an active trading market for our common stock will develop and continue after this offering.

Directed Share Program

At our request, the underwriters have reserved for sale, at the initial public offering price, up to 5% of the common stock being offered by this prospectus, to our directors, officers and employees and certain other persons who have expressed an interest in purchasing our common stock in this offering. We will offer these shares to the extent permitted under applicable laws in the United States through a directed share program. The number of shares available for sale to the general public in this offering will be reduced to the extent these persons purchase the reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares. Any shares sold in the directed share program to directors, officers and employees will be subject to the 180-day lock-up agreements described above.

Indemnification

We have agreed to indemnify the underwriters, and persons who control the underwriters, against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of these liabilities.

Stabilization

In connection with this offering, the underwriters may, but are not obligated to, engage in stabilizing transactions, overallotment transactions, syndicate covering transactions and penalty bids.

•	Overallotment transactions involve sales by the underwriters of shares of common stock in excess of the number of shares the underwriters are obligated to purchase. This creates a syndicate short position that may be either a covered short position or a naked short position. In a covered short position, the number of shares of common stock over-allotted by the underwriters is not greater than the number of shares that they may purchase in the purchase option. In a naked short position, the number of shares involved is greater than the number of shares in the purchase option. The underwriters may close out any short position by exercising their purchase option and/or purchasing shares in the open market.

•	Syndicate covering transactions involve purchases of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the purchase option. If the underwriters sell more shares than could be covered by exercise of the purchase option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in this offering.

•	Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the common stock originally sold by that syndicate member is purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

•	Stabilizing transactions permit bids to purchase shares of common stock so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or mitigating a decline in the market price of the common stock while this offering is in progress.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or mitigating a decline in the market price of our common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected on the NASDAQ Global Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Electronic Distribution

A prospectus in electronic format may be made available by e-mail or on the websites or through online services maintained by one or more of the underwriters, or by their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations.

Other than this prospectus in electronic format, information on such websites and any information contained in any other website maintained by the underwriters or any of their affiliates is not part of this prospectus or registration statement of which the prospectus forms a part, has not been approved or endorsed by us or the underwriters in their capacities as underwriters and should not be relied on by investors.

Our Relationship with the Underwriters

Certain of the underwriters and/or their affiliates have engaged, and may in the future engage, in investment banking transactions with us in the ordinary course of their business. They have received, and expect to receive, customary compensation and expense reimbursement for these investment banking transactions.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by Jackson Walker L.L.P., Austin, Texas, and for the underwriters by Bracewell LLP, Houston, Texas.

EXPERTS

The consolidated financial statements of Spirit of Texas Bancshares, Inc. and Subsidiary as of December 31, 2017 and 2016 and for each of the years then ended included in this prospectus and in the Registration Statement have been so included in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, appearing elsewhere herein and in the Registration Statement, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act relating to the shares of common stock offered by this prospectus that includes important business and financial information about us that is not included in or delivered with this prospectus. If we have made references in this prospectus to any contracts, agreements or other documents and also filed any of those contracts, agreements or other documents as exhibits to the registration statement, you should read the relevant exhibit for a more complete understanding of the document or the matter involved.

You may read and copy the registration statement and the related exhibits, and the reports, proxy statements and other information we will file with the SEC, at the SEC’s public reference room maintained by the SEC at Room 1580, 100 F Street N.E., Washington, D.C. 20549. You can also request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file with the SEC. The site’s Internet address is www.sec.gov. We also maintain a website at www.sotb.com. Upon completion of this offering, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only. You should not rely on any such information in making your decision whether to purchase our securities.

Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete.

INDEX TO FINANCIAL STATEMENTS

Spirit of Texas Bancshares, Inc. and Subsidiary

Report of Independent Registered Public Accounting Firm

Stockholders and Board of Directors

Spirit of Texas Bancshares, Inc.

Conroe, Texas

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Spirit of Texas Bancshares, Inc. and Subsidiary (the “Company”) as of December 31, 2017 and 2016, the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2017 and 2016, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Restatement of 2016 Financial Statements

As discussed in Note 20 to the consolidated financial statements, the 2016 financial statements have been restated to correct misstatements. Our opinion is not modified with respect to this matter.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ BDO USA, LLP

We have served as the Company’s auditor since 2015.

Spokane, Washington

February 28, 2018

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)

	December 31,
	2017	2016 Restated
Assets:
Cash and due from banks	$19,054	$11,969
Interest-bearing deposits in other banks	38,895	140,263

Total cash and cash equivalents	57,949	152,232

Time deposits in other banks	245	245
Investment securities:
Available for sale securities, at fair value	37,243	5

Total investment securities	37,243	5

Loans held for sale	3,814	4,003
Loans:
Loans held for investment	869,119	772,861
Less: allowance for loan and lease losses	(5,652)	(4,357)

Loans, net	863,467	768,504

Premises and equipment, net	42,189	30,334
Accrued interest receivable	3,466	2,485
Other real estate owned and repossessed assets	21	23
Goodwill	4,485	4,485
Core deposit intangible	3,486	4,189
SBA servicing asset	3,411	3,132
Deferred tax asset, net	1,480	1,297
Bank-owned life insurance	479	477
Federal Home Loan Bank and other bank stock, at cost	4,812	4,743
Other assets	3,751	4,335

Total assets	$1,030,298	$980,489

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Transaction accounts:
Noninterest-bearing	$176,726	$171,475
Interest-bearing	250,491	223,734

Total transaction accounts	427,217	395,209
Time deposits	408,151	419,229

Total deposits	835,368	814,438
Accrued interest payable	407	264
Short-term borrowings	15,000	5,000
Long-term borrowings	76,411	66,016
Other liabilities	3,973	1,875

Total liabilities	931,159	887,593

Commitments and contingencies (Note 17)
Stockholders’ Equity:
Preferred stock, $1 par value; 5 million shares authorized;
0 and 170,236 shares issued and outstanding	—	1,753
Common stock, no par value; 50 million shares authorized;
7,280,183 and 7,069,527 shares issued and oustanding	82,615	78,871
Retained earnings	17,025	12,272
Accumulated other comprehensive income (loss)	(501)	—

Total stockholders’ equity	99,139	92,896

Total liabilities and stockholders’ equity	$1,030,298	$980,489

The accompanying notes are an integral part of these consolidated financial statements

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share data)

	Years Ended December 31,
	2017	2016 Restated
Interest income:
Interest and fees on loans	$45,411	$39,455
Interest and dividends on investment securities	517	178
Other interest income	979	577

Total interest income	46,907	40,210

Interest expense:
Interest on deposits	6,602	5,482
Interest on FHLB advances and other borrowings	1,726	1,248

Total interest expense	8,328	6,730

Net interest income	38,579	33,480
Provision for loan losses	2,475	1,617

Net interest income after provision for loan losses	36,104	31,863

Noninterest income:
Service charges and fees	1,501	1,216
SBA loan servicing fees	1,794	1,831
Mortgage referral fees	634	751
Gain on sales of loans, net	5,684	4,437
Gain (loss) on sales of premises and equipment	(45)	21
Gain (loss) on sales of investment securities	—	69
Other noninterest income	70	17

Total noninterest income	9,638	8,342

Noninterest expense:
Salaries and employee benefits	23,338	21,094
Occupancy and equipment expenses	5,123	4,736
Loan and other real estate related expenses	254	30
Professional services	1,845	1,745
Data processing and network	1,266	1,518
Regulatory assessments and insurance	924	742
Amortization of intangibles	703	671
Advertising	551	303
Marketing	579	634
Telephone expense	409	606
Other operating expenses	2,410	2,802

Total noninterest expense	37,402	34,881

Income before income tax expense	8,340	5,324
Income tax expense	3,587	1,609

Net income	$4,753	$3,715

Earnings per common share:
Basic	$0.65	$0.51
Diluted	$0.63	$0.50
Weighted average common shares outstanding:
Basic	7,233,783	7,065,243
Diluted	7,519,944	7,205,709

The accompanying notes are an integral part of these consolidated financial statements

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Dollars in thousands)

	Years Ended December 31,
	2017	2016 Restated
Net income	$4,753	$3,715
Other comprehensive income (loss):
Unrealized net holding gains (losses) on investment securities available for sale, net of taxes of $133 and $(89), respectively	(501)	172
Reclassification adjustment for realized (gains) losses on investment securities available for sale included in net income, net of taxes of $0 and $23, respectively	$—	$(46)

Total other comprehensive income (loss)	(501)	126

Total comprehensive income	$4,252	$3,841

The accompanying notes are an integral part of these consolidated financial statements

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(Dollars in thousands)

	Shares of Common Stock	Shares of Preferred Stock	Common Stock	Preferred Stock	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
Balance as of January 1, 2016, before restatement	7,064,502	170,236	$77,743	$1,753	$7,944	$(126)	$87,314
Restatement	—	—	—	—	613	—	613

Balance as of January 1, 2016, after restatement	7,064,502	170,236	$77,743	$1,753	$8,557	$(126)	$87,927

Net income (restated)	—	—	—	—	3,715	—	3,715
Exercise of stock options	5,025	—	59	—	—	—	59
Stock-based compensation	—	—	1,069	—	—	—	1,069
Other comprehensive income (loss)	—	—	—	—	—	126	126

Balance as of December 31, 2016	7,069,527	170,236	$78,871	$1,753	$12,272	$—	$92,896

Net income	—	—	—	—	4,753	—	4,753
Conversion of preferred stock	170,236	(170,236)	1,753	(1,753)	—	—	—
Exercise of stock options and warrants	40,419	—	471	—	—	—	471
Issuance of common stock	1	—	—	—	—	—	—
Stock-based compensation	—	—	1,520	—	—	—	1,520
Other comprehensive income (loss)	—	—	—	—	—	(501)	(501)

Balance as of December 31, 2017	7,280,183	—	$82,615	$—	$17,025	$(501)	$99,139

The accompanying notes are an integral part of these consolidated financial statements

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Years Ended December 31,
	2017	2016 Restated
Cash Flows From Operating Activities:
Net income	$4,753	$3,715
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Provision for loan losses	2,475	1,617
Depreciation and amortization	1,762	1,788
Net amortization (accretion) of premium (discount) on investment securities	237	85
Amortization of intangible assets	703	671
Accretion of discount on retained SBA loans	(946)	(730)
Deferred tax expense (benefit)	(50)	752
Originations of loans held for sale	(71,185)	(46,731)
Proceeds from loans held for sale	77,169	50,752
Net gains on sale of loans held for sale	(5,684)	(4,437)
Fair value adjustment on SBA servicing asset	1,211	855
(Gain) loss on sales of investment securities	—	(69)
Loss (gain) on sale of premises and equipment	45	(21)
Stock-based compensation	1,520	1,069
Increase in cash surrender value of BOLI	(2)	(5)
Net change in operating assets and liabilities:
Net change in accrued interest receivable	(981)	(87)
Net change in accrued interest payable	143	53
Net change in other assets	584	(1,571)
Net change in other liabilities	2,098	(559)

Net cash provided by (used in) operating activities	13,852	7,147

Cash Flows From Investing Activities:
Purchases of securities available-for-sale	(40,414)	—
Sales of investment securities available for sale	—	5,308
Sales of investment securities held to maturity	—	6,726
Paydown and maturities of investment securities available for sale	2,305	2,688
Paydown and maturities of investment securities held to maturity	—	833
Net purchase of FHLB and other bank stock	(69)	(59)
Net decrease in time deposits in other banks	—	748
Net change in loans	(98,565)	(83,552)
Proceeds from sale of other real estate owned	474	1,563
Purchase of premises and equipment	(14,164)	(7,260)
Proceeds from the sale of premises and equipment	502	30
Net cash received from branch acquisition	—	31,889

Net cash provided by (used in) investing activities	(149,931)	(41,086)

Cash Flows From Financing Activities:
Net change in deposits	20,930	116,351
Proceeds from long-term borrowings	19,177	76,294
Repayment of long-term borrowings	(8,782)	(62,128)
Proceeds from short-term borrowings	15,000	—
Repayment of short-term borrowings	(5,000)	(35,000)
Exercise of stock options	471	59

Net cash provided by (used in) financing activities	41,796	95,576

Net Change in Cash and Cash Equivalents	(94,283)	61,637
Cash and Cash Equivalents at Beginning of Period	152,232	90,595

Cash and Cash Equivalents at End of Period	$57,949	$152,232

Supplemental Disclosures of Cash Flow Information:
Interest paid	$8,185	$6,677
Income taxes paid	2,495	3,090
Supplemental disclosure of noncash investing and financing activities:
Transfer of loans to other real estate owned and repossed assets	$472	$1,255
Fair value of assets acquired in branch acquisition, excluding cash	—	4,852
Liabilities assumed in branch acquisition	—	36,741

The accompanying notes are an integral part of these consolidated financial statements

SPIRIT OF TEXAS BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Spirit of Texas Bancshares, Inc. is a bank holding company headquartered in Conroe, Texas that provides, through its bank subsidiary, a variety of financial services to individuals and corporate customers in Texas, which are primarily agricultural, light industrial and commercial areas.

On March 16, 2017, the Company filed a Second Amended and Restated Certificate of Formation with the Texas Secretary of State to affect a reverse stock split of its outstanding common stock which became effective on March 16, 2017. As a result of the reverse split, every two shares of the Company’s issued and outstanding common stock were consolidated into one issued and outstanding share of common stock. The computations of all share and per share amounts have been adjusted retroactively to reflect the reverse stock split.

Basis of Presentation

The consolidated financial statements include the accounts of Spirit of Texas Bancshares, Inc. (the “Holding Company” or “Company”), and the accounts of its wholly-owned subsidiary, Spirit of Texas Bank (the “Bank”). All significant intercompany balances and transactions have been eliminated in consolidation. The accounting and financial reporting policies the Company follows conform, in all material respects, to U.S. generally accepted accounting principles (“GAAP”) and to general practices with the financial services industry.

As further discussed in Note 20, the Company identified prior period accounting errors which resulted in a restatement of certain prior period amounts within these consolidated financial statements as of and for the year ended December 31, 2016.

The Company has evaluated subsequent events for potential recognition and/or disclosure through the date these consolidated financial statements were issued.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates subject to significant change include the allowance for loan and lease losses, the carrying value of OREO, the fair value of financial instruments, including SBA servicing assets, and the valuation of goodwill and other intangible assets, stock-based compensation and deferred income tax assets.

Significant Group Concentrations of Credit Risk

Most of the Company’s activities are with customers located within Texas. Note 3 – Investment Securities discusses the types of investment securities that the Company invests in. Note 4 – Loans, net discusses the types of lending that the Company engages in as well as loan concentrations. The Company does not have a significant concentration of credit risk with any one customer.

SPIRIT OF TEXAS BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Fair Value Measurement

The Company uses estimates of fair value in applying various accounting standards for its consolidated financial statements on either a recurring or non-recurring basis. Fair value is defined as the price to sell an asset or transfer a liability in an orderly transaction between willing and able market participants. The Company groups its assets and liabilities measured at fair value in three hierarchy levels, based on the observability and transparency of the inputs. These levels are as follows:

Level 1—Unadjusted quoted prices in active markets that are accessible at the measurement date for identical assets or liabilities;

Level 2—Observable inputs other than level 1 inputs, including quoted prices for similar assets and liabilities, quoted prices for identical assets and liabilities in less active markets and other inputs that can be corroborated by observable market data;

Level 3—Unobservable inputs supported by limited or no market activity or data and inputs requiring significant management judgment or estimation; valuation techniques utilizing level 3 inputs include option pricing models, discounted cash flow models and similar techniques.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the fair value measurement in its entirety falls has been determined based on the lowest level input that is significant to the fair value measurement in its entirety. It is the Company’s policy to maximize the use of observable inputs and minimize the use of unobservable inputs in estimating fair value. Unobservable inputs are utilized in determining fair value estimates only to the extent that observable inputs are not available. The need to use unobservable inputs generally results from a lack of market liquidity and trading volume. Transfers between levels of fair value hierarchy are recorded at the end of the reporting period.

Transfers of Financial Assets

The Company accounts for the transfers and servicing of financial assets in accordance with ASC 860, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities. ASC 860, revises the standards for accounting for the securitizations and other transfers of financial assets and collateral.

Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

A servicing asset related to SBA loans is initially recorded when these loans are sold and the servicing rights are retained. The Company has elected the fair value method to subsequently measure retained servicing rights. An updated fair value of the servicing asset is obtained from an independent third party on a quarterly basis and any necessary adjustments are included in SBA loan servicing fees on the consolidated statement of income. The

(Continued)

SPIRIT OF TEXAS BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

valuation begins with the projection of future cash flows for each asset based on their unique characteristics, our market-based assumptions for prepayment speeds and estimated losses and recoveries. The present value of the future cash flows are then calculated utilizing our market-based discount ratio assumptions. In all cases, the Company models expected payments for every loan for each quarterly period in order to create the most detailed cash flow stream possible.

The Company uses various assumptions and estimates in determining the impairment of the SBA servicing asset. These assumptions include prepayment speeds and discount rates commensurate with the risks involved and comparable to assumptions used by participants to value and bid servicing rights available for sale in the market.

Cash and Cash Equivalents

For the purpose of presentation in the financial statements of cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet captions “cash and due from banks”, “interest-bearing deposits in other banks”, and “federal funds sold.” Generally, federal funds are purchased and sold for one day periods. The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

The majority of cash and cash equivalents of the Company are maintained with major financial institutions in the United States. As such, interest-bearing, non-transaction account deposits with these financial institutions may exceed the amount of insurance provided on such deposits; however, these deposits typically may be redeemed upon demand and therefore, bear minimal risk. The FDIC insurance coverage is $250 thousand. The Company periodically evaluates the stability of the financial institutions with which it has deposits, and believes the risk of any potential credit loss is minimal.

The Company was required to have $14.3 million and $12.0 million of cash on hand or on deposit with the Federal Reserve Bank to meet regulatory reserve requirements as of December 31, 2017 and 2016, respectively.

Investment Securities

The Company determines the classification of investment securities at the time of purchase. If the Company has the intent and the ability at the time of purchase to hold debt securities until maturity, they are classified as held-to-maturity. Investment securities held-to-maturity are stated at amortized cost. Debt securities the Company does not intend to hold to maturity are classified as available for sale and carried at estimated fair value with unrealized gains or losses reported as a separate component of stockholders’ equity in accumulated other comprehensive income (loss), net of applicable income taxes. Available for sale securities are a part of the Company’s asset/liability management strategy and may be sold in response to changes in interest rates, prepayment risk or other market factors.

Interest income and dividends on securities are recognized in interest income on an accrual basis. Premiums and discounts on debt securities are amortized as an adjustment to interest income over the period to maturity of the related security using the effective interest method. Realized gains or losses on the sale of securities are determined using the specific identification method.

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SPIRIT OF TEXAS BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The Company reviews investment securities for impairment on a quarterly basis or more frequently if events and circumstances warrant. In order to determine if a decline in fair value below amortized cost represents other-than-temporary impairment (“OTTI”), management considers several factors, including but not limited to, the length of time and extent to which the fair value has been less than the amortized cost basis, the financial condition and near-term prospects of the issuer (considering factors such as adverse conditions specific to the issuer and the security and ratings agency actions) and the Company’s intent and ability to retain the investment in order to allow for an anticipated recovery in fair value.

The Company recognizes OTTI of a debt security for which there has been a decline in fair value below amortized cost if (i) management intends to sell the security, (ii) it is more likely than not that the Company will be required to sell the security before recovery of its amortized cost basis, or (iii) the Company does not expect to recover the entire amortized cost basis of the security. The amount by which amortized cost exceeds the fair value of a debt security that is considered to have OTTI is separated into a component representing the credit loss, which is recognized in earnings, and a component related to all other factors, which is recognized in other comprehensive income (loss). The measurement of the credit loss component is equal to the difference between the debt security’s amortized cost basis and the present value of its expected future cash flows discounted at the security’s effective yield. If the Company intends to sell the security, or if it is more likely than not it will be required to sell the security before recovery, an OTTI write-down is recognized in earnings equal to the entire difference between the amortized cost basis and fair value of the security.

Federal Home Loan Bank (FHLB) and Independent Bankers’ Bank (TIB) Stock

The Bank is a member of the FHLB and the Independent Bankers’ Bank and is required to maintain an investment in the stock of the FHLB and TIB. No market exists for these stocks, and the Bank’s investment can be liquidated only through redemption by the FHLB or TIB, at the discretion of and subject to conditions imposed by the FHLB and TIB. Historically, FHLB and TIB stock redemptions have been at cost (par value), which equals the Company’s carrying value. The Company monitors its investment in FHLB and TIB stock for impairment through review of recent financial results of the FHLB and TIB including capital adequacy and liquidity position, dividend payment history, redemption history and information from credit agencies. The Company has not identified any indicators of impairment of FHLB or TIB stock.

Loans Held for Sale

Loans held for sale consist of the guaranteed portion of SBA loans that the Company intends to sell after origination and are reflected at the lower of aggregate cost or fair value.

Loans Held for Investment

Loans that management has the intent and ability to hold for the foreseeable future are reported at their outstanding principal balances net of any allowance for loan and lease losses, unamortized deferred fees and costs and unamortized premiums or discounts. The net amount of nonrefundable loan origination fees and certain direct costs associated with the lending process are deferred and amortized to interest income over the contractual lives of the loans using methods which approximate the level yield method. Discounts and premiums are

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

amortized or accreted to interest income over the estimated term of the loans using methods that approximate the level yield method. Interest income on loans is accrued based on the unpaid principal balance outstanding and the contractual terms of the loan agreements.

A substantial portion of the loan portfolio is comprised of commercial and real estate loans throughout Texas. The ability of the Company’s debtors to honor their contracts is dependent upon the general economic conditions of this area.

The loans held for investment portfolio is segmented into commercial and industrial loans, 1-4 single family residential loans (including home equity loans), construction, land and development loans, commercial real estate loans, consumer loans and leases, and municipal and other loans.

Commercial and industrial loans are underwritten after evaluating and understanding the borrower’s ability to repay the loan through operating profitably and effectively growing its business. The Company’s management examines current and projected cash flows to determine the ability of the borrower to repay their obligations as agreed. Commercial loans are primarily made based on the credit quality and cash flows of the borrower and secondarily on the underlying collateral provided by the borrower. The cash flows of borrowers, however, may not be as expected and the collateral securing these loans may fluctuate in value. Most commercial loans are secured by the assets being financed or other business assets such as accounts receivable or inventory and may incorporate a personal guarantee to add strength to the credit and reduce the risk on a transaction to an acceptable level; however, some short-term loans may be made on an unsecured basis to the most credit worthy borrowers.

Commercial real estate loans and 1-4 family single family residential loans are subject to underwriting standards and processes similar to commercial loans. Commercial real estate lending typically involves higher loan principal amounts and the repayment of these loans is generally largely dependent on the successful operation of the property securing the loan or the business conducted on the property securing the loan.

With respect to loans to developers and builders, the Company generally requires the borrower to have a proven record of success and an expertise in the building industry. Construction, land and development loans are underwritten utilizing feasibility studies, independent appraisal reviews, sensitivity analysis of absorption and lease rates and financial analysis of the developers and property owners. Construction, land and development loans are generally based upon estimates of costs and value associated with the complete project. These estimates may be inaccurate. Construction, land and development loans often involve the disbursement of substantial funds with repayment substantially dependent on the success of the ultimate project.

The Company’s non-real estate consumer loans and leases are based on the borrower’s proven earning capacity over the term of the loan. The Company monitors payment performance periodically for consumer loans to identify any deterioration in the borrower’s financial strength. To monitor and manage consumer loan risk, policies and procedures are developed and modified, as needed, jointly by management and staff. This activity, coupled with a relatively small volume of consumer loans, minimizes risk.

Municipal and other loans are comprised of loans to municipalities and emergency service, hospital and school districts primarily throughout Texas. The majority of these loans have tax or revenue pledges and in some cases are additionally supported by collateral. Municipal loans made without a direct pledge of taxes or revenues are usually made based on some type of collateral that represents an essential service.

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SPIRIT OF TEXAS BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

U.S. Small Business Association (SBA) Lending Activities

The Bank originates loans to customers in the state of Texas and throughout the United States under an SBA program that generally provides for SBA guarantees of between 75 percent and 85 percent of each loan. The Bank routinely sells the guaranteed portion of its SBA loans to a third party and retains the servicing, holding the nonguaranteed portion in its portfolio. When the guaranteed portion of an SBA loan is sold, the premium received on the sale and the present value of future cash flows of the servicing assets are recognized in income. SBA servicing assets are recognized separately when rights are acquired through the sale of SBA guaranteed portion. These servicing rights are initially measured at fair value at the date of sale and included in the gain on sale. Updated fair values are obtained from an independent third party on a quarterly basis and adjustments are presented in SBA loan servicing fees on the consolidated statements of income. To determine the fair value of SBA Servicing Rights, the Bank uses market prices for comparable servicing contracts, when available, or alternatively, uses a valuation model that calculates the present value of estimated future net servicing income.

In using this valuation method, the Bank incorporates assumptions that market participants would use in estimating future net servicing income, which includes estimates of the cost to service, the discount rate, custodial earnings rate, an inflation rate, ancillary income, prepayment speeds, default rates, late fees and losses.

Serviced loans sold to others are not included in the accompanying balance sheet. Income (losses) and fees collected for loan servicing are included in SBA loan servicing fees in the consolidated statements of income.

Nonaccrual Loans

The Company classifies loans as past due when the payment of principal or interest is greater than 30 days delinquent based on the contractual next payment due date. The Company’s policies related to when loans are placed on nonaccrual status conform to guidelines prescribed by regulatory authorities. Loans are placed on nonaccrual status when it is probable that principal or interest is not fully collectible, or generally when principal or interest becomes 90 days past due, whichever occurs first. When loans are placed on nonaccrual status, interest receivable is reversed against interest income in the current period and amortization of any discount ceases. Interest payments received thereafter are applied as a reduction to the remaining principal balance unless management believes that the ultimate collection of the principal is likely, in which case payments are recognized in earnings on a cash basis. Loans are removed from nonaccrual status when they become current as to both principal and interest and the collectability of principal and interest is no longer doubtful.

Generally, a nonaccrual loan that is restructured remains on nonaccrual for a period of six months to demonstrate the borrower can meet the restructured terms. However, performance prior to the restructuring, or significant events that coincide with the restructuring, are considered in assessing whether the borrower can meet the new terms and may result in the loan being returned to accrual status after a shorter performance period. If the borrower’s ability to meet the revised payment schedule is not reasonably assured, the loan remains classified as a nonaccrual loan.

Troubled Debt Restructurings

In certain situations due to economic or legal reasons related to a borrower’s financial difficulties, the Company may grant a concession to the borrower for other than an insignificant period of time that it would not otherwise

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NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

consider. At that time, the related loan is classified as a troubled debt restructuring (“TDR”) and considered impaired. The concessions granted may include rate reductions, principal forgiveness, payment forbearance, extensions of maturity at rates of interest below those commensurate with the risk profile of the borrower, and other actions intended to minimize economic loss. A troubled debt restructured loan is generally placed on nonaccrual status at the time of the modification unless the borrower has no history of missed payments for six months prior to the restructuring. If the borrower performs pursuant to the modified loan terms for at least six months and the remaining loan balance is considered collectible, the loan is returned to accrual status.

Impaired Loans

Loans are considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due, according to the contractual terms of the loan agreements.

All impaired loans of $50,000 or greater on nonaccrual, as well as loans classified as TDRs, are reviewed individually for specific reserves on a quarterly basis.

Allowance for Loan and Lease Losses

The allowance for loan losses is a reserve established through a provision for loan losses charged to expense, which represents management’s best estimate of probable losses that have been incurred within the existing portfolio of loans. The allowance, in the judgment of management, is necessary to reserve for estimated loan losses and risks inherent in the loan portfolio. The Company’s allowance for loan loss methodology includes allowance allocations calculated in accordance with ASC Topic 310, “Receivables” and allowance allocations calculated in accordance with ASC Topic 450, “Contingencies.” Accordingly, the methodology is based on historical loss experience by type of credit and internal risk grade, changes in the composition and volume of the portfolio, and specific loss allocations, with adjustments for current events and conditions. The Company’s process for determining the appropriate level of the allowance for loan losses is designated to account for credit deterioration as it occurs.

The provision for loan losses reflects management’s periodic evaluation of individual loans and changes to the required allowance for specific loans, economic factors, past loan loss experience, loan quality trends, including the levels of and trends related to nonaccrual loans, past due loans, potential problem loans, criticized loans and net charge-offs or recoveries, among other factors.

The level of the allowance reflects management’s continuing evaluation of industry concentrations, specific credit risks, loan loss experience, current loan portfolio quality, present economic, political and regulatory conditions and unidentified losses inherent in the current loan portfolio. Portions of the allowance may be allocated for specific credits; however, the entire allowance is available for any credit that, in management’s judgment, should be charged-off. While management utilizes its best judgment and information available, the ultimate adequacy of the allowance is dependent upon a variety of factors beyond the Company’s control, including, among other things, the performance of the Company’s loan portfolio, the economy, changes in interest rates and the view of the regulatory authorities toward loan classifications.

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SPIRIT OF TEXAS BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The Company’s allowance for loan losses consists of three elements: (i) specific valuation allowances determined in accordance with ASC Topic 310 based on probable losses on specific loans; (ii) historical valuation allowances determined in accordance with ASC Topic 450 based on historical loan loss experience for similar loans with similar characteristics and trends, adjusted, as necessary, to reflect the impact of current conditions; and (iii) general valuation allowances determined in accordance with ASC Topic 450 based on general economic conditions and other qualitative risk factors both internal and external to the Company.

The allowances established for probable losses on specific loans are based on a regular analysis and evaluation of impaired loans. Loans are classified based on an internal credit risk grading process that evaluates, among other things: (i) the borrower’s ability to repay; (ii) the underlying collateral, if any; and (iii) the economic environment and industry in which the borrower operates. The initial analysis is performed by the relationship manager and credit rating is reviewed and approved by the Chief Credit Officer, Deputy Chief Credit Officer or the Bank President.

Specific valuation allowances are established when the discounted cash flows (or collateral value or observable market price) of an impaired loan is lower than the carrying value of that loan. Historical valuation allowances are calculated based on the historical loss experience of specific types of loans and the internal risk grade of such loans at the time they were charged-off. The Company calculates historical loss ratios, based on a rolling five year average, for classification of similar loans based on the proportion of actual charge-offs experienced to the total population of loans in the category. The historical loss ratios are periodically updated based on actual charge-off experience.

The allowance calculation methodology includes further segregation of loan classes into risk rating categories. The borrower’s overall financial condition, repayment sources, guarantors and value of collateral, if appropriate, are evaluated annually for commercial loans or when credit deficiencies arise, such as delinquent loan payments, for commercial and consumer loans. Credit quality risk ratings include regulatory classifications of special mention, substandard, doubtful and loss. Loans classified special mention have potential weaknesses that deserve management’s close attention. If uncorrected, the potential weaknesses may result in deterioration of the repayment prospects. Loans classified substandard have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They include loans that are inadequately protected by the current sound net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans classified doubtful have all the weaknesses inherent in loans classified substandard with the added characteristic that collection or liquidation in full, on the basis of current conditions and facts, is highly improbable. Loans classified as a loss are considered uncollectible and are charged to the allowance for loan losses. Loans not classified are rated pass.

In general, such valuation allowances are determined by evaluating, among other things: (i) the experience, ability and effectiveness of the Company’s lending management and staff; (ii) the effectiveness of the Company’s loan policies, procedures and internal controls; (iii) changes in asset quality; (iv) changes in nature and loan portfolio volume; (v) the composition and concentrations of credit; (vi) the effectiveness of the loan review function; (vii) the impact of national and local economic business conditions; and (viii) the impact of external factors, such as competition or legal and regulatory requirements. The results are then input into a “general allocation matrix” to determine an appropriate general valuation allowance. Loan losses are charged-off in the period the loans, or portions thereof, are deemed uncollectible. Generally, the Company will record a loan

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

charge-off (including a partial charge-off) to reduce a loan to the estimated fair value of the underlying collateral, less costs to sell, for collateral dependent loans. Subsequent recoveries, if any, are credited to the allowance for loan and lease losses. Management regularly reviews the loan portfolio and makes adjustments for loan losses, in order to maintain the allowance for loan and lease losses in accordance with U.S. GAAP.

Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation or amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the related assets, except for land which is stated at cost. The useful lives of premises and equipment are: 40 years for bank premises; 3 to 5 years for computer equipment and software; and 5 to 10 years for furniture and equipment.

Leasehold improvements are amortized on a straight-line basis over the lesser of the lease terms, including certain renewals that were deemed probable at lease inception, or the estimated useful lives of the improvements. Purchased software and external direct costs of computer software developed for internal use are capitalized provided certain criteria are met and amortized over the useful lives of the software. Rent expense and rental income on operating leases are recorded using the straight-line method over the appropriate lease terms.

The Bank reviews the carrying value of long-lived assets and certain identifiable intangibles for impairment whenever events and changes in circumstances indicate that the carrying amount of an asset may not be recoverable, as prescribed by ASC Topic 360, Accounting for the Impairment or Disposal of Long-Lived Assets.

Other Real Estate Owned (“OREO”) and Repossessed Assets

Real estate properties acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at their fair value less estimated disposition costs. When such assets are acquired, any shortfall between the loan carrying value and the estimated fair value of the underlying collateral less disposition costs is recorded as an adjustment to the allowance for loan and lease losses while any excess is recognized in income. The Company periodically performs a valuation of the property held; any excess of carrying value over fair value less disposition costs is charged to earnings as impairment. Routine maintenance and real estate taxes are expensed as incurred.

Bank Owned Life Insurance (“BOLI”)

The Bank owns life insurance policies on certain former directors. These policies are recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement, if applicable. Increases in the cash surrender value of these policies are included in noninterest income in the Consolidated Statements of Income. The Company’s BOLI policies are invested in general account and hybrid account products that have been underwritten by highly-rated third party insurance carriers.

(Continued)

SPIRIT OF TEXAS BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Goodwill and Other Intangible Assets

Goodwill represents the excess of the purchase price over the underlying fair value of merged entities. We assess goodwill for impairment annually as of December 31 of each year. The Company has one reporting unit, the Bank. If certain events occur which indicate goodwill might be impaired between annual tests, goodwill must be tested when such events occur. In making this assessment, we consider a number of factors including operating results, business plans, economic projections, anticipated future cash flows, current market data, etc. There are inherent uncertainties related to these factors and our judgment in applying them to the analysis of goodwill impairment. Changes in economic and operating conditions could result in goodwill impairment in future periods. The Bank did not identify any impairment on its outstanding goodwill from its most recent testing which was performed as of December 31, 2017. Goodwill was evaluated in accordance with ASC 350-20 using a qualitative analysis. Core deposit intangible (“CDI”) is a measure of the value of checking and savings deposit relationships acquired in a business combination. The fair value of the CDI stemming from any given business combination is based on the present value of the expected cost savings attributable to the core deposit funding relative to an alternative source of funding. CDI is amortized over the estimated useful lives of the existing deposit relationships acquired, but does not exceed 12 years. The Company evaluates such identifiable intangibles for impairment when events and circumstances indicate that its carrying amount may not be recoverable. If an impairment loss is determined to exist, the loss is reflected as an impairment charge in the Consolidated Statements of Income for the period in which such impairment is identified. No impairment charges were required to be recorded for the years ended December 31, 2017 or 2016.

Preferred Stock

In 2011, as voted upon by its shareholders during the annual meeting, the Company established a $1 par Series A preferred stock whereby shareholders of record owning less than 5,000 common shares would be reclassified into one-for-one share of Series A preferred stock. At December 31, 2016, the Company had 170,236 Series A preferred shares outstanding. On February 23, 2017, we reclassified our 170,236 shares of Series A preferred stock into common stock on a one-for-one basis.

Comprehensive Income

The Company presents as a component of comprehensive income the amounts from transactions and other events, which currently are excluded from the consolidated statements of income and are recorded directly to shareholders’ equity. These amounts consist of unrealized holding gains (losses) on available for sale securities.

Income Taxes (As Restated)

Income tax expense is determined using the asset and liability method and consists of income taxes that are currently payable and deferred income taxes. Deferred income tax expense (benefit) is determined by recognizing deferred tax assets and liabilities for future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates that are expected to apply to taxable income in years in which those temporary differences are expected to be recovered or settled. Changes in tax rates on deferred tax assets and liabilities are recognized in income in the period that includes the enactment date.

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SPIRIT OF TEXAS BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

A valuation allowance is established for deferred tax assets when management determines that it is more likely than not that some portion or all of a deferred tax asset will not be realized. In making such determinations, the Company considers all available positive and negative evidence that may impact the realization of deferred tax assets. These considerations include future reversals of existing taxable temporary differences, projected future taxable income, and available tax planning strategies.

The Company files a consolidated federal income tax return including the results of its wholly owned subsidiary, the Bank. The Company estimates income taxes payable based on the amount it expects to owe the various tax authorities (i.e., federal and state). Income taxes represent the net estimated amount due to, or to be received from, such tax authorities. In estimating income taxes, management assesses the relative merits and risks of the appropriate tax treatment of transactions, taking into account statutory, judicial, and regulatory guidance in the context of the Company’s tax position. Although the Company uses the best available information to record income taxes, underlying estimates and assumptions can change over time as a result of unanticipated events or circumstances such as changes in tax laws and judicial guidance influencing its overall tax position.

An uncertain tax position is recognized only if it is more-likely-than-not to be sustained upon examination, including resolution of any related appeals or litigation process, based on the technical merits of the position. The amount of tax benefit recognized in the financial statements is the largest amount of benefit that is more than fifty percent likely to be sustained upon ultimate settlement of the uncertain tax position. If the initial assessment fails to result in recognition of a tax benefit, the Company subsequently recognizes a tax benefit if there are changes in tax law or case law that raise the likelihood of prevailing on the technical merits of the position to more-likely-than-not, the statute of limitations expires, or there is a completion of an examination resulting in a settlement of that tax year or position with the appropriate agency.

Management has analyzed the tax positions taken by the Company, and has recorded an uncertain tax position at December 31, 2017 and 2016 arising from a deduction taken on the 2016 federal return related to a request for change in accounting method. The total amount of the recorded uncertain tax position at both December 31, 2017 and 2016 was $903 thousand and is included in other liabilities. The Company’s policy is to classify interest and penalties associated with income taxes within other expenses. The Company did not record interest and penalties associated with income taxes at December 31, 2017 or 2016.

The Company is subject to routine audits by taxing jurisdictions; however, there are currently no audits in progress for any tax periods. Management believes it is no longer subject to income tax examinations for years prior to 2014.

Off-Balance Sheet Arrangements

The Company enters into contractual loan commitments to extend credit, normally with fixed expiration dates or termination clauses, at specified rates and for specific purposes. Since a portion of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Substantially all of the commitments to extend credit are contingent upon customers maintaining specific credit standards until the time of loan funding. The Company decreases its exposure to loss under these commitments by subjecting them to credit approval and monitoring procedures.

(Continued)

SPIRIT OF TEXAS BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Standby letters of credit are written conditional commitments issued by the Company to guarantee the performance of a customer to a third party. In the event the customer does not perform in accordance with the terms of the agreement with the third party, the Company would be required to fund the commitment. The maximum potential amount of future payments the Company could be required to make is represented by the contractual amount of the commitment. If the commitment is funded, the Company would be entitled to seek recovery from the customer. The Company’s policies generally require that standby letter of credit arrangements contain security and debt covenants similar to those contained in loan agreements.

Stock-based Compensation

The Company sponsors incentive stock option plans established in 2008 (the “2008 Stock Plan”) and in 2017 (the “2017 Stock Plan”) under which options may be granted periodically to all full-time employees and directors of the Company or its affiliates at a specific exercise price to acquire shares of the Company’s common stock. Shares are issued out of authorized unissued common shares. Compensation cost is measured based on the estimated fair value of the award at the grant date and is recognized in earnings on a straight-line basis over the requisite service period. The fair value of stock options is estimated at the date of grant using the Black-Scholes option pricing model. This model requires assumptions as to the expected stock volatility, dividends, terms and risk-free rates. The Company uses the calculated value method to account for its options. Management determined that the SNL Small Cap U.S. Bank Index is representative of the Company’s industry and has used the historical closing return values of that index to estimate volatility. The expected term represents the period of time that options are expected to be outstanding from the grant date. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for the appropriate life of each option.

Earnings per Common Share

The Company presents basic and diluted earnings per common share (“EPS”) data for its common stock. Basic EPS is calculated by dividing the net income attributable to shareholders of the Company by the weighted average number of shares of common stock outstanding during the period. Diluted EPS is determined by adjusting the profit or loss attributable to shareholders and the weighted average number of shares of common stock outstanding adjusted for the effects of all dilutive potential common shares comprised of options granted and warrants. Potential common stock equivalents that have been issued by the Company related to outstanding stock options and warrants are determined using the treasury stock method, while potential common shares related to Series A Preferred stock are determined using the “if converted” method.

The Company’s Series A Preferred stock are considered participating securities under ASC 260, “Earnings Per Share” which means the security may participate in undistributed earnings with common stock. The holders of the Series A Preferred Stock would be entitled to share in dividends, on an as-converted basis, if the holders of common stock were to receive dividends, other than dividends in the form of common stock. In accordance with ASC 260, a company is required to use the two-class method when computing EPS when a company has a security that qualifies as a “participating security.” The two-class method is an earnings allocation formula that determines EPS for each class of common stock and participating security according to dividends declared (or accumulated) and participation rights in undistributed earnings. In determining the amount of net earnings to allocate to common stock holders, earnings are allocated to both common and participating securities based on

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

their respective weighted-average shares outstanding for the period. Diluted EPS for the Company’s common stock is computed using the more dilutive of the two-class method or the if-converted method.

Segment Reporting

The Company operates in one reportable segment of business, Community Banking, which includes the Bank, the Company’s sole banking subsidiary. Through the Bank, the Company provides a broad range of retail and commercial banking services. Management makes operating decisions and assesses performance based on an ongoing review of these banking operations, which constitute the Company’s only operating segment.

Reclassifications

Certain reclassifications have been made to the 2016 information to conform to the 2017 presentation. The reclassifications had no effect on results of operations or shareholders’ equity.

Recently Issued Accounting Pronouncements

ASU 2018-02, “Income Statement-Reporting Comprehensive Income (Topic 220)” issued in February 2018, is effective for all entities for fiscal years beginning after December 15, 2018; however, the Company elected to early adopt ASU 2018-02 as of December 31, 2017. ASU 2018-02 allows an entity an election to reclassify the income tax effects of items within accumulated other comprehensive to retained earnings. The amount of the reclassification includes the effect of the change in U.S. federal corporate income tax rate on the gross deferred tax amounts and related valuation allowances, if any. If an entity does not make this election, the amendment requires the entity to disclose that an election was not made to make the reclassification. The impact of adopting ASU 2018-02 in the current year was not material to the Company’s consolidated financial statements.

ASU 2017-09, “Compensation-Stock Compensation (Topic 718): Scope of Modification Accounting.” ASU 2017-09 seeks to provide clarity, reduce diversity in practice, and reduce cost and complexity when applying the guidance in Topic 718, Compensation-Stock Compensation, regarding a change to the terms or conditions of a share-based payment award. In fact, ASU 2017-09 provides guidance concerning which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting in Topic 718. Specifically, an entity is to account for the effects of a modification, unless all of the following are satisfied: (1) the fair value (or calculated value or intrinsic value, if such an alternative measurement method is used) of the modified award is the same as the fair value (or calculated value or intrinsic value, if such an alternative measurement method is used) of the original award immediately before the original award is modified; (2) the vesting conditions of the modified award are the same as the vesting conditions of the original award immediately before the original award is modified; and (3) the classification of the modified award as an equity instrument or as a liability instrument is the same as the classification of the original award immediately before the original award is modified. Note that the current disclosure requirements in Topic 718 apply regardless of whether an entity is required to apply modification accounting under the amendments in this ASU. The amendments of ASU 2017-09 are effective for all entities for interim and annual periods beginning after December 15, 2017 and must be applied prospectively to awards modified on or after the adoption date. Management has evaluated the amendments of ASU 2017-09 and determined that the adoption of this ASU will

(Continued)

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

have no impact on the Company’s consolidated financial statements. However, should the Company modify the terms or conditions of any share-based payment award in the future, this modification would be evaluated and disclosed as appropriate based on the amendments of ASU 2017-09.

ASU 2017-08, “Receivables-Nonrefundable Fees and Other Costs (Subtopic 310-20): Premium Amortization on Purchased Callable Debt Securities.” Issued in March 2017, ASU 2017-08 amends the amortization period for certain purchased callable debt securities held at a premium. In particular, the amendments in ASU 2017-08 require the premium to be amortized to the earliest call date. The amendments do not, however, require an accounting change for securities held at a discount; instead, the discount continues to be amortized to maturity. Notably, the amendments in this ASU more closely align the amortization period of premiums and discounts to expectations incorporated in market pricing on the underlying securities. Securities within the scope of ASU 2017-08 are purchased debt securities that have explicit, non-contingent call features that are callable at fixed prices and on preset dates. The amendments of ASU 2017-08 become effective for public entities for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2018 and for other entities for periods beginning after December 15, 2019. Management will adopt this ASU using the public company effective date as early adoption is permitted and is currently evaluating the impact this ASU will have on the consolidated financial statements; however, the adoption of ASU 2017-08 is not expected to have a material impact on the Company’s consolidated financial statements.

ASU 2017-04, “Intangibles-Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment.”

Issued in January 2017, ASU 2017-04 simplifies the manner in which an entity is required to test goodwill for impairment by eliminating Step 2 from the goodwill impairment test. Step 2 measures a goodwill impairment loss by comparing the implied fair value of a reporting unit’s goodwill with the carrying amount of that goodwill. In computing the implied fair value of goodwill under Step 2, an entity, prior to the amendments in ASU 2017-04, had to perform procedures to determine the fair value at the impairment testing date of its assets and liabilities, including unrecognized assets and liabilities, in accordance with the procedure that would be required in determining the fair value of assets acquired and liabilities assumed in a business combination. However, under the amendments in ASU 2017-04, an entity should (1) perform its annual or interim goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount, and (2) recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value, with the understanding that the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. Additionally, ASU 2017-04 removes the requirements for any reporting unit with a zero or negative carrying amount to perform a qualitative assessment and, if it fails such qualitative test, to perform Step 2 of the goodwill impairment test. ASU 2017-04 is effective prospectively for public entities for annual, or any interim, goodwill impairment tests in fiscal years beginning after December 15, 2019 and for all other entities for impairment tests in fiscal years beginning after December 15, 2021. Management will adopt this ASU using the public company effective date as early adoption is permitted and will continue to evaluate the impact this ASU will have on the consolidated financial statements through its effective date; however, the adoption of ASU 2017-04 is not expected to have a material impact on the Company’s consolidated financial statements.

ASU 2017-01, “Business Combinations (Topic 805)—Clarifying the Definition of a Business.” Issued in January 2017, ASU 2017-01 clarifies the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or

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NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

businesses, which determines whether goodwill should be recorded or not. The amendments in ASU No. 2017-01 provide a screen to determine when a set of assets and activities (collectively, a “set”) is not a business. The screen requires that when substantially all of the fair value of the gross assets acquired (or disposed of) is concentrated in a single identifiable asset or a group of similar identifiable assets, the set is not a business. This screen reduces the number of transactions that need to be further evaluated. If, however, the screen is not met, then the amendments in ASU 2017-01 require that to be considered a business, a set must include, at a minimum, an input and a substantive process that together significantly contribute to the ability to create output and remove the evaluation of whether a market participant could replace missing elements. The revised definition will result in more transactions being recorded as asset acquisitions or dispositions as opposed to business acquisitions or dispositions. The amendments of ASU 2017-01 are effective for public business entities for fiscal years beginning after December 15, 2017, and for private companies for fiscal years beginning after December 15, 2018. Management has elected to adopt this ASU using the private company effective date and is currently evaluating the impact this ASU will have on the consolidated financial statements; however, the adoption of ASU 2017-01 is not expected to have a material impact on the Company’s consolidated financial statements.

In November 2016, the FASB issued ASU No. 2016-18, “Statement of Cash Flows (Topic 230): Restricted Cash (a consensus of the FASB Emerging Issues Task Force).” The amendments in this ASU require that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The amendments in this ASU do not provide a definition of restricted cash or restricted cash equivalents. The amendments in this ASU are effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years and for all other entities for fiscal years beginning after December 15, 2018. Early adoption is permitted, including adoption in an interim period. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. The amendments in this ASU should be applied using a retrospective transition method to each period presented. The Company will adopt this ASU using the public company effective date as early adoption is permitted and has evaluated the provisions of ASU No. 2016-18 to determine the potential impact of the new standard and has determined that it will not have a material impact on the Company’s financial position, results of operations or cash flows.

In October 2016, the FASB issued ASU No. 2016-16, “Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other Than Inventory.” The objective of issuing this ASU is to improve the accounting for the income tax consequences of intra-entity transfers of assets other than inventory. Current GAAP prohibits the recognition of current and deferred income taxes for an intra-entity asset transfer until the asset has been sold to an outside party. This prohibition on recognition is an exception to the principle of comprehensive recognition of current and deferred income taxes in GAAP. As such, the Board decided that an entity should recognize the income tax consequences of an intra-entity transfer of an asset other than inventory when the transfer occurs. Consequently, the amendments in this guidance eliminate the exception for an intra-entity transfer of an asset other than inventory. The amendments of this ASU are effective for public business entities for fiscal years beginning after December 15, 2017, and for private companies for fiscal years beginning after December 15, 2018. Early adoption is permitted for all entities as of the beginning of an annual reporting period for which financial

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

statements (interim or annual) have not been issued or made available for issuance. That is, earlier adoption should be in the first interim period if an entity issues interim financial statements. Management has elected to adopt this ASU using the private company effective date and is currently evaluating this guidance to determine the impact on its consolidated financial position, results of operations or cash flows.

ASU 2016-15, “Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments.” Issued in August 2016, ASU 2016-15 provides guidance to reduce the diversity in practice of how certain cash receipts and cash payments are presented and classified in the statement of cash flows. The amendments of ASU 2016-15 provide guidance on eight specific cash flow items: (i) debt prepayment or debt extinguishment costs; (ii) settlement of zero-coupon bonds; (iii) contingent consideration payments made after a business combination; (iv) proceeds from the settlement of insurance claims; (v) proceeds from the settlement of corporate-owned life insurance policies, including bank-owned life insurance policies; (vi) distributions received from equity method investees; (vii) beneficial interests in securitization transactions and (viii) separately identifiable cash flows and application of the predominance principle. The amendments of ASU 2016-15 are effective for public entities for interim and annual periods beginning after December 15, 2017 and for all other entities for periods beginning after December 15, 2018. Management plans to adopt the amendments of ASU 2016-15 during the first quarter of 2018 and has evaluated the amendments of ASU 2016-15 and does not believe that adoption of this ASU will impact the Company’s existing presentation of the applicable cash receipts and cash payments on its consolidated statements of cash flows.

ASU 2016-13, “Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.” Issued in June 2016, ASU 2016-13 will add FASB ASC Topic 326, “Financial Instruments-Credit Losses” and finalizes amendments to FASB ASC Subtopic 825-15, “Financial Instruments-Credit Losses.” The amendments of ASU 2016-13 are intended to provide financial statement users with more decision-useful information related to expected credit losses on financial instruments and other commitments to extend credit by replacing the current incurred loss impairment methodology with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to determine credit loss estimates. The amendments of ASU 2016-13 eliminate the probable initial recognition threshold and, in turn, reflect an entity’s current estimate of all expected credit losses. ASU 2016-13 does not specify the method for measuring expected credit losses, and an entity is allowed to apply methods that reasonably reflect its expectations of the credit loss estimate. Additionally, the amendments of ASU 2016-13 require that credit losses on available for sale debt securities be presented as an allowance rather than as a write-down. The amendments of ASU 2016-13 are effective for public entities for interim and annual periods beginning after December 15, 2019 and for all other entities for periods beginning after December 15, 2020. Earlier application is permitted for interim and annual periods beginning after December 15, 2018. Management has elected to adopt this ASU using the private company effective date and is currently evaluating the impact this ASU will have on the consolidated financial statements and that evaluation will depend on economic conditions and the composition of the Company’s loan and lease portfolio at the time of adoption.

ASU 2016-09, “Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting.” Issued in March 2016, ASU 2016-09 seeks to reduce complexity in accounting standards by simplifying several aspects of the accounting for share-based payment transactions. The amendments of ASU 2016-09 include: (i) requiring all excess tax benefits and tax deficiencies to be recognized as income tax expense

(Continued)

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

or benefit in the income statement; (ii) requiring excess tax benefits to be classified along with other income tax cash flows as an operating activity on the statement of cash flow; (iii) allowing an entity to make an entity-wide accounting policy election to either estimate the number of awards that expect to vest or account for forfeitures when they occur; (iv) change the threshold to qualify for equity classification to permit withholding up to the maximum statutory tax rates in the applicable jurisdictions; and (v) requiring that cash paid by an employer when directly withholding shares for tax-withholding purposes to be classified as a financing activity on the statement of cash flows. The amendments of ASU 2016-09 became effective for the Company on January 1, 2017 and did not have a material impact on the consolidated financial statements.

ASU 2016-02, “Leases (Topic 842).” Issued in February 2016, ASU 2016-02 was issued by the FASB to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and by disclosing key information about leasing arrangements. ASU 2016-02 will, among other things, require lessees to recognize a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. ASU 2016-02 does not significantly change lease accounting requirements applicable to lessors; however, the ASU contains some targeted improvements that are intended to align, where necessary, lessor accounting with the lessee accounting model and with the updated revenue recognition guidance issued in 2014. The amendments of ASU 2016-02 are effective for public entities for interim and annual periods beginning after December 15, 2018 and for other entities for periods beginning after December 15, 2019. The adoption of this ASU will result in an increase to the Consolidated Balance Sheets for right-of-use assets and associated lease liabilities for operating leases in which the Company is the lessee. Management will adopt this ASU using the public company effective date as early adoption is permitted and is currently evaluating the impact this ASU will have on the consolidated financial statements and is in the process of preparing an inventory of existing leases and service contracts that could contain right-of-use assets.

ASU 2016-01, “Financial Instruments-Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities (An Amendment of the FASB Accounting Standards Codification).” Issued in January 2016, ASU 2016-01 is intended to enhance the reporting model for financial instruments to provide users of financial statements with improved decision-making information. The amendments of ASU 2016-01 include: (i) requiring equity investments, except those accounted for under the equity method of accounting or those that result in the consolidation of an investee, to be measured at fair value with changes in fair value recognized in net income; (ii) requiring a qualitative assessment to identify impairment of equity investments without readily determinable fair values; (iii) eliminating the requirement to disclose the method and significant assumptions used to estimate the fair value for financial instruments measured at amortized cost on the balance sheet; (iv) requiring the use of the exit price notion when measuring the fair value of financial instruments for disclosure purposes; (v) requiring an entity that has elected the fair value option to measure the fair value of a liability to present separately in other comprehensive income the portion of the change in the fair value resulting from a change in the instrument-specific credit risk; (vi) requiring separate presentation of financial assets and financial liabilities by measurement category and form of financial asset on the balance sheet or the accompanying notes to the financial statements and (vii) clarifying that an entity should evaluate the need for a valuation allowance on a deferred tax asset related to available for sale securities in combination with the entity’s other deferred tax assets. The amendments of ASU 2016-01 are effective for public entities for interim and

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

annual periods beginning after December 15, 2017 and for all other entities for periods beginning December 15, 2018. Management plans to adopt the amendments of ASU 2016-01 during the first quarter of 2018. Management is currently evaluating the impact this ASU will have on the consolidated financial statements.

ASU 2014-09, “Revenue from Contracts with Customers (Topic 606).” Issued in May 2014, ASU 2014-09 will add FASB ASC Topic 606, “Revenue from Contracts with Customers,” and will supersede revenue recognition requirements in FASB ASC Topic 605, “Revenue Recognition,” as well as certain cost guidance in FASB ASC Topic 605-35, “Revenue Recognition—Construction-Type and Production-Type Contracts.” ASU 2014-09 provides a framework for revenue recognition that replaces the existing industry and transaction specific requirements under the existing standards. ASU 2014-09 requires an entity to apply a five-step model to determine when to recognize revenue and at what amount. The model specifies that revenue should be recognized when (or as) an entity transfers control of goods or services to a customer at the amount in which the entity expects to be entitled. Depending on whether certain criteria are met, revenue should be recognized either over time, in a manner that depicts the entity’s performance, or at a point in time, when control of the goods or services are transferred to the customer. ASU 2014-09 provides that an entity should apply the following steps: (1) identify the contract(s) with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when, or as, the entity satisfies a performance obligation. In addition, the existing requirements for the recognition of a gain or loss on the transfer of non-financial assets that are not in a contract with a customer are amended to be consistent with the guidance on recognition and measurement in ASU 2014-09. The amendments of ASU 2014-09 may be applied either retrospectively to each prior reporting period presented or retrospectively with the cumulative effect of initially applying ASU 2014-09 recognized at the date of initial application. If the transition method of application is elected, the entity should also provide the additional disclosures in reporting periods that include the date of initial application of (1) the amount by which each financial statement line item is affected in the current reporting period, as compared to the guidance that was in effect before the change, and (2) an explanation of the reasons for significant changes. ASU 2015-14, “Revenue from Contracts with Customers (Topic 606)-Deferral of the Effective Date,” issued in August 2015, defers the effective date of ASU 2014-09 by one year. ASU 2015-14 provides that the amendments of ASU 2014-09 become effective for public business entities for fiscal years beginning after December 15, 2017, and for private companies for fiscal years beginning after December 15, 2018. All subsequently issued ASU’s which provide additional guidance and clarifications to various aspects of FASB ASC Topic 606 will become effective when the amendments of ASU 2014-09 become effective. These subsequently issued ASU’s include ASU 2016-08 “Revenue from Contracts with Customers (Topic 606)-Principal versus Agent Considerations,” ASU 2016-10 “Revenue from Contracts with Customers (Topic 606)-Identifying Performance Obligations and Licensing,” and ASU 2016-12 “Revenue from Contracts with Customers (Topic 606)-Narrow Scope Improvements and Practical Expedients.” These amendments clarify the main provisions of ASU-2014-09 with respect to specific revenue types based upon implementation questions submitted. Specifically, revenue in which a third party satisfies a portion of the performance obligations, revenue from licensing activities, and the assessment of collectability, treatment of sales taxes, non-cash consideration, and contract modifications at transition. Management has elected to adopt this ASU using the private company effective date and has completed an analysis to determine which revenue streams are within the scope of ASU 2014-09 and the related clarifying ASU’s and has determined that interest income and revenue generated from transfers and servicing of financial instruments, specifically, gain on sale of loans and servicing fees are out of scope. Management will

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

adopt this ASU using the private company effective date and is continuing to evaluate the most appropriate transition method of application and the impact that ASU 2014-09 and the related clarifying ASU’s will have on in scope revenue streams, specifically, service charges and fees, mortgage referral fees, and gains or losses on other real estate owned.

NOTE 2. BUSINESS COMBINATIONS

On June 24, 2016, the Company completed the acquisition of one branch location from PlainsCapital Bank. This transaction provided the Company the opportunity to enhance and strengthen its footprint in The Woodlands. The Company assumed approximately $36.7 million of branch deposits, paying a 1.75% premium on the average balance of deposits assumed.

The following is a condensed balance sheet disclosing the estimated fair value amount of the branch acquired in the branch acquisition assigned to the major consolidated asset and liability captions at the acquisition date (dollars in thousands):

Assets:
Cash and cash equivalents	$31,889
Premises and equipment, net	4,210
Core deposit intangible	642

Total assets	$36,741

Liabilities:
Deposits	$36,696
Other liabilities	45

Total liabilities	$36,741

The core deposit intangible asset recognized as part of the branch acquisition is being amortized over its estimated useful life of approximately 10 years using the straight-line method.

Pro forma income statements are not being presented as the information is not practicable to produce, as the information is not maintained at the branch level.

All purchase accounting adjustments are final as of December 31, 2016.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3. INVESTMENT SECURITIES

The amortized cost, gross unrealized gains and losses and approximate fair values of securities available for sale are as follows:

	Amortized Cost	Unrealized		Fair Value
December 31, 2017		Gains	Losses
	(Dollars in thousands)
Available for sale:				—
U.S. Government agencies	$2,010	$—	$61	$1,949
Residential mortgage-backed securities	30,156	—	527	29,629
Corporate bonds and other debt securities	5,711	—	46	5,665

Total available for sale	$37,877	$—	$634	$37,243

	Amortized Cost	Unrealized		Fair Value
December 31, 2016		Gains	Losses
	(Dollars in thousands)
Available for sale:
U.S. Government agencies	$—	$—	$—	$—
Residential mortgage-backed securities	5	—	—	5
Corporate bonds and other debt securities	—	—	—	—

Total available for sale	$5	$—	$—	$5

There were no securities pledged at December 31, 2017 or 2016, respectively.

The amortized cost and estimated fair value of securities available for sale, by contractual maturity, are as follows:

December 31, 2017	Amortized Cost	Fair Value
	(Dollars in thousands)
Available for sale:
Due in one year or less	$—	$—
Due after one year through five years	4,142	4,110
Due after five years through ten years	3,104	3,035
Due after ten years	475	469
Residential mortgage-backed securities	30,156	29,629

Total available for sale	$37,877	$37,243

For purposes of the maturity table, residential mortgage-backed securities, the principal of which are repaid periodically, are presented as a single amount. The expected lives of these securities will differ from contractual maturities because borrowers may have the right to prepay the underlying loans with or without prepayment penalties.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3. INVESTMENT SECURITIES (Continued)

The following tables present the estimated fair values and gross unrealized losses on investment securities available for sale, aggregated by investment category and length of time individual securities have been in a continuous unrealized loss position as of the periods presented:

	Less than 12 Months		12 Months or More		Total
December 31, 2017	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
	(Dollars in thousands)
Available for sale:
U.S. Government agencies	$1,949	$61	$—	$—	$1,949	$61
Residential mortgage-backed securities	29,627	527	—	—	$29,627	$527
Corporate bonds and other debt securities	5,665	46	—	—	5,665	46

Total available for sale	$37,241	$634	$—	$—	$37,241	$634

	Less than 12 Months		12 Months or More		Total
December 31, 2016	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
	(Dollars in thousands)
Available for sale:
U.S. Government agencies	$—	$—	$—	$—	$—	$—
Residential mortgage-backed securities	—	—	—	—	—	—
Corporate bonds and other debt securities	—	—	—	—	—	—

Total available for sale	$—	$—	$—	$—	$—	$—

At December 31, 2017, the Company’s security portfolio consisted of 50 securities, of which 49 were in an unrealized loss position. All of the 49 securities in an unrealized loss position at December 31, 2017 were in an unrealized loss position for less than 12 months. The unrealized losses for these securities resulted primarily from changes in interest rates and spreads.

In October 2016, the Company sold its $6.7 million held-to-maturity investment portfolio and realized a gross pre-tax gain of $96 thousand to provide liquidity for its strong outlook for loan growth. In accordance with regulatory and accounting requirements, the Company is prohibited from classifying security purchases as held to maturity for a period of two years.

The Company monitors its investment securities for OTTI. Impairment is evaluated on an individual security basis considering numerous factors, and its relative significance. The Company has evaluated the nature of unrealized losses in the investment securities portfolio to determine if OTTI exists. The unrealized losses relate to changes in market interest rates and specific market conditions that do not represent credit-related impairments. Furthermore, the Company does not intend to sell nor is it more likely than not that it will be required to sell these investments before the recovery of their amortized cost basis. Management has completed

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3. INVESTMENT SECURITIES (Continued)

an assessment of each security in an unrealized loss position for credit impairment and has determined that no individual security was other-than-temporarily impaired at December 31, 2017. The following describes the basis under which the Company has evaluated OTTI:

U.S. Government Agencies and Residential Mortgage-Backed Securities (“MBS”):

The unrealized losses associated with U.S. Government agencies and residential MBS are primarily driven by changes in interest rates. These securities have either an explicit or implicit U.S. government guarantee.

Corporate Bonds & Other Debt Securities:

Securities were generally underwritten in accordance with the Company’s investment standards prior to the decision to purchase, without relying on a bond issuer’s guarantee in making the investment decision. These investments are investment grade and will continue to be monitored as part of the Company’s ongoing impairment analysis, but are expected to perform in accordance with their terms.

There were no securities sold for the year ended December 31, 2017. Sale proceeds and gross realized gains and losses on the sale of securities available for sale are shown below. The cost of securities sold is based on the specific identification method.

	Years Ended December 31,
	2017	2016
	(Dollars in thousands)
Sale proceeds from sale of available for sale securities	$—	$5,308
Gross realized gains	$—	$—
Gross realized losses	—	(27)

Net realized gains (losses)	$—	$(27)

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4. LOANS, NET, AS RESTATED

Loans consisted of the following at December 31, 2017 and 2016:

	December 31,
	2017	2016
	(Dollars in thousands)
Commercial and industrial loans(1)	$135,040	$117,762
Real estate:
1-4 single family residential loans	232,510	206,641
Construction, land and development	139,470	113,316
Commercial real estate loans (including multifamily)	285,731	251,870
Consumer loans and leases	22,736	26,676
Municipal and other loans	53,632	56,596

Total loans held in portfolio(2)	$869,119	$772,861

Allowance for loan losses	(5,652)	(4,357)

Loans held in portfolio, net	$863,467	$768,504

(1)	Balance includes $67.1 million and $58.7 million of the unguaranteed portion of SBA loans as of December 31, 2017 and 2016, respectively.
(2)	Balance includes $(3.4) million and $(2.6) million of deferred fees, cost, premium and discount as of December 31, 2017 and 2016.

At December 31, 2017 and 2016, the Company had pledged loans as collateral for FHLB advances of $358.2 million and $329.2 million, respectively. The recorded investments of consumer mortgage loans secured by residential real estate properties for which formal foreclosure proceedings are in process as of December 31, 2017 and 2016 totaled $0 and $269 thousand, respectively.

The Company originates and sells loans secured by the SBA. The Company retains the unguaranteed portion of the loan and servicing on the loans sold and receives a fee based upon the principal balance outstanding. During the years ended December 31, 2017 and 2016, the Company sold approximately $70.3 million and $46.3 million, respectively, in loans to third parties. The loan sales resulted in realized gains of $5.7 million and $4.4 million for the years ended December 31, 2017 and 2016, respectively.

In the ordinary course of business, the Company makes loans to executive officers and directors. Loans to these related parties, including companies in which they are principal owners, are as follows:

	December 31,
	2017	2016
	(Dollars in thousands)
Principal outstanding, beginning of year	$9,036	$1,209
Additions (reductions) of affiliations	(8,425)	7,892
New loans made in current year	—	628
Repayments	(148)	(693)

Principal outstanding, end of year	$463	$9,036

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4. LOANS, NET, AS RESTATED (Continued)

Unfunded commitments to related parties were $0 thousand and $30 thousand at December 31, 2017 and 2016, respectively.

NOTE 5. ALLOWANCE FOR LOAN AND LEASE LOSSES

The allowance for loan and lease losses is a reserve established through a provision for loan losses charged to expense, which represents management’s best estimate of probable losses that have been incurred within the existing portfolio of loans. The allowance, in the judgment of management, is necessary to reserve for estimated loan losses and risks inherent in the loan portfolio. The methodology is based on historical loss experience by type of credit and internal risk grade, changes in the composition and volume of the portfolio, and specific loss allocations, with adjustments for current events and conditions. The Company’s process for determining the appropriate level of the allowance for loan and lease losses is designated to account for credit deterioration as it occurs.

During 2017, the Company refined its allowance for loan loss methodology based upon management judgement and applicable regulatory guidance. The calculation of reserves on loans collectively evaluated for impairment was altered to reflect five years of historical loss experience which more appropriately matches the weighted average life of loans in the portfolio. Additionally, the calculated historical loss experience is now allocated across the portfolio’s risk rates using a probability of default curve constructed from the Bank’s historical default data. Management also updated the qualitative component of the reserve on loans collectively evaluated for impairment to allow for a greater sensitivity to current trends.

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NOTE 5. ALLOWANCE FOR LOAN AND LEASE LOSSES (Continued)

Changes in the allowance for loan and lease losses by loan portfolio and segment for the years ended December 31, 2017 and 2016 are as follows:

	Allowance Rollforward
Year Ended December 31, 2017	Beginning Balance	Charge-offs	Recoveries	Provision	Ending Balance
	(Dollars in thousands)
Commercial and industrial loans	$2,347	$(974)	$7	$1,666	$3,046
Real estate:
1-4 single family residential loans	647	(23)	—	278	902
Construction, land and development loans	364	—	—	77	441
Commercial real estate loans (including multifamily)	667	(34)	—	265	898
Consumer loans and leases	186	(156)	—	168	198
Municipal and other loans	146	—	—	21	167

Ending Allowance Balance	$4,357	$(1,187)	$7	$2,475	$5,652

	Allowance Rollforward
Year Ended December 31, 2016	Beginning Balance	Charge-offs	Recoveries	Provision	Ending Balance
	(Dollars in thousands)
Commercial and industrial loans	$1,119	$(282)	$58	$1,452	$2,347
Real estate:
1-4 single family residential loans	623	(3)	—	27	647
Construction, land and development loans	398	(32)	30	(32)	364
Commercial real estate loans (including multifamily)	670	—	—	(3)	667
Consumer loans and leases	89	(113)	6	204	186
Municipal and other loans	177	—	—	(31)	146

Ending Allowance Balance	$3,076	$(430)	$94	$1,617	$4,357

Credit Quality Indicators

In evaluating credit risk, the Company looks at multiple factors; however, management considers delinquency status to be the most meaningful indicator of the credit quality of 1-4 single family residential, home equity loans and lines of credit and consumer loans. Delinquency statistics are updated at least monthly. Internal risk ratings are considered the most meaningful indicator of credit quality for commercial, construction, land and development and commercial real estate loans. Internal risk ratings are updated on a continuous basis.

(Continued)

SPIRIT OF TEXAS BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5. ALLOWANCE FOR LOAN AND LEASE LOSSES (Continued)

The following tables present an aging analysis of the recorded investment for delinquent loans by portfolio and segment:

	Accruing
December 31, 2017	Current	30 to 59 Days Past Due	60 to 89 Days Past Due	90 Days or More Past Due	Non- Accrual	Total
		(Dollars in thousands)
Commercial and industrial loans	$132,775	$302	$3	$33	$1,927	$135,040
Real estate:
1-4 single family residential loans	230,738	637	—	—	1,135	232,510
Construction, land and development	139,470	—	—	—	—	139,470
Commercial real estate loans (including multifamily)	284,869	415	—	—	447	285,731
Consumer loans and leases	22,538	98	47	—	53	22,736
Municipal and other loans	53,632	—	—	—	—	53,632

Total loans	$864,022	$1,452	$50	$33	$3,562	$869,119

	Accruing
December 31, 2016	Current	30 to 59 Days Past Due	60 to 89 Days Past Due	90 Days or More Past Due	Non- Accrual	Total
		(Dollars in thousands)
Commercial and industrial loans	$115,905	$76	$143	$—	$1,638	$117,762
Real estate:
1-4 single family residential loans	204,542	803	—	—	1,296	206,641
Construction, land and development	113,312	4	—	—	—	113,316
Commercial real estate loans (including multifamily)	250,019	1,073	—	—	778	251,870
Consumer loans and leases	26,349	232	—	—	95	26,676
Municipal and other loans	56,596	—	—	—	—	56,596

Total loans	$766,723	$2,188	$143	$—	$3,807	$772,861

There was one loan past due greater than 90 days or more and still accruing at December 31, 2017 with a recorded investment of $33 thousand. There were no loans past due greater than 90 days or more and still accruing at December 31, 2016.

At December 31, 2017, non-accrual loans that were 30 to 59 days past due were $209 thousand, non-accrual loans that were 60 to 89 days past due were $57 thousand, and non-accrual loans that were 90 days or more past due were $427 thousand. At December 31, 2016, non-accrual loans that were 30 to 59 days past due were $77 thousand, non-accrual loans that were 60 to 89 days past due were $38 thousand, and non-accrual loans that were 90 days or more past due were $1.7 million.

(Continued)

SPIRIT OF TEXAS BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5. ALLOWANCE FOR LOAN AND LEASE LOSSES (Continued)

Loans exhibiting potential credit weaknesses that deserve management’s close attention and that if left uncorrected may result in deterioration of the repayment capacity of the borrower are categorized as special mention. Loans with well-defined credit weaknesses including payment defaults, declining collateral values, frequent overdrafts, operating losses, increasing balance sheet leverage, inadequate cash flow, project cost overruns, unreasonable construction delays, past due real estate taxes or exhausted interest reserves are assigned an internal risk rating of substandard. Loans classified as substandard can be on an accrual or non-accrual basis, as determined by its unique characteristics. A loan with a weakness so severe that collection in full is highly questionable or improbable will be assigned an internal risk rating of doubtful.

The following table summarizes the Company’s loans by key indicators of credit quality:

December 31, 2017	Pass	Special Mention	Substandard	Doubtful
	(Dollars in thousands)
Commercial and industrial loans	$129,288	$2,331	$3,421	$—
Real estate:
1-4 single family residential loans	228,450	1,090	2,970	—
Construction, land and development	137,760	1,403	307	—
Commercial real estate loans (including multifamily)	276,096	5,877	3,758	—
Consumer loans and leases	22,528	—	208	—
Municipal and other loans	53,632	—	—	—

Total loans	$847,754	$10,701	$10,664	$—

December 31, 2016	Pass	Special Mention	Substandard	Doubtful
	(Dollars in thousands)
Commercial and industrial loans	$111,718	$2,142	$3,750	$152
Real estate:
1-4 single family residential loans	201,087	3,311	2,243	—
Construction, land and development	111,872	1,440	4	—
Commercial real estate loans (including multifamily)	245,270	2,889	3,711	—
Consumer loans and leases	26,391	103	182	—
Municipal and other loans	56,596	—	—	—

Total loans	$752,934	$9,885	$9,890	$152

Internal risk ratings and other credit metrics are key factors in identifying loans to be individually evaluated for impairment and impact management’s estimates of loss factors used in determining the amount of the allowance for loan and lease losses.

(Continued)

SPIRIT OF TEXAS BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5. ALLOWANCE FOR LOAN AND LEASE LOSSES (Continued)

The following table shows the Company’s investment in loans disaggregated based on the method of evaluating impairment:

	Loans—Recorded Investment		Allowance for Credit Loss
December 31, 2017	Individually Evaluated for Impairment	Collectively Evaluated for Impairment	Individually Evaluated for Impairment	Collectively Evaluated for Impairment
	(Dollars in thousands)
Commercial and industrial loans	$2,194	$132,846	$1,226	$1,820
Real estate:
1-4 single family residential loans	1,292	231,218	119	783
Construction, land and development	—	139,470	—	441
Commercial real estate loans (including	447	285,284	—	898
Consumer loans and leases	53	22,683	16	182
Municipal and other loans	—	53,632	—	167

Total loans	$3,986	$865,133	$1,361	$4,291

	Loans—Recorded Investment		Allowance for Credit Loss
December 31, 2016	Individually Evaluated for Impairment	Collectively Evaluated for Impairment	Individually Evaluated for Impairment	Collectively Evaluated for Impairment
	(Dollars in thousands)
Commercial and industrial loans	$1,726	$116,036	$968	$1,379
Real estate:
1-4 single family residential loans	1,468	205,173	—	647
Construction, land and development	—	113,316	—	364
Commercial real estate loans (including	778	251,092	15	652
Consumer loans and leases	95	26,581	51	135
Municipal and other loans	—	56,596	—	146

Total loans	$4,067	$768,794	$1,034	$3,323

(Continued)

SPIRIT OF TEXAS BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5. ALLOWANCE FOR LOAN AND LEASE LOSSES (Continued)

The following tables set forth certain information regarding the Company’s impaired loans that were evaluated for specific reserves:

	Impaired Loans—With Allowance			Impaired Loans— With no Allowance
December 31, 2017	Recorded Investment	Unpaid Principal Balance	Related Allowance	Recorded Investment	Unpaid Principal Balance
	(Dollars in thousands)
Commercial and industrial loans	$1,811	$1,850	$1,226	$383	$386
Real estate:
1-4 single family residential loans	119	119	119	$1,173	1,174
Construction, land and development	—	—	—	—	—
Commercial real estate loans (including	—	—	—	$447	447
Consumer loans and leases	53	52	16	—	—
Municipal and other loans	—	—	—	—	—

Total loans	$1,983	$2,021	$1,361	$2,003	$2,007

	Impaired Loans—With Allowance			Impaired Loans— With no Allowance
December 31, 2016	Recorded Investment	Unpaid Principal Balance	Related Allowance	Recorded Investment	Unpaid Principal Balance
	(Dollars in thousands)
Commercial and industrial loans	$1,583	$1,603	$968	$143	$144
Real estate:
1-4 single family residential loans	—	—	—	1,468	1,521
Construction, land and development	—	—	—	—	—
Commercial real estate loans (including	15	15	15	763	773
Consumer loans and leases	95	95	51	—	—
Municipal and other loans	—	—	—	—	—

Total loans	$1,693	$1,713	$1,034	$2,374	$2,438

	Years Ended December 31,
	2017		2016
	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized
	(Dollars in thousands)
Commercial and industrial loans	$34	$—	$2,287	$—
Real estate:
1-4 single family residential loans	185	—	1,505	9
Construction, land and development	—	—	—	—
Commercial real estate loans (including multifamily)	224	—	799	8
Consumer loans and leases	53	—	97	—
Municipal and other loans	—	—	—	—

Total loans	$496	$—	$4,688	$17

(Continued)

SPIRIT OF TEXAS BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5. ALLOWANCE FOR LOAN AND LEASE LOSSES (Continued)

Troubled Debt Restructurings:

The following table provides a summary of TDRs based upon delinquency status, all of which are considered impaired:

	December 31,
	2017		2016
	Number of contracts	Recorded Investment	Number of contracts	Recorded Investment
	(Dollars in thousands)
Performing TDRs:
Commercial and industrial loans	5	$270	2	$88
Real estate:
1-4 single family residential loans	—	—	2	172
Construction, land and development	—	—	—	—
Commercial real estate loans (including multifamily)	—	—	—	—
Consumer loans and leases	—	—	—	—
Municipal and other loans	—	—	—	—

Total performing TDRs	5	270	4	260
Nonperforming TDRs	10	651	4	147

Total TDRs	15	$921	8	$407

Allowance attributable to TDRs		$411		$3

The following table summarizes TDRs and includes newly designated TDRs as well as modifications made to existing TDRs. Modifications may include, but are not limited to, granting a material extension of time, entering into a forbearance agreement, adjusting the interest rate, accepting interest only payments for an extended period of time, a change in the amortization period or a combination of any of these. Post-modification balances represent the recorded investment at the end of Day 2 in which the modification was made:

	Years Ended December 31,
	2017				2016
	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment	Related Allowance	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment	Related Allowance
	(Dollars in thousands)
Commercial and industrial loans	10	$712	$712	$370	6	$239	$239	$3
Real estate:
1-4 single family residential			—	—	2	186	186	—
Construction, land and	—	—	—	—	—	—	—	—
Commercial real estate loans (including multifamily)	—	—	—	—	—	—	—	—
Consumer loans and leases	—	—	—	—	—	—	—	—

Municipal and other loans	—	—	—	—	—	—	—	—

(Continued)

SPIRIT OF TEXAS BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5. ALLOWANCE FOR LOAN AND LEASE LOSSES (Continued)

There have been no defaults of troubled debt restructurings that took place within 12 months of restructure during the years ended December 31, 2017 and 2016.

NOTE 6. PREMISES AND EQUIPMENT

The major components of premises and equipment are as follows:

	December 31,
	2017	2016
	(Dollars in thousands)
Land	$7,974	$6,787
Building and improvements	21,228	19,030
Furniture, fixtures and equipment	8,376	7,244
Leasehold improvements	1,800	1,693
Construction in Process	9,038	—
Automobiles	898	1,555
Software	1,892	1,879

Total	51,206	38,188

Less: Accumulated depreciation	(9,017)	(7,854)

Total premises and equipment, net	$42,189	$30,334

Total depreciation expense was $1.8 million for the years ended December 31, 2017 and 2016.

The estimated costs to complete all open construction projects at December 31, 2017 was $1.9 million.

NOTE 7. GOODWILL AND INTANGIBLES

Goodwill and other intangible assets, which consist of core deposit intangibles, are summarized as follows:

	December 31,
	2017	2016
	(Dollars in thousands)
Goodwill	$4,485	$4,485
Core deposit intangible	7,179	7,179

Total	11,664	11,664
Less: Accumulated amortization	(3,693)	(2,990)

Total, net	$7,971	$8,674

Amortization expense for core deposit intangibles for the year ended December 31, 2017 and 2016 totaled $703 thousand and $671 thousand, respectively.

(Continued)

SPIRIT OF TEXAS BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7. GOODWILL AND INTANGIBLES (Continued)

The estimated amount of amortization expense for core deposit intangible assets to be recognized over the next five fiscal years is as follows:

Type of intangibles	2018	2019	2020	2021	2022
	(Dollars in thousands)
Core deposit intangible	$703	$703	$703	$607	371

NOTE 8. SBA SERVICING ASSET, AS RESTATED

SBA servicing assets are recognized separately when rights are acquired through the sale of SBA guaranteed portion. These servicing rights are initially measured at fair value at the date of sale and included in the gain on sale. Updated fair values are obtained from an independent third party on a quarterly basis and adjustments are presented in SBA loan servicing fees on the consolidated statements of income. To determine the fair value of SBA Servicing Rights, the Company uses market prices for comparable servicing contracts, when available, or alternatively, uses a valuation model that calculates the present value of estimated future net servicing income.

Loans serviced for others are not included in the accompanying balance sheets. The unpaid principal balances of loans serviced for others were $275.2 million and $234.4 million at December 31, 2017 and 2016, respectively.

The risks inherent in the SBA servicing asset relate primarily to changes in prepayments that result from shifts in interest rates. The following summarizes the activity pertaining to SBA servicing rights, which are in the consolidated balance sheets, for the years ended December 31, 2017 and 2016:

	December 31,
	2017	2016
	(Dollars in thousands)
Beginning balance	$3,132	$2,600
Origination of servicing assets	1,490	1,387
Change in fair value:
Due to run-off	(765)	(645)
Due to market changes	(446)	(210)

Ending balance	$3,411	$3,132

(Continued)

SPIRIT OF TEXAS BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9. DEPOSITS

The following table sets forth the Company’s deposits by category:

	December 31,
	2017	2016
	(Dollars in thousands)
Noninterest-bearing demand deposits	$176,726	$171,475
Interest-bearing NOW accounts	7,318	8,302
Savings and money market accounts	243,173	215,432
Time deposits	408,151	419,229

Total deposits	$835,368	$814,438

Time deposits $100,000 and greater	$314,102	$324,735
Time deposits $250,000 and greater	82,816	77,474
Related party deposits (executive officers and directors)	13,914	21,660

The aggregate amount of overdraft demand deposits reclassified to loans was $27 thousand and $48 thousand at December 31, 2017 and 2016, respectively. The aggregate amount of maturities for time deposits for each of the five years following the latest balance sheet date totaled $276.4 million, $86.4 million, $26.3 million, $8.5 million and $10.5 million, respectively.

NOTE 10. FHLB AND OTHER BORROWINGS

The FHLB allows us to borrow, both short and long-term, on a blanket floating lien status collateralized by certain securities and loans. At December 31, 2017, the Company had additional capacity to borrow from the FHLB of $274.0 million.

Short-term borrowings

Short-term FHLB borrowings: As of December 31, 2017, the Company had $15.0 million of short-term FHLB borrowings, with an average interest rate of 1.69%. All short-term FHLB borrowings outstanding at December 31, 2017 had fixed interest rates. The Company had no short-term FHLB borrowings as of December 31, 2016.

Line of Credit: The Company entered into an unsecured line of credit with a third party lender in June 2016 which allowed it to borrow up to $10 million. The interest rate on the facility was prime rate plus 0.25% per annum, and unpaid principal and interest was due at the stated maturity on April 26, 2017. As of December 31, 2016, total borrowing capacity of $5.0 million was drawn, with an average interest rate of 4.00%.

Long-term borrowings

Line of Credit: The Company entered into an unsecured line of credit with a third party lender in May 2017 which allowed it to borrow up to $20 million. The interest rate on the facility is LIBOR plus 4.00% per annum, and unpaid principal and interest is due at the stated maturity on May 12, 2022. The line of credit may be prepaid at any time without penalty. The Company is subject to various financial covenants under this line of credit, and

(Continued)

SPIRIT OF TEXAS BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10. FHLB AND OTHER BORROWINGS (Continued)

as of December 31, 2017 was in compliance with all covenants. As of December 31, 2017, total borrowing capacity of $12.2 million was available under this facility and $7.8 million was drawn, with an average interest rate of 5.24%.

Long-term FHLB borrowings:

Long-term borrowings from the FHLB outstanding for the periods presented are as follows:

	December 31, 2017	Range of Contractual Interest Rates	Weighted Average Interest Rate	December 31, 2016	Range of Contractual Interest Rates	Weighted Average Interest Rate
	(Dollars in thousands)
Repayable during the years ending December 31,
2017	$—	—	—	8,360	1.09% - 5.06%	1.98%
2018	1,713	1.25% - 5.02%	1.69%	6,013	1.25% - 5.02%	2.03%
2019	15,471	1.25% - 5.02%	2.06%	16,742	1.25% - 5.02%	2.03%
2020	6,968	1.48% - 5.02%	2.16%	7,248	1.48% - 5.02%	2.15%
2021	12,721	1.48% - 5.02%	2.19%	12,029	1.48% - 5.02%	2.18%
2022	13,473	1.79% - 5.02%	2.34%	6,328	1.79% - 5.02%	2.19%
2023-2031	18,277	2.10% - 5.02%	2.49%	9,296	2.17% - 5.02%	2.51%

Total long-term FHLB borrowings	$68,623			$66,016

For the years ended December 31, 2017 and 2016, the Company maintained long-term borrowings with the FHLB averaging $66.5 million and $56.3 million, respectively, with an average cost of approximately 2.05% and 1.94% respectively. Substantially all long-term FHLB borrowings outstanding at December 31, 2017 and 2016 had fixed interest rates.

The Company maintained four, unsecured Fed Funds lines of credit with commercial banks which provide for extensions of credit with an availability to borrow up to an aggregate $35.0 million as of December 31, 2017. There were no advances under these lines of credit outstanding as of December 31, 2016.

NOTE 11. OPERATING LEASES

Minimum future rental expense related to leased office space and equipment by the Company on non-cancelable operating lease agreements are as follows:

December 31,
(Dollars in thousands)
2018	$1,497
2019	1,233
2020	805
2021	691
2022	585
Thereafter	174

Total rental expense	$4,985

(Continued)

SPIRIT OF TEXAS BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11. OPERATING LEASES (Continued)

Many of the Company’s operating leases contain renewal options. Lease expenses of $2.1 million and $1.7 million for the years ended December 31, 2017 and 2016, respectively have been included in occupancy expense on the consolidated statement of income.

The Company currently leases one of its branch locations from a Company director. The amount incurred by the Company under this lease was $151 thousand for the years ended December 31, 2017 and 2016.

NOTE 12. REGULATORY CAPITAL, AS RESTATED

The Company and the Bank are subject to risk-based capital standards by which bank holding companies and banks are evaluated in terms of capital adequacy. These regulatory capital requirements are administered by the federal banking agencies. Failure to meet minimum capital requirements can result in certain mandatory and possibly additional discretionary action by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the Company’s and the Bank’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company’s and Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to each maintain minimum amounts and ratios. The requirements were revised and became effective on a phased-in basis beginning January 1, 2015 and include the establishment of a Common Equity Tier 1 level. The Company’s and the Bank’s Total, Tier 1 and Common Equity Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined in the regulations), and Tier 1 capital (as defined in the regulations) to average assets (as defined in the regulations) are set forth in the table below. The new risk-based capital rules require that banks and holding companies maintain a “capital conservation buffer” of 250 basis points in excess of the “minimum capital ratio”. The minimum capital ratio is equal to the prompt corrective action adequately capitalized threshold ratio. The capital conservation buffer will be phased in over four years beginning on January 1, 2016, with a maximum buffer of 0.625% of risk weighted assets for 2016, 1.25% for 2017, 1.875% for 2018 and 2.5% for 2019 and thereafter. Failure to maintain the required capital conservation buffer will result in limitations on capital distributions and on discretionary bonuses to executive officers. Management believes, as of December 31, 2017 and 2016, that the Company and the Bank met all capital adequacy requirements to which they were subject.

As of December 31, 2017, the most recent notification from the regulatory banking agencies categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as “well capitalized”, the Bank must maintain minimum Total risk-based, Tier 1 risk-based, Common Equity Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. To the knowledge of management, there are no conditions or events since these notifications that have changed the Bank’s category.

(Continued)

SPIRIT OF TEXAS BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12. REGULATORY CAPITAL, AS RESTATED (Continued)

The table below provides a comparison of the Company’s and the Bank’s risk-based capital ratios and leverage ratios to the minimum regulatory requirements as of the dates indicated:

	Actual		Minimum Capital Requirement		Minimum Capital Requirement with Capital Buffer		Minimum To Be Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
December 31, 2017
Tier 1 leverage ratio
Company	$88,599	8.71%	$40,675	4.0%	$40,675	4.000%	N/A	N/A
Bank	93,991	9.29%	40,488	4.0%	40,488	4.000%	50,610	5.0%
Common equity tier 1 capital ratio
Company	88,599	10.07%	39,578	4.5%	50,572	5.750%	N/A	N/A
Bank	93,991	10.74%	39,368	4.5%	50,304	5.750%	56,865	6.5%
Tier 1 risk-based capital ratio
Company	88,599	10.07%	52,771	6.0%	63,765	7.250%	N/A	N/A
Bank	93,991	10.74%	52,491	6.0%	63,427	7.250%	69,988	8.0%
Total risk-based capital ratio
Company	94,285	10.72%	70,361	8.0%	81,355	9.250%	N/A	N/A
Bank	99,677	11.39%	69,988	8.0%	80,924	9.250%	87,485	10.0%
December 31, 2016
Tier 1 leverage ratio
Company	$82,195	8.75%	$37,586	4.0%	$37,586	4.000%	N/A	N/A
Bank	85,963	9.16%	37,551	4.0%	37,551	4.000%	46,939	5.0%
Common equity tier 1 capital ratio
Company	82,195	10.83%	34,138	4.5%	38,879	5.125%	N/A	N/A
Bank	85,963	11.34%	34,098	4.5%	38,834	5.125%	49,253	6.5%
Tier 1 risk-based capital ratio
Company	82,195	10.83%	45,517	6.0%	50,259	6.625%	N/A	N/A
Bank	85,963	11.34%	45,464	6.0%	50,200	6.625%	60,619	8.0%
Total risk-based capital ratio
Company	86,585	11.41%	60,690	8.0%	65,431	8.625%	N/A	N/A
Bank	90,353	11.92%	60,619	8.0%	65,355	8.625%	75,774	10.0%

(Continued)

SPIRIT OF TEXAS BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13. ACCUMULATED OTHER COMPREHENSIVE INCOME

Changes in AOCI for the periods indicated are summarized as follows:

	Year Ended December 31, 2017
	Before Tax	Tax Effect	Net of Tax
	(Dollars in thousands)
Balance at beginning of period	$—	$—	$—
Unrealized gain (loss) on investment securities available for sale:
Net unrealized holdings gain (loss) arising during the period	(634)	133	(501)
Amounts reclassified to (gain) loss on investment securities(1)	—	—	—

Balance at end of period	$(634)	$133	$(501)

	Year Ended December 31, 2016
	Before Tax	Tax Effect	Net of Tax
	(Dollars in thousands)
Balance at beginning of period	$(192)	$66	$(126)
Unrealized gain (loss) on investment securities available for sale:
Net unrealized holdings gain (loss) arising during the period	261	(89)	172
Amounts reclassified to (gain) loss on investment securities(1)	(69)	23	(46)

Balance at end of period	$—	$—	$—

(1)	Gross amounts are included in gain on sales of investment securities and income tax amounts are included in income tax expense on the Consolidated Statements of Income.

NOTE 14. STOCK-BASED COMPENSATION AND OTHER BENEFIT PLANS

Spirit of Texas Bancshares, Inc. 2008 Stock Plan

During 2008, the Company established an incentive stock plan. Under the plan, stockholders authorized options to purchase up to 914,500 shares of Company stock. During 2015, stockholders authorized an increase in options to purchase up to 1,750,000 shares of Company stock. The option terms cannot exceed 10 years from the grant date. Options are fully vested after five years of employment. Options for a total of 1,415,350 shares of the Company stock are outstanding as of December 31, 2017. At December 31, 2017, the Company had 281,625 available shares for future option grants.

(Continued)

SPIRIT OF TEXAS BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14. STOCK-BASED COMPENSATION AND OTHER BENEFIT PLANS (Continued)

The following tables present the activity during the year ended December 31, 2017 related to the 2008 Stock Plan:

	2008 Stock Plan
	Options	Weighted Average Exercise Price	Aggregate Intrinsic Value	Weighted Average Remaining Contractual Life (Years)
Outstanding at January 1, 2017	1,549,725	$12.62
Granted	2,000	13.00	$—
Exercised	(40,000)	11.71	$132
Forfeited(1)	(96,375)	13.37
Expired	—	—

Outstanding at December 31, 2017	1,415,350	$12.59	$3,411	5.28

Exercisable at December 31, 2017	1,070,475	$12.09	$3,115	4.58

Vested at December 31, 2017	1,070,475	$12.09	$3,115	4.58

(1)	Forfeitures are accounted for in the period they occur

The fair values of the stock options granted for the years ended December 31, 2017 and 2016 were determined utilizing the Black-Scholes pricing model methodology. A summary of assumptions used to calculate the fair values of the 2008 Stock Plan award is presented below:

	2008 Stock Plan
	Years Ended December 31,
	2017	2016
Expected volatility	20.0%	21.6%
Expected dividend yield	0.0%	0.0%
Expected term (years)	7.5	7.5
Risk-free interest rate	1.94%	0.94-1.84%
Weighted average grant date fair value	$3.58	$3.78

The Company uses the calculated value method to account for its options. Management determined that the SNL Small Cap U.S. Bank Index is representative of the Company’s industry and has used the historical closing return values of that index to estimate volatility. The expected term represents the period of time that the 2008 Stock Plan awards are expected to be outstanding from the date of grant. The risk-free interest rate is based on the U.S. Treasury yields for the expected term of the instrument.

(Continued)

SPIRIT OF TEXAS BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14. STOCK-BASED COMPENSATION AND OTHER BENEFIT PLANS (Continued)

A summary of selected data related to stock-based compensation expense follows:

	2008 Stock Plan
	Year Ended December 31,
	2017	2016
	(Dollars in thousands)
Stock-based compensation expense	$1,290	$1,069
Amount of cash received from exercise of awards	468	59

	2008 Stock Plan
	Year Ended December 31,
	2017	2016
	(Dollars in thousands)
Unrecognized compensation expense related to stock-based compensation	$1,218	$2,751
Weighted-average life over which expense is expected to be recognized (years)	2.5	3.3

Spirit of Texas Bancshares, Inc. 2017 Stock Plan

On February 23, 2017, the Company established an incentive stock plan to attract and retain officers, employees, directors and other service providers. Under the plan, stockholders authorized options to purchase up to 1,000,000 shares of Company stock. The option terms cannot exceed 10 years from the grant date. Directors’ options vested immediately and all employees’ options vest after 5 years of employment. Options for a total of 127,927 shares of the Company stock are outstanding as of December 31, 2017. At December 31, 2017, the Company had 872,073 available shares for future option grants.

The following tables present the activity during the year ended December 31, 2017 related to the 2017 Stock Plan:

	2017 Stock Plan
	Options	Weighted Average Exercise Price	Aggregate Intrinsic Value	Weighted Average Remaining Contractual Life (Years)
Outstanding at January 1, 2017	—	$—
Granted	127,927	15.00	$—
Exercised	—	—
Forfeited(1)	—	—
Expired	—	—

Outstanding at December 31, 2017	127,927	$15.00	$—	9.17

Exercisable at December 31, 2017	65,000	$15.00	$—	9.15

Vested at December 31, 2017	65,000	$15.00	$—	9.15

(1)	Forfeitures are accounted for in the period they occur

(Continued)

SPIRIT OF TEXAS BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14. STOCK-BASED COMPENSATION AND OTHER BENEFIT PLANS (Continued)

The fair values of the stock options granted for the year ended December 31, 2017 were determined utilizing the Black-Scholes pricing model methodology. A summary of assumptions used to calculate the fair values of the 2017 Stock Plan award is presented below:

2017 Stock Plan
Year Ended December 31,
2017
Expected volatility	20.0%
Expected volatility of directors’ options immediately vested	16.2%
Expected dividend yield	0.0%
Expected term (years) except for directors’ options immediately vested	7.5
Expected term (years) of directors’ options immediately vested	5.0
Risk-free interest rate	1.76-1.95%
Weighted average grant date fair value	$3.44

The Company uses the calculated value method to account for its options. Management determined that the SNL Small Cap U.S. Bank Index is representative of the Company’s industry and has used the historical closing return values of that index to estimate volatility. The expected term represents the period of time that the 2017 Stock Plan awards are expected to be outstanding from the date of grant. The risk-free interest rate is based on the U.S. Treasury yields for the expected term of the instrument.

The total stock-based compensation expense related to the 2017 Stock Plan was $230 thousand for the year ended December 31, 2017. The total unrecognized compensation cost of $216 thousand related to the 2017 Stock Plan for share awards outstanding at December 31, 2017 will be recognized over a weighted average remaining period of 4.2 years.

Spirit of Texas Bancshares, Inc. 2008 Warrants

In exchange for providing the seed money for the formation of the Company, its organizers received warrants to acquire common stock at an exercise price of $10 per share. The warrants are exercisable for a period of ten years and are not transferable. During 2008, warrants for 105,000 shares of stock were issued. None of these warrants have been exercised.

Bank4Texas Warrants

In connection with the acquisition of Bank4Texas in 2010, the Company issued warrants for 12,491 shares of stock. The Bank4Texas warrants expire in August 2020. The warrants are exercisable at $10.50 per share and expire in August 2020.

(Continued)

SPIRIT OF TEXAS BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14. STOCK-BASED COMPENSATION AND OTHER BENEFIT PLANS (Continued)

The following table presents the activity for the period indicated related to the Bank4Texas Warrants:

	Bank4Texas Warrants
	Warrants	Weighted Average Exercise Price	Aggregate Intrinsic Value	Weighted Average Remaining Contractual Life (Years)
Outstanding at January 1, 2017	12,491	$10.50
Granted	—	—
Exercised	(419)	10.50	$2
Forfeited(1)	—	—
Expired	—	—

Outstanding at December 31, 2017	12,072	$10.50	$54	2.65

Exercisable at December 31, 2017	12,072	$10.50	$54	2.65

Vested at December 31, 2017	12,072	$10.50	$54	2.65

(1)	Forfeitures are accounted for in the period they occur

The amount of cash received from the exercise of the warrants was $4 thousand. There is no remaining expense to be recognized on the Bank4Texas Warrants.

Oasis Warrants

In connection with the acquisition of Oasis Bank in 2012, the Company issued warrants for 19,140 shares of stock. The Oasis warrants are exercisable at $12.84 per share and expire in November 2022. None of these warrants have been exercised.

Spirit of Texas Bank 401(k) Retirement Plan

The Company sponsors the Spirit of Texas Bank, S.S.B. 401(k) Plan, a tax-qualified, deferred compensation plan (the “401(k) Plan”). Under the terms of the 401(k) Plan eligible employees may contribute a portion of compensation not exceeding the limits set by law. Employees are eligible to participate at the completion of one month of service. The 401(k) Plan allows a matching employer contribution equal to 100% of elective deferrals that do not exceed 6% of compensation. Matching contributions are fully vested after six years of service. Total 401(k) matching employer contribution expense amounted to $738 thousand and $732 thousand for the years ended December 31, 2017 and 2016, respectively.

(Continued)

SPIRIT OF TEXAS BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15. BASIC AND DILUTED EARNINGS PER COMMON SHARE, AS RESTATED

The following table presents the computation of basic and diluted EPS:

	Year Ended December 31,
	2017	2016 Restated
	(Dollars in thousands, except per share data)
Net income as reported	$4,753	$3,715
Less: Participated securities share of undistributed earnings	23	87

Net income available to common stockholders	$4,730	$3,628

Weighted average number of common shares—basic	7,233,783	7,065,243
Effect of dilutive securities:
Employee stock-based compensation awards and warrants	286,161	140,466

Weighted average number of common shares—diluted	7,519,944	7,205,709

Basic earnings per common share	$0.65	$0.51

Diluted earnings per common share	$0.63	$0.50

Anti-dilutive warrants and stock options	261,225	294,475

NOTE 16. INCOME TAXES, AS RESTATED

The components of the expense (benefit) for income taxes for the periods presented are as follows:

	Years Ended December 31,
	2017	2016
	(Dollars in thousands)
Current income tax expense:
Federal	$3,529	$973
State	108	(116)

Total current income tax expense	3,637	857
Deferred income tax expense (benefit):
Federal	(50)	752
State	—	—

Total deferred income tax expense (benefit)	(50)	752

Total income tax expense (benefit)	$3,587	$1,609

(Continued)

SPIRIT OF TEXAS BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16. INCOME TAXES, AS RESTATED (Continued)

A reconciliation of the expected income tax expense at the statutory federal income tax rate of 34% to the Company’s actual income tax expense and effective tax rate for the periods presented is as follows:

	Years Ended December 31,
	2017		2016
	Amount	%	Amount	%
	(Dollars in thousands)
Tax expense at federal income tax rate	$2,835	34.00%	$1,810	34.00%
State taxes	71	0.85%	(76)	-1.43%
Increase (decrease) resulting from:
Tax-exempt interest	(617)	-7.40%	(535)	-10.05%
Bank-owned life insurance	1	0.01%	1	0.02%
Stock compensation	260	3.12%	295	5.54%
Interest expense exclusion	29	0.35%	25	0.47%
Meals and entertainment	99	1.19%	95	1.78%
Club dues	56	0.67%	32	0.60%
Deferred Tax Valuation Adjustment	834	10.00%	—	0.00%
Other	19	0.22%	(38)	-0.71%

Total	$3,587	43.01%	$1,609	30.22%

On December 22, 2017, the United States enacted the Tax Cuts and Jobs Act (the “Act”) resulting in significant modifications to existing law. We have completed the accounting for the effects of the Act during the quarter ended December 31, 2017. Our financial statements for the year ended December 31, 2017, reflect certain effects of the Act which includes a reduction in the corporate tax rate from 34.0% to 21.0% as well as other changes. As a result of the changes to tax laws and tax rates under the Act, we incurred incremental income tax expense of $834 thousand during the year ended December 31, 2017, which consisted primarily of the remeasurement of deferred tax assets and liabilities from 34.0% to 21.0%.

Deferred income tax assets and liabilities reflect the tax effect of estimated temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for the same items for income tax reporting purposes.

(Continued)

SPIRIT OF TEXAS BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16. INCOME TAXES, AS RESTATED (Continued)

The significant components of the net deferred tax assets and liabilities for the periods presented are as follows:

	December 31,
	2017	2016
	(Dollars in thousands)
Deferred tax assets:
Unrealized loss on securities available-for-sale	$133	$—
Allowance for loan losses	1,187	1,362
Texas margin tax	5	13
Organizational costs	47	91
Purchase accounting	194	313
Net operating loss	442	938
Stock Option Expense	273	185
Other	1	2

Total gross deferred tax assets	2,282	2,904

Deferred tax liabilities:
Depreciation	(517)	(850)
Purchase accounting	(246)	(596)
SBA Servicing	(25)	(161)
FHLB dividends	(14)	—

Total gross deferred tax liabilities	(802)	(1,607)

Deferred tax assets, net	$1,480	$1,297

The realizability of deferred tax assets is dependent upon various factors, including the generation of future taxable income, the existence of taxes paid and recoverable, the reversal of deferred tax liabilities and tax planning strategies. Based upon these factors, management believes it is more likely than not that the Company will realize the benefits of these deferred tax assets.

The Company has federal net operating loss carryforwards of approximately $2.1 million which begin to expire in 2022. This amount is subject to a limitation by Section 382 of the Internal Revenue Code of 1986, as amended, to $650 thousand per year. The Company has determined that it is more likely than not that it will fully realize the benefit of such carryforwards prior to their expiration. Accordingly, a valuation allowance has not been recorded for federal net operating losses.

The Company recorded an uncertain tax position at December 31, 2017 and 2016 arising from a deduction taken on the 2016 federal return related to a request for change in accounting method. The total amount of the recorded uncertain tax position at both December 31, 2017 and 2016 was $903 thousand and is included in other liabilities. The Company’s policy is to classify interest and penalties associated with income taxes within other expenses. The Company did not record interest and penalties associated with income taxes at December 31, 2017 or 2016.

(Continued)

SPIRIT OF TEXAS BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17. COMMITMENTS AND CONTINGENCIES

The Company issues off-balance sheet financial instruments in connection with its lending activities and to meet the financing needs of its customers. These financial instruments include commitments to fund loans and lines of credit as well as commercial and standby letters of credit. These commitments expose the Company to varying degrees of credit and market risk which are essentially the same as those involved in extending loans to customers. The Company follows the same credit policies in making commitments as it does for instruments recorded on the Company’s consolidated balance sheet. Collateral is obtained based on management’s assessment of the customer’s credit risk.

The Company’s exposure to credit loss is represented by the contractual amount of these commitments. As of December 31, 2017 and December 31, 2016, the Company’s reserve for unfunded commitments totaled $40 thousand and $33 thousand, respectively.

Fees collected on off-balance sheet financial instruments represent the fair value of those commitments and are deferred and amortized over their term.

Financial Instruments Commitments

Unfunded commitments are as follows:

	December 31,
	2017	2016
	(Dollars in thousands)
Unfunded loan commitments	$134,536	$107,443
Commercial and standby letters of credit	91	1,156

Total	$134,627	$108,599

Unfunded loan commitments:

Commitments to extend credit are agreements to lend a customer to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the Company upon extension of credit, is based upon management’s credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.

Commercial and standby letters of credit:

Letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Letters of credit are primarily issued to support trade transactions or guarantee arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company generally holds collateral supporting those commitments if deemed necessary.

(Continued)

SPIRIT OF TEXAS BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17. COMMITMENTS AND CONTINGENCIES (Continued)

Other Commitments and Contingencies

Legal Proceedings

The Company, from time to time, is involved as plaintiff or defendant in various legal actions arising in the normal course of business. While the ultimate outcome of any such proceedings cannot be predicted with certainty, it is the opinion of management, based upon advice of legal counsel, that no proceedings exist, either individually or in the aggregate, which, if determined adversely to the Company, would have a material effect on the Company’s consolidated balance sheet, results of operations or cash flows.

NOTE 18. PARENT COMPANY FINANCIAL STATEMENTS, AS RESTATED

Condensed Balance Sheets of Spirit of Texas Bancshares, Inc. (Parent company only) for the periods presented are as follows:

PARENT COMPANY

CONDENSED BALANCE SHEETS

	December 31,
	2017	2016 Restated
	(Dollars in thousands)
Assets:
Cash and due from banks	$1,837	$175
Investment in bank subsidiary	103,863	96,005
Other assets	3,552	2,362

Total assets	$109,252	$98,542

Liabilities and stockholders’ equity:
Borrowings	7,788	5,000
Other liabilities	2,325	646
Stockholders’ equity	99,139	92,896

Total liabilities and stockholders’ equity	$109,252	$98,542

(Continued)

SPIRIT OF TEXAS BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18. PARENT COMPANY FINANCIAL STATEMENTS, AS RESTATED (Continued)

Condensed Statements of Income of Spirit of Texas Bancshares, Inc. (Parent company only) for the periods presented are as follows:

CONDENSED STATEMENTS OF INCOME

	Years Ended December 31,
	2017	2016 Restated
	(Dollars in thousands)
Income:
Interest income	$—	$2

Total income	—	2

Expense:
Interest on borrowings	345	113
Salaries and benefits	1,424	1,109
Stock-based compensation expense	1,520	1,069
Professional services	563	549
Directors fees	212	47
Other noninterest expense	132	125

Total expense	4,196	3,012

Income (loss) before income tax (benefit) and equity in undistributed income of subsidiary	(4,196)	(3,010)
Income tax (benefit)	(986)	(706)

Income (loss) before equity in undistributed income of subsidiaries	(3,210)	(2,304)
Equity in income of subsidiary	7,963	6,019

Net income	$4,753	$3,715

Comprehensive income	$4,252	$3,841

(Continued)

SPIRIT OF TEXAS BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18. PARENT COMPANY FINANCIAL STATEMENTS, AS RESTATED (Continued)

Condensed Statements of Cash Flows of Spirit of Texas Bancshares, Inc. (Parent company only) for periods presented are as follows:

PARENT COMPANY

CONDENSED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2017	2016 Restated
Cash flows from operating activities:	(Dollars in thousands)
Net income	$4,753	$3,715
Adjustments to reconcile net income to net cash used in operating activities:
Equity in earnings of subsidiaries	(7,963)	(6,019)
Stock-based compensation expense	1,520	1,069
Net change in operating assets and liabilities:
(Increase)/decrease in due from subsidiaries	—	—
Net change in other assets	(1,190)	(1,264)
Net change in other liabilities	4,071	522

Net cash provided by (used in) operating activities	1,191	(1,977)

Cash flows from investing activities:
Net decrease in time deposits with other banks	—	250
Purchase of premises and equipment	—	(12)
Capital contribution	(2,788)	(5,000)

Net cash provided by (used in) investing activities	(2,788)	(4,762)

Cash flows from financing activities:
Proceeds of borrowings	7,788	5,000
Repayment of borrowings	(5,000)	—
Exercise of stock options and warrants	471	59

Net cash provided by (used in) financing activities	3,259	5,059

Net Change in Cash	1,662	(1,680)
Cash at Beginning of Period	175	1,855

Cash at End of Period	$1,837	$175

NOTE 19. FAIR VALUE MEASUREMENTS

When determining the fair value measurements for assets and liabilities and the related fair value hierarchy, the Company considers the principal or most advantageous market in which it would transact and the assumptions that market participants would use when pricing the asset or liability. When possible, the Company looks to active and observable markets to price identical assets or liabilities. When identical assets and liabilities are not

(Continued)

SPIRIT OF TEXAS BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19. FAIR VALUE MEASUREMENTS (Continued)

traded in active markets, the Company looks to market observable data for similar assets and liabilities. It is the Company’s policy to maximize the use of observable inputs, minimize the use of unobservable inputs and use unobservable inputs to measure fair value to the extent that observable inputs are not available. The need to use unobservable inputs generally results from the lack of market liquidity, resulting in diminished observability of both actual trades and assumptions that would otherwise be available to value these instruments, or the value of the underlying collateral is not market observable. Although third party price indications may be available for an asset or liability, limited trading activity would make it difficult to support the observability of these quotations.

Financial Instruments Carried at Fair Value on a Recurring Basis

The following is a description of the valuation methodologies used for financial instruments measured at fair value on a recurring basis, as well as the general classification of each instrument under the valuation hierarchy.

Investment Securities—Investment securities available for sale are carried at fair value on a recurring basis. When available, fair value is based on quoted prices for the identical security in an active market and as such, would be classified as Level 1. If quoted market prices are not available, fair values are estimated using quoted prices of securities with similar characteristics, discounted cash flows or matrix pricing models. Investment securities available for sale for which Level 1 valuations are not available are classified as Level 2, and include U.S. Government agencies and sponsored enterprises obligations and agency mortgage-backed securities; state and municipal obligations; asset-backed securities; and corporate debt and other securities. Pricing of these securities is generally spread driven.

Observable inputs that may impact the valuation of these securities include benchmark yield curves, credit spreads, reported trades, dealer quotes, bids, issuer spreads, current rating, historical constant prepayment rates, historical voluntary prepayment rates, structural and waterfall features of individual securities, published collateral data, and for certain securities, historical constant default rates and default severities.

SBA Servicing Asset—The SBA Servicing Asset is carried at fair value on a recurring basis. To determine the fair value of SBA Servicing Rights, The Company uses market prices for comparable servicing contracts, when available, or alternatively, uses a valuation model that calculates the present value of estimated future net servicing income. In using this valuation method, the Company incorporates assumptions that market participants would use in estimating future net servicing income, which includes estimates of the cost to service, the discount rate, custodial earnings rate, an inflation rate, ancillary income, prepayment speeds, default rates, late fees and losses. The SBA Servicing Asset is classified as Level 3.

(Continued)

SPIRIT OF TEXAS BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19. FAIR VALUE MEASUREMENTS (Continued)

The following table presents the assets and liabilities measured at fair value on a recurring basis:

	December 31, 2017
	Level 1	Level 2	Level 3	Total
	(Dollars in thousands)
Assets:
U.S. Government agencies	$—	$1,949	$—	$1,949
Residential mortgage-backed securities	—	29,629	—	29,629
Corporate bonds and other debt securities	—	5,665	—	5,665
SBA servicing rights	—	—	3,411	3,411

Total	$—	$37,243	$3,411	$40,654

	December 31, 2016
	Level 1	Level 2	Level 3	Total
	(Dollars in thousands)
Assets:
U.S. Government agencies	$—	$—	$—	$—
Residential mortgage-backed securities	—	5	—	5
Corporate bonds and other debt securities	—	—	—	—
SBA servicing rights	—	—	3,132	3,132

Total	$—	$5	$3,132	$3,137

There were no transfers of financial assets between levels of the fair value hierarchy during the year ended December 31, 2017 or 2016.

Financial Instruments Measured at Fair Value on a Non-Recurring Basis

The following is a description of the methodologies used to estimate the fair values of assets and liabilities measured at fair value on a non-recurring basis, and the level within the fair value hierarchy in which those measurements are typically classified.

Impaired loans and OREO—The carrying amount of collateral dependent impaired loans is typically based on the fair value of the underlying collateral, which may be real estate or other business assets, less estimated costs to sell. The carrying value of OREO is initially measured based on the fair value, less estimated cost to sell, of the real estate acquired in foreclosure and subsequently adjusted to the lower of cost or estimated fair value, less estimated cost to sell. Fair values of real estate collateral are typically based on real estate appraisals which utilize market and income valuation techniques incorporating both observable and unobservable inputs. When current appraisals are not available, the Company may use brokers’ price opinions, home price indices, or other available information about changes in real estate market conditions to adjust the latest appraised value available. These adjustments to appraised values may be subjective and involve significant management judgment. The fair value of collateral consisting of other business assets is generally based on appraisals that use market approaches to valuation, incorporating primarily unobservable inputs. Fair value measurements related to collateral dependent impaired loans and OREO are classified within level 3 of the fair value hierarchy.

(Continued)

SPIRIT OF TEXAS BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19. FAIR VALUE MEASUREMENTS (Continued)

The following tables provide information about certain assets measured at fair value on a non-recurring basis:

	Estimated Fair Value
	December 31,
	2017	2016
	(Dollars in thousands)
Assets (classified in Level 3):
Impaired loans	$2,553	$2,801
Other real estate and repossessed	21	23

Impairment charges resulting from the non-recurring changes in fair value of underlying collateral of impaired loans are included in the provision for loan losses in the consolidated statement of income. Impairment charges resulting from the non-recurring changes in fair value of OREO are included in other real estate and acquired assets resolution expenses in the consolidated statement of income.

The following tables show significant unobservable inputs used in the recurring and non-recurring fair value measurements of Level 3 assets:

Level 3 Asset	Fair value	Valuation Technique	Unobservable Inputs	Range/Weighted Average
December 31, 2017
Non-recurring:
Impaired loans	$2,553	Third party appraisals	Collateral discounts	0.0% - 100.0% (11.6%)
Other real estate owned	21	Third party appraisals	Collateral discounts and estimated cost to sell	10.0%
SBA servicing assets	3,411	Discounted cash flows	Conditional prepayment rate	6.7%
			Discount rate	14.1%

December 31, 2016
Non-recurring:
Impaired loans	$2,801	Third party appraisals	Collateral discounts	0.0% - 10.0% (6.9%)
Other real estate owned	23	Third party appraisals	Collateral discounts and estimated cost to sell	10.0%
SBA servicing assets	3,132	Discounted cash flows	Conditional prepayment rate	6.2%
			Discount rate	11.8%

(Continued)

SPIRIT OF TEXAS BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19. FAIR VALUE MEASUREMENTS (Continued)

The carrying amounts and estimated fair values, as well as the level within the fair value hierarchy, of the Company’s financial instruments are as follows:

December 31, 2017	Carrying Value	Fair Value	Level 1	Level 2	Level 3
	(Dollars in thousands)
Financial Assets:
Cash and cash equivalents	$57,949	$57,949	$57,949	$—	$—
Time deposits in other banks	245	245	245	—	—
Available for sale securities	37,243	37,243	—	37,243	—
FHLB and other bank stock	4,812	4,812	—	4,812	—
Loans, net	863,467	870,749	—	—	870,749
Loans held for sale	3,814	4,188	—	4,188	—
Accrued interest receivable	3,466	3,466	—	3,466	—
Bank-owned life insurance	479	479	—	479	—
SBA servicing rights	3,411	3,411	—	—	3,411

Financial Liabilities:
Deposits	$835,368	$840,645	$—	$840,645	$—
Accrued interest payable	407	407	—	407	—
Short-term borrowings	15,000	15,000	—	15,000	—
Long-term borrowings	76,411	67,310	—	67,310	—

December 31, 2016	Carrying Value	Fair Value	Level 1	Level 2	Level 3
	(Dollars in thousands)
Financial Assets:
Cash and cash equivalents	$152,232	$152,232	$152,232	$—	$—
Time deposits in other banks	245	245	245	—	—
Available for sale securities	5	5	—	5	—
FHLB and other bank stock	4,743	4,743	—	4,743	—
Loans, net	768,504	753,082	—	—	753,082
Loans held for sale	4,003	4,383	—	4,383	—
Accrued interest receivable	2,485	2,485	—	2,485	—
Bank-owned life insurance	477	477	—	477	—
SBA servicing rights	3,132	3,132	—	—	3,132

Financial Liabilities:
Deposits	$814,438	$817,865	$—	$817,865	$—
Accrued interest payable	264	264	—	264	—
Short-term borrowings	5,000	5,000	—	5,000	—
Long-term borrowings	66,016	65,051	—	65,051	—

Certain financial instruments are carried at amounts that approximate fair value due to their short-term nature and generally negligible credit risk. Financial instruments for which fair value approximates the carrying amount at December 31, 2017 and December 31, 2016, include cash and cash equivalents, time deposits in other banks and accrued interest receivable and payable.

(Continued)

SPIRIT OF TEXAS BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19. FAIR VALUE MEASUREMENTS (Continued)

The following methods and assumptions were used to estimate the fair value of each class of financial instruments.

FHLB and Other Bank Stock:

FHLB and other bank stock can be liquidated only by redemption by the issuer, as there is no market for these securities. These securities are carried at par, which has historically represented the redemption price and is therefore considered to approximate fair value.

Loans:

Fair values for loans are based on a discounted cash flow methodology that considers various factors, including the type of loan and related collateral, classification status, fixed or variable interest rate, term of loan, whether or not the loan was amortizing and current discount rates. Loans are grouped together according to similar characteristics and are treated in the aggregate when applying various valuation techniques. The discount rates used for loans are based on current market rates for new originations of comparable credit risk and include adjustments for liquidity concerns. The allowance for loan and lease losses is considered a reasonable estimate of the required adjustment to fair value to reflect the impact of credit risk. This estimate may not represent an exit value as defined in ASC 820.

Loans Held for Sale:

SBA loans held for sale are carried at the lower of cost or fair value. The fair values of SBA loans held for sale is determined, when possible, using quoted secondary-market prices and are classified within Level 2 of the fair value hierarchy. If no such quoted prices exist, the fair value of a loan is determined using quoted prices for a similar loan or loans, adjusted for the specific attributes of that loan.

Bank-owned Life Insurance:

The Company holds life insurance policies on certain officers. The carrying value of these policies approximates fair value as it is based on the cash surrender value adjusted for other charges or amounts due that are probable at settlement.

Deposits:

The fair value of demand deposits, savings accounts and money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using discounted cash flow analysis and using the rates currently offered for deposits of similar remaining maturities.

Short-term and Long-term Borrowings:

The fair value of advances from the FHLB and other borrowings are estimated by discounting the future cash flows using the current rate at which similar borrowings with similar remaining maturities could be obtained.

(Continued)

SPIRIT OF TEXAS BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20. CORRECTION OF ERRORS AND RESTATEMENT

In accordance with the guidance in ASC Topic 250, Accounting Changes and Error Corrections, the Company has restated certain prior period amounts in the consolidated financial statements as of and for the year ended December 31, 2016. The Company identified prior period errors whereby the Company did not properly calculate and allocate the carrying value of loans sold using relative fair value in accordance with ASC Topic 860 Transfers and Servicing.

The Company recorded an uncertain tax position at December 31, 2016 arising from a deduction taken on the 2016 federal return related to a request for change in accounting method. Additionally, during the restatement process, amounts paid during 2017 were pushed back into the proper accounting period using the same accrual method used in 2017.

The following are previously stated adjustments and corrected balances (reflected as “As Previously Reported”, “Adjustments” and “As Restated,” respectively), which is also inclusive of certain reclassifications to conform to current year presentation, of the consolidated balance sheet, consolidated statement of income, consolidated statement of changes in stockholders’ equity, consolidated statement of cash flow, Parent Company balance sheet, Parent Company statement of income, and Parent Company statement of cash flows line items, impacted by these correction or errors ($ in thousands except per share data):

CONSOLIDATED BALANCE SHEET

December 31, 2016

Description	As Previously Reported	Adjustments	As Restated
Loans held for investment	$772,281	$580	$772,861
SBA servicing asset	—	3,132	3,132
Deferred tax asset, net	1,342	(45)	1,297
Other assets	7,229	(2,894)	4,335
Total assets	979,716	773	980,489
Other liabilities	1,461	414	1,875
Total liabilities	887,179	414	887,593
Retained earnings	11,913	359	12,272
Total stockholders’ equity	92,537	359	92,896
Total liabilities and stockholders’ equity	979,716	773	980,489

(Continued)

SPIRIT OF TEXAS BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20. CORRECTION OF ERRORS AND RESTATEMENT (Continued)

CONSOLIDATED STATEMENT OF INCOME

Year Ended December 31, 2016

Description	As Previously Reported	Adjustments	As Restated
Interest and fees on loans	$39,187	$268	$39,455
Total interest income	39,942	268	40,210
Net interest income	33,212	268	33,480
Net interest income after provision for loan losses	31,595	268	31,863
SBA loan servicing fees	1,950	(119)	1,831
Mortgage referral fees	—	751	751
Gains on sales of loans, net	6,437	(2,000)	4,437
Noninterest income	9,710	(1,368)	8,342
Salaries and employee benefits	21,876	(782)	21,094
Occupancy and equipment expenses	4,801	(65)	4,736
Professional services	1,721	24	1,745
Data processing and network	1,399	119	1,518
Regulatory assessments and insurance	717	25	742
Advertising	—	303	303
Marketing	624	10	634
Telephone expense	583	23	606
Other operating expenses	3,058	(256)	2,802
Total noninterest expense	35,480	(599)	34,881
Income before income tax expense	5,825	(501)	5,324
Income tax expense	1,856	(247)	1,609
Net income	3,969	(254)	3,715
Basic earnings per common share	$0.55	$(0.04)	$0.51
Diluted earnings per common share	$0.54	$(0.04)	$0.50

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

Year Ended December 31, 2016

Description	As Previously Reported	Adjustments	As Restated
Net income	$3,969	$(254)	$3,715
Comprehensive income	4,095	(254)	3,841

(Continued)

SPIRIT OF TEXAS BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20. CORRECTION OF ERRORS AND RESTATEMENT (Continued)

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

Year Ended December 31, 2016

Description	As Previously Reported	Adjustments	As Restated
Retained earnings, balance as of January 1, 2016	$7,944	$613	$8,557
Net income	3,969	(254)	3,715
Retained earnings, balance as of January 1, 2017	11,913	359	12,272

CONSOLIDATED STATEMENT OF CASH FLOWS

Year Ended December 31, 2016

Description	As Previously Reported	Adjustments	As Restated
Net income	3,969	(254)	3,715
Accretion of discount on retained SBA loans	(165)	(565)	(730)
Deferred tax expense (benefit)	856	(104)	752
Originations of loans held for sale	(46,632)	(99)	(46,731)
Net gains on sale of loans held for sale	(6,437)	2,000	(4,437)
Fair value adjustment on SBA servicing asset	532	323	855
Net change in other assets	(2,488)	917	(1,571)
Net change in other liabilities	(793)	234	(559)
Net cash provided by (used in) operating activities	4,695	2,452	7,147
Net change in loans	(81,100)	(2,452)	(83,552)
Net cash provided by (used in) investing activities	(38,634)	(2,452)	(41,086)

PARENT COMPANY BALANCE SHEET

December 31, 2016

Description	As Previously Reported	Adjustments	As Restated
Investment in bank subsidiary	$95,985	$20	$96,005
Other assets	2,416	(54)	2,362
Total assets	98,576	(34)	98,542
Borrowings	—	5,000	5,000
Other liabilities	6,039	(5,393)	646
Stockholders’ equity	92,537	359	92,896
Total liabilities and stockholders’ equity	98,576	(34)	98,542

(Continued)

SPIRIT OF TEXAS BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20. CORRECTION OF ERRORS AND RESTATEMENT (Continued)

PARENT COMPANY STATEMENT OF INCOME

Year Ended December 31, 2016

Description	As Previously Reported	Adjustments	As Restated
Income tax (benefit)	$(626)	$(80)	$(706)
Income (loss) before income tax (benefit) and equity in undistributed income of subsidiary	(2,384)	80	(2,304)
Income (loss) before equity in undistributed income of subsidiaries	6,353	(334)	6,019
Net income	3,969	(254)	3,715
Comprehensive income	4,095	(254)	3,841

PARENT COMPANY STATEMENT OF CASH FLOWS

Year Ended December 31, 2016

Description	As Previously Reported	Adjustments	As Restated
Net income	3,969	(254)	3,715
Equity in earnings of subsidiaries	(6,353)	334	(6,019)
Net change in other liabilities	602	(80)	522

(Continued)

1,905,000 Shares

Spirit of Texas Bancshares, Inc.

Common Stock

PROSPECTUS

Stephens Inc.	Keefe, Bruyette & Woods
A Stifel Company

Piper Jaffray	Sandler O’Neill + Partners, L.P.

The date of this prospectus is                , 2018

Until                , 2018, all dealers that effect transactions in our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to any unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.	Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by Spirit of Texas Bancshares, Inc., or the Registrant, in connection with the issuance and distribution of the securities being registered. All amounts shown are estimates, except the SEC registration fee, the FINRA filing fee and the stock exchange listing fees. All fees below are payable by the Registrant.

SEC registration fee	$6,000
FINRA filing fee	7,500
NASDAQ listing fee	125,000
Printing and engraving costs	275,000
Legal fees and expenses	1,450,000
Underwriter expenses	10,000
Accountants’ fees and expenses	250,000
Transfer agent fees	10,000
Miscellaneous	166,500

Total	2,300,000

*	To be furnished by an amendment.

ITEM 14.	Indemnification of Directors and Officers

Our second amended and restated certificate of formation provides that our directors and officers will be indemnified by us to the fullest extent permitted by the Texas Business Organizations Code against all expenses incurred in connection with their service for or on behalf of us.

In addition, our second amended and restated certificate of formation provides that the personal liability of our directors and officers for monetary damages will be eliminated to the fullest extent permitted by the Texas Business Organizations Code.

We have entered into indemnification agreements with the members of our board of directors and officers, each an “indemnitee.” Each indemnification agreement requires us to indemnify each indemnitee as described above. We also, among other things, have agreed to advance costs and expenses subject to the condition that an indemnitee will reimburse the indemnitor for all amounts paid if a final judicial determination is made that the indemnitee is not entitled to be so indemnified under applicable law.

We also maintain directors’ and officers’ liability insurance.

The indemnification provisions in our second amended and restated certificate of incorporation and amended and restated bylaws and the indemnification agreements we intend to enter into with each of our directors and officers may be sufficiently broad to permit indemnification of our directors and officers for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

The form of Underwriting Agreement filed as Exhibit 1.1 hereto obligates the underwriters to indemnify our directors, officers and controlling persons under limited circumstances against certain liabilities under the Securities Act.

ITEM 15.	Recent Sales of Unregistered Securities

In the three years preceding the filing of this registration statement, the Registrant has issued the following securities:

•	On February 23, 2017, we issued an aggregate of 170,236 shares of common stock to our holders of Series A preferred stock, who received these shares upon conversion of their 170,236 shares of Series A preferred stock.

•	We periodically issue grants of certain equity based awards to our executive officers, directors and other key employees pursuant to our 2008 Stock Plan and our 2017 Stock Plan. Between January 1, 2015 and the filing of this registration statement, pursuant to such plans, we granted options to purchase an aggregate of 647,135 shares of our common stock at exercise prices ranging from $13.00 to $16.00 per share. From time to time, holders of the options have exercised the options and acquired the underlying common stock. Between January 1, 2015 and the filing of this registration statement, we issued an aggregate of 451,801 shares of common stock pursuant to the exercise of stock options.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. The issuances of securities described in the preceding paragraphs were made in reliance upon the exemption from registration under Section 4(2) or its successor 4(a)(2) of the Securities Act of 1933, as amended, Section 3(a)(9) of the Securities Act, or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation. All of the foregoing securities are deemed restricted securities for purposes of the Securities Act. The recipients of securities in the transactions exempt under Section 4(2) or its successor 4(a)(2) of the Securities Act represented their intention to acquire the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the stock certificates and instruments issued in such transactions. The recipients of securities in the transactions exempt under Section 3(a)(9) were existing security holders, and no commission or other remuneration was paid or given directly or indirectly for soliciting any such exchange.

ITEM 16.	Exhibits and Financial Statements Schedules

(a) Exhibits

See the Exhibit Index on the page immediately preceding the signature page for a list of exhibits filed as part of this Registration Statement on Form S-1, which Exhibit Index is incorporated herein by reference.

(b) Financial Statement Schedules

All schedules are omitted because the required information is either not present, not present in material amounts or is presented within the consolidated financial statements included in the prospectus that is part of this Registration Statement.

ITEM 17.	Undertakings

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(i) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(ii) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit Number	Description

1.1	Form of Underwriting Agreement

3.1*	Second Amended and Restated Certificate of Formation of Spirit of Texas Bancshares, Inc.

3.2*	Amended and Restated Bylaws of Spirit of Texas Bancshares, Inc.

3.3*	Certificate of Amendment to the Second Amended and Restated Certificate of Formation of Spirit of Texas Bancshares, Inc.

4.1	Specimen Common Stock Certificate

4.2*	Form of Common Stock Purchase Warrant

5.1	Opinion of Jackson Walker L.L.P.

10.1*	Executive Employment Agreement, dated March 1, 2017, by and between Spirit of Texas Bancshares, Inc. and Dean O. Bass

10.2*	Executive Employment Agreement, dated March 1, 2017, by and between Spirit of Texas Bancshares, Inc. and David M. McGuire

10.3*	Executive Employment Agreement, dated March 1, 2017, by and between Spirit of Texas Bancshares, Inc. and Jerry Golemon

10.4*	Executive Employment Agreement, dated July 10, 2017, by and between Spirit of Texas Bancshares, Inc. and Jeffrey A. Powell

10.5*	Spirit of Texas Bancshares, Inc. 2008 Stock Plan

10.6*	Amendment to the Spirit of Texas Bancshares, Inc. 2008 Stock Plan (dated May 17, 2012)

10.7*	Amendment to the Spirit of Texas Bancshares, Inc. 2008 Stock Plan (dated May 23, 2013)

10.8*	Amendment to the Spirit of Texas Bancshares, Inc. 2008 Stock Plan (dated May 21, 2015)

10.9*	Second Amendment to the Spirit of Texas Bancshares, Inc. 2008 Stock Plan (dated January 19, 2017)

10.10*	Form of Stock Option Agreement under the Spirit of Texas Bancshares, Inc. 2008 Stock Plan

10.11*	Spirit of Texas Bancshares, Inc. 2017 Stock Incentive Plan

10.12*	Form of Non-Qualified Stock Option Agreement under the Spirit of Texas Bancshares, Inc. 2017 Stock Incentive Plan

10.13*	Form of Incentive Stock Option Agreement under the Spirit of Texas Bancshares, Inc. 2017 Stock Incentive Plan

10.14*	Form of Restricted Stock Agreement under the Spirit of Texas Bancshares, Inc. 2017 Stock Incentive Plan

10.15*	Form of Director and Officer Indemnification Agreement

10.16*	Spirit of Texas Bank Non-Qualified Supplemental Deferred Compensation Plan

21.1*	List of Subsidiaries of Spirit of Texas Bancshares, Inc.

23.1	Consent of BDO USA, LLP

23.2	Consent of Jackson Walker L.L.P. (contained in its opinion filed as Exhibit 5.1 hereto)

24.1*	Power of Attorney (included on signature page to the Registration Statement)

*	Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Conroe, Texas, on April 26, 2018.

Spirit of Texas Bancshares, Inc.

By:	/s/ Dean O. Bass
Name:	Dean O. Bass
Title:	Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Dean O. Bass Dean O. Bass	Chairman and Chief Executive Officer (Principal Executive Officer)	April 26, 2018

/s/ David M. McGuire David M. McGuire	President and Director	April 26, 2018

/s/ Jeffrey A. Powell Jeffrey A. Powell	Executive Vice President and Chief Financial Officer (Principal Financial and Principal Accounting Officer)	April 26, 2018

* Robert S. Beall	Director	April 26, 2018

* Thomas Jones, Jr.	Director	April 26, 2018

* Steven M. Morris	Director	April 26, 2018

* Leo T. Metcalf, III	Director	April 26, 2018

Signature	Title	Date

* Akash J. Patel	Director	April 26, 2018

* H. D. Patel	Director	April 26, 2018

* Thomas C. Sooy	Director	April 26, 2018

*By:	/s/ Dean O. Bass
Dean O. Bass
Attorney-in-Fact